 Filed pursuant to Rule 424(b)(4)
 Registration Statement No. 333-248788
2,941,176 Shares
AZIYO BIOLOGICS, INC.
Common Stock
$17.00 per share

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Aziyo Biologics, Inc. is offering 2,941,176 shares of common stock, consisting of 2,205,882 shares of Class A common stock and 735,294 shares of Class B common stock.

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The initial public offering price is $17.00 per share.

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This is our initial public offering and no public market currently exists for our shares.

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Nasdaq Global Market trading symbol: “AZYO.”

This investment involves risk. See “Risk Factors” beginning on page 19.
Following this offering, we will have two classes of common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion. Each share of Class A common stock will be entitled to one vote and shares of Class B common stock will be non-voting, except as may be required by law. Each share of Class B common stock may be converted at any time into one share of Class A common stock at the option of its holder, subject to the ownership limitations provided for in our restated certificate of incorporation to become effective upon the closing of this offering.
We are an “emerging growth company” and a “smaller reporting company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements in future reports after the completion of this offering. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

	Per Share	Total
Initial public offering price	$17.00	$49,999,992.00
Underwriting discount(1)	$1.19	$3,499,999.44
Proceeds, before expenses, to Aziyo Biologics, Inc.	$15.81	$46,499,992.56

(1)
See “Underwriting” beginning on page 176 for additional information regarding underwriting compensation.

The underwriters have a 30-day option to purchase up to 441,176 additional shares of Class A common stock from us at the initial public offering price less the underwriting discount.
Certain of our existing stockholders, including entities affiliated with certain of our directors, have indicated an interest in purchasing an aggregate of approximately $20 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any or all of these stockholders, or any or all of these stockholders may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other shares sold to the public in this offering. To the extent shares of common stock offered hereby are purchased by entities affiliated with Deerfield Private Design Fund III, L.P., such shares will be issued in the form of Class B common stock that will be convertible into an equivalent number of shares of our Class A common stock. The public offering price of and underwriting discount on such shares of Class B common stock will be identical to the shares of Class A common stock otherwise offered hereby. Unless otherwise indicated or as the context otherwise requires, references to Class A common stock being offered hereby include the shares of Class A common stock into which shares of our Class B common stock purchased in this offering are convertible.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the securities described herein or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares to investors on or about October 13, 2020.

Piper SandlerCowen
Cantor	Truist Securities
The date of this prospectus is October 7, 2020

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.
For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus outside the United States.

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TRADEMARKS, TRADE NAMES AND SERVICE MARKS
This prospectus includes our trademarks, trade names and service marks, including, without limitation, “Aziyo®,” “CanGaroo®,” “ProxiCor®,” “Tyke®,” “VasCure®,” “FiberCel®,” “ViBone®,” “OsteGro®,” “SimpliDerm®” and our logo, which are our property and are protected under applicable intellectual property laws. This prospectus also contains trademarks, trade names and service marks of other companies, which are the property of their respective owners. Solely for convenience, trademarks, trade names and service marks may appear in this prospectus without the ®, TM and SM symbols, but such references are not intended to indicate, in any way, that we or the applicable owner forgo or will not assert, to the fullest extent permitted under applicable law, our rights or the rights of any applicable licensors to these trademarks, trade names and service marks. We do not intend our use or display of other parties’ trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

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PROSPECTUS SUMMARY
This summary highlights, and is qualified in its entirety by, the more detailed information included elsewhere in this prospectus. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. You should read the entire prospectus carefully, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our financial statements and notes to those financial statements included elsewhere in this prospectus, before making an investment decision. Some of the statements in this summary constitute forward-looking statements, see “Special Note Regarding Forward-Looking Statements.” In this prospectus, unless the context otherwise requires, references to “we,” “us,” “our,” the “Company” and “Aziyo” refer to the consolidated operations of Aziyo Biologics, Inc. and its consolidated subsidiaries.
Overview
We are a commercial-stage regenerative medicine company focused on creating the next generation of differentiated products and improving outcomes in patients undergoing surgery, concentrating on patients receiving implantable medical devices. From our proprietary tissue processing platforms, we have developed a portfolio of advanced regenerative medical products that are designed to be very similar to natural biological material. Our proprietary products, which we refer to as our Core Products, are designed to address the implantable electronic device/cardiovascular, orthopedic/spinal repair and soft tissue reconstruction markets, which represented a combined $3 billion market opportunity in the United States in 2019. To expand our commercial reach, we have commercial relationships with major medical device companies, such as Boston Scientific and Medtronic, to promote and sell some of our Core Products. We believe our focus on our unique regenerative medicine platforms and our Core Products will ultimately maximize our probability of continued clinical and commercial success and will create a long-term competitive advantage for us.
We estimate that more than two million patients were either implanted with medical devices, such as pacemakers, defibrillators, neuro-stimulators, spinal fusion and trauma fracture hardware or tissue expanders for breast reconstruction, in the United States in 2019. This number is driven by advances in medical device technologies and an aging population with a growing incidence of comorbidities, including diabetes, obesity and cardiovascular and peripheral vascular diseases. These comorbidities can exacerbate various immune responses and other complications that can be triggered by a device implant.
Our Core Products are targeted to address unmet clinical needs with the goal of promoting healthy tissue formation and avoiding complications associated with medical device implants, such as scar-tissue formation, capsular contraction, erosion, migration, non-union of implants and implant rejection. We believe that we have developed the only biological envelope, which is covered by a number of patents, that forms a natural, systemically vascularized pocket for holding implanted electronic devices. We have a proprietary processing technology for manufacturing bone regenerative products for use in orthopedic/spinal repair that preserves a cell’s ability to regenerate bone and decelerates cell apoptosis, or programmed cell death. We have a patented cell removal technology that produces undamaged extracellular matrices for use in soft tissue reconstruction. In pre-clinical and clinical studies, our products have supported and, in some cases, accelerated tissue healing, and thereby improved patient outcomes. Our Core and Non-Core product portfolio is highlighted in the table below.

Our growth strategy is focused on increasing penetration in our target markets. We believe we can expand our commercial penetration in these markets and thereby grow our business by increasing our direct sales force and developing and launching more clinically relevant products from our pipeline and, when possible and appropriate, from acquisitions.
Our go-to-market strategy includes a hybrid of a direct sales force, commercial partners and independent sales agents. As of June 30, 2020, we had 27 direct sales representatives who focus on gaining additional market access and driving market penetration, not only by selling our products, but also, where appropriate, by managing our commercial partners and providing technical assistance for selling our products. By growing our direct sales force and leveraging our existing commercial partners, we believe we can expand our customer base and further strengthen our existing customer relationships and increase penetration in our target markets.
We have a well-established and scalable manufacturing platform, consisting of two facilities that are supported by our corporate headquarters. Our Silver Spring, Maryland location is our headquarters and functions as a research and development and corporate support center. Our Roswell, Georgia location is our processing, production and distribution facility for all our implantable electronic device/cardiovascular products. Our Richmond, California location is our human tissue products facility. We believe we have sufficient operating capacity at both our Roswell and Richmond facilities to support future growth.
We have a proven track record of growing our business. Net sales from our Core Products grew from $22.7 million for the year ended December 31, 2018 to $30.9 million for the year ended December 31,

2019, representing an annual growth rate of 36%. Our total net sales increased from $39.0 million for the year ended December 31, 2018 to $42.9 million for the year ended December 31, 2019, representing an annual growth rate of 10%. Our gross margins improved from 41% in the year ended December 31, 2018 to 46% in the year ended December 31, 2019. Our gross margins, excluding intangible asset amortization, improved from 50% in the year ended December 31, 2018 to 54% in the year ended December 31, 2019. We incurred a net loss of  $11.6 million for the year ended December 31, 2018, and a net loss of  $11.9 million for the year ended December 31, 2019.
Net sales from our Core Products grew from $13.7 million for the six months ended June 30, 2019 to $15.6 million for the six months ended June 30, 2020. Our total net sales decreased from $19.7 million for the six months ended June 30, 2019 to $18.4 million for the six months ended June 30, 2020. Our gross margins improved from 47% in the six months ended June 30, 2019 to 49% in the six months ended June 30, 2020. Our gross margins, excluding intangible asset amortization, improved from 56% in the six months ended June 30, 2019 to 58% in the six months ended June 30, 2020. We incurred a net loss of $6.1 million for the six months ended June 30, 2019, and a net loss of  $9.7 million for the six months ended June 30, 2020.
Gross margin, excluding intangible asset amortization, is a non-GAAP financial measure. See “— Summary Consolidated Financial Data — Non-GAAP Financial Measures” for a discussion regarding our use of gross margin, excluding intangible asset amortization, including its limitations and a reconciliation to the most directly comparable GAAP financial measure.
Our Competitive Strengths
Our mission is to provide advanced regenerative care products that improve the outcomes in patients primarily undergoing implantable device-related surgery. To accomplish this mission, we intend to establish our Core Products as the standard of care for treating patients undergoing such procedures. We believe our key competitive strengths position us well to execute on our growth strategy. Our key competitive strengths are:
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Well-Positioned in Large, Attractive and Growing Markets.   We believe that the implantable electronic devices/cardiovascular, orthopedic/spinal repair and soft tissue reconstruction markets, which represented a combined $3 billion market opportunity in the United States in 2019, will continue to experience accelerated growth. We further believe there is growing adoption of regenerative medicine products by the medical community as physicians become aware of the benefits of using natural products during surgery.

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Regenerative Medicine Technology Focus.   Our scientific expertise and know-how in regenerative medicine technology has allowed us to develop our proprietary platforms to create differentiated biomaterials, including our Core Products: CanGaroo, ProxiCor, Tyke, VasCure, FiberCel, ViBone, OsteGro V and SimpliDerm. These types of products, which are designed to more closely resemble natural products than similar traditionally processed products, have enabled us to advance the science of regenerative medicine as well as to process tissue and produce products at commercial scale.

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Broad Portfolio of Core Products to Address the Needs of Physicians, Patients and Providers.    Physicians use our broad portfolio of regenerative medicine products to meet the needs of individual patients. The breadth of our current portfolio, which includes products used in implantable electronic devices, orthopedic/spinal repair and soft tissue reconstructive procedures, gives us the flexibility to target a broad set of procedures, each with a full suite of products to accommodate both the clinical and economic factors that may affect purchasing decisions.

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Large and Growing Body of Clinical Data and FDA Cleared Products.   We have significant regulatory experience in obtaining U.S. Food and Drug Administration, or FDA, clearance for regenerative medicine products requiring 510(k) clearance and in navigating the comprehensive regulatory framework that applies to human cells, tissues and cellular and tissue-based products, or HCT/Ps. We have and continue to develop a body of pre-clinical, clinical and patient outcomes data, including third-party publications that reviewed the technical and clinical attributes of our products.

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Relationships with Care Providers.   Our medical and commercial teams have established extensive customer relationships in the healthcare industry. We have developed excellent relationships with physicians, nurses and hospital administrators. We believe we are well-positioned to leverage these relationships to increase our penetration in our target markets.

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Commercial Relationships with Major Medical Device Companies.   We have commercial agreements with major medical device companies, including Boston Scientific, Biotronik, Medtronic, Surgalign Holdings and others, which we collectively refer to as our commercial partners, to promote or commercialize some of our products. Our commercial partners use their own network of more than 2,000 sales representatives, clinical specialists and independent sales agents.

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Established and Scalable Manufacturing and Commercial Infrastructure.   We have well-established relationships to obtain the human and animal tissues, which we need to manufacture our products, in the quantity needed and in a manner that preserves their integrity. We have sufficient capacity to increase the scale of our manufacturing, and the required quality control and regulatory capabilities to ensure that our products meet established specifications. Our established regulatory, operational and commercial infrastructure provides a firm foundation for growth as we continue to scale our business.

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Executive Management Team with Extensive Experience in Regenerative Medicine.   Our executive management team has extensive experience in the regenerative medicine and medical device industries. This experience allows us to operate with a deep understanding of the underlying trends in regenerative medicine and the intertwined scientific, clinical, regulatory, commercial and manufacturing functions that drive success in this industry.

Our Growth Strategy
The key elements of our growth strategy are:
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Increase Penetration in Our Target Markets.   We believe that the potential for growth in regenerative medicine in our target markets presents a long-term opportunity to increase the use of our products. We plan to continue our growth and accelerate our penetration into these target markets by increasing the size of our direct sales force and by leveraging our relationships with our commercial partners that have well-established sales infrastructure and significant experience in our target markets.

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Additional Growth through Selective Acquisitions.   We have demonstrated our ability to identify acquisition opportunities and integrate assets that complement our strategy and generate revenue and incremental gross profits. We will continue to evaluate possible acquisitions that complement our existing portfolio and leverage our established commercial and manufacturing infrastructure.

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Robust Pipeline of Innovative Core Products from Our Proven Research and Development Capabilities.   We have brought to market four commercial Core Products in the past three years. In addition to our current core commercial products, we have a pipeline of products being developed for the implantable electronic devices/cardiovascular market, the orthopedic/spinal repair market and the soft tissue reconstruction market that we expect to launch in the future. We will continue to conduct pre-clinical studies and clinical trials, gather patient data and perform other research to support the further adoption of our products in the marketplace.

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Continuing to Expand the Reach of Our Direct Sales Force.   As of June 30, 2020, we had 27 sales representatives who focus on gaining additional market access and driving market penetration, not only by selling our products, but also, where appropriate, by managing our commercial partners and providing technical assistance for selling our products. We plan to grow our sales organization in order to expand our network of hospital and physician customers, drive deeper penetration in current accounts and provide additional technical assistance to our commercial partners.

Our Core Products/Solutions
Our portfolio of regenerative medicine Core Products has been developed to address the following specific markets:

Implantable Electronic Devices/Cardiovascular Market
Market Opportunity
In 2019, we estimate, based on industry sources and other third-party estimates, that there were more than 600,000 procedures in the United States to install or replace implantable electronic devices, such as pacemakers, pulse generators and defibrillators, as well as spinal cord neuromodulators and vagus nerve, deep brain and sacral nerve stimulators, which represents an estimated $600 million opportunity.
Limitations of Existing Solutions
Implantable electronic devices are now the standard of care for patients suffering from cardiac arrhythmias and heart failure. Such devices are implanted in soft tissue, which is not heavily vascularized, and its implantation may trigger a biologic response that results in inflammation and fibrosis, leading to the device and its wire leads being encased in dense or calcified fibrous material. In 2015, a group of third-party researchers published a systematic review and meta-analysis of 60 published reports, consisting of 21 prospective, nine case-control and 30 retrospective cohort studies published between 1981 and 2013, each of which examined the rate of infection associated with the implantation of electronic devices. The average rate of infection was between 1.0 and 1.3% and the reported rates of infection ranged from 0.3 to 16.4%. In 2019, a different group of third-party researchers published the results of a global, prospective randomized clinical trial focused on infection complications of implantable electronic cardiovascular devices which identified a 1.2% mean infection rate during 12-month follow-up in the control arm (3,488 patients), and this was later reported by other third-party researchers in 2020 to rise to 1.9% at the 36 months follow-up. However, infection is not the only significant complication associated with implantation. Data from third party studies published in 2011 and 2016 indicated that migration occurred in 0.5 to 10.9% of such procedures, and data from third party studies published in 2001 and 2007 indicated that erosion of the device through the skin occurred in 0.2 to 5.0% of such procedures. Thus, migration and erosion have been shown to be similarly frequent and can result in infection or require replacement of the device. Other complications include those associated with Twiddler’s syndrome, which is a malfunction of a pacemaker due to manipulation of the device by the patient, and discomfort at the implant site.
Our Solution
CanGaroo was designed to mitigate complications deriving from implantable electronic devices and the shortcomings of synthetic envelopes. We believe that CanGaroo is the only biological product that forms a natural, systemically vascularized pocket that conforms to and securely holds implantable electronic devices. CanGaroo is cleared for use with pacemaker pulse generators, defibrillators and other cardiac implantable electronic devices as well as vagus nerve stimulators, spinal cord neuromodulators, deep brain stimulators and sacral nerve stimulators.
The CanGaroo envelope is constructed from perforated, multi-laminate sheets of decellularized, non-crosslinked, lyophilized small intestine submucosa (SIS) extracellular matrix (ECM), derived from porcine small intestinal submucosa, a natural biomaterial, which is rich in natural growth factors, structural proteins and collagens. The ECM is sewn into the shape of a pouch, into which the device is placed. We sell the biological envelope in a variety of sizes, which allows it to accommodate various sized electronic devices, and it has a shelf life of 30 months.
CanGaroo is soft and pliable and is designed to conform to the implantable device for easy handling and implantation. The SIS ECM is designed to mitigate the biologic foreign body response that normally occurs around the electronic device. CanGaroo is remodeled into a surrounding layer of vital, vascularized tissue, potentially reducing the risk of capsular formation, migration and erosion of the implantable device through the skin, and complications associated with Twiddler’s syndrome. CanGaroo may also facilitate the process of implantation and of device removal during replacement, as well as enhance patient comfort.
Additional Cardiovascular Products
Through our direct sales force and independent sales agents, we also sell additional cardiovascular products derived from our specialized SIS ECM, all of which received 510(k) regulatory clearance as medical devices. Proxicor is cleared for use as an intracardiac patch or pledget, for tissue repair, i.e., atrial septal defect, ventricular septal defect and suture-line buttressing, as well as for the reconstruction and repair of the pericardium. ProxiCor enables cardiac and congenital heart surgeons to reestablish the essential native anatomical structures of the heart and pericardium by providing a natural bio-scaffold that allows the patient’s own cells to form a new pericardial layer. Tyke was developed based on a request by pediatric cardiovascular surgeons to deliver an ECM material that maintained the biomechanical properties found in our existing products, but was thinner, more pliable and better suited for intracardiac and branch pulmonary artery use in neonates and infants. Tyke is cleared for use in neonates and infants for the repair of pericardial structures; as an epicardial covering for damaged or repaired cardiac structures; and as a patch material for intracardiac defects, septal defect and annulus repair, suture-line buttressing and cardiac repair. VasCure is cleared for use, and is used by cardiovascular, vascular and general surgeons as, a patch material to repair or reconstruct the peripheral vasculature, including the carotid, renal, iliac, femoral and tibial blood vessels and as a pledget or for suture line buttressing when repairing peripheral vessels. VasCure can be modeled into site-specific tissue and conforms to repair defects easily.
Orthopedic/Spinal Repair Market
Market Opportunity
According to industry sources, in the United States in 2019, there were an estimated 1.5 million surgical procedures for orthopedic and spinal repair, which, excluding the cost for spinal and orthopedic hardware, used bone repair products valued at more than $2 billion. The number of such surgeries has increased over the last several years, driven, in part, by a higher incidence of comorbidities and chronic inflammatory and degenerative conditions, including osteoarthritis.
Spinal fusion, the leading application for bone fusion surgeries in the United States, involves the use of grafting material to cause two vertebrae to grow together into one. In the United States in 2019, medical facilities performed 695,000 spinal fusion surgeries, of which approximately 400,000 were lumbar operations. Lower extremity applications, including ankle arthrodesis, or surgical immobilization of a joint by fusion of the adjacent bones, now represent a bone fusion market of approximately 165,000 fusions. With improving fixation methods, success rates have improved across these applications.
Limitations of Existing Solutions
Although success rates for orthopedic and spinal fusion have improved, inadequate bone healing remains one of the leading causes of failure for any fusion procedure. Fusion is especially challenging in patients who have underlying healing deficiencies because of such comorbidities as diabetes and obesity. Currently, autologous bone, which is harvested from the patient, is considered the gold standard for bone fusions, as compared to bone harvested from another individual, or an allograft. However, obtaining sufficient autologous material may not always be possible, may not yield good quality material, may cause donor site morbidity and pain and has an additional cost associated with its harvest. Other options, such as bone morphogenetic protein-2, or BMP-2, and human graft products, both suffer from adverse effects that include, but are not limited to, bone resorption and premature cellular death.
Our Solution
Our bone regenerative products are processed by a proprietary method designed to protect and preserve the native bone cells (osteogenic) needed for bone formation and to decelerate cell apoptosis. Our products, besides being osteogenic, are also osteoinductive (ability to recruit cells and to signal the need for bone formation) and osteoconductive (three-dimensional scaffold appropriate for bone formation). These products, which have handling properties that support their placement by the surgeon and their integration with the patient’s bone, are intended for use in patients mainly receiving orthopedic and spinal implants to enhance the bone repair process and include FiberCel, ViBone and OsteGro V, all of which are viable, cellular bone matrices.
FiberCel is a fiber-based bone repair product made from human tissue and engineered to be like natural tissue. It is marketed for use in orthopedic or reconstructive bone grafting procedures in combination with autologous bone or other forms of allograft bone or alone as a bone graft. FiberCel provides handling properties that are critical for use as a bone void filler in various orthopedic and spinal procedures. FiberCel contains cancellous bone particles with preserved living cells and demineralized cortical bone fibers to facilitate bone repair and healing.
ViBone is a particle-based bone repair product designed to perform and handle in a manner similar to an autograft and is marketed for use as allograft bone. ViBone contains cancellous and demineralized cortical bone particles.
OsteGro V is our newest product leveraging our proprietary process designed to protect and preserve native bone cells. OsteGro V is marketed for use for the repair, replacement or reconstruction of bone defects and contains cancellous bone particles as well as demineralized cortical bone particles and fibers to enhance product handling.
Soft Tissue Reconstruction Market
Market Opportunity
According to certain third-party estimates, there were more than 100,000 procedures in the United States in 2019 using biologic matrices for plastic and reconstructive surgery, which constituted an approximately $500 million market. Plastic and reconstructive surgery is performed to treat structures of the human body that are affected aesthetically or functionally due to defects, abnormalities, trauma, infection, burns, tumors or disease. Plastic and reconstructive surgery is generally performed to improve function and ability, but it may also be performed to achieve a more natural appearance of the affected anatomical structure. Clinical practice of plastic and reconstructive surgery includes: excision of tumors of the skin, vasculature, chest, oral and oropharyngeal cavities and extremities and reconstructions of the same; debridement, skin grafting and skin flaps for burn reconstructions; trauma surgery for the hands, upper and lower limbs and facial region; congenital or acquired malformations related to the hands, face, skull and jaw; surgical removal of vascular abnormalities; a range of aesthetic surgeries; and reconstructions of the breast, which is one of the most common applications of biologic matrices.
Limitations of Existing Solutions
Autologous tissue repair procedures are options for stabilizing soft tissue defects in various applications. However, these methods have limitations that include, but are not limited to, infection and extended healing times. Synthetic products provide a substitute when autologous reconstruction is not feasible or desired. Yet, they too have their limitations that include, but are not limited to, foreign body reaction which can lead to pain and other complications. Human acellular dermal matrix, or HADM, products offer a biologic alternative for reconstructive procedures, but they have their own limitations which can ultimately lead to issues with how rapidly and to what extent an implant is integrated.
Our Solution
SimpliDerm was designed to offer improved biocompatibility and better functioning in the patient. It is marketed for use for the repair or replacement of damaged or insufficient integumental tissue or for the repair, reinforcement or supplemental support of soft tissue defects or any other homologous use of human integument. SimpliDerm is a pre-hydrated, HADM manufactured with our patented cell removal technology, a process that maintains the biological and structural integrity of the tissue’s extracellular matrix components and allows for rapid integration, cellular repopulation and revascularization at the surgical site. Its structurally intact extracellular matrix is designed to closely resemble that which occurs naturally.
Our Non-Core Products: Contract Manufacturing
We fulfill tissue processing contracts through our contract manufacturing services at our Richmond, California facility in order to utilize as much as possible of the starting human biological material from which we produce our core orthopedic/spinal repair and soft tissue reconstruction products, leverage our existing overhead and improve our cash flow. For the year ended December 31, 2019, our net sales from contract manufacturing was approximately $12.0 million, representing approximately 27.9% of our total net sales.
Clinical Data
We have accumulated a substantial body of pre-clinical and clinical data for our Core Products. We believe that the reported outcomes from our studies help to differentiate our Core Products in the marketplace.
Implantable Electronic Device
Pre-Clinical and Clinical Studies
In a pre-clinical rabbit model, the CanGaroo envelope was more successful in providing a barrier surrounding a cardiovascular implantable electronic device, or CIED, compared to a pacemaker canister alone. To evaluate our CanGaroo envelope, we have conducted two post-market studies involving 1,122 patients. We are also conducting a retrospective study of approximately 600 patients, and are planning to initiate an additional 30-patient retrospective study in the near term. The SECURE Study was a prospective, single arm, observational, post-market study assessing patients who underwent the implantation of a CIED in a CanGaroo envelope. The results of the SECURE Study provided evidence supporting the safety of the CanGaroo envelope when used for the implantation of CIEDs in humans. The CARE Study was a retrospective, consecutive case series, post market study. The low rates of CanGaroo envelope complications observed in the CARE Study support the safety of the product when used in a human CIED implantation. The recently initiated CARE Plus Study is an ongoing retrospective cohort study of the outcomes in patients who received a CanGaroo envelope, Medtronic’s synthetic TYRX envelope or no envelope during their CIED implantation. The CARE Plus Study is being conducted at a single site with an estimated 600 patients to be evaluated. The HEAL Study is a planned, retrospective cohort study of 30 CIED patients who are presenting for their latest reoperation after a previous implantation. Patients evaluated in the study will be from one of three cohorts based on whether a CanGaroo envelope, Medtronic’s synthetic TYRX envelope or no envelope was used during the prior implantation.
Orthopedic/Spinal Repair
Pre-Clinical and Clinical Studies
Characterization studies were conducted to evaluate whether the manufacturing processes for our viable bone matrices improve certain product characteristics affecting the key elements of bone formation, including osteogenesis, osteoconduction and osteoinduction, versus traditional viable bone matrix manufacturing processes. Our viable bone matrices showed improvements in all of these characteristics, as well as less cell death. A prospective, post-market clinical study is being conducted to evaluate outcomes in patients undergoing cervical or lumbar interbody fusion surgery using ViBone. This study is ongoing and interim results showed a decrease in neck pain compared to the baseline. For the patients reviewed as of September 30, 2019, all patients displayed either fusion or probable fusion at the surgery site.
Soft Tissue Reconstruction
Pre-Clinical and Clinical Studies
SimpliDerm was implanted in non-human primates and explanted at two weeks, four weeks and three months. Tissue samples, characterized with staining, cytokine analysis and gene expression markers, showed a lower inflammatory response than with the market-leading HADM. Currently, we are collecting clinical data in an Investigational Review Board, or IRB, approved, retrospective, multi-center study evaluating patients who have undergone breast reconstruction post-mastectomy with SimpliDerm and patients receiving other HADMs. These data will inform us as to the design of future clinical feasibility and pivotal studies to support potential regulatory applications for a breast reconstruction indication for SimpliDerm.
Preliminary Financial Results for the Third Quarter Ended September 30, 2020
We are currently finalizing our financial quarterly closing process for the three months ended September 30, 2020. While complete financial information and operating data are not yet available, set forth below are certain preliminary estimates of the results of operations that we expect to report for our third quarter of 2020. However, our actual results may differ materially from these estimates due to the completion of our financial closing procedures, final adjustments and other developments that may arise between now and the time the financial results for the three months ended September 30, 2020 are finalized. All percentage comparisons to the prior year comparable period are measured to the midpoint of the range provided below.
The following are our preliminary estimates for the three months ended September 30, 2020:
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Net sales is expected to be between $11.2 million and $11.4 million, a 1% increase from $11.1 million in the corresponding prior year period. The estimated increase in net sales is due to the expected growth of between $2.0 million and $2.2 million in net sales of our Core Products, largely offset by an expected decline of between $1.9 million and $2.1 million in net sales of our Non-Core Products. Net sales generated by our Core Products is expected to grow 27%, to between $9.9 million and 10.1 million in the three months ended September 30, 2020 compared to $7.9 million in the three months ended September 30, 2019. The estimated increase in net sales of our Core Products can be primarily attributed to significant volume growth of our orthopedic/spinal repair products as well as SimpliDerm, the latter of which was launched in the second half of 2019. The estimated increase in net sales of our orthopedic/spinal repair products is due to a broadening of our commercial relationships. Net sales generated by our Non-Core Products is expected to decrease by 60.0%, to between $1.2 million and $1.4 million in the three months ended September 30, 2020 from $3.3 million in the three months ended September 30, 2019. Despite initial shipments to three new customers during the three months ended September 30, 2020, this estimated decrease is due largely to the reduction in the volume of products purchased by one significant contract customer following the expiration of its contract with us in the first half of 2020.

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Gross margin is expected to be between 43% and 47%, a decline from 50% in the corresponding prior year period. Gross margin, excluding intangible asset amortization, is expected to be between 50% and 54%, a decline from 57% in the corresponding prior year period. The estimated decline in gross margin is due to an extended plant maintenance shutdown for two consecutive weeks during the third quarter of 2020. This shutdown caused idle capacity during the shutdown resulting in plant costs being charged directly to cost of goods sold during this shutdown period rather than being a component of inventory. An extended shutdown occurred in the fourth quarter of 2019 and as such, did not impact our gross margin in the corresponding prior year period.

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Loss from operations is expected to be between $2.2 million and $2.8 million, a 38.9% increase from $1.8 million in the corresponding prior year period. The estimated increase in operating loss is due to the gross margin impact of the extended plant shutdown noted above as well as various general and administrative costs incurred in preparation for our initial public offering, including an estimated non-cash charge of approximately $0.8 million related to the issuance of 375,000 shares of Series A convertible preferred stock to an affiliate of HighCape Partners in exchange for the extinguishment of our contingent obligation to pay them an advisory fee associated with the CorMatrix acquisition.

•
Because our financial quarterly closing procedures for the quarter ended September 30, 2020 are not yet complete, we are unable to provide a preliminary estimate regarding our net loss at this time. However, we expect to recognize a material amount of non-cash loss on extinguishment of debt during this period resulting from the conversion of approximately $2.0 million in aggregate principal amount of convertible bridge promissory notes into shares of our Series A convertible preferred stock in September 2020. We also expect to recognize a material amount of non-cash preferred stock dividends during this period and contingent and non-contingent beneficial conversion feature charges effecting net loss attributable to common stockholders associated with the Series A convertible preferred stock issued in September 2020.

The estimates above represent the most current information available to management and do not present all necessary information for an understanding of our financial condition as of and the results of operations for the quarter ended September 30, 2020. We have provided a range for the preliminary results described above primarily because our financial closing procedures for the quarter ended

September 30, 2020 are not yet complete. As a result, there is a possibility that our final results will vary from these preliminary estimates. We currently expect that our final results will be within the ranges described above. It is possible, however, that our final results will not be within the ranges we currently estimate. The estimates for the three months ended September 30, 2020 are not necessarily indicative of any future period and should be read together with “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Selected Consolidated Financial Data” and our financial statements and related notes included elsewhere in this prospectus.
The preliminary financial data included in this registration statement has been prepared by, and is the responsibility of, our management. PricewaterhouseCoopers LLP has not audited, reviewed, compiled or applied agreed-upon procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto.
We expect our closing procedures with respect to the three months ended September 30, 2020 to be completed in November 2020. Accordingly, our financial statements as of and for the three months ended September 30, 2020 will not be available until after this offering is completed.
Risk Factors
Our business is subject to a number of risks that you should be aware of before making an investment decision. You should carefully consider all of the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth under “Risk Factors” in deciding whether to invest in our common stock. Among these important risks are the following:
•
Our long-term growth depends on our ability to enhance our products, expand our product indications and develop, acquire and commercialize additional product offerings.

•
A substantial portion of our net sales is generated through our commercial partners and independent sales agents, which subjects us to various risks.

•
Our revenue and profitability could be materially and adversely affected if we fail to maintain our relationships with our existing contract manufacturing customers and enter into agreements with new contract manufacturing customers, or if existing contract manufacturing customers reduce purchases of our products. Our relationships with these customers also subject us to certain risks.

•
We plan to expand our direct sales force, and if we are unable to successfully expand, manage and maintain our direct sales force, we may not be able to generate greater market share and revenue growth.

•
We have incurred operating losses since our inception, expect to continue to incur significant expenses and operating losses in the future, and may not be able to achieve or sustain profitability.

•
Our business has been, and may continue to be, adversely affected by the outbreak of the novel strain of coronavirus disease, COVID-19, and may be adversely affected by any future pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide.

•
Adverse changes in general domestic and global economic conditions and instability and disruption of credit markets, including as a result of the current COVID-19 pandemic or any other outbreak of an infectious disease, could adversely affect our business, financial condition, results of operations and liquidity.

•
Our future growth depends on physician awareness of the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of our products.

•
Our success depends on the continued and future acceptance of our products by the medical community.

•
We face significant and continuing competition from other companies, some of which have longer operating histories, more established products and/or greater resources than we do, which could adversely affect our business, financial condition and results of operations.

•
Pricing pressure, as a result of cost-containment efforts of our customers, purchasing groups, third-party payors and governmental organizations, could adversely affect our sales and profitability.

•
The processing of human tissue for our products is technically complex, requiring high levels of quality control and precision, which subjects us to increased production risks.

•
Because we depend upon a limited number of third-party suppliers and manufacturers and, in certain cases, exclusive suppliers for raw materials essential to our business, we may incur significant product development costs and experience material delivery delays if we lose any significant supplier, which could materially and adversely affect our business, financial condition and results of operations.

•
If we are unable to obtain, maintain and adequately protect our intellectual property rights, our competitive position could be harmed or we could be required to incur significant expenses to enforce or defend our rights.

Corporate Information
We were incorporated in Delaware in August 2015 as a subsidiary of Tissue Banks International, Inc., or TBI (now KeraLink International, or KeraLink). In November 2015, all of the assets and substantially all of the liabilities of the musculoskeletal division of TBI were contributed to us and 75% of the ownership interests in us were transferred to HighCape Partners QP, L.P., or HighCape Partners QP, certain of its affiliates, and Deerfield Private Design Fund III, L.P., or Deerfield. Our offices are located at 12510 Prosperity Drive, Suite 370, Silver Spring, Maryland 20904. Our telephone number is (240) 247-1170. Our corporate website is www.aziyo.com. The information contained on, or that can be accessed through our website, is not incorporated by reference into this prospectus, and you should not consider information on our website to be part of this prospectus or in deciding to purchase our common stock.
Implications of Being an Emerging Growth Company and a Smaller Reporting Company
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act, and a “smaller reporting company” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. As such, we may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly traded entities that are not emerging growth companies or smaller reporting companies. With respect to emerging growth companies, these exemptions include:
•
the option to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure in this prospectus;

•
not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

•
not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

•
not being required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes;” and

•
not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We have elected to take advantage of certain of these reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of some or all of these reduced reporting requirements in the future. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests. See “Risk Factors — Risks Related to Our Common Stock and this Offering — We are an ‘emerging growth company’ and a ‘smaller reporting company,’ and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.”
Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period, provided in Section 13(a) of the Exchange Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements and the reported results of operations contained therein may not be directly comparable to those of other public companies.
We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (ii) the last day of 2025; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common equity held by non-affiliates is $700 million or more as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.
Even after we cease to be an emerging growth company, we will remain a smaller reporting company until the fiscal year following the earlier of  (i) our determination that the market value of the voting and non-voting shares held by non-affiliates is $250 million or more but less than $700 million as of the last business day of our second fiscal quarter and our annual revenues are $100 million or more during our most recently completed fiscal year, or (ii) the market value of the voting and non-voting shares held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, including reduced financial and executive compensation disclosure. In addition, even if we cease to be an emerging growth company, we will remain exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act provided we do not qualify as an “accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if our annual revenue was $100 million or more during our most recently completed fiscal year and the market value of our common equity held by non-affiliates is $75 million or more as of the last business day of our most recently completed second fiscal quarter, and only after we have been subject to the reporting requirements of the Exchange Act for a period of at least 12 calendar months.

The Offering
Class A common stock offered by us
2,205,882 shares
Class B common stock offered by us
735,294 shares
Option to purchase additional shares
The underwriters have a 30-day option to purchase up to 441,176 additional shares of our Class A common stock at the initial public offering price less underwriting discounts and commissions.
Class A common stock to be outstanding after this offering
7,091,737 shares (or 7,532,913 shares if the underwriters exercise their option to purchase additional shares of our Class A common stock in full).
Class B common stock to be outstanding after this offering
3,134,162 shares.
Total Class A and Class B common stock to be outstanding after this offering
10,225,899 shares (or 10,667,075 shares if the underwriters exercise their option to purchase additional shares of our Class A common stock in full).
Use of proceeds
We estimate that the net proceeds from this offering will be approximately $43.0 million (or approximately $50.0 million if the underwriters exercise in full their option to purchase additional shares of our Class A common stock), based on the initial public offering price of  $17.00 per share, after deducting the underwriting discount and commissions and the estimated offering expenses payable by us. We anticipate that we will use the net proceeds of this offering to hire additional sales personnel and expand our marketing programs, to fund product development and clinical research activities and the remainder for working capital and other general corporate purposes. See “Use of Proceeds” beginning on page 80 for additional information.
Voting rights
Following this offering, we will have two classes of common stock: Class A common stock and Class B common stock. The rights of the holders of Class A common stock and Class B common stock are identical, except with respect to voting and conversion.
Each share of Class A common stock will be entitled to one vote and shares of Class B common stock will be non-voting, except as may be required by law.
Each share of Class B common stock may be converted into one share of Class A common stock at the option of its holder, subject to the ownership limitations provided for in our amended and restated certificate of incorporation to become effective upon the closing of this offering.
See “Description of Capital Stock” for additional information.

Risk factors
Investing in our common stock involves a high degree of risk. You should carefully read the “Risk Factors” beginning on page 19 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our common stock.
Nasdaq Global Market symbol
“AZYO”

Certain of our existing stockholders, including entities affiliated with certain of our directors, have indicated an interest in purchasing an aggregate of approximately $20 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any or all of these stockholders, or any or all of these stockholders may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other shares sold to the public in this offering. To the extent shares of common stock offered hereby are purchased by entities affiliated with Deerfield, such shares will be issued in the form of Class B common stock that will be convertible into an equivalent number of shares of our Class A common stock. The public offering price of and underwriting discount on such shares of Class B common stock will be identical to the shares of Class A common stock otherwise offered hereby. Unless otherwise indicated or as the context otherwise requires, references to Class A common stock being offered hereby include the shares of Class A common stock into which shares of our Class B common stock purchased in this offering are convertible, and references to our "common stock" refer to shares of our Class A common stock and shares of our Class B common stock or either, as the context may require.
The number of shares of our common stock that will be outstanding after this offering is based on 648,456 shares of our Class A common stock and no shares of Class B common stock outstanding as of August 31, 2020 and excludes:
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288,156 shares of our Class A common stock issuable upon exercise of stock options outstanding under our 2015 Stock Option / Stock Issuance Plan, referred to as our 2015 Plan, as of August 31, 2020, at a weighted-average exercise price of  $6.43 per share;

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740,957 shares of Class A common stock issuable upon the exercise of stock options and the settlement of restricted stock units, or RSUs, granted in connection with this offering under our 2020 Incentive Award Plan, referred to as our 2020 Plan, which became effective in connection with this offering, to certain of our executive officers, employees and consultants, at, with respect to such stock options, an exercise price per share equal to the initial public offering price in this offering;

•
945,005 additional shares of our Class A common stock reserved for future issuance under our 2020 Plan, which became effective in connection with this offering, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our 2020 Plan; and

•
143,150 shares of our Class A common stock that will become available for future issuance under our 2020 Employee Stock Purchase Plan, or our 2020 ESPP, which became effective in connection with this offering, and shares of our common stock that become available pursuant to provisions in the 2020 ESPP that automatically increase the share reserve under our 2020 ESPP.

Unless otherwise indicated, this prospectus reflects and assumes the following:
•
a one-for-13.9549 reverse stock split of our common stock, which became effective on September 29, 2020;

•
the automatic conversion of all outstanding shares of our Series A convertible preferred stock into an aggregate of 2,295,245 shares of our Class A common stock and of all outstanding shares of our Series A-1 convertible preferred stock into an aggregate of 1,317,425 shares of our Class B common stock, in each case, upon the closing of this offering;
•
the issuance of an aggregate of 1,884,107 shares of our Class A common stock and 1,081,443 shares of our Class B common stock to the holders of our Series A convertible preferred stock and Series A-1 convertible preferred stock, respectively, in respect of a liquidation preference payable to such holders in kind immediately prior to the closing of this offering pursuant to our certificate of incorporation (as currently in effect), based on the initial public offering price of  $17.00 per share;

•
the assumed net exercise of a warrant to purchase shares of our Class A common stock outstanding as of August 31, 2020, which we refer to as the Common Stock Warrant, that will expire if not exercised prior to the closing of this offering, and which will result in the issuance of 5,204 shares of our Class A common stock, assuming the fair market value of our Class A common stock for purposes of such net exercise will be equal to the initial public offering price of  $17.00 per share;

•
the assumed gross exercise, for an aggregate exercise price of approximately $0.4 million, of certain warrants to purchase 405,000 shares of Series A preferred stock outstanding as of August 31, 2020, which we refer to as the Preferred Stock Warrants, that will expire if not exercised prior to the closing of this offering, which, assuming the automatic conversion of the shares of Series A preferred stock issued pursuant to such exercise into shares of Class A common stock, will result in the issuance of 29,021 shares of our Class A common stock in respect of such conversion and an additional 23,822 shares of Class A common stock in respect of the liquidation preference payable in kind to holders of our Series A preferred stock immediately prior to the closing of this offering, in each case, upon the closing of this offering;

•
the issuance and sale of an aggregate of  (i) 5,039,427 shares of our Series A convertible preferred stock, including 2,039,427 shares of our Series A convertible preferred stock issued upon the conversion of approximately $2.0 million in aggregate principal amount of convertible promissory notes, which we refer to as the 2020 Bridge Notes, together with accrued and unpaid interest thereon, and (ii) 375,000 shares of our Series A convertible preferred stock to an affiliate of HighCape Partners in exchange for the extinguishment of our obligation to pay an advisory fee, in each case, in September 2020;

•
the filing and effectiveness of our current certificate of incorporation effecting a reclassification of our then outstanding common stock to Class A common stock and authorizing our Series A-1 convertible preferred stock and our Class B common stock and the issuance to Deerfield of 18,384,536 shares of Series A-1 convertible preferred stock in exchange for an equal number of shares of Series A convertible preferred stock pursuant to an exchange agreement, in each case, in September 2020;

•
no exercise of outstanding options or warrants after August 31, 2020, other than as described above;

•
the filing and effectiveness of our restated certificate of incorporation, which we refer to as our Post-IPO Certificate of Incorporation, and the effectiveness of our amended and restated bylaws, which we refer to as our Post-IPO Bylaws, which will occur upon the closing of this offering; and

•
no exercise by the underwriters of their option to purchase additional shares of our Class A common stock.

SUMMARY CONSOLIDATED Financial Data
The following tables set forth our summary consolidated financial data for the periods and as of the dates indicated. We have derived the consolidated statements of operations data for the years ended December 31, 2018 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the six months ended June 30, 2019 and 2020 and the consolidated balance sheet data as of June 30, 2020 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations as of the applicable dates and for the applicable periods.
Our historical results are not necessarily indicative of the results that should be expected for any future period, and our results for the interim period are not necessarily indicative of the results that should be expected for the full year ending December 31, 2020. You should read the following summary consolidated financial data together with the more detailed information contained in “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.
	Year Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Net sales	$39,038	$42,901	$19,709	$18,442
Cost of goods sold	23,093	23,133	10,376	9,443
Gross profit	15,945	19,768	9,333	8,999
Operating expenses:
Sales and marketing	13,165	16,161	7,157	8,297
General and administrative	8,520	9,616	4,293	5,699
Research and development	2,481	2,400	1,235	1,948
Total operating expenses	24,166	28,177	12,685	15,944
Loss from operations	(8,221)	(8,409)	(3,352)	(6,945)
Interest expense	5,519	5,381	2,686	2,783
Other (income) expense	(2,200)	(1,881)	—	—
Loss before provision for income taxes	(11,540)	(11,909)	(6,038)	(9,728)
Provision for income taxes	26	30	14	10
Net loss and net loss attributable to common stockholders	$(11,566)	$(11,939)	$(6,052)	$(9,738)
Net loss per share attributable to common stockholders — basic and diluted(1)	$(18.37)	$(18.48)	$(9.38)	$(15.02)
Weighted average shares of common stock outstanding used to compute net loss per share attributable to common stockholders — basic and diluted(1)	629,534	645,994	645,143	648,277
Pro forma net loss per share attributable to common stockholders — basic and diluted (unaudited)(1)		(1.89)		(1.48)
Pro forma weighted average shares of common stock outstanding used to compute pro forma net loss per share attributable to common stockholders — basic and diluted (unaudited)(1)		6,309,291		6,577,529

(1)
See Notes 14 and 15 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate the historical and pro forma basic and diluted net loss per share attributable to common stockholders and the weighted average number of shares used in the computation of the per share amounts. All share and per share amounts set forth in the table above have been adjusted to give retrospective effect to the one-for-13.9549 reverse stock split of our common stock effected on September 29, 2020.
	As of June 30, 2020
	Actual	Pro Forma(1)	Pro Forma As Adjusted(2)
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$990	$4,395	$47,395
Working capital(3)	(3,310)	96	43,096
Total assets	42,195	45,600	88,600
Long-term debt, including current portion	26,061	24,061	24,061
Long-term revenue interest obligation, including current portion	19,433	19,433	19,433
Series A convertible preferred stock	44,899	—	—
Total stockholders’ equity (deficit)(4)	(64,723)	(14,172)	28,827

(1)
The pro forma consolidated balance sheet data gives effect to:

•
the automatic conversion of all outstanding shares of our Series A convertible preferred stock into an aggregate of 2,295,245 shares of our Class A common stock and of all outstanding shares of our Series A-1 convertible preferred stock into an aggregate of 1,317,425 shares of our Class B common stock, in each case, upon the closing of this offering;

•
the issuance of an aggregate of 1,884,107 shares of our Class A common stock and 1,081,443 shares of our Class B common stock to the holders of our Series A convertible preferred stock and Series A-1 convertible preferred stock, respectively, in respect of a liquidation preference payable to such holders in kind immediately prior to the closing of this offering pursuant to our certificate of incorporation (as currently in effect), based on the initial public offering price of $17.00 per share;

•
the assumed net exercise of the Common Stock Warrant, which will result in the issuance of 5,204 shares of our Class A common stock, assuming the fair market value of our Class A common stock for purposes of such net exercise will be equal to the initial public offering price of  $17.00 per share;

•
the assumed gross exercise, for an aggregate exercise price of approximately $0.4 million, of our Preferred Stock Warrants, which, assuming the automatic conversion of the shares of Series A preferred stock issued pursuant to such exercise into shares of Class A common stock, will result in the issuance of 29,021 shares of our Class A common stock in respect of such conversion and an additional 23,822 shares of Class A common stock in respect of the liquidation preference payable in kind to holders of our Series A preferred stock immediately prior to the closing of this offering;

•
the issuance and sale of an aggregate of  (i) 5,039,427 shares of our Series A convertible preferred stock, including 2,039,427 shares of our Series A convertible preferred stock issued upon the conversion of approximately $2.0 million in aggregate principal amount of the 2020 Bridge Notes, together with accrued and unpaid interest thereon, and (ii) 375,000 shares of our Series A convertible preferred stock to an affiliate of HighCape Partners in exchange for the extinguishment of our obligation to pay an advisory fee, in each case, in September 2020; and

•
the filing and effectiveness of our current certificate of incorporation effecting a reclassification of our then outstanding common stock to Class A common stock and authorizing our Series A-1 convertible preferred stock and our Class B common stock and the issuance to Deerfield of 18,384,536 shares of Series A-1 convertible preferred stock in exchange for an equal number of shares of Series A convertible preferred stock pursuant to an exchange agreement, in each case, in September 2020.

(2)
Reflects the pro forma adjustments described in footnote (1) and the issuance and sale of the shares of common stock in this offering at an initial public offering price of  $17.00 per share, after deducting the underwriting discount and commissions and estimated offering expenses payable by us.

(3)
We define working capital as our total current assets less our total current liabilities. See our consolidated financial statements included elsewhere in this prospectus for further details regarding our current assets and liabilities.

(4)
The pro forma and pro forma as adjusted columns do not reflect the non-cash potential loss on extinguishment of debt related to the conversion of the 2020 Bridge Notes, see Note 20 to our consolidated financial statements included elsewhere in this prospectus.

Non-GAAP Financial Measures
This prospectus presents our gross margin, excluding intangible asset amortization, for the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2019 and 2020. We calculate gross margin, excluding intangible asset amortization, as gross profit, excluding amortization expense relating to intangible assets we acquired in our acquisition of all of the commercial assets of CorMatrix

Cardiovascular, Inc., or CorMatrix, in 2017, or the CorMatrix Acquisition, divided by net sales. Gross margin, excluding intangible asset amortization, is a supplemental measure of our performance, is not defined by or presented in accordance with U.S. generally accepted accounting principles, or GAAP, has limitations as an analytical tool and should not be considered in isolation or as an alternative to our GAAP gross margin, gross profit or any other financial performance measure presented in accordance with GAAP. We present gross margin, excluding intangible asset amortization, because we believe that it provides meaningful supplemental information regarding our operating performance by removing the impact of amortization expense, which is not indicative of our overall operating performance. We believe this provides our management and investors with useful information to facilitate period-to-period comparisons of our operating results. Our management uses this metric in assessing the health of our business and our operating performance, and we believe investors’ understanding of our operating performance is similarly enhanced by our presentation of this metric.
Although we use gross margin, excluding intangible asset amortization, as described above, this metric has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may use other measures to evaluate their performance, which could reduce the usefulness of this non-GAAP financial measure as a tool for comparison.
The following table presents a reconciliation of our gross margin, excluding intangible asset amortization, for the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2019 and 2020 to the most directly comparable GAAP financial measure, which is our GAAP gross margin.
	Year Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	(dollars in thousands)
Net sales	$39,038	$42,901	$19,709	$18,442
Cost of Goods Sold	23,093	23,133	10,376	9,443
Gross profit	$15,945	$19,768	$9,333	$8,999
Intangible amortization expense	$3,398	$3,398	$1,699	$1,699
Cost of Goods Sold, excluding intangible amortization	$19,695	$19,735	$8,677	$7,744
Gross profit, excluding intangible amortization	$19,343	$23,166	$11,032	$10,698
Gross margin	41%	46%	47%	49%
Gross margin, excluding intangible amortization	50%	54%	56%	58%

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information in this prospectus before making an investment in our common stock. Our business, financial condition, results of operations and prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our common stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below.
Risks Related to Our Business
Our long-term growth depends on our ability to enhance our products, expand our product indications and develop, acquire and commercialize additional product offerings.
Our industry is highly competitive and subject to rapid change and technological advancements. Competition intensifies as technical advances in each field are made and become more widely known. We can give no assurance that others will not develop products, services and processes with significant advantages over the products, services and processes that we offer or are seeking to develop. It is, therefore, important to our business that we continue to enhance our existing product offerings, expand our product indications and develop or otherwise introduce and successfully commercialize new products. Developing, acquiring and commercializing products is expensive and time-consuming and could divert management’s attention away from our core business. Even if we are successful in developing additional products, the success of any new product offering or enhancements to any of our existing products will depend on several factors, including our ability to:
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properly identify and anticipate physician and patient needs;

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develop and introduce new products and product enhancements in a timely manner;

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distinguish our products from those of our competitors;

•
develop an effective and dedicated sales and marketing team;

•
enter into successful agreements with commercial partners, independent sales agents and other third parties where it is beneficial for us to do so;

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adequately protect our intellectual property, avoid infringing, misappropriating or otherwise violating the intellectual property rights of third parties and obtain and maintain necessary intellectual property licenses from third parties;

•
demonstrate, if required, the safety and efficacy of new products with data from pre-clinical studies and clinical trials;

•
obtain the necessary regulatory clearances or approvals for new products, product enhancements and expanded indications;

•
maintain full compliance with FDA, European Union Medical Devices regulations and other regulatory requirements applicable to new devices or products or modifications of existing devices or products;

•
provide adequate training to potential users of our products;

•
receive adequate coverage and reimbursement for our products; and

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otherwise compete effectively against products and enhancements developed by our competitors.

If we are not successful in expanding our indications and developing, acquiring and commercializing new products and product enhancements, our ability to increase our net sales may be impaired, which could have a material adverse effect on our business, financial condition and results of operations. In addition, our research and development efforts may require a substantial investment of time and resources before we are adequately able to determine the commercial viability of a new product, technology or other innovation.

Even if we are able to successfully develop and commercialize new product offerings or enhancements, they may be quickly rendered obsolete by changing customer preferences or the introduction by our competitors of products embodying new technologies or features and/or otherwise not produce sales in excess of the costs of development, any of which could also materially and adversely affect our business, financial condition and results of operations. Furthermore, to the extent we seek to enhance our products and broaden our product portfolio through acquisitions or other commercial transactions, we will be subject to additional risks. See “— We regularly evaluate opportunities to make acquisitions of, investments in, and licenses or other commercial arrangements involving, other companies or technologies, and to enter into other strategic transactions. These transactions entail significant risks.”
A substantial portion of our net sales is generated through our commercial partners and independent sales agents, which subjects us to various risks.
We currently rely on the efforts of our commercial partners and independent sales agents to generate a substantial portion of our net sales, and we expect to continue to rely on these third parties to generate a substantial portion of our net sales in the future while we work to grow our direct sales force. As a result, the impairment or termination of these relationships for any reason, or the failure of these parties to diligently sell our products and comply with applicable laws and regulations, could materially and adversely affect our ability to generate revenue and profits. Because our commercial partners and independent sales agents control the relationships with our end customers, if our relationship with any commercial partner or independent sales agent ends, we will likely also lose our relationship with their customers. Furthermore, our success is partially dependent on the willingness and ability of the sales representatives and other employees of our commercial partners and independent sales agents to diligently sell our products. However, we cannot guarantee that they will be successful in marketing our products. In addition, because our commercial partners and independent sales agents do not sell our products exclusively, they may focus their sales efforts and resources on other products that produce better margins or greater commissions for them or are incorporated into a broader strategic relationship with a partner. Because we do not control the sales representatives and other employees of our commercial partners, we cannot guarantee that our sales processes, regulatory compliance and other priorities will be consistently communicated and executed. In addition, we do not have staff in many of the areas covered by our commercial partners and independent sales agents, which makes it particularly difficult for us to monitor their performance. While we may take steps to mitigate the risks associated with noncompliance by our commercial partners and independent sales agents, there remains a risk that they will not comply with regulatory requirements or our requirements and policies. Actions by the sales representatives and other employees of our commercial partners and independent sales agents that are beyond our control could result in flat or declining sales in that territory, harm to the reputation of our company or our products or legal liability, any of which could have a material adverse effect on our business, financial condition and results of operations. In addition to the risk of losing customers, the operation of local laws and our agreements with our commercial partners and independent sales agents would make it difficult for us to replace a commercial partner or independent sales agent we feel is underperforming.
In order to increase our sales, particularly with respect to our Core Products, we intend to develop relationships and arrangements with additional commercial partners and/or independent sales agents, which we may not be able to do on commercially reasonable terms or at all. If we are unable to establish new commercial partner and independent sales agent relationships and maintain our relationships with our existing commercial partners and independent sales agents, in each case, on commercially reasonable terms, we will be unable to increase sales of our products and our business, financial condition and results of operations could be materially and adversely affected.
In addition, certain of our commercial partners may, from time to time, account for a significant portion of our net sales and/or accounts receivable. Sales to Surgalign Holdings, one of our commercial partners, accounted for 12% and 11% of our net sales during the year ended December 31, 2019 and six months ended June 30, 2020, respectively and represented 23% and 13% of our accounts receivable as of December 31, 2019 and June 30, 2020, respectively. Sales to Medtronic, also one of our commercial partners, accounted for 15% of our net sales during the six months ended June 30, 2020 and represented 27% of our accounts receivable as of June 30, 2020. The loss of one or more significant commercial partners, or a material reduction in their purchases of our products, would adversely affect our business, financial condition and results of operations. We are also subject to the risk that any such commercial partner will experience financial difficulties that prevent them from making payments to us on a timely basis or at all.
Our revenue and profitability could be materially and adversely affected if we fail to maintain our relationships with our existing contract manufacturing customers and enter into agreements with new contract manufacturing customers, or if existing contract manufacturing customers reduce purchases of our products. Our relationships with these customers also subject us to certain risks.
Our contract manufacturing operations are an important component of our business, enabling us to utilize as much as possible of the human biological material from which we produce our core orthopedic/spinal repair and soft tissue reconstruction products, leverage our existing overhead and improve our cash flow. In addition, we have historically generated a significant portion of our net sales from our contract manufacturing customers, which represented approximately 41.8% and 27.9% of our net sales for the years ended December 31, 2018 and 2019, respectively and 30.6% and 15.4% of our net sales for the six months ended June 30, 2019 and 2020, respectively. As a result, if we are unable to maintain our relationships with our existing contract manufacturing customers and establish relationships with new contract manufacturing customers on terms that are favorable to us, or if our existing contract manufacturing customers materially reduce their purchases of our products, our sales and profitability will be adversely affected.
In addition, although we have invested, and expect to continue to invest, significant time and resources cultivating our relationships with these customers, these relationships subject us to certain risks. For example, our contract manufacturing customers may use their experience with our products to develop their own solutions, which they may be able to produce at a lower cost than the price they pay for our products. This is particularly true given that many of our customers are large, established companies that may be able to achieve greater economies of scale in manufacturing and production and/or experience synergies from vertical integration. In addition, our contract manufacturing customers routinely audit and inspect our facilities, processes and practices to ensure that our manufacturing process and products meet their internal standards and applicable regulatory standards. To date, we have passed all such audits and inspections. However, we may not do so in the future, and any failure to perform to our customers’ satisfaction in these audits could significantly harm our relationships with them and our reputation, which could materially and adversely affect our business, financial condition and results of operations. Furthermore, the need to comply with our customers’ internal requirements could result in increased development, manufacturing, warranty and administrative costs. A significant increase in these costs could adversely affect our business, financial condition and results of operations. There is also a risk that we may be unable to supply products in the quantities and of the quality required by these customers within their required timeframes, which would also jeopardize our relationships with them. Disagreements or disputes may also arise from time to time. Any of these events, to the extent they cause our customers to reduce purchases of our products or terminate their relationships with us, could have a material adverse effect on our business, financial condition and results of operations.
In addition, our sales to these customers may be impacted by changes in their buying habits over which we have no control. Such changes may be driven by, among other things, changes in market share, cyclicality, inventory reductions, spending patterns, cost-cutting measures, product development activity and timelines and changes in supply chain management, as well as the impact of general economic conditions. These customers may also experience financial difficulties or other problems that may prevent them from making payments to us on a timely basis or at all. Any of these events could cause our operating results to fluctuate from period to period, make it more difficult for us to manage our inventory and production schedules and otherwise adversely affect our business, financial condition and results of operations.
We plan to expand our direct sales force, and if we are unable to successfully expand, manage and maintain our direct sales force, we may not be able to generate greater market share and revenue growth.
Prior to the CorMatrix Acquisition, we had a very small direct sales force and sold our Core Products primarily through independent sales agents or to other companies for resale or incorporation into their products. Though our orthopedic/spinal repair products are now primarily sold through our commercial partners, we currently utilize our direct sales force to sell CanGaroo and our cardiovascular products, as well as our SimpliDerm product. As of June 30, 2020, our direct sales organization consisted of 27 sales representatives, who are focused on increasing market access and market penetration by selling our products, managing our commercial partners, who assist in selling CanGaroo, and providing technical assistance. Our operating results are directly dependent upon the efforts of these employees. If our direct sales force fails to adequately promote, market and sell our products and effectively manage and assist our commercial partners, our net sales may be adversely affected.
In addition, in order to expand our network of hospital and physician customers, drive deeper penetration in our current accounts and provide additional technical assistance to our commercial partners, we plan to expand the size and geographic scope of our direct sales force. This growth may require us to split or adjust existing sales territories, which may adversely affect our ability to retain customers in those territories. Additionally, our future success will depend largely on our ability to continue to hire, train, retain and motivate skilled sales personnel with significant industry experience and technical knowledge of regenerative medicine and related products. Because the competition for their services is high, we cannot assure you we will be able to hire and retain additional personnel on favorable or commercially reasonable terms, if at all. Failure to hire or retain qualified sales personnel would prevent us from expanding our business and generating additional revenue. In addition, it typically takes a substantial period of time before newly hired sales personnel are effective. Though we currently utilize commercial partners and independent sales agents to sell certain of our products, there is no guarantee that we will be able to establish relationships with additional parties, or that our existing commercial partners and independent sales agents will purchase or otherwise commercialize any products we may seek to introduce in the future. If we are unable to expand our sales and marketing capabilities, we may not be able to effectively commercialize our products, which could have a material adverse effect on our business, financial condition and results of operations.
We are working to grow our direct sales force for certain of our products, which may result in higher fixed costs and may slow our ability to reduce costs in the face of a sudden decline in demand for our products.
A key component of our growth involves expanding the size and geographic scope of our direct sales force. A direct sales force may subject us to higher fixed costs than those of other companies that market competing products primarily through third parties due to the costs that we will bear associated with employee benefits, training and managing sales personnel. As a result, we could be at a competitive disadvantage relative to competitors who rely more heavily on third parties to market and sell their products. Additionally, these fixed costs may slow our ability to reduce costs in the face of a sudden decline in demand for our products, which could have a material adverse effect on our business, financial condition and results of operations.
We have incurred operating losses since our inception, expect to continue to incur significant expenses and operating losses in the future, and may not be able to achieve or sustain profitability.
We have incurred net losses since our inception in 2015. For the years ended December 31, 2018 and 2019, we had net losses of  $11.6 million and $11.9 million, respectively, and for the six months ended June 30, 2019 and 2020, we had net losses of  $6.1 million and $9.7 million, respectively. As of June 30, 2020, we had an accumulated deficit of  $66.7 million. To date, we have financed our operations primarily through private placements of our convertible preferred stock, amounts borrowed under our credit facilities and sales of our products. We have devoted the majority of our resources to acquisition and integration, manufacturing costs, research and development, clinical activity and investing in our commercial infrastructure through our direct sales force and commercial partners in order to expand our presence and to promote awareness and adoption of our products.
We expect that our operating expenses will continue to increase as we grow our sales organization, expand our product development and clinical and research activities, and incur additional costs associated with being a public company. As a result, we expect to continue to incur operating losses in the future and may never achieve profitability. Furthermore, even if we do achieve profitability, we may not be able to sustain or increase profitability on an ongoing basis. If we do not achieve or sustain profitability, it will be more difficult for us to finance our business and accomplish our strategic objectives, either of which would have a material adverse effect on our business, financial condition and results of operations and cause the market price of our Class A common stock to decline. In addition, failure of our products to significantly penetrate existing or new markets would negatively affect our business, financial condition and results of operations.
Our recurring losses from operations and financial condition raise substantial doubt about our ability to continue as a going concern.
Without giving effect to the anticipated net proceeds from this offering, based on our current operating plans, there is substantial doubt as to whether our future cash flows together with our existing cash will be sufficient to meet our anticipated operating needs into 2021. In our audited consolidated financial statements for the year ended December 31, 2019 and our unaudited interim consolidated financial statements for the six months ended June 30, 2020, we concluded that this circumstance raised substantial doubt about our ability to continue as a going concern within one year from the original issuance date of such financial statements and from the date of the registration statement of which this prospectus forms a part. Similarly, in its report on such financial statements, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations and accumulated deficit raise substantial doubt about our ability to continue as a going concern. If our existing resources are not sufficient and we are unable to increase our product sales, we will need to raise additional capital to finance our operations, which we may not be able to do on acceptable terms or at all. If we are unable to increase our sales and/or raise additional capital and continue as a going concern, we may have to liquidate the company, and it is likely that investors will lose all or a part of their investment. After this offering, in our own required quarterly assessments, we may again conclude that there is substantial doubt about our ability to continue as a going concern, and future reports from our independent registered public accounting firm may also contain statements expressing substantial doubt about our ability to continue as a going concern. If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding on commercially reasonable terms or at all.
Our business has been, and may continue to be, adversely affected by the outbreak of the novel strain of coronavirus disease, COVID-19, and may be adversely affected by any future pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide.
If a pandemic, epidemic or outbreak of an infectious disease occurs in the United States or worldwide, our business may be adversely affected. In December 2019, a novel strain of coronavirus, SARS-CoV-2, was identified in Wuhan, China. Since then, SARS-CoV-2, and the resulting disease, COVID-19, has spread to most countries and all 50 states within the United States. The COVID-19 pandemic has negatively impacted our business, financial condition and results of operations by significantly decreasing and delaying the number of procedures performed using our products, and we expect the pandemic to continue to negatively impact our business, financial condition and results of operations. Similar to the general trend in elective and other surgical procedures, the number of procedures performed using our products has decreased significantly as healthcare organizations in the United States have prioritized the treatment of patients with COVID-19 or have otherwise altered their operations to prepare for and respond to the pandemic. For example, in the United States, governmental authorities have recommended, and in certain cases required, that elective, specialty and other non-emergency procedures and appointments be suspended or canceled in order to avoid patient exposure to medical environments and the risk of potential infection with the novel coronavirus, and to focus limited resources and personnel capacity on the treatment of COVID-19 patients. Beginning in March 2020, a significant number of procedures using our products have been postponed or cancelled, which has negatively impacted sales of our products. Decreases in procedures have been most prevalent in regions experiencing significant outbreaks, while healthcare organizations in other regions have continued to undertake procedures using our products at reduced levels as compared to before the pandemic. The COVID-19 pandemic could also adversely impact the initiation, continuation and completion of our clinical trials by, for example, delaying procedures using our products or reducing the number of patients, healthcare providers or clinical facilities available or willing to participate in the clinical trials. These delays could result in increased costs, delays in advancing our product development, delays in testing the effectiveness of our technology or termination of the clinical studies altogether. These measures and challenges will likely continue for the duration of the pandemic, which is uncertain, and may continue to reduce our net sales and negatively impact our business, financial condition and results of operations while the pandemic continues. Further, even after the pandemic ultimately subsides, we anticipate there will be a substantial backlog of patients seeking procedures and appointments for a variety of medical conditions and, as a result, patients seeking procedures performed using our products will have to navigate limited provider capacity. We believe this limited capacity of providers, hospitals and other healthcare facilities could have a significant adverse effect on our business, financial condition and results of operations during and following the COVID-19 pandemic.
Numerous state and local jurisdictions, including those where our facilities are located, have imposed, and others in the future may impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions have resulted in reduced operations at our manufacturing facilities, travel restrictions and cancellation of events and have restricted the ability of our sales representatives and those of our commercial partners and independent sales agents to attend procedures in which our products are used, among other effects, thereby significantly and negatively impacting our operations. Other disruptions or potential disruptions include restrictions on the ability of our sales representatives and other personnel, and those of our commercial partners and independent sales agents, to travel and access customers for training and case support; inability of our suppliers to manufacture and deliver to us on a timely basis or at all; delays in our ability to obtain medical records for tissue donors, which we need in order to release our products; disruptions in our production schedule and ability to manufacture and assemble products; inventory shortages or obsolescence; delays in actions of regulatory bodies; delays in clinical trials and studies; diversion of or limitations on employee resources that would otherwise be focused on the operations of our business, including because of sickness of employees or their families or the desire of employees to avoid contact with groups of people; delays in growing or reductions in our direct sales force, including through delays in hiring, lay-offs, furloughs or other losses of sales representatives; restrictions in our ability to ship our products to customers; business adjustments or disruptions of certain third parties, including suppliers, medical institutions and clinical investigators with whom we conduct business; negative impact on our customers’ credit profiles, which may adversely impact our future collection experience; and additional government requirements or other incremental mitigation efforts that may further impact our or our suppliers’ capacity to manufacture our products. The extent, to which the COVID-19 pandemic or any future pandemic, epidemic or outbreak of an infectious disease impacts our business, will depend on future events and developments, which are highly uncertain and cannot be predicted, including the severity and spread of the disease and the effectiveness of actions to contain the disease or treat its impact, among others. As new information regarding COVID-19 continues to emerge, it is difficult to predict what impact this disease will ultimately have on our business.
Adverse changes in general domestic and global economic conditions and instability and disruption of credit markets, including as a result of the current COVID-19 pandemic or any other outbreak of an infectious disease, could adversely affect our business, financial condition, results of operations and liquidity.
We are subject to risks arising from adverse changes in general domestic and global economic conditions, including any recession, economic slowdown or disruption of credit markets. While the potential economic impact brought by, and the duration of, any pandemic, epidemic or outbreak of an infectious disease, including COVID-19, may be difficult to assess or predict, the current COVID-19 pandemic has resulted in, and may continue to result in, significant disruption of global financial markets. These events, and any financial crisis that may occur in the future, could make it more difficult and more expensive for hospitals and health systems to obtain credit, which may contribute to pressures on their operating margins. As a result, hospitals and health systems may curtail and reduce capital and overall spending, which may have a significant adverse effect on our business. In addition, the current economic downturn that has resulted from the COVID-19 pandemic has resulted and may continue to result in, and any economic downturn that may occur in the future may also result in, higher unemployment and a reduction in the number of individuals covered by private insurance, which may result in an increase in the cost of uncompensated care for hospitals. Higher unemployment may also result in a shift in reimbursement patterns as unemployed individuals switch from private plans to public plans such as U.S. Medicaid or Medicare. As economic conditions deteriorate and unemployment increases, any significant shift in coverage for the unemployed may have an unfavorable impact on our business.

In addition, the current COVID-19 pandemic and any other disruption in the capital and credit markets could impede our access to capital, which could be further adversely affected if we are unable to maintain our current credit ratings. Should we have limited access to additional financing sources, we may need to defer capital expenditures or seek other sources of liquidity, which may not be available to us on acceptable terms or at all. Similarly, if our suppliers face challenges in obtaining credit or other financial difficulties, they may be unable to provide the materials required to manufacture our products. All of these factors related to global economic conditions, which are beyond our control, could adversely impact our business, financial condition, results of operations and liquidity.
Our future growth depends on physician awareness of the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of our products.
We focus our sales, marketing and training efforts on physicians, surgeons and other healthcare professionals. The acceptance of our products depends in part on our ability to educate these individuals as to the distinctive characteristics, benefits, safety, clinical efficacy and cost-effectiveness of our products compared to alternative products, procedures and therapies. We support our direct sales force, commercial partners and independent sales agents through in-person educational programs and online medical educational materials, among other things. We also produce marketing materials, including materials outlining our products, for our sales teams using printed, video and multimedia formats. However, our efforts to educate physicians, surgeons and other healthcare professionals regarding our products may not be successful, particularly in markets in which we rely exclusively on the efforts of our commercial partners and independent sales agents. A failure to educate physicians and surgeons may impair our ability to achieve market acceptance of our products and adversely affect our business, financial condition and results of operations.
Our success depends on the continued and future acceptance of our products by the medical community.
Even if we are able to increase awareness of our products among healthcare professionals, there can be no assurance that this will translate into greater acceptance of our products by the medical community. We believe physicians, surgeons and other healthcare professionals will only adopt our products if they determine, based on experience, clinical data and published peer reviewed journal articles, that the use of our products in a particular procedure is a favorable alternative to other available methods. Physicians also are more interested in using cost-effective products as they face increasing cost-containment pressure. In general, physicians may be slow to change their medical treatment practices and adopt our products for a variety of reasons, including, among others:
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their lack of experience using our products;

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lack of evidence supporting additional patient benefits from use of our products over conventional methods;

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pressure to contain costs;

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preference for other treatment modalities or our competitors’ products;

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perceived liability risks generally associated with the use of new products and procedures;

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limited availability of coverage and/or reimbursement from third-party payors; and

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the time that must be dedicated to learning how to use our products.

The degree of market acceptance of our products will continue to depend on a number of factors, some of which are outside of our control, including, among other things:
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the actual and perceived safety and efficacy of our products;

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the potential and perceived advantages of our products over alternative treatments;

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clinical data and the clinical indications for which our products are approved;

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product labeling or product insert requirements of the FDA, the European Union or other regulatory authorities, including any limitations or warnings contained in approved labeling;

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the cost of using our products relative to the use of our competitors’ products or alternative treatment modalities;

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relative convenience and ease of administration;

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the strength of marketing and distribution support;

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the timing of market introduction of competitive products;

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publicity concerning our products or competing products and treatments;

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our reputation and the reputation of our products;

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the prevalence and severity of any adverse events patients experience involving our products;

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the shelf life of our products and our ability to manage the logistics of the end-user supply chain; and

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sufficient and readily accessible third-party insurance coverage and reimbursement for procedures incorporating our products.

In addition, we believe recommendations for, and support of our products by, influential physicians are essential for market acceptance and adoption. If we do not receive this support (e.g., because we are unable to demonstrate favorable long-term clinical data or otherwise), physicians and hospitals may not use our products, which would significantly impair our ability to increase our sales and prevent us from achieving and sustaining profitability.
Unfavorable results from any of our pre-clinical studies or clinical trials, comparative effectiveness, economic or other studies, or from similar trials or studies conducted by others, may negatively affect the use or adoption of our products by physicians, hospitals and payors, which could have a negative impact on the market acceptance of our products and their profitability.
We regularly conduct a variety of pre-clinical studies and clinical trials, comparative effectiveness studies and economic and other studies of our products in an effort to generate clinical and real-world outcomes and cost effectiveness data in order to obtain product approval and drive further penetration in the markets we serve. If a clinical study conducted by us or a third party fails to demonstrate statistically significant results supporting performance, use benefits or compelling health or economic outcomes from using our products, physicians may elect not to use our products. Furthermore, in the event of an adverse clinical study outcome, our products may not achieve “standard-of-care” status, where they exist, for the conditions in question, which could deter the adoption of our products. Also, if serious adverse events are reported during the conduct of a study, it could affect continuation of the study, product approval or clearance and product adoption. In addition, U.S. and foreign regulatory authorities routinely conduct audits of clinical studies and such audits may result in adverse regulatory actions. If we are unable to develop a body of statistically significant evidence from our clinical study program, whether due to adverse results or the inability to complete properly designed studies, domestic and international public and private payors could refuse to cover procedures using our products, limit the manner in which they cover our products or reduce the price they are willing to pay or reimburse for procedures using our products. Any of these events could have a negative impact on market acceptance of procedures using our products and their profitability, which could have a material adverse effect on our business, financial condition and results of operations.
We will need to continue to expand our organization, and managing growth may be more difficult than we expect.
Managing our growth may be more difficult than we expect. We anticipate that a period of significant expansion will be required to penetrate and service the markets for our existing and anticipated future products and to continue to develop new products. This expansion will place a significant strain on our management, operational and financial resources. To manage the expected growth of our operations and personnel, we must both modify our existing operational and financial systems, procedures and controls and implement new systems, procedures and controls. We must also expand our finance, administrative and operations staff. Management may be unable to hire, train, retain, motivate and manage necessary personnel or to identify, manage and exploit existing and potential strategic relationships and market opportunities. If we fail to meet these challenges effectively, there may be an adverse effect on our business, financial condition and results of operations.

We regularly evaluate opportunities to make acquisitions of, investments in, and licenses or other commercial arrangements involving, other companies or technologies, and to enter into other strategic transactions. These transactions entail significant risks.
Our success depends, in part, on our ability to continually enhance and broaden our product offerings in response to changing customer demands, competitive pressures and advances in technologies. Accordingly, although we have no current commitments with respect to any acquisition or investment, we regularly review potential acquisitions of, investments in, and licenses or other commercial arrangements involving, complementary businesses, products or technologies instead of developing them ourselves. In addition, in regularly evaluating our financial and operating performance, we may decide to sell one or more of our product lines or another portion of our business. Opportunities to engage in these transactions may not be readily available to us at commercially reasonable prices, on other terms acceptable to us or at all. Even if such opportunities are available, these transactions involve significant risks. In connection with one or more of these transactions, we may:
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issue additional equity securities that would dilute the value of your investment in us;

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use cash that we may need in the future to operate our business;

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incur debt that could have terms unfavorable to us or that we might be unable to repay;

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structure the transaction in a manner that has unfavorable tax consequences, such as a stock purchase that does not permit a step-up in the tax basis for the assets acquired;

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incur asset impairment or other acquisition-related charges, or unforeseen costs, expenditures and risks;

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be unable to realize the anticipated benefits, such as increased revenues, cost savings or synergies from additional sales of existing or newly acquired products;

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experience dissynergies in shared functions following a divestment of any portion of our business;

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be unable to successfully integrate, operate, maintain and manage any newly acquired operations;

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divert management’s attention from the existing business to integrate, operate, maintain and manage any newly acquired operations and personnel, or to manage the complexities involved in separating divested operations, services, products and personnel;

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be unable to secure the services of key employees related to an acquisition or, in the case of a divestiture, lose one or more of our key employees;

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face increased scrutiny and review of our company and operations from government and other regulatory authorities; and

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otherwise be unable to succeed in the marketplace with the acquisition.

The occurrence of any of the above could materially and adversely affect our business, financial condition and results of operations. Furthermore, business acquisitions also involve the risk of unknown liabilities associated with the acquired business, which could be material. Such liabilities could include lack of compliance with government regulations that could subject us to investigation, civil and criminal sanctions, litigation and/or other actions that make it impossible to realize the anticipated benefits of the transaction. For example, we may acquire a company that was not compliant with FDA quality requirements or was making payments or other forms of remuneration to physicians to induce them to use their products. Incurring unknown liabilities or the failure to complete or realize the anticipated benefits of an acquisition, investment or other commercial arrangement, whether resulting from one or more of the factors described above or otherwise, could have a material and adverse effect on our business, financial condition and results of operations.
New lines of business and new products and services may subject us to additional risks.
From time to time, we may implement or acquire new lines of business or introduce new products and services within our existing business lines. There are risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed or are evolving. In developing and commercializing new lines of business and new products and services, we may invest significant time and resources. External factors, such as regulatory compliance obligations, competitive alternatives, lack of market acceptance and shifting market preferences, may also affect the successful implementation of a new line of business or a new product or service. Failure to successfully plan for and manage these risks in the development and implementation of new lines of business or new products or services could have a material adverse effect on our business, financial condition and results of operations.
We face significant and continuing competition from other companies, some of which have longer operating histories, more established products and/or greater resources than we do, which could adversely affect our business, financial condition and results of operations.
We operate in highly competitive markets that are characterized by intense competition, subject to rapid change and significantly affected by new product introductions, technological advancements and other market activities of industry participants. Our competitors have historically dedicated, and will continue to dedicate, significant resources to promote their products and to develop new products that compete with ours. Customers in our target markets consider many factors when selecting a product, including product efficacy, ease of use, price, availability of payor coverage and adequate third-party reimbursement for procedures using the product, customer support services for technical-, clinical- and reimbursement-related matters and customer preference for, and loyalty to, particular products or a particular manufacturer. We expect competition to remain intense as competitors introduce additional competing products and enhancements to their existing products, and continue expanding into geographic markets where we currently operate or plan to expand. Product introductions or enhancements by competitors, which may have advanced technology, better features or lower pricing, may make our products obsolete or less competitive. As a result, we will be required to devote continued efforts and financial resources to develop and commercialize new products and enhancements to our existing products, deliver cost-effective clinical outcomes, manage our costs and expand our geographic reach.
Many of our current and potential competitors have longer operating histories and substantially greater financial, technical, marketing, sales, distribution and other resources than we do, which may prevent us from achieving significant market penetration or improved operating results. Certain competitors’ products, such as competitors of SimpliDerm, are subject to a simpler reimbursement process than are our products. Competitors may also be able to leverage their market share and other resources to set prices at a level below that which is profitable for us. These companies may also enjoy other competitive advantages, including, without limitation:
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greater company, product and brand recognition;

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better quality and greater volume of clinical data;

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more effective marketing to and education of physicians and other healthcare professionals;

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greater control of key intellectual property and more expansive portfolios of intellectual property rights;

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more experience in obtaining and maintaining regulatory clearances or approvals for products and product enhancements;

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more established relationships with hospitals and other healthcare providers, physicians, suppliers, customers and third-party payors;

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additional lines of products, and the ability to bundle products to offer greater incentives to gain a competitive advantage;

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more established sales, marketing and worldwide distribution networks;

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better product support and service;

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superior product safety, reliability and durability;

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more effective pricing and revenue strategies; and

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more effective clinical training programs.

Our ability to achieve and maintain profitability will depend, in part, on our ability to develop or acquire proprietary products that reach the market in a timely manner, receive adequate coverage and reimbursement for procedures using our products, and are safer and more effective than their alternatives, as well as our ability to otherwise compete effectively on the factors listed above. If we are unable to do so, our sales and/or margins will decrease, which could have a material adverse effect on our business, financial condition and results of operations.
Pricing pressure as a result of cost-containment efforts of our customers, purchasing groups, third-party payors and governmental organizations could adversely affect our sales and profitability.
Medical technology companies, healthcare systems and group purchasing organizations, or GPOs, have intensified competitive pricing pressure as a result of industry trends and new technologies. Rising healthcare costs have resulted in numerous cost reform initiatives by legislators, regulators and third-party payors. This cost reform has triggered a consolidation trend in the healthcare industry to aggregate purchasing power and, as a result, purchasing decisions are increasingly shifting to hospitals, integrated delivery networks, or IDNs, and other hospital groups, and away from individual surgeons and physicians. Many existing and potential facility customers for our products within the United States are members of GPOs and IDNs, including accountable care organizations or public-based purchasing organizations, and our business is partly dependent on contracts with these organizations. Purchases of our products can be contracted under national tenders or with larger hospital GPOs. GPOs and IDNs negotiate pricing arrangements with healthcare product manufacturers and distributors and offer the negotiated prices to affiliated hospitals and other members. GPOs and IDNs typically award contracts on a category-by-category basis through a competitive bidding process and, at any given time, we are typically in various stages of responding to bids and negotiating and renewing GPO and IDN agreements. Bids are generally solicited from multiple manufacturers or service providers with the intention of obtaining lower pricing. Due to the highly competitive nature of the bidding process and the GPO and IDN contracting processes in the United States, we may not be able to obtain or maintain contract positions with major GPOs and IDNs across our product portfolio. Furthermore, GPO and IDN contracts are typically terminable without cause upon 60 to 90 days’ notice. In addition, while having a contract with a major purchaser for a given product category can facilitate sales, there can be no guarantee that sales volumes for those products will be maintained. For example, GPOs and IDNs are increasingly awarding contracts to multiple suppliers for the same product category and, even when we are the sole contracted supplier of a GPO or IDN for a certain product category, members of the GPO or IDN are generally free to purchase from other suppliers. If we are unable to maintain and renew our contracts with our current GPO and IDN customers and negotiate contracts with new customers on favorable terms, or if sales volumes under these agreements decline, our business, financial condition and results of operations could be materially and adversely affected.
In addition, most of our customers purchase our products directly and then bill third-party payors for procedures using those products. Because there is typically no separate reimbursement for supplies used in surgical procedures, the additional cost associated with the use of our products can affect the profit margin of the hospital or surgery center where the procedure is performed. Some of our target customers may be unwilling to adopt our products in light of the additional associated cost or may negotiate for lower pricing. Further, any decline in the amount payors are willing to reimburse our customers for procedures using our products, including those as a result of healthcare reform initiatives, could make it difficult for existing customers to continue using or to adopt our products and could create additional pricing pressure for us. In addition to these competitive forces, we continue to see pricing pressure as hospitals introduce new pricing structures into their contracts and agreements, including fixed price formulas, capitated pricing and episodic or bundled payments intended to contain healthcare costs. If we are forced to lower the price we charge for our products, our margins will decrease, which could impair our ability to grow our business and have a material adverse effect on our business, financial condition and results of operations and impair our ability to grow our business.
Outside the United States, centralized governmental healthcare authorities may exert pricing pressures in an effort to lower healthcare costs. Implementation of healthcare reforms and competitive bidding contract tenders may limit the price or the level at which reimbursement is provided for our products and adversely affect both our pricing flexibility and the demand for our products. Healthcare providers may respond to such cost-containment pressures by substituting lower-cost products or other therapies for our products. Our failure to offer acceptable prices to these customers could adversely affect our sales and profitability in these markets.

We expect that market demand, government regulation, third-party coverage and reimbursement policies and societal pressures will continue to change the healthcare industry worldwide, resulting in further business consolidations and alliances among our customers, which may exert further downward pressure on the prices for our products.
The processing of human tissue for our products is technically complex, requiring high levels of quality control and precision, which subjects us to increased production risks.
We manufacture our human tissue products using technically complex processes requiring specialized facilities, highly specific raw materials, skill and diligence by our personnel and other production constraints. The complexity of these processes, as well as strict company and government standards for the manufacture and storage of our products, subjects us to production risks. In addition to ongoing production risks, process deviations or unanticipated effects of approved process changes may result in non-compliance with regulatory requirements, including stability requirements or specifications. For example, our bone allograft products FiberCel, ViBone and OsteGro V, must be shipped and maintained within a specified temperature range. If environmental conditions deviate from that range, our products’ remaining shelf-lives could be impaired or their safety and efficacy could be adversely affected, making them unsuitable for use. The occurrence of this or any other actual or suspected production or distribution problem can lead to lost inventories, customer returns and, in some cases, recalls, with consequential damage to our reputation and customer relationships and the risk of product liability. The investigation and remediation of any potential or identified problems can cause production delays and result in substantial additional expenses and lost revenue. In addition, we may experience difficulties in scaling up processing and production of our human tissue products, including problems related to yields, quality control and assurance, tissue availability, adequacy of control policies and procedures and availability of skilled personnel. Furthermore, developing and maintaining our production capabilities has required, and will continue to require, the investment of significant resources, and we cannot guarantee that we will be able to achieve economies of scale. If we are unable to process and produce our human tissue products on a timely basis, at acceptable quality and costs and in sufficient quantities, or if we experience technological problems, delays in production, failure in the storage of our products or other loss of supply, our business would be materially and adversely affected.
Performance issues, service interruptions or price increases by our shipping carriers could adversely affect our business, harm our reputation and impair our ability to provide our products on a timely basis or at all.
Expedited, reliable shipping is essential to our operations. We rely heavily on providers of transport services for reliable, timely and secure point-to-point transport of our products to our customers and for tracking of these shipments. Should a carrier encounter delivery performance issues such as loss, delays, damage or destruction of any of our products, it would be costly to replace these products in a timely manner and such occurrences may damage our reputation and lead to decreased demand for our products and increased cost and expense to our business. This risk is particularly high with respect to FiberCel, ViBone and OsteGro V, which must be shipped and maintained within a specified temperature range. In addition, any significant increase in shipping rates could adversely affect our operating margins and results of operations. Similarly, strikes, severe weather, natural disasters, equipment malfunctions or other service interruptions affecting the delivery services we use, would impair our ability to process orders for our products on a timely basis or at all, which could have a material adverse effect on our business, financial condition and results of operations.
If our facilities are damaged or become inoperable, we will be unable to continue to research, develop and supply our products and, as a result, there will be an adverse effect on our business until we are able to secure new facilities and rebuild our inventory.
We do not have redundant facilities. We perform most of our research and development activity and manufacture our tissue-based products at our facility in Richmond, California. The SIS ECM biomaterial used in our medical device products are manufactured by Cook Biotech Incorporated, or Cook Biotech, at their facility in West Lafayette, Indiana and converted to a finished product at our facility in Roswell, Georgia. Regulatory approvals of our products are limited to one or more specifically approved manufacturing facilities. As a result, if we fail to produce enough of a product at a facility, or if any of our production facilities were to be shut down or otherwise become unavailable for any reason, finding alternative manufacturing capabilities and obtaining the necessary regulatory approvals would require a considerable amount of time and expense and would cause a significant disruption in service to our customers.
Disruption to our facilities could arise for a variety of reasons, including technical, labor or other difficulties, equipment malfunction, contamination due to a COVID-19 infection or otherwise, the failure of our employees to follow specific protocols and procedures, the destruction of, or damage to, any facility (as a result of a natural or man-made disaster, including, but not limited to, a tornado, flood, fire, power outage or other event), quality control issues or other reasons. Any disruption in the operation of our facilities as a result of any of the above could impair our product development and commercialization efforts and result in lost sales, lost customers and harm to our reputation, any of which would negatively impact our growth prospects and profitability and have a material adverse effect on our business, financial condition and results of operations. In addition, certain of these events, such as natural or man-made disasters, would cause us to incur additional losses, including the time and expense required to repair and/or replace our equipment and to rebuild our inventory. Although we possess insurance for damage to our property and the disruption of our business, this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms or at all.
Because we depend upon a limited number of third-party suppliers and manufacturers and, in certain cases, exclusive suppliers for products essential to our business, we may incur significant product development costs and experience material delivery delays if we lose any significant supplier, which could materially and adversely affect our business, financial condition and results of operations.
We obtain some of our raw materials from a limited group of suppliers and rely on a single supplier to source the SIS ECM biomaterial used to manufacture CanGaroo and our cardiovascular products for reasons of quality assurance, cost-effectiveness, availability or constraints resulting from regulatory requirements. For us to be successful, our suppliers must be able to provide us with products and components in substantial quantities, in compliance with regulatory requirements, in accordance with agreed upon specifications, at acceptable costs and on a timely basis. Our efforts to maintain a continuity of supply and high quality and reliability may not be successful on a timely basis or at all. Manufacturing disruptions experienced by our suppliers may jeopardize our supply of finished products. Due to the stringent regulations and requirements of the FDA and other similar non-U.S. regulatory agencies regarding the manufacture of our products, we may not be able to quickly establish additional or replacement sources for certain raw materials. A change in suppliers could require significant effort or investment in circumstances where the items supplied are integral to product performance or incorporate unique technology. Transitioning to a new supplier could be time-consuming and expensive, may result in interruptions in our operations and product delivery, could affect the performance specifications of our products or could require that we modify the design of those systems.
A reduction or interruption in manufacturing, or an inability to secure alternative sources of raw materials or components, could have a material and adverse effect on our business, financial condition, results of operations and cash flows. One or more of our suppliers may refuse to extend us credit with respect to our purchasing or leasing of equipment, supplies, products or components, or may only agree to extend us credit on significantly less favorable terms or subject to more onerous conditions. This could significantly disrupt our ability to purchase or lease required equipment, supplies, products and components in a cost-effective and timely manner, and could have a material adverse effect on our business, financial condition and results of operations. Any casualty, natural disaster or other disruption of any of our sole-source suppliers’ operations, for example due to a COVID-19 infection of employees of the supplier, or any unexpected loss of any existing exclusive supply contract, could have a material adverse effect on our business, financial condition and results of operations. In addition, if a change in manufacturer results in a significant change to any product, a new 510(k) clearance from the FDA or similar international regulatory authorization may be necessary before we implement the change, which could cause substantial delays.
Certain of our products are dependent on the availability of tissue from human donors, and any disruption in supply could adversely affect our business, financial condition and results of operations.
The products we manufacture for the orthopedic/spinal repair and soft tissue reconstruction markets, as well as our contract manufacturing products, require that we obtain human tissue. The success of our business depends, in part, on the availability of tissue from human donors. Any inability to obtain tissue from our sources will interfere with our ability to effectively meet demand for these products. The recovery of human tissue for our products is very labor-intensive, and it is, therefore, difficult to maintain a steady supply stream. In addition, the availability of acceptable donors is relatively limited and may be impacted by regulatory changes, general public opinion of the donation process and the reputation of our company and the third-party procurement firms with which we partner to manage the donation process. Media reports or other negative publicity concerning both improper methods of tissue recovery from donors and disease transmission from donated tissue, including bones and dermis, may limit widespread acceptance of our products. Unfavorable reports of improper or illegal tissue recovery practices, both in the United States and internationally, as well as incidents of improperly processed tissue leading to transmission of disease, may broadly affect the rate of future tissue donation and market acceptance of allograft technologies and donated tissue use. Potential patients may not be able to distinguish our products, technologies and tissue recovery and processing procedures from others engaged in tissue recovery. In addition, unfavorable reports about us or any of our third-party procurement firms may make families of potential donors or donors themselves, from whom we are required to obtain consent before processing tissue, reluctant to agree to donate tissue to for-profit tissue processors. Any disruption in the supply of any human tissue component could materially harm our ability to manufacture our products until a new source of supply, if any, could be found. We may be unable to find a sufficient alternative supply channel within a reasonable period of time, on commercially reasonable terms or at all, which would have a material adverse effect on our business, financial condition and results of operations.
Increased prices for raw materials used in our products could adversely affect our business, financial condition and results of operations.
Our profitability is affected by the prices of the raw materials used in the manufacture of our products. These prices may fluctuate based on a number of factors beyond our control, including changes in supply and demand, general economic conditions, labor costs, delivery costs, competition, import duties, excises and other indirect taxes, currency exchange rates and government regulation. Due to the highly competitive nature of the healthcare industry and the cost containment efforts of our customers and third-party payors, we may be unable to pass along cost increases for key components or raw materials through higher prices to our customers. If the cost of key components or raw materials increases, and we are unable to fully recover these increased costs through price increases or offset these increases through other cost reductions, we could experience lower margins and profitability. Significant increases in the prices of raw materials that cannot be recovered through productivity gains, price increases or other methods could adversely affect our business, financial condition and results of operations.
If we are not able to accurately forecast demand for our products and manage our inventory, our margins could decrease and we could lose sales, either of which could have a material adverse effect on our business, financial condition and results of operations.
While we must maintain sufficient inventory levels to operate our business successfully and meet customer demand for our products, we must be careful to avoid amassing excess inventory. To ensure adequate inventory supply, we must forecast inventory needs and place orders with our suppliers based on our estimates of future demand for our products. Demand for our products can change rapidly and unexpectedly, including during the time between when raw materials are ordered from our suppliers and the finished product is offered for sale. Our ability to accurately forecast demand for our products could be negatively affected by a number of factors, many of which are beyond our control, including our failure to accurately manage our expansion strategy, product introductions by competitors, an increase or decrease in customer demand for our products or for products of our competitors, our failure to accurately forecast customer acceptance of new products, unanticipated changes in general market conditions, reimbursement or regulatory matters and weakening of economic conditions. Inventory levels that exceed the demand for our products may result in inventory write-downs or write-offs, which would adversely affect our gross margins. For example, in 2019, our launch of SimpliDerm resulted in reduced demand for certain of our other dermis inventory and resulted in inventory write-downs. Conversely, if we underestimate demand for our products, additional supplies of raw materials or additional manufacturing capacity may not be available when required on terms that are acceptable to us or at all, and suppliers or our third-party manufacturer may not be able to allocate sufficient capacity in order to meet our increased requirements. As a result, we may not be able to meet customer demand for our products, resulting in lost sales and potential damage to our reputation and customer relationships, any of which would adversely affect our business, financial condition and results of operations.
In addition, while we seek to maintain sufficient levels of inventory in order to protect ourselves from supply interruptions, our products generally have a shelf life of two to three years. We are, therefore, subject to the risk that a portion of our inventory will become obsolete or expire, which could have a material adverse effect on our profitability and cash flows due to the resulting inventory impairment charges and costs required to replace such inventory.
If hospitals and other healthcare providers are unable to obtain coverage or adequate reimbursement for procedures performed with our products, it is unlikely our products will be widely used.
In the United States, the commercial success of our existing products and any products we may develop or acquire in the future will depend, in part, on the extent to which governmental payors at the federal and state levels, including Medicare and Medicaid, private health insurers and other third-party payors, provide coverage and establish adequate reimbursement levels for procedures utilizing our products. Hospitals and other healthcare providers that purchase our products for treatment of their patients generally rely on third-party payors to pay for all or part of the costs and fees associated with our products as part of a “bundled” rate for the associated procedures. The existence of coverage and adequate reimbursement for procedures using our products by government and private payors is critical to market acceptance of our existing and future products. Neither hospitals nor surgeons are likely to use our products if they do not receive adequate reimbursement for the procedures utilizing our products.
Many private payors currently base their reimbursement policies on the coverage decisions and payment amounts determined by the Centers for Medicare and Medicaid Services, or CMS, which administers the Medicare program. Others may adopt different coverage or reimbursement policies for procedures performed with our products, while some governmental programs, such as Medicaid, have reimbursement policies that vary from state to state, some of which may not pay for the procedures performed with our products in an adequate amount, if at all. Because the Medicare and Medicaid programs are increasingly used as models for how private payors and other governmental payors develop their coverage and reimbursement policies, a Medicare national or local non-coverage decision, denying coverage for procedures using one or more of our products, could result in private and other third-party payors also denying coverage. Third-party payors also may deny reimbursement for procedures using our products if they determine that a product used in a procedure was not medically necessary, was not used in accordance with cost-effective treatment methods, as determined by the third-party payor, or was used for an unapproved use. Unfavorable coverage or reimbursement decisions by government programs or private payors underscore the uncertainty that our products face in the market and could have a material adverse effect on our business.
Many hospitals and clinics in the United States belong to GPOs, which typically incentivize their hospital members to make a relatively large proportion of purchases of similar products from a limited number of vendors that have contracted to offer discounted prices. Such contracts often include exceptions for purchasing certain innovative new technologies, however. Accordingly, the commercial success of our products may also depend to some extent on our ability to either negotiate favorable purchase contracts with key group purchasing organizations and/or persuade hospitals and clinics to purchase our product “off contract.”
The healthcare industry in the United States has experienced a trend toward cost containment as government and private payors seek to control healthcare costs by paying service providers lower rates. While it is expected that hospitals will be able to obtain coverage for procedures using our products, the level of payment available to them for such procedures may change over time. State and federal healthcare programs, such as Medicare and Medicaid, closely regulate provider payment levels and have sought to contain, and sometimes reduce, payment levels. Private payors frequently follow government payment policies and are likewise interested in controlling increases in the cost of medical care. In addition, some payors are adopting pay-for-performance programs that differentiate payments to healthcare providers based on the achievement of documented quality-of-care metrics, cost efficiencies or patient outcomes. These programs are intended to provide incentives to providers to deliver the same or better results while consuming fewer resources. As a result of these programs, and related payor efforts to reduce payment levels, hospitals and other providers are seeking ways to reduce their costs, including the amounts they pay to medical device manufacturers. We may not be able to sell our products profitably if third-party payors deny or discontinue coverage or reduce their levels of payment below that which we project, or if our production costs increase at a greater rate than payment levels. Adverse changes in payment rates by payors to hospitals could adversely impact our ability to market and sell our products and negatively affect our financial performance.
In international markets, medical device regulatory requirements and healthcare payment systems vary significantly from country to country, and many countries have instituted price ceilings on specific product lines. We cannot assure you that our products will be considered cost-effective by international third-party payors, that reimbursement will be available or, if available, that the third-party payors’ reimbursement policies will not adversely affect our ability to sell our products profitably. Any failure to receive regulatory or reimbursement approvals would negatively impact market acceptance of our products in any international markets in which those approvals are sought.
We face the risk of product liability claims and may not be able to obtain or maintain adequate product liability insurance.
Our business exposes us to the risk of product liability claims that are inherent in the manufacturing, processing, investigating and marketing of medical devices and human and animal tissue products. We are, and may in the future be, subject to product liability claims and lawsuits, including potential class actions or mass tort claims, alleging that our products have resulted or could result in an unsafe condition or injury. Product liability claims may be made by patients and their families, healthcare providers or others selling our products. Product liability claims may include, among other things, allegations of defects in manufacturing, defects in design, a failure to warn of dangers inherent in the product, negligence, strict liability or a breach of warranties. We may be subject to such claims even if the apparent injury is due to the actions of others or the pre-existing health of the patient. For example, we rely on physicians and other healthcare providers to properly and correctly use our products. If these physicians or other healthcare providers are not properly trained or are negligent in using our products, the capabilities of our products may be diminished or the patient may suffer critical injury. In addition, we may be subject to product liability claims, as well as a number of other risks, as a result of physicians and other healthcare providers using our products “off-label.” See “— The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.”
Defending a lawsuit, regardless of merit, could be costly, divert management attention and result in adverse publicity, which could result in the withdrawal of, or reduced acceptance of, our products in the market. If we cannot successfully defend against product liability claims, we could incur substantial liability and costs. In addition, regardless of merit or eventual outcome, product liability claims may result in:
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harm to our business reputation;

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investigations by regulators;

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significant legal costs;

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distraction of management’s attention from our primary business;

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substantial monetary awards to patients or other claimants;

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loss of revenue;

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exhaustion of any available insurance and our capital resources; and

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decreased demand for our products.

Although we have product liability insurance that we believe is adequate, this insurance is subject to deductibles and coverage limitations, and we may not be able to maintain this insurance. Also, it is possible that claims could exceed the limits of our coverage or be excluded from coverage under our policy, and may increase the cost of maintaining our coverage. If we are unable to maintain product liability insurance at an acceptable cost or on acceptable terms with adequate coverage or otherwise protect ourselves against potential product liability claims, or if we underestimate the amount of insurance we need, we could be exposed to significant liabilities, which may harm our business. One or more product liability claims could have a significant adverse effect on our business, financial condition and results of operations.
We bear the risk of warranty claims on our products.
We bear the risk of warranty claims on our products. We may not be successful in claiming recovery under any warranty or indemnity provided to us by our suppliers or vendors in the event of a successful warranty claim against us by a customer, and any recovery from such supplier or vendor may not be adequate. Furthermore, we may not have any, or have an adequate, warranty provided by our supplier. In addition, warranty claims brought by our customers related to third-party components may arise after our ability to bring corresponding warranty claims against such suppliers expires, which could result in costs to us.
Defects, failures or quality issues associated with our products could lead to product recalls or safety alerts, adverse regulatory actions, litigation, including product liability claims, and negative publicity, any of which may erode our competitive advantage and market share and have a material adverse effect on our reputation, business, financial condition and results of operations.
Quality is extremely important to us and our customers due to the serious and costly consequences of product failure. Quality and safety issues may occur with respect to any of our products, and our future operating results will depend on our ability to maintain an effective quality control system and effectively train and manage our workforce with respect to our quality system. The development, manufacture and control of our products are subject to extensive and rigorous regulation by numerous government agencies, including the FDA, the Competent Authorities of the European Union and similar foreign agencies. Compliance with these regulatory requirements, including but not limited to the FDA’s Quality System Regulation, or QSR, current Good Manufacturing Practices, or GMPs and adverse events/recall reporting requirements in the United States and other applicable regulations worldwide, is subject to continual review and is monitored rigorously through periodic inspections by the FDA and foreign regulatory authorities. If we fail to comply with our reporting obligations, the FDA, the Competent Authorities of the European Union or other regulatory authority could take action, including issuance of warning letters and/or untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance, seizure of our products or delay in the clearance of future products.
The FDA and foreign regulatory authorities may also require post-market testing and surveillance to monitor the performance of approved products. Our facilities and those of our suppliers, commercial partners and independent sales agents are also subject to periodic regulatory inspections. If the FDA or a foreign authority were to conclude that we have failed to comply with any of these requirements, it could institute a wide variety of enforcement actions, ranging from a public warning letter to more severe sanctions, such as product recalls or seizures, withdrawals, monetary penalties, consent decrees, injunctive actions to halt the manufacture or distribution of products, import detentions of products made outside the United States, export restrictions, restrictions on operations or other civil or criminal sanctions. Civil or criminal sanctions could be assessed against our officers, employees, or us. Any adverse regulatory action, depending on its magnitude, may restrict us from effectively manufacturing, marketing and selling our products.
If our products do not function as designed, or are designed improperly, we or the third-party manufacturer of such products may withdraw such products from the market, whether by choice or as a result of regulatory requirements. In August 2019, we recalled and discarded certain production lots of CanGaroo from the market due to suture breakage. In January 2018, we recalled five of our allograft tissue implants because a pre-sterilized donor culture should have been disqualified, each of which had a negative effect on our business, financial condition and results of operations. Any product recall we or a third-party manufacturer may conduct in the future, whether voluntary or required, may have also negatively affect our business financial condition and results of operations, and this effect may be material.
In addition, we cannot predict the results of future legislative activity or future court decisions, any of which could increase regulatory requirements, subject us to government investigations or expose us to unexpected litigation. Any regulatory action or litigation, regardless of the merits, may result in substantial costs, divert management’s attention from other business concerns and place additional restrictions on our sales or the use of our products. In addition, negative publicity, including regarding a quality or safety issue, could damage our reputation, reduce market acceptance of our products, cause us to lose customers and decrease demand for our products. Any actual or perceived quality issues may also result in issuances of physician’s advisories against our products or cause us to conduct voluntary recalls. Any product defects or problems, regulatory action, litigation, negative publicity or recalls could disrupt our business and have a material adverse effect on our business, financial condition and results of operations.
Our operating results may fluctuate significantly from quarter to quarter and year to year due to the seasonality of our business, as well as a variety of other factors, many of which are outside of our control.
Our quarterly and annual results of operations may vary significantly in the future, and period-to-period comparisons of our operating results may not be meaningful. Accordingly, the results of any one quarter or other period should not be relied upon as an indication of our future performance. Our quarterly and annual financial results may fluctuate as a result of a variety of factors, many of which are outside our control and, as a result, may not fully reflect the underlying performance of our business. One such factor includes seasonal variations in our sales. We have experienced and may in the future experience higher sales in the fourth quarter as hospitals in the United States increase their purchases of our products to coincide with the end of their budget cycles. Satisfaction of patient deductibles through the course of the year also results in increased sales later in the year. In general, our first quarter usually has lower sales than the preceding fourth quarter as patient deductibles are re-established with the new year, thereby increasing their out-of-pocket costs.
Other factors that may cause fluctuations in our quarterly and annual results include, among other things:
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the timing of medical procedures using our products;

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the announcement or introduction of new products by our competitors;

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failure of government health benefit programs and private health plans to cover our products or to timely and adequately reimburse the users of our products;

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the impact of the COVID-19 pandemic, or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide that impacts the number of procedures being performed;

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the rate of reimbursement for procedures using our products by government and private insurers;

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whether our products are granted pass-through reimbursement status or included in the “bundled” reimbursement structure;

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changes in purchasing patterns by our commercial partners or customers, or the loss of any significant customer or group of customers;

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our ability to upgrade and develop our systems and infrastructure to accommodate growth;

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the amount and timing of operating costs and capital expenditures relating to the expansion of our business, operations and infrastructure;

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changes in, or enactment of, new laws or regulations promulgated by federal, state or local governments;

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changes in our supply or manufacturing costs;

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cost containment initiatives or policies developed by government and commercial payors that create financial incentives not to use our products;

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our inability to demonstrate that our products are cost-effective or superior to competing products;

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our ability to develop new products;

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the degree of competition in our industry and any changes in the competitive landscape;

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discovery of product defects during the manufacturing process;

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initiation of a government investigation into potential non-compliance with laws or regulations, or the initiation of a voluntary or involuntary recall with respect to one or more of our products;

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sanctions imposed by federal or state governments due to non-compliance with laws or regulations; and

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general economic conditions as well as economic conditions specific to the healthcare industry.

We have based our current and future expense levels largely on our investment plans and estimates of future events, although certain of our expense levels are, to a large extent, fixed. We may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in sales relative to our planned expenditures would have an immediate adverse effect on our business, results of operations and financial condition. Further, as a strategic response to changes in the competitive environment or to changes in laws and regulations, we may from time to time make certain pricing, service or marketing decisions (e.g., reduce prices) that could have a material and adverse effect on our business, financial condition and results of operations. Due to the foregoing factors, our revenue and operating results are and will remain difficult to forecast.
Our indebtedness and our Revenue Interest Obligation to Ligand Pharmaceuticals Incorporated may limit our flexibility in operating our business and adversely affect our financial health and competitive position.
As of June 30, 2020, we had $32.0 million of indebtedness outstanding, consisting of  $19.7 million outstanding under our Term Loan Facility (as defined under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Description of Certain Indebtedness”) (net of  $0.3 million of unamortized discount and deferred financing costs), $5.9 million outstanding under our Revolving Credit Facility (as defined under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Description of Certain Indebtedness”) (with $1.0 million of additional borrowings available thereunder), $2.0 million outstanding under the 2020 Bridge Notes, $3.0 million outstanding pursuant to a promissory note under the Paycheck Protection Program of the Coronavirus Aid, Relief and Economic Stability Act, or the CARES Act, which we refer to as the PPP Loan, and a $1.4 million promissory note payable to one of our suppliers. In addition, we are party to a royalty agreement with Ligand Pharmaceuticals Incorporated, or Ligand, pursuant to which we assumed a restructured, long-term obligation to Ligand, which we refer to as the Revenue Interest Obligation, that requires us to pay Ligand 5.0% of future sales of the products we acquired from CorMatrix (as well as products substantially similar to those products), subject to annual minimum payments of  $2.75 million and certain milestone payments if sales of the acquired products exceed certain thresholds. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates — Revenue Interest Obligation.”
In order to service this indebtedness and our Revenue Interest Obligation, and any additional indebtedness or other long-term obligations we may incur in the future, we need to generate sufficient levels of cash from our operating activities. Our ability to generate cash is subject, in part, to our ability to successfully execute our business strategy, as well as general economic, financial, competitive, regulatory and other factors beyond our control. We cannot assure you that our business will be able to generate sufficient levels of cash from operations or that future borrowings or other financings will be available to us in an amount sufficient to enable us to service our indebtedness, satisfy our obligations under the Revenue Interest Obligation and fund our other liquidity needs. To the extent we are required to use cash from operations or the proceeds of any future financing to service our indebtedness and satisfy our obligations under the Revenue Interest Obligation instead of funding working capital, capital expenditures or other general corporate purposes, we will be less able to plan for, or react to, changes in our business, industry and in the economy generally. This will place us at a competitive disadvantage compared to our competitors that have less indebtedness.
In addition, the agreements governing our Term Loan Facility and Revolving Credit Facility contain, and any agreements evidencing or governing other future indebtedness may also contain, certain covenants that limit our ability to engage in certain transactions that may be in our long-term best interests. Subject to certain limited exceptions, these covenants limit our ability to, among other things:

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incur additional indebtedness;

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incur certain liens;

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pay dividends or make other distributions on equity interests;

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enter into agreements restricting their subsidiaries’ ability to pay dividends;

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redeem, repurchase or refinance subordinated indebtedness;

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consolidate, merge or sell or otherwise dispose of their assets;

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make investments, loans, advances, guarantees and acquisitions;

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enter into transactions with affiliates;

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amend or modify their governing documents;

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amend or modify certain material agreements;

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alter the business conducted by them and their subsidiaries; and

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enter into sale and leaseback transactions.

In addition to these covenants, the agreements governing our Term Loan Facility and Revolving Credit Facility also contain a financial covenant, which is tested on a monthly basis, and requires us to achieve a specified minimum net product revenue (as defined therein) for the preceding 12-month period. While we were in compliance with all covenants under these agreements as of June 30, 2020, we have had past breaches requiring waivers and there can be no guarantee that we will not breach these covenants in the future. Our ability to comply with these covenants may be affected by events and factors beyond our control. In the event that we breach one or more covenants, our lenders may choose to declare an event of default and require that we immediately repay all amounts outstanding, terminate any commitment to extend further credit and foreclose on the collateral granted to them to collateralize such indebtedness. The occurrence of any of these events could have a material adverse effect on our business, financial condition and results of operations.
In addition, we may be able to incur significant additional indebtedness in the future. Although the agreements governing our Term Loan Facility and Revolving Credit Facility contain restrictions on the incurrence of additional indebtedness by us, such restrictions are subject to a number of qualifications and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Also, these restrictions do not prohibit us from incurring obligations that do not constitute indebtedness as defined therein. To the extent that we incur additional indebtedness or such other obligations, the risks associated with our substantial indebtedness described above will increase.
Uncertainty relating to the LIBOR calculation process and potential phasing out of LIBOR after 2021 may adversely affect the market value of our current or future debt obligations.
The London Inter-bank Offered Rate, or LIBOR, and certain other interest “benchmarks” may be subject to regulatory guidance and/or reform that could cause interest rates under our current or future debt agreements to perform differently than in the past or cause other unanticipated consequences. The United Kingdom’s Financial Conduct Authority, which regulates LIBOR, has announced that it intends to stop encouraging or requiring banks to submit LIBOR rates after 2021, and it is unclear if LIBOR will cease to exist or if new methods of calculating LIBOR will evolve. If LIBOR ceases to exist or if the methods of calculating LIBOR change from their current form, there may be adverse impacts on the financial markets generally and interest rates on borrowings under our Term Loan Facility and Revolving Credit Facility may be adversely affected.
We may be unable to obtain forgiveness of the PPP Loan, in whole or in part, in accordance with the provisions of the CARES Act, which could adversely affect our financial condition.
In May 2020, we entered into a promissory note with Silicon Valley Bank, or SVB, under the Paycheck Protection Program of the CARES Act pursuant to which SVB agreed to make a loan to us in the amount of approximately $3.0 million. The PPP Loan matures in May 2022, bears interest at a rate of 1.0% per annum and requires no payments during the first six months from the date of the loan.

The PPP Loan is unsecured and guaranteed by the Small Business Administration, or the SBA. Under the terms of the PPP Loan, the principal amount of the loan may be forgiven to the extent it is used for qualifying expenses as described in the CARES Act and we otherwise request forgiveness in accordance with the terms of the PPP Loan and the requirements of the SBA. While we expect to request that a significant portion of the principal amount of the PPP Loan be forgiven and to comply with all corresponding requirements, we cannot guarantee that we will be successful in obtaining forgiveness of all or any part of such principal amount. We will be required to repay any principal amount of the PPP Loan that is not forgiven, together with accrued and unpaid interest, in equal monthly installments prior to the maturity date of the loan, which would further restrict our operating and financial flexibility.
Our future capital needs are uncertain and we may need to raise funds in the future, and such funds may not be available on acceptable terms or at all.
We believe that the net proceeds from this offering, together with our existing cash and our availability under our Revolving Credit Facility will enable us to fund our operating expenses and capital expenditure requirements through 2022. However, we have based these estimates on assumptions that may prove to be incorrect, and we could spend our available financial resources much faster than we currently expect. Any future funding requirements will depend on many factors, including, among other things:
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continued patient, physician and market acceptance of our products;

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the scope, rate of progress and cost of our current and future pre-clinical studies and clinical trials;

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the cost of our research and development activities and the cost of commercializing new products or technologies;

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the cost and timing of expanding our sales and marketing capabilities;

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the cost of filing and prosecuting patent applications and maintaining, defending and enforcing our patent or other intellectual property rights;

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the cost of defending, in litigation or otherwise, any claims that we infringe, misappropriate or otherwise violate third-party patents or other intellectual property rights;

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the cost and timing of additional regulatory approvals;

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costs associated with any product recall that may occur;

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the effect of competing technological and market developments;

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the expenses we incur in manufacturing and selling our products;

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the costs of developing and commercializing new products or technologies;

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the extent to which we acquire or invest in products, technologies and businesses, although we currently have no commitments or agreements relating to any of these types of transactions;

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the costs of operating as a public company;

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unanticipated general, legal and administrative expenses; and

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the effects on any of the above of the current COVID-19 pandemic or any other pandemic, epidemic or outbreak of infectious disease.

In addition, our operating plan may change as a result of any number of factors, including those set forth above and other factors currently unknown to us, and we may need additional funds sooner than anticipated. Any additional equity or debt financing that we raise may contain terms that are not favorable to us or our stockholders. If we raise additional funds by selling additional shares of our common stock or other securities convertible (directly or indirectly) into or exercisable or exchangeable for shares of our common stock after this offering, the issuance of such securities will result in dilution to our stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible into or exercisable or exchangeable for shares of our common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering. Furthermore, investors purchasing any securities we may issue in the future may have rights superior to your rights as a holder of our common stock.

In addition, any future debt financing into which we enter may impose upon us covenants that restrict our operations, including limitations on our ability to incur liens or additional debt, pay dividends, repurchase our common stock, make certain investments and engage in certain merger, consolidation or asset sale transactions. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish some rights to our technologies or our products, or grant licenses on terms that are not favorable to us.
Furthermore, we cannot be certain that additional funding will be available to us on acceptable terms, if at all. If we do not have, or are not able to obtain, sufficient funds, we may have to delay development or commercialization of our products or license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize. We also may have to reduce marketing, customer support or other resources devoted to our products or cease operations. Any of these factors could harm our business, financial condition and results of operations.
Security breaches, loss of or damage to data, system failures and other disruptions could compromise sensitive information related to our business or our customers’ patients, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.
In the ordinary course of our business, we may become exposed to, or collect and store, sensitive data, including procedure-based information and legally protected health information, credit card, and other financial information, insurance information and other potentially personally identifiable information. We also store sensitive intellectual property and other proprietary business information. Regardless of any precautions we may take, our information technology, or IT, and infrastructure, and that of our technology partners and providers, may be vulnerable to cyberattacks by hackers or viruses or breaches due to employee error, malfeasance or other disruptions. We rely extensively on IT systems, networks and services, including internet sites, data hosting and processing facilities and tools, physical security systems and other hardware, software and technical applications and platforms, some of which are managed, hosted, provided and/or used by third parties or their vendors, to assist in conducting our business. A significant breakdown, invasion, corruption, destruction or interruption of critical information technology systems or infrastructure, by our workforce, others with authorized access to our systems or unauthorized persons could negatively impact operations. The ever-increasing use and evolution of technology, including cloud-based computing, creates opportunities for the unintentional dissemination or intentional destruction of confidential information stored in our or our third-party providers’ systems, portable media or storage devices. We could also experience a business interruption, theft of confidential information or reputational damage from industrial espionage attacks, malware or other cyber-attacks, which may compromise our system infrastructure or lead to data leakage, either internally or at our third-party providers.
Unauthorized disclosure of sensitive or confidential patient or employee data, including personally identifiable information, whether through breach of computer systems, systems failure, employee negligence, fraud or misappropriation, or otherwise, or unauthorized access to or through our information systems and networks, whether by our employees or third parties, could result in negative publicity, legal liability and damage to our reputation. Unauthorized disclosure of personally identifiable information could also expose us to sanctions for violations of data privacy laws and regulations around the world. Although we have general liability and cybersecurity insurance coverage, our insurance may not cover all claims, continue to be available to us on reasonable terms or be sufficient in amount to cover one or more large claims; additionally, the insurer may disclaim coverage as to any claim. The successful assertion of one or more large claims against us that exceed or are not covered by our insurance coverage or changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our business, prospects, operating results and financial condition.
Despite our security measures, there can be no assurance that our efforts will prevent breakdowns or breaches to our or our third-party providers’ databases or systems, or any resulting unauthorized access to, or disclosure and use of, non-public or other legally protected information. Phishing, social engineering and other attacks upon IT systems are increasing in their frequency, levels of persistence, sophistication and intensity, and are being conducted by sophisticated and organized groups and individuals with a wide range of motives and expertise. In addition to unauthorized access to or acquisition of personal information, confidential information, intellectual property or other sensitive information, such attacks could include the deployment of harmful malware and ransomware, and may use a variety of methods, including denial-of-service attacks, social engineering and other means, to attain such unauthorized access or acquisition or otherwise affect service reliability and threaten the confidentiality, integrity and availability of information. Because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not foreseeable or recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any such breakdowns or breaches, or resulting access, disclosure, or other loss of information, could significantly disrupt our business and result in legal claims or proceedings, liability under laws that protect the privacy of personal information, and damage to our reputation, any of which could have a material and adverse effect on our business, financial condition and results of operations.
Our success depends on our ability to retain and motivate key management personnel and other employees and consultants, to attract, retain and motivate additional qualified personnel and to effectively navigate changes in our senior management team.
Our success depends to a significant extent on our ability to attract, retain and motivate key management personnel and other employees and consultants for our business, including scientific, technical and sales and marketing personnel. There is currently a shortage of skilled executives and other personnel in our industry, which is likely to continue. As a result, competition for skilled personnel is intense and the turnover rate can be high. We may not be able to attract and retain personnel on acceptable terms, given the competition among numerous regenerative medicine and other healthcare companies, for individuals with similar skill sets. Many of the companies that we compete against for qualified personnel have substantially greater financial and other resources and different risk profiles than we do. They may also provide more diverse opportunities, better chances for career advancement and/or more attractive compensation. Some of these characteristics may be more appealing to high quality candidates than what we can offer. Furthermore, in order to offer attractive compensation, we may need to increase the level of cash compensation that we pay to them, which will reduce funds available for research and development and support of our commercialization and sales growth objectives. There can be no assurance that we will have sufficient cash available to offer our employees and consultants attractive compensation or that we will realize any corresponding benefits from the payment of such compensation. We are also vulnerable to the risk that these individuals may take actions, either within or outside the scope of their duties, that intentionally or unintentionally tarnish our brand and reputation or otherwise adversely affect our business. We also cannot prevent our senior management team from terminating their employment with us. Losing the services of any member of our senior management team could materially harm our business until a suitable replacement is found, and such replacement may not have equal experience and capabilities. In addition, we do not maintain “key person” insurance policies on the lives of any of our management team or other employees. The inability to recruit or a loss of the services of any executive, key employee or consultant may impede the progress of our research, development, commercialization and sales growth objectives, which could have a material adverse effect on our business, financial condition, results of operations and our ability to grow our business.
In addition, we have recently added a new Chief Financial Officer, Chief Commercial Officer and Chief Medical Officer. These changes, and any other changes to our senior management team we experience in the future, subject us to a number of additional risks, including risks pertaining to the coordination of responsibilities and tasks, the creation of new management systems and processes, differences in management style, effects on corporate culture and the need for transfer of historical knowledge. If our management team does not work together harmoniously, efficiently allocate responsibilities between themselves and implement and abide by effective controls, our operations will be adversely affected.
Our sales into foreign markets expose us to risks associated with international sales and operations.
Though we have historically focused our market development and commercial activities primarily in the United States, we have obtained marketing registrations, developed commercial and distribution capabilities and are currently selling CanGaroo and our cardiovascular products in several countries outside the United States primarily through independent sales agents. Our international sales subject us to additional risks as compared to those we face in the United States.

The sale and shipment of our products across international borders subject us to extensive U.S. and foreign governmental trade, import and export and customs regulations and laws, including but not limited to, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury, or OFAC, as well as the laws and regulations administered by the Department of Commerce. These regulations limit our ability to market, sell, distribute or otherwise transfer our products or technology to prohibited countries or persons.
Compliance with these regulations and laws is costly, and failure to comply with applicable legal and regulatory obligations could adversely affect us in a variety of ways that include, but are not limited to, significant criminal, civil and administrative penalties, including imprisonment of individuals, monetary fines, denial of export privileges, seizure of shipments and restrictions on certain business activities. The failure to comply with applicable legal and regulatory obligations could also result in the disruption of our distribution and sales activities.
These risks may limit or disrupt our sales and commercialization efforts outside the United States, restrict the movement of funds or result in the deprivation of contractual rights or the taking of property by nationalization or expropriation without fair compensation. Operating in international markets also requires significant management attention and financial support, and, as a result, will divert these resources away from our other operations.
We are subject to anti-bribery, anti-corruption and anti-money laundering laws, including the U.S. Foreign Corrupt Practices Act, as well as export control laws, customs laws, sanctions laws and other laws governing our operations. If we fail to comply with these laws, we could be subject to civil or criminal penalties, other remedial measures and legal expenses, any of which would adversely affect our business, financial condition and results of operations.
We currently are and, as we increase our international presence and global sales, will increasingly be, exposed to trade and economic sanctions and other restrictions imposed by the United States, the European Union and other governments and organizations. The U.S. Departments of Justice, Commerce, State and Treasury and other federal agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of economic sanctions laws, export control laws, the U.S. Foreign Corrupt Practices Act, or the FCPA, and other federal statutes and regulations, including those established by OFAC. In addition, the U.K. Bribery Act of 2010, or the Bribery Act, prohibits both domestic and international bribery, as well as bribery across both private and public sectors. An organization that “fails to prevent bribery” by anyone associated with the organization can be charged under the Bribery Act unless the organization can establish the defense of having implemented “adequate procedures” to prevent bribery. Under these laws and regulations, as well as other anti-corruption laws, anti-money laundering laws, export control laws, customs laws, sanctions laws and other laws governing our operations, various government agencies may require export licenses, may seek to impose modifications to business practices, including cessation of business activities in sanctioned countries or with sanctioned persons or entities and modifications to compliance programs, which may increase compliance costs, and may subject us to fines, penalties and other sanctions. A violation of these laws or regulations would negatively affect our business, financial condition and results of operations.
As our international operations increase, we expect to implement policies and procedures designed to ensure compliance by us and our directors, officers, employees, representatives, consultants and agents with the FCPA, OFAC restrictions, the Bribery Act and other export control, anti-corruption, anti-money-laundering and anti-terrorism laws and regulations. We cannot assure you, however, that any such policies and procedures will be sufficient or that directors, officers, employees, representatives, consultants and agents have not engaged, and will not engage, in conduct for which we may be held responsible, nor can we assure you that our business partners have not engaged, and will not engage, in conduct that could materially affect their ability to perform their contractual obligations to us or result in our being held liable for such conduct. Violations of the FCPA, OFAC restrictions, the Bribery Act or other export control, anti-corruption, anti-money laundering and anti-terrorism laws or regulations may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could have a material adverse effect on our business, financial condition and results of operations.

Our officers, employees, independent contractors, principal investigators, consultants, commercial partners and independent sales agents may engage in misconduct or activities that are improper under other laws and regulations, which would create liability for us.
We are exposed to the risk that our officers, employees, independent contractors (including contract research organizations, or CROs), principal investigators, consultants, commercial partners and independent sales agents may engage in fraudulent conduct or other illegal activity and/or may fail to disclose unauthorized activities to us. Misconduct by these parties could include, but is not limited to, intentional, reckless and/or negligent failures to comply with the laws and regulations of the FDA and its foreign counterparts, including, but not limited to, those relating to the manufacture, processing, packing, holding, investigating or distributing in commerce of medical devices, biological products and/or HCT/Ps, requiring the reporting of true, complete and accurate information to such regulatory bodies (including any safety problems associated with the use of our products), and relating to the conduct of clinical trials and the protection of human research subject.
In particular, companies involved in the manufacture of medical products are subject to laws and regulations intended to ensure that medical products that will be used in patients are safe and effective, and specifically that they are not adulterated or contaminated, that they are properly labeled, and have the identity, strength, quality and purity that which they are represented to possess. Further, companies involved in the research and development of medical products are subject to extensive laws and regulations intended to protect research subjects and ensure the integrity of data generated from clinical trials and of the regulatory review process. Any misconduct in any of these areas, whether by our own employees or by contractors, vendors, business associates, consultants or other entities acting as our agents, could result in regulatory sanctions, criminal or civil liability and serious harm to our reputation. It is not always possible to identify and deter misconduct, and the precautions we take to detect and prevent this activity may not be effective in preventing such conduct, mitigating risks, or reducing the chance of governmental investigations or other actions or lawsuits stemming from a failure to comply with these laws or regulations. If any such investigations or other actions or lawsuits are instituted against us, those actions could have a significant impact on our business, financial condition and results of operations, including, without limitation, the imposition of significant fines and other sanctions that may materially impair our ability to run a profitable business. Even if we are successful in defending against the imposition of any such fines or other sanctions, we could be required to incur substantial legal fees and other costs, and management’s attention will be diverted from our core business operations, either of which would negatively affect our business, financial condition and results of operations.
Our ability to use certain tax attributes to offset future income tax liabilities may be subject to limitations.
We have certain net operating losses and other tax attributes, as described in Note 11 to our consolidated financial statements included elsewhere in this prospectus, including net operating loss carryforwards, or NOLs, for federal income tax purposes of approximately $32.0 million and state NOLs of approximately $10.5 million. If not utilized, $17.6 million of our NOLs will begin to expire for federal income tax purposes beginning in 2036, and our state NOLs will expire beginning in 2030. Our ability to utilize our federal NOLs will depend on our future income, and there is a risk that our NOLs could expire unused and be unavailable to offset future income tax liabilities, which could adversely affect our operating results.
In addition, our ability to utilize our NOLs may be subject to an annual limitation under the Internal Revenue Code of 1986, as amended, or the Code. In general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change NOLs or tax credits to offset future taxable income. If we undergo an ownership change in connection with this offering or have previously undergone an ownership change, our ability to utilize federal NOLs or tax credits could be limited by Sections 382 and 383 of the Code. Additionally, future changes in our stock ownership, many of which are outside of our control, could result in an ownership change under Sections 382 and 383 of the Code. Our state NOLs or credits may also be impaired under state tax law. Accordingly, we may not be able to utilize a material portion of our federal and state NOLs or credits. Our ability to utilize our NOLs or credits is conditioned upon our attaining profitability and generating U.S. federal and state taxable income. Valuation allowances have been provided for all deferred tax assets related to our federal and state NOLs.

In addition, other tax attributes, such as interest carryforwards, are also subject to various limits on their use under the Code. We have established valuation allowances for our interest carry forwards to reflect these limitations and their anticipated impact on our ability to utilize these tax attributes following the adoption of the December 2017 tax reform legislation known as H.R. 1, commonly referred to as the Tax Cuts and Jobs Act, or the TCJA, in the United States.
Changes in tax laws, unfavorable resolution of tax contingencies or exposure to additional income tax liabilities could have a material impact on our results of operations or financial condition.
We are subject to income taxes as well as non-income based taxes in the United States. We may from time to time be subject to tax audits in various jurisdictions. Tax authorities may disagree with certain positions we have taken and assess additional taxes. We regularly assess the likely outcomes of any tax audits to which we are subject in order to determine the appropriateness of our tax provision and have established contingency reserves for material, known tax exposures. However, the calculation of such tax exposures involves the application of complex tax laws and regulations in many jurisdictions, as well as interpretations as to the legality under state aid rules of the European Union of tax advantages granted in certain jurisdictions. Therefore, there can be no assurance that we will accurately predict the outcomes of any tax audits to which we may be subject or that issues raised by tax authorities will be resolved at a financial cost that does not exceed our related reserves and the actual outcomes of any such audit could have a material impact on our results of operations or financial condition.
Changes in tax laws and regulations, or their interpretation and application, in the jurisdictions where we are subject to tax, could materially impact our effective tax rate. For example, changes in tax law implemented by the TCJA became effective in 2018 and 2019, and we expect the U.S. Treasury to continue to issue future notices and regulations under the TCJA. Certain provisions of the TCJA and the regulations issued thereunder could have a significant impact on our future results of operations as could interpretations made by us in the absence of regulatory guidance and judicial interpretations. In addition, in 2018, we established valuation allowances against certain deferred tax assets (including interest carry forwards) to reflect certain limitations on these assets and their anticipated impact on our ability to utilize these tax assets following the adoption of the TCJA. We are continuing to examine the impact of TCJA. As the expected impact of certain aspects of the legislation is unclear and subject to change, we note that the TCJA could adversely affect our business, financial condition and results of operations.
Additionally, the U.S. Congress, government agencies in jurisdictions outside the United States where we do business and the Organization for Economic Co-operation and Development, or OECD, have recently focused on issues related to the taxation of multinational corporations. One example is in the area of “base erosion and profit shifting,” where profits are claimed to be earned for tax purposes in low-tax jurisdictions, or payments are made between affiliates from a jurisdiction with high tax rates to a jurisdiction with lower tax rates. The OECD has released several components of its comprehensive plan to create an agreed set of international rules for fighting base erosion and profit shifting. As a result, the tax laws in the United States and other countries, in which we do business, could change on a prospective or retroactive basis and any such changes could materially adversely affect our business, financial condition and results of operations.
Changes in accounting standards and subjective assumptions, estimates and judgments by management related to complex accounting matters could significantly affect our business, financial condition and results of operations.
U.S. GAAP, and related accounting pronouncements, implementation guidelines and interpretations with regard to a wide range of matters that are relevant to our business are highly complex. These matters include, but are not limited to, revenue recognition, leases, income taxes, impairment of goodwill and long-lived assets and equity-based compensation. Changes in these rules, guidelines or interpretations could significantly change our reported or expected financial performance or financial condition.
In addition, the preparation of financial statements in conformity with GAAP requires management to make assumptions, estimates and judgments that affect the amounts reported in our consolidated financial statements and accompanying notes. We base our estimates and judgments on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity, and the amount of net sales and expenses that are not readily apparent from other sources. Our operating results may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our operating results to fall below the expectations of securities analysts and investors, resulting in a decline in our stock price.
As we conduct clinical studies designed to generate long-term data on some of our existing products, the data we generate may not be consistent with our existing data and may demonstrate less favorable safety or efficacy.
We are currently collecting and plan to continue collecting long-term clinical data regarding the quality, safety and effectiveness of some of our existing products. The clinical data collected and generated as part of these studies will further strengthen our clinical evaluation concerning safety and performance of these products. We believe that this additional data will help with the marketing of our products by providing surgeons and physicians with additional confidence in their long-term safety and efficacy. If the results of these clinical studies are negative, these results could reduce demand for our products and significantly reduce our ability to achieve expected net sales. We do not expect to undertake such studies for all of our products and will only do so in the future where we anticipate the benefits will outweigh the costs and risks. For these reasons, surgeons and physicians could be less likely to purchase our products than competing products for which longer-term clinical data are available. Also, we may not choose or be able to generate the comparative data that some of our competitors have or are generating and we may be subject to greater regulatory and product liability risks. If we are unable to or determined not to collect sufficient long-term clinical data supporting the quality, safety and effectiveness of our existing products, our business, financial condition and results of operations could be adversely affected.
The estimates of market opportunity and forecasts of market and sales growth included in this prospectus may prove to be inaccurate, and even if the markets in which we compete achieve the forecasted growth, our business could fail to grow at similar rates, if at all.
Market opportunity estimates and growth forecasts are inherently uncertain. Our estimates of the annual total addressable markets for our products are based on a number of internal and third-party estimates and assumptions, including, without limitation, the number of implantable electronic device procedures and orthopedic/spinal repair procedures, as well as the number of procedures using biologic products annually in the United States. While we believe our assumptions and the data underlying our estimates are reasonable, these assumptions and estimates may not be correct and the conditions supporting our assumptions or estimates may change at any time, thereby reducing the predictive accuracy of these underlying factors. As a result, our estimates of the annual total addressable market for any of our products may prove to be incorrect. If the actual number of procedures, the price at which we are able to sell any of our products, or the annual total addressable market is smaller than we have estimated, it may impair our sales growth and have an adverse impact on our business, financial condition and results of operations.
Risks Related to Government Regulation
The regulatory approval and clearance processes of the FDA and comparable foreign authorities are lengthy, time consuming and inherently unpredictable, and if we are ultimately unable to obtain regulatory approval or other marketing authorizations for our products and product candidates, our business will be substantially harmed.
The medical device and biologics industries are regulated extensively by governmental authorities, principally the FDA, the E.U. legislative bodies, and corresponding state and foreign regulatory agencies and authorities. The time required to obtain approval, clearance, certification of conformity or other marketing authorizations from the FDA, European Union Notified Bodies, and comparable foreign authorities is unpredictable but can often take many years following the commencement of clinical trials and depends upon numerous factors, including the substantial discretion of the regulatory authorities. In addition, policies, regulations, or the type and amount of clinical data necessary to gain clearance or approval may change during the course of a product candidate’s clinical development and may vary among jurisdictions.
Before we can market or sell a new medical device or a new use of or a claim for or significant modification to an existing medical device in the United States, we must obtain either clearance from the FDA under Section 510(k) of the Federal Food, Drug, and Cosmetic Act, or FDCA, or approval of an application for premarket approval, or PMA, unless an exemption applies. In the United States, we have obtained 510(k) premarket clearance from the FDA to market products such as our CanGaroo, VasCure, ProxiCor and Tyke products. In the 510(k) premarket clearance process, the FDA must determine that a proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness, in order to clear the proposed device for marketing. Clinical data is sometimes required to support a finding of substantial equivalence. Under certain conditions, a medical device is required to be approved under a PMA before it may be legally marketed. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device based, in part, on extensive data, including, but not limited to, technical, nonclinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. However, some devices are automatically subject to the PMA pathway regardless of the level of risk they pose because they have not previously been classified into a lower risk class by the FDA. Manufacturers of these devices may request that FDA review such devices in accordance with the de novo classification procedure, which allows a manufacturer whose novel device would otherwise require the submission and approval of a PMA prior to marketing to request down-classification of the device on the basis that the device presents low or moderate risk. If the FDA agrees with the down classification based on a de novo submission, the FDA will authorize the device for marketing. This device type can then be used as a predicate device for future 510(k) submissions.
The process of obtaining regulatory clearances or approvals, or completing the de novo classification process, to market a medical device can be costly and time consuming, and we may not be able to successfully obtain pre-market reviews on a timely basis, if at all. If the FDA requires us to go through a lengthier, more rigorous examination for our products than we expect, our product introductions or modifications could be delayed or canceled, which could cause our sales to decline. Further, even where a PMA is not required, we cannot assure you that we will be able to obtain 510(k) clearances with respect to such product candidates or modifications to previously cleared products.
The FDA or any foreign regulatory bodies can delay, limit or deny approval or clearance of our product candidates or require us to conduct additional nonclinical or clinical testing or abandon a program for many reasons, including:
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the FDA or the applicable foreign regulatory agency’s disagreement with the design or implementation of our clinical trials;

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negative or ambiguous results from our clinical trials or results that may not meet the level of statistical significance required by the FDA or comparable foreign regulatory agencies for approval;

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serious and unexpected drug or device-related side effects experienced by participants in our clinical trials or by individuals using devices similar to our products or natural product candidates;

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our inability to demonstrate to the satisfaction of the FDA or the applicable foreign regulatory body that our product candidates are safe and effective for their intended uses, or in the case of the 510(k) clearance process, that our product candidate is substantially equivalent to a predicate device;

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the FDA’s or the applicable foreign regulatory agency’s disagreement with the interpretation of data from pre-clinical studies or clinical trials;

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our inability to demonstrate the clinical and other benefits of our product candidates outweigh any safety or other perceived risks;

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the FDA’s or the applicable foreign regulatory agency’s requirement for additional pre-clinical studies or clinical trials;

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the FDA’s or the applicable foreign regulatory agency’s disagreement regarding the formulation, labeling or the specifications of our products or future product candidates;

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the FDA’s or the applicable foreign regulatory agency’s failure to approve the manufacturing processes or facilities of third-party manufacturers with which we contract; or

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the potential for approval or clearance policies or regulations of the FDA or the applicable foreign regulatory agencies to significantly change in a manner rendering our clinical data insufficient for approval.

Of the large number of products in development, only a small percentage successfully complete the FDA or foreign regulatory approval processes and are commercialized. The lengthy approval or marketing authorization process, as well as the unpredictability of future clinical trial results, may result in our failing to obtain regulatory clearance, approval or other marketing authorization to market our product candidates, which would significantly harm our business, financial condition and results of operations.
Even if we eventually complete clinical testing and receive approval or clearance of an FDA or foreign marketing application for our product candidates, the FDA or the applicable foreign regulatory agency may grant clearance, approval or other marketing authorization contingent on the performance of costly additional clinical trials, including post-market clinical trials. The FDA or the applicable foreign regulatory agency also may clear, approve or authorize for marketing a product candidate for a more limited indication or patient population than we originally requested, and the FDA or applicable foreign regulatory agency may not approve or authorize the labeling that we believe is necessary or desirable for the successful commercialization of a product candidate. Any delay in obtaining, or inability to obtain, applicable regulatory clearance, approval or other marketing authorization would delay or prevent commercialization of that product candidate and would materially adversely impact our business and prospects.
Our products may cause or contribute to adverse medical events or be subject to failures or malfunctions that we are required to report to the FDA, and if we fail to do so, we would be subject to sanctions that could harm our reputation, business, financial condition and results of operations. The discovery of serious safety issues with our products, or a recall of our products either voluntarily or at the direction of the FDA or another governmental authority, could have a negative impact on us.
Some of our marketed products are subject to Medical Device Reporting, or MDR, obligations, which require that we report to the FDA or the Competent Authorities of the European Union, any incident in which our products may have caused or contributed to a death or serious injury, or in which our products malfunctioned and, if the malfunction were to recur, it could likely cause or contribute to a death or serious injury. The timing of our obligation to report under the MDR regulations is triggered by the date we become aware of the adverse event as well as the nature of the event. We may fail to report adverse events of which we become aware within the prescribed timeframe. We may also fail to recognize that we have become aware of a reportable adverse event, especially if it is not reported to us as an adverse event or if it is an adverse event that is unexpected or removed in time from the use of our product. If we fail to comply with our reporting obligations, the FDA, or the Competent Authorities of the European Union, could take action, including warning letters, untitled letters, administrative actions, criminal prosecution, imposition of civil monetary penalties, revocation of our device clearance or approval, seizure of our products or delay in clearance or approval of future products.
The FDA, the Competent Authorities of the European Union, and foreign regulatory bodies have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture of a product or in the event that a product poses an unacceptable risk to health. The FDA’s authority to require a recall must be based on a finding that there is reasonable probability that the device could cause serious injury or death. We may also choose to voluntarily recall a product if any material deficiency is found. A government-mandated or voluntary recall by us could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing defects, labeling or design deficiencies, packaging defects or other deficiencies or failures to comply with applicable regulations. Product defects or other errors may occur in the future.
Depending on the corrective action we take to redress a product’s deficiencies or defects, the FDA may require, or we may decide, that we will need to obtain new clearances or approvals for the device before we may market or distribute the corrected device. Seeking such clearances or approvals may delay our ability to replace the recalled devices in a timely manner. Moreover, if we do not adequately address problems associated with our devices, we may face additional regulatory enforcement action, including FDA warning letters, product seizure, injunctions, administrative penalties or civil or criminal fines.

Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary withdrawals or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, it could require us to report those actions as recalls, and we may be subject to enforcement action. A future recall announcement could harm our reputation with customers, potentially lead to product liability claims against us and negatively affect our sales. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business and may harm our reputation and financial results.
Modifications to our medical device products may require new 510(k) clearances or other marketing authorizations, and if we make modifications to such products without obtaining requisite marketing authorization, we may be required to cease marketing or recall the modified products until clearances or other marketing authorizations are obtained.
Any modification to a cleared or approved medical device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design or manufacture, requires a new 510(k) clearance or, possibly, approval of a PMA. The FDA requires every manufacturer to make this determination in the first instance, but the FDA may review any manufacturer’s decision. The FDA may not agree with our decisions regarding whether new clearances or approvals are necessary. We may make modifications or add features to any of our product candidates that are cleared under the 510(k) clearance process in the future that we believe do not require a new 510(k) clearance or approval of a PMA. If the FDA disagrees with our determination and requires us to submit new 510(k) notifications or PMA applications for modifications to our products for which we have concluded that new clearances or approvals are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance or approval, and we may be subject to significant regulatory fines or penalties. In addition, the FDA may not approve or clear our products for the indications that are necessary or desirable for successful commercialization or could require clinical trials to support any modifications. Any delay or failure in obtaining required clearances or approvals for such changes would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth. Any of these actions would harm our operating results.
The misuse or off-label use of our products may harm our reputation in the marketplace, result in injuries that lead to product liability suits or result in costly investigations, fines or sanctions by regulatory bodies if we are deemed to have engaged in the promotion of these uses, any of which could be costly to our business.
Our currently marketed products have been cleared by the FDA for specific indications. For example, our SimpliDerm product has been labeled for use to repair or replace damaged or inadequate integumental tissue and our CanGaroo envelope is intended to securely hold an implantable electronic device to create a stable environment when implanted in the body. We train our marketing personnel and direct sales force to not promote our devices for uses outside of the FDA-approved indications for use, known as “off-label uses.” We cannot, however, prevent a physician from using our products off-label, when in the physician’s independent professional medical judgment, he or she deems it appropriate. There may be increased risk of injury to patients if physicians attempt to use our products off-label. Furthermore, the use of our products for indications other than those authorized by the FDA or by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among physicians and patients.
If the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter, which is used for violators that do not necessitate a warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations.

In addition, physicians may misuse our products or use improper techniques if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our devices are misused or used with improper technique, we may become subject to costly litigation by our customers or their patients. As described above, product liability claims could divert management’s attention from our core business, harm our reputation, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.
Failure to comply with post-marketing regulatory requirements could subject us to enforcement actions, including substantial penalties, and might require us to recall or withdraw a product from the market.
We are subject to ongoing and pervasive regulatory requirements governing, among other things, the manufacture, marketing, advertising, medical device reporting, sale, promotion, import, export, registration and listing of devices. For example, we must submit periodic reports to the FDA as a condition of receiving 510(k) clearances and other marketing authorizations. These reports include information about failures and certain adverse events associated with the device after its clearance. Failure to submit such reports, or failure to submit the reports in a timely manner, could result in enforcement action by the FDA. Following its review of the periodic reports, the FDA might ask for additional information or initiate further investigation.
The regulations to which we are subject are complex and have become more stringent over time. Regulatory changes could result in restrictions on our ability to continue or expand our operations, and higher than anticipated costs or lower than anticipated sales. Even after we have obtained the proper regulatory clearance to market a device, we have ongoing responsibilities under FDA regulations and applicable foreign laws and regulations. The FDA, state and foreign regulatory authorities have broad enforcement powers. Our failure to comply with applicable regulatory requirements could result in enforcement action by the FDA, state or foreign regulatory authorities, which may include any of the following sanctions:
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untitled letters or warning letters;

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fines, injunctions, consent decrees and civil penalties;

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recalls, termination of distribution, administrative detention or seizure of our products;

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customer notifications or repair, replacement or refunds;

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operating restrictions or partial suspension or total shutdown of production;

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delays in or refusal to grant our requests for future clearances or approvals or foreign marketing authorizations of new products, new intended uses or modifications to existing products;

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withdrawals or suspensions of our current 510(k) clearances, resulting in prohibitions on sales of our products;

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FDA refusal to issue certificates to foreign governments needed to export products for sale in other countries; and

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criminal prosecution.

Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.
In addition, the FDA may change its clearance policies, adopt additional regulations or revise existing regulations, or take other actions, which may prevent or delay clearance or approval of our future products under development or impact our ability to modify our currently cleared products on a timely basis. Such policy or regulatory changes could impose additional requirements upon us that could delay our ability to obtain new clearances or approvals, increase the costs of compliance or restrict our ability to maintain our clearances of our current products. Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. These proposals have not yet been finalized or adopted, and the FDA may work with Congress to implement such proposals through legislation. Accordingly, it is unclear the extent to which any proposals, if adopted, could impose additional regulatory requirements on us that could delay our ability to obtain new 510(k) clearances, increase the costs of compliance or restrict our ability to maintain our current clearances, or otherwise create competition that may negatively affect our business.
More recently, in September 2019, the FDA finalized guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of  “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA is developing a list of device types appropriate for the “safety and performance based” pathway and will continue to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible. The FDA may establish performance criteria for classes of devices for which we or our competitors seek or currently have received clearance, and it is unclear the extent to which such performance standards, if established, could impact our ability to obtain new 510(k) clearances or otherwise create competition that may negatively affect our business.
In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new statutes, regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of any future products or make it more difficult to obtain clearance or approval for, manufacture, market or distribute our products. We cannot determine what effect changes in regulations, statutes, legal interpretation or policies, when and if promulgated, enacted or adopted may have on our business in the future. Such changes could, among other things, require: additional testing prior to obtaining clearance or approval; changes to manufacturing methods; recall, replacement or discontinuance of our products; or additional record keeping.
The FDA’s and other regulatory authorities’ policies may change and additional government regulations may be promulgated that could prevent, limit or delay regulatory clearance or approval of our product candidates. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we are not able to maintain regulatory compliance, we may lose any marketing approval that we may have obtained and we may not achieve or sustain profitability.
Our HCT/P products are subject to extensive government regulation, and our failure to comply with these requirements could cause our business to suffer.
In the United States, we sell human tissue-derived bone allografts, such as ViBone, FiberCel and OsteGro V, which are referred to by the FDA as HCT/Ps. Certain HCT/Ps are regulated by the FDA solely under Section 361 of the Public Health Service Act, or PHSA, and are referred to as “Section 361 HCT/Ps,” while other HCT/Ps are subject to FDA’s regulatory requirements applicable to medical devices or biologics. Section 361 HCT/Ps do not require 510(k) clearance, PMA approval, biologics license application, or BLA, or other premarket authorization from FDA before marketing. We believe our HCT/Ps are regulated solely under Section 361 of the PHSA and, therefore, we have not sought or obtained 510(k) clearance, PMA approval, or licensure through a BLA. The FDA could disagree with our determination that our human tissue products are Section 361 HCT/Ps and could determine that these products are biologics requiring a BLA or medical devices requiring 510(k) clearance or PMA approval, and could require that we cease marketing such products and/or recall them pending appropriate clearance, approval or license from the FDA. For example, in public comments, the FDA has suggested that the use of human-derived acellular dermal matrices, such as SimpliDerm, may not be considered HCT/Ps when utilized in breast reconstruction procedures. As a result, we may be required to conduct clinical studies and/or seek approval of a PMA before we are able to market SimpliDerm for use in breast reconstruction.

Even though we believe that our HCT/Ps are not subject to premarket approval or review, HCT/Ps are subject to donor eligibility and screening, Good Tissue Practices, product labeling and post-market reporting requirements. If we or our suppliers fail to comply with these requirements, we could be subject to FDA enforcement action, including, for example, warning letters, fines, injunctions, product recalls or seizures and, in the most serious cases, criminal penalties.
The clinical trial process is lengthy and expensive with uncertain outcomes. We have limited data and experience regarding the safety and efficacy of our products. Results of earlier studies may not be predictive of future clinical trial results, or the safety or efficacy profile for such products.
Clinical testing is difficult to design and implement, can take many years, can be expensive and carries uncertain outcomes. The long-term effects of using our products in a large number of patients have not been studied, and the results of short-term clinical use of such products do not necessarily predict long-term clinical benefits or reveal long-term adverse effects.
The results of pre-clinical studies and clinical trials of our products conducted to date and ongoing or future studies and trials of our current, planned or future products may not be predictive of the results of later clinical trials, and interim results of a clinical trial do not necessarily predict final results. Our interpretation of data and results from our clinical trials do not ensure that we will achieve similar results in future clinical trials. In addition, pre-clinical and clinical data are often susceptible to various interpretations and analyses, and many companies that have believed their products performed satisfactorily in pre-clinical studies and earlier clinical trials have, nonetheless, failed to replicate results in later clinical trials. Products in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through nonclinical studies and earlier clinical trials. Failure can occur at any stage of clinical testing. Our clinical studies may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical and non-clinical testing in addition to those we have planned.
The initiation and completion of any of clinical studies may be prevented, delayed or halted for numerous reasons. We may experience delays in our ongoing clinical trials for a number of reasons, which could adversely affect the costs, timing or successful completion of our clinical trials, including related to the following:
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we may be required to submit an investigational device exemption, or IDE, application to the FDA, which must become effective prior to commencing certain human clinical trials of medical devices, and the FDA may reject our IDE application and notify us that we may not begin clinical trials;

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regulators and other comparable foreign regulatory authorities may disagree as to the design or implementation of our clinical trials;

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regulators and/or IRBs, or other reviewing bodies may not authorize us or our investigators to commence a clinical trial or to conduct or continue a clinical trial at a prospective or specific trial site;

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we may not reach agreement on acceptable terms with prospective CROs and clinical trial sites, the terms of which can be subject to extensive negotiation and may vary significantly among different CROs and trial sites;

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clinical trials may produce negative or inconclusive results, and we may decide, or regulators may require us, to conduct additional clinical trials or abandon product development programs;

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the number of subjects or patients required for clinical trials may be larger than we anticipate, enrollment in these clinical trials may be insufficient or slower than we anticipate, and the number of clinical trials being conducted at any given time may be high and result in fewer available patients for any given clinical trial, or patients may drop out of these clinical trials at a higher rate than we anticipate;

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our third-party contractors, including those manufacturing products or conducting clinical trials on our behalf, may fail to comply with regulatory requirements or meet their contractual obligations to us in a timely manner or at all;

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we might have to suspend or terminate clinical trials for various reasons, including a finding that the subjects are being exposed to unacceptable health risks;

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we may have to amend clinical trial protocols or conduct additional studies to reflect changes in regulatory requirements or guidance, which we may be required to submit to an IRB and/or regulatory authorities for re-examination;

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regulators, IRBs or other parties may require or recommend that we or our investigators suspend or terminate clinical research for various reasons, including safety signals or noncompliance with regulatory requirements;

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the cost of clinical trials may be greater than we anticipate;

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clinical sites may not adhere to the clinical protocol or may drop out of a clinical trial;

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we may be unable to recruit a sufficient number of clinical trial sites;

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regulators, IRBs or other reviewing bodies may fail to approve or subsequently find fault with our manufacturing processes or facilities of third-party manufacturers with which we enter into agreement for clinical and commercial supplies, the supply of devices or other materials necessary to conduct clinical trials may be insufficient, inadequate or not available at an acceptable cost, or we may experience interruptions in supply;

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approval policies or regulations of the FDA, the European Union or applicable foreign regulatory agencies may change in a manner rendering our clinical data insufficient for approval; and

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our current or future products may have undesirable side effects or other unexpected characteristics.

In addition, disruptions caused by the COVID-19 pandemic may increase the likelihood that we encounter such difficulties or delays in initiating, enrolling, conducting or completing our planned and ongoing clinical trials. Any of these occurrences may significantly harm our business, financial condition and prospects. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of our product candidates.
Patient enrollment in clinical trials and completion of patient follow-up depend on many factors, including the size of the patient population, the nature of the trial protocol, the proximity of patients to clinical sites, the eligibility criteria for the clinical trial, patient compliance, competing clinical trials and clinicians’ and patients’ perceptions as to the potential advantages of the product being studied in relation to other available therapies, including any new treatments that may be approved for the indications we are investigating. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and efficacy of a product candidate, or they may be persuaded to participate in contemporaneous clinical trials of a competitor’s product candidate. In addition, patients participating in our clinical trials may drop out before completion of the trial or experience adverse medical events unrelated to our products. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may delay commencement or completion of the clinical trial, cause an increase in the costs of the clinical trial and delays, or result in the failure of the clinical trial.
Even if our future products are cleared or approved in the United States, commercialization of our products in foreign countries would require clearance or approval by regulatory authorities in those countries. Clearance or approval procedures vary among jurisdictions and can involve requirements and administrative review periods different from, and greater than, those in the United States, including additional pre-clinical studies or clinical trials. Any of these occurrences could have an adverse effect on our business, financial condition and results of operations.
Disruptions at the FDA and other government agencies caused by funding shortages or global health concerns could hinder their ability to hire, retain or deploy key leadership and other personnel, or otherwise prevent new or modified products from being developed, cleared or approved or commercialized in a timely manner or at all, which could negatively impact our business.
The ability of the FDA to review and clear or approve new products can be affected by a variety of factors, including government budget and funding levels, statutory, regulatory and policy changes, the

FDA’s ability to hire and retain key personnel and accept the payment of user fees and other events that may otherwise affect the FDA’s ability to perform routine functions. Average review times at the FDA have fluctuated in recent years as a result. In addition, government funding of other government agencies that fund research and development activities is subject to the political process, which is inherently fluid and unpredictable. Disruptions at the FDA and other agencies may also slow the time necessary for medical devices and biologics or modifications to cleared or for approved medical devices and biologics to be reviewed and/or approved by necessary government agencies, which would adversely affect our business. For example, over the last several years, including for 35 days beginning on December 22, 2018, the U.S. government has shut down several times and certain regulatory agencies, such as the FDA, have had to furlough critical FDA employees and stop critical activities.
Separately, in response to the COVID-19 pandemic, on March 10, 2020, the FDA announced its intention to postpone most foreign inspections of manufacturing facilities and products, and, on March 18, 2020, the FDA temporarily postponed routine surveillance inspections of domestic manufacturing facilities. Subsequently, on July 10, 2020, the FDA announced its intention to resume certain on-site inspections of domestic manufacturing facilities subject to a risk‑based prioritization system. The FDA intends to use this risk‑based assessment system to identify the categories of regulatory activity that can occur within a given geographic area, ranging from mission critical inspections to resumption of all regulatory activities. Regulatory authorities outside the United States may adopt similar restrictions or other policy measures in response to the COVID-19 pandemic. If a prolonged government shutdown occurs, or if global health concerns continue to prevent the FDA, the European Union or other regulatory authorities from conducting their regular inspections, reviews, or other regulatory activities, it could significantly impact the ability of the FDA, the European Union or other regulatory authorities to timely review and process our regulatory submissions, which could have a material adverse effect on our business.
We are subject to certain federal, state and foreign fraud and abuse laws, health information privacy and security laws and physician payment transparency laws, which, if violated, could subject us to substantial penalties. Additionally, any challenge to or investigation into our practices under these laws could cause adverse publicity and be costly to respond to, and thus could harm our business.
There are numerous U.S. federal and state, as well as foreign, laws pertaining to healthcare fraud and abuse, including anti-kickback, false claims and physician transparency laws. Our business practices and relationships with providers and hospitals are subject to scrutiny under these laws. We may also be subject to patient information privacy and security regulation by both the federal government and the states and foreign jurisdictions in which we conduct our business. The healthcare laws and regulations that may affect our ability to operate include:
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the federal Anti-Kickback Statute, which prohibits, among other things, persons and entities from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual or furnishing or arranging for a good or service, for which payment may be made, in whole or in part, under federal healthcare programs, such as Medicare and Medicaid. A person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal civil and criminal false claims laws, including the federal civil False Claims Act, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid or other federal healthcare programs that are false or fraudulent. Moreover, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act. Private individuals can bring False Claims Act “qui tam” actions, on behalf of the government and such individuals, commonly known as “whistleblowers,” may share in amounts paid by the entity to the government in fines or settlement. When an entity is determined to have violated the federal civil False Claims Act, the government may impose civil penalties, including treble damages, and exclude the entity from participation in Medicare, Medicaid and other federal healthcare programs;

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the federal Civil Monetary Penalties Law, which prohibits, among other things, offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier;
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the Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created additional federal criminal statutes that prohibit, among other things, executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it to have committed a violation;

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the federal Physician Sunshine Act, which requires certain manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program, or CHIP, to report annually to CMS, information related to payments and other transfers of value to physicians, which is defined broadly to include doctors, dentists, optometrists, podiatrists and chiropractors, and teaching hospitals, and applicable manufacturers and group purchasing organizations, to report annually ownership and investment interests held by such physicians and their immediate family members. Manufacturers are required to submit annual reports to CMS and failure to do so may result in civil monetary penalties for all payments, transfers of value or ownership or investment interests not reported in an annual submission, and may result in liability under other federal laws or regulations. Effective January 1, 2022, these reporting obligations will extend to include payments and transfers of value made to certain nonphysician providers such as physician assistants and nurse practitioners; and

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analogous state and foreign law equivalents of each of the above federal laws, such as anti-kickback and false claims laws, which may apply to items or services reimbursed by any third-party payor, including commercial insurers or patients; state laws that require device companies to comply with the industry’s voluntary compliance guidelines and the applicable compliance guidance promulgated by the federal government or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws that require device manufacturers to report information related to payments and other transfers of value to physicians and other healthcare providers or marketing expenditures; and state laws related to insurance fraud in the case of claims involving private insurers.

These laws and regulations, among other things, constrain our business, marketing and other promotional activities by limiting the kinds of financial arrangements we may have with hospitals, physicians or other potential purchasers of our products, as well as independent sales agents and distributors. Due to the breadth of these laws, the narrowness of statutory exceptions and regulatory safe harbors available, and the range of interpretations to which they are subject, it is possible that some of our current or future practices might be challenged under one or more of these laws.
To enforce compliance with the healthcare regulatory laws, certain enforcement bodies have recently increased their scrutiny of interactions between healthcare companies and healthcare providers, which has led to a number of investigations, prosecutions, convictions and settlements in the healthcare industry. Responding to investigations can be time-and resource-consuming and can divert management’s attention from the business. Additionally, as a result of these investigations, healthcare providers and entities may have to agree to additional compliance and reporting requirements as part of a consent decree or corporate integrity agreement. Any such investigation or settlement could increase our costs or otherwise have an adverse effect on our business. Even an unsuccessful challenge or investigation into our practices could cause adverse publicity, and be costly to respond to. If our operations are found to be in violation of any of the healthcare laws or regulations described above or any other healthcare regulations that apply to us, we may be subject to penalties, including administrative, civil and criminal penalties, damages, fines, exclusion from participation in government healthcare programs, such as Medicare and Medicaid, imprisonment, contractual damages, reputational harm, disgorgement and the curtailment or restructuring of our operations.
In addition, members of our management and companies with which they are affiliated or have been affiliated with in the past, have been, and may in the future be, involved in investigations, prosecutions, convictions or settlements in the healthcare industry. For example, Kevin Rakin, the chairman of our board of directors, was named as a defendant in United States ex rel. Webb v. Advanced BioHealing, Inc., or

ABH, a whistleblower suit relating to sales methods employed by sales representatives of ABH, a biotechnology company for which Mr. Rakin served as its chief executive officer. All claims in the lawsuit were dismissed with prejudice pursuant to a settlement agreement, in which Mr. Rakin expressly denied that he engaged in any wrongful conduct, and Mr. Rakin agreed to pay to the United States $2.5 million. Any investigations, prosecutions, convictions or settlements involving members of our management and companies with which they are or have been affiliated may be detrimental to our reputation and could negatively affect our business, financial condition and results of operations.
Healthcare policy changes, including recently enacted legislation reforming the U.S. healthcare system, could harm our cash flows, financial condition and results of operations.
In March 2010, the Affordable Care Act, or ACA, was enacted in the United States, which made a number of substantial changes in the way healthcare is financed by both governmental and private insurers. Among other ways in which it may impact our business, the ACA established a new Patient-Centered Outcomes Research Institute to oversee and identify priorities in comparative clinical effectiveness research in an effort to coordinate and develop such research, implemented payment system reforms, including a national pilot program on payment bundling to encourage hospitals, physicians and other providers to improve the coordination, quality and efficiency of certain healthcare services through bundled payment models, and expanded the eligibility criteria for Medicaid programs.
Since its enactment, there have been judicial, U.S. Congressional and executive branch challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, the TCJA was enacted, which includes a provision repealing, effective January 1, 2019, the tax-based shared responsibility payment imposed by the ACA on certain individuals who fail to maintain qualifying health coverage for all or part of a year that is commonly referred to as the “individual mandate”. On December 14, 2018, a U.S. District Court judge in the Northern District of Texas ruled that the individual mandate is a critical and inseverable feature of the ACA and, therefore, because it was repealed as part of the Tax Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the U.S. Court of Appeals for the 5th Circuit affirmed the District Court’s decision that the individual mandate was unconstitutional but remanded the case back to the District Court to determine whether the remaining provisions of the ACA are invalid as well. On March 2, 2020, the U.S. Supreme Court granted the petitions for writs of certiorari to review the case, although it is unclear when a decision will be made or how the Supreme Court will rule. In addition, there may be other efforts to challenge, repeal or replace the ACA. We are continuing to monitor any changes to the ACA that, in turn, may potentially impact our business in the future.
In addition, other legislative changes have been proposed and adopted since the ACA was enacted. On August 2, 2011, the Budget Control Act of 2011 was signed into law, which, among other things, reduced Medicare payments to providers by 2% per fiscal year, effective on April 1, 2013 and, due to subsequent legislative amendments to the statute, was to remain in effect through 2029. The CARES Act, which was signed into law on March 27, 2020, temporarily suspended these reductions from May 1, 2020 through December 31, 2020, and extended the sequester by one additional year, through 2030. In addition, on January 2, 2013, the American Taxpayer Relief Act of 2012 was signed into law, which, among other things, reduced Medicare payments to several providers, including hospitals, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years.
We expect additional state and federal healthcare reform measures to be adopted in the future, any of which could limit reimbursement for healthcare products and services, which could result in reduced demand for our products or additional pricing pressure.
Failure to comply with data protection laws and regulations could lead to government enforcement actions (which could include civil or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.
We and our commercial partners, independent sales agents, suppliers and other business partners may be subject to federal, state and foreign data protection laws and regulations (i.e., laws and regulations that address data privacy and security). In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations (e.g., Section 5 of the FTC Act), that govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our partners. We may also be subject to U.S. federal rules, regulations and guidance concerning data security for medical devices, including guidance from the FDA. In addition, we may obtain health information from third parties (including research institutions from which we obtain clinical trial data) that are subject to privacy and security requirements under HIPAA. Depending on the facts and circumstances, we could be subject to criminal penalties if we knowingly obtain, use, or disclose individually identifiable health information maintained by a HIPAA-covered entity in a manner that is not authorized or permitted by HIPAA.
In addition, the California Consumer Privacy Act, or CCPA, became effective on January 1, 2020. The CCPA gives California residents expanded rights to access and delete their personal information, opt out of certain personal information sharing and receive detailed information about how their personal information is used by requiring covered companies to provide new disclosures to California consumers (as that term is broadly defined) and provide such consumers new ways to opt out of certain sales of personal information. The CCPA provides for civil penalties for violations, as well as a private right of action for data breaches that is expected to increase data breach litigation. Although there are limited exemptions for certain health-related information, including certain clinical trial data, the CCPA may increase our compliance costs and potential liability. Additionally, a new California ballot initiative, the California Privacy Rights Act, appears to have garnered enough signatures to be included on the November 2020 ballot, and if voted into law by California residents, would impose additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It would also create a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. Similar laws have been proposed in other states and at the federal level, and if passed, such laws may have potentially conflicting requirements that would make compliance challenging.
Foreign data protection laws, including the E.U. General Data Protection Regulation, or the GDPR, which became effective in May 2018, may also apply to health-related and other personal information obtained outside of the United States. The GDPR imposes stringent data protection requirements for the processing of personal data in the European Economic Area, or EEA. The GDPR imposes several stringent requirements for controllers and processors of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention and secondary use of information (including for research purposes), increased requirements pertaining to health data and pseudonymised (i.e., key-coded) data and additional obligations when we contract third party processors in connection with the processing of the personal data. The GDPR also imposes strict rules on the transfer of personal data out of the EEA, to the United States and other third countries. Recent legal developments in Europe have created complexity and uncertainty regarding transfers of personal data from the EEA to the United States, e.g. on July 16, 2020, the Court of Justice of the European Union, or the CJEU, invalidated the E.U.-U.S. Privacy Shield Framework, or the Privacy Shield, under which personal data could be transferred from the EEA to U.S. entities who had self-certified under the Privacy Shield scheme. While the CJEU upheld the adequacy of the standard contractual clauses (a standard form of contract approved by the European Commission as an adequate personal data transfer mechanism, and potential alternative to the Privacy Shield), it made clear that reliance on them alone may not necessarily be sufficient in all circumstances. European data protection law provides that E.U. and EEA member states may make their own further laws and regulations limiting the processing of health-related data, which could limit our ability to use and share personal data or could cause our costs to increase, and harm our business and financial condition. Failure to comply with the requirements of GDPR and the applicable national data protection and marketing laws may result in fines of up to €20,000,000 or up to 4% of the total worldwide annual turnover of the preceding financial year, whichever is higher, and other administrative penalties as well as individual claims for compensation.
In addition, the United Kingdom leaving the European Union could also lead to further legislative and regulatory changes. It remains unclear how the United Kingdom data protection laws or regulations will develop in the medium to longer term and how data transfer to the United Kingdom from the European Union and the EEA will be regulated, especially following the United Kingdom’s departure from the

European Union on January 31, 2020. However, the United Kingdom has transposed the GDPR into domestic law with the Data Protection Act 2018, which remains in force following the United Kingdom’s departure from the European Union. Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. If we fail to comply with any such laws or regulations, we may face significant fines and penalties that could adversely affect our business, financial condition and results of operations.
Compliance with U.S. and foreign privacy and security laws, rules and regulations could require us to take on more onerous obligations in our contracts, require us to engage in costly compliance exercises, restrict our ability to collect, use and disclose data, or in some cases, impact our ability, or the ability of our commercial partners, independent sales agents, suppliers or other business partners, to operate in certain jurisdictions. Each of these constantly evolving laws can be subject to varying interpretations. Failure to comply with U.S. and foreign data protection laws and regulations could result in government investigations and enforcement actions (which could include civil or criminal penalties), fines, private litigation and/or adverse publicity and could negatively affect our operating results and business. Moreover, patients about whom we or our partners obtain information, as well as the providers who share this information, may contractually limit our ability to use and disclose the information. Claims that we have violated individuals’ privacy rights, failed to comply with data protection laws, or breached our contractual obligations, even if we are not found liable, could be expensive and time-consuming to defend and could result in adverse publicity that could have a material and adverse effect on our business, financial condition and results of operations.
Risks Related to Intellectual Property
If we are unable to obtain, maintain and adequately protect our intellectual property rights, our competitive position could be harmed or we could be required to incur significant expenses to enforce or defend our rights.
Our commercial success will depend in part on our success in obtaining and maintaining issued patents, trademarks and other intellectual property rights in the United States and elsewhere and protecting our proprietary technology. If we do not adequately protect our intellectual property and proprietary technology, competitors may be able to use our technologies or the goodwill we have acquired in the marketplace and erode or negate any competitive advantage we may have, which could harm our business and ability to achieve profitability.
Some of our intellectual property rights depend on licensing agreements with third parties, and our patent coverage includes protection provided by licensed patents. If in the future we no longer have rights to one or more of these licensed patents, our patent coverage may be compromised, which in turn could adversely affect our ability to protect our products and defend against competitors.
We have sought to protect our proprietary position by filing patent applications in the United States and abroad related to our products that we view as important to our business. This process is expensive and time-consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner. In addition, we cannot provide any assurances that any of our patents have, or that any of our pending patent applications that mature into issued patents will include, claims with a scope sufficient to protect our existing products, any enhancements we may develop to our existing products or any new products we may develop or acquire and introduce in the future. We, or our licensors, may fail to identify patentable aspects of inventions made in the course of development and commercialization activities before it is too late to obtain patent protection on them. Therefore, we may miss potential opportunities to strengthen our patent position. Other parties may have developed technologies that may be related or competitive to our system, may have filed or may file patent applications and may have received or may receive patents that overlap or conflict with our patent applications, either by claiming the same methods or devices or by claiming subject matter that could dominate our patent position.
The patent positions of regenerative medicine companies, including our patent position, may involve complex legal, scientific and factual questions, and, therefore, the scope, validity, ownership and enforceability of any patent claims that we may obtain cannot be predicted with certainty. Patents, if issued, may be challenged, deemed unenforceable, narrowed, invalidated or circumvented. Proceedings challenging our patents could result in either loss of the patent or denial of the patent application or loss or reduction in the scope of one or more of the claims of the patent or patent application. In addition, such proceedings may be costly. Thus, any patents that we currently own or may own may not provide any protection against competitors. Furthermore, an adverse decision in an interference proceeding can result in a third party receiving the patent right sought by us, which in turn could affect our ability to commercialize our products. In recent years, patent rights have been the subject of significant litigation. Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of our owned or licensed patents or narrow the scope of our patent protection.
Though an issued patent is presumed valid and enforceable, its issuance is not conclusive as to its inventorship, scope, validity or enforceability, and it may not provide us with adequate proprietary protection or competitive advantages against competitors with similar products. Competitors could attempt to replicate some or all of the competitive advantages we derive from our development efforts, willfully infringe, misappropriate or otherwise violate our intellectual property rights, design around our patents or develop and obtain patent protection for more effective technologies, designs or methods.
CanGaroo and SimpliDerm are the only current products covered by issued patents. We rely on unpatented trade secrets and know-how for several of our current products to develop and maintain our competitive position. However, trade secrets and know-how can be difficult to protect and enforce against third parties. Accordingly, we cannot be certain that these intellectual property rights will provide us with adequate protection or enable us to prevent third parties from developing or commercializing competitive products.
We may be unable to prevent the unauthorized disclosure or use of our technical knowledge or trade secrets by consultants, suppliers, vendors, current and former employees, distributors, commercial partners or independent sales agents. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the United States, and we may encounter significant problems in protecting our proprietary rights in these countries.
Our ability to enforce our patent rights depends on our ability to detect infringement. It may be difficult to detect infringers who do not advertise the components that are used in their products. Moreover, it may be difficult or impossible to obtain evidence of infringement in a competitor’s or potential competitor’s product. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if we were to prevail, may not be commercially meaningful.
In addition, proceedings to enforce or defend our patents could put our patents at risk of being invalidated, held unenforceable or interpreted narrowly, which could limit our ability to stop or prevent us from stopping others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. Such proceedings could provoke third parties to assert claims against us, including that some or all of the claims in one or more of our patents are invalid or otherwise unenforceable. If any of the patents covering our products are narrowed, invalidated or found unenforceable, or if a court found that valid, enforceable patents held by third parties covered one or more of our products, our competitive position could be harmed or we could be required to incur significant expenses to enforce or defend our rights.
The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:
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any of our patents, or any of our pending patent applications, if issued, will include claims having a scope sufficient to protect our products;

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any of our pending patent applications will issue as patents;

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we will be able to successfully commercialize our products on a substantial scale, if approved, before the relevant patents we currently have, or may have, expire;

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we were the first to conceive and reduce to practice the inventions covered by each of our patents and pending patent applications;

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we were the first to file patent applications for these inventions;

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others will not develop similar or alternative technologies that do not infringe, misappropriate or otherwise violate our owned or licensed patents and other intellectual property rights;

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any of our patents will ultimately be found to be valid and enforceable;

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ownership of our patents or patent applications will not be challenged by third parties;

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any patents issued to us will provide a basis for an exclusive market for our commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;

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our competitors will not conduct research and development activities in countries where we do not have patent rights, or in countries where research and development safe harbor laws exist, and then use the information learned from such activities to develop competitive products for sale in our major commercial markets;

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we will develop additional proprietary technologies or products that are separately patentable; or

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our commercial activities or products will not infringe, misappropriate or otherwise violate the patents and other intellectual property rights of others.

Should any of these events occur, they could have a material and adverse effect on our business, financial condition and results of operations.
We may not enter into invention assignment and confidentiality agreements with all of our employees and contractors and such agreements could be ineffective or breached.
We rely, in part, upon unpatented trade secrets, unpatented know-how and continuing technological innovation to develop and maintain our competitive position, which we seek to protect, in part, by confidentiality agreements with our employees, consultants, independent sales agents, collaborators and third-party vendors. We also seek to enter agreements with our employees and consultants that obligate them to assign any inventions created during their work for us to us and have non-compete agreements with some, but not all, of our consultants. However, we may not obtain these agreements in all circumstances and the assignment of intellectual property under such agreements may not be self-executing. If the employees, consultants or collaborators that are parties to these agreements breach or violate their respective terms, we may not have adequate remedies for any such breach or violation. It is possible that technology relevant to our business will be independently developed by a person that is not a party to such an agreement. Furthermore, if the employees and consultants who are parties to these agreements breach or violate the terms of these agreements, we may not have adequate remedies for any such breach or violation, and we could lose our trade secrets through such breaches or violations. Further, our trade secrets could otherwise become known or be independently discovered by our competitors. Any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.
The patent protection we obtain for our products may not be sufficient enough to provide us with any competitive advantage or our patents may be challenged.
Our owned and licensed patents and pending patent applications, if issued, may not provide us with any meaningful protection or prevent competitors from designing around our patent claims to circumvent our patents by developing similar or alternative technologies or products in a non-infringing manner. For example, a third party may develop a competitive product that provides benefits similar to one or more of our products but falls outside the scope of our patent protection or license rights. If the patent protection provided by the patents and patent applications we hold or pursue with respect to our products is not sufficiently broad to impede such competition, our ability to successfully commercialize our products could be negatively affected, which would harm our business.
It is possible that defects of form in the preparation or filing of our patents or patent applications may exist, or may arise in the future, for example with respect to proper priority claims, inventorship, claim scope, or requests for patent term adjustments. If we or our collaborators or licensors, fail to establish, maintain or protect such patents and other intellectual property rights, such rights may be reduced or eliminated. If our collaborators or licensors are not fully cooperative or disagree with us as to the prosecution, maintenance or enforcement of any patent rights, such patent rights could be compromised. If there are material defects in the form, preparation, prosecution or enforcement of our patents or patent applications, such patents may be invalid and/or unenforceable, and such applications may never result in valid and enforceable patents. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.
Pending patent applications cannot be enforced against third parties practicing the technology claimed in such applications unless and until a patent issues from such applications. Assuming the other requirements for patentability are met, currently, the first to file a patent application is generally entitled to the patent. However, prior to March 16, 2013, in the United States, the first to invent was entitled to the patent. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are not published until 18 months after filing, or in some cases not at all. Therefore, we cannot be certain that we were the first to make the inventions claimed in our patents or pending patent applications, or that we were the first to file for patent protection of such inventions. Similarly, we cannot be certain that parties from whom we do or may license or purchase patent rights were the first to make relevant claimed inventions, or were the first to file for patent protection for them. If third parties have filed prior patent applications on inventions claimed in our patents or applications that were filed on or before March 15, 2013, an interference proceeding in the United States can be initiated by such third parties to determine who was the first to invent any of the subject matter covered by the patent claims of our applications. If third parties have filed such prior applications after March 15, 2013, a derivation proceeding in the United States can be initiated by such third parties to determine whether our invention was derived from theirs.
Moreover, because the issuance of a patent is not conclusive as to its inventorship, scope, validity or enforceability, our owned and licensed patents or pending patent applications may be challenged in the courts or patent offices in the United States and abroad. There is no assurance that all of the potentially relevant prior art relating to our patents and patent applications has been found. If such prior art exists, it may be used to invalidate a patent, or may prevent a patent from issuing from a pending patent application. For example, such patent filings may be subject to a third-party submission of prior art to the U.S. Patent and Trademark Office, or USPTO, or to other patent offices around the world. Alternately or additionally, we may become involved in post-grant review procedures, oppositions, derivation proceedings, ex parte reexaminations, inter partes review, supplemental examinations or interference proceedings or challenges in district court, in the United States or in various foreign patent offices, including both national and regional, challenging patents or patent applications in which we have rights, including patents on which we rely to protect our business. In addition, if we seek to enforce our patents against third parties, third parties may initiate such challenges in response. An adverse determination in any such challenges may result in loss of the patent or in patent or patent application claims being narrowed, invalidated or held unenforceable, in whole or in part, or in denial of the patent application or loss or reduction in the scope of one or more claims of the patent or patent application, any of which could limit our ability to stop others from using or commercializing similar or identical technology and products, or limit the duration of the patent protection of our technology and products. In addition, given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. Any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.
Litigation or other proceedings or third-party claims of intellectual property infringement, misappropriation or other violations could require us to spend significant time and money, prevent us from selling our products and adversely affect our stock price.
Our commercial success will depend in part on not infringing, misappropriating or otherwise violating the patents or other proprietary rights of third parties. Significant litigation regarding patent rights occurs in our industry. Our competitors in both the United States and abroad, many of which have substantially greater resources and have made substantial investments in patent portfolios and competing technologies, may have applied for or obtained or may in the future apply for and obtain, patents that will prevent, limit or otherwise interfere with our ability to make, use and sell our products. We do not always conduct independent reviews of patents issued to third parties. In addition, patent applications in the United States and elsewhere can be pending for many years before issuance, or unintentionally abandoned patents or applications can be revived, so there may be applications of others now pending or recently revived patents of which we are unaware. These applications may later result in issued patents, or the revival of previously abandoned patents, that will prevent, limit or otherwise interfere with our ability to make, use or sell our products. Third parties may, in the future, assert claims that we are employing their proprietary technology without authorization, including claims from competitors or from non-practicing entities that have no relevant product sales and against whom our own patent portfolio may have no deterrent effect. As we continue to commercialize our products in their current or updated forms, launch new products and enter new markets, we expect competitors may claim that one or more of our products infringe, misappropriate or otherwise violate their intellectual property rights as part of business strategies designed to impede our successful commercialization and entry into new markets. The large number of patents, the rapid rate of new patent applications and issuances, the complexities of the technology involved and the uncertainty of litigation may increase the risk of business resources and management’s attention being diverted to patent litigation. We may in the future receive letters or other threats or claims from third parties inviting us to take licenses under, or alleging that we infringe, their patents.
Moreover, we may become party to future adversarial proceedings regarding our patent portfolio or the patents of third parties. Such proceedings could include supplemental examination or contested post-grant proceedings, such as review, reexamination, inter parties review, interference or derivation proceedings before the USPTO and challenges in U.S. District Court. Patents may be subjected to opposition, post-grant review or comparable proceedings lodged in various foreign, both national and regional, patent offices. The legal threshold for initiating litigation or contested proceedings may be low, so that even lawsuits or proceedings with a low probability of success might be initiated. Litigation and contested proceedings can also be expensive and time-consuming, and our adversaries in these proceedings may have the ability to dedicate substantially greater resources to prosecuting these legal actions than we can. We may also occasionally use these proceedings to challenge the patent rights of others. We cannot be certain that any particular challenge will be successful in limiting or eliminating the challenged patent rights of the third party.
Any lawsuits resulting from such allegations could subject us to significant liability for damages and/or invalidate our proprietary rights. Any potential intellectual property litigation also could force us to do one or more of the following:
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stop making, selling or using products or technologies that allegedly infringe, misappropriate or otherwise violate the asserted intellectual property;

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lose the opportunity to license our technology to others or to collect royalty payments based upon successful protection and assertion of our intellectual property rights against others;

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incur significant legal expenses;

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pay substantial damages or royalties to the party whose intellectual property rights we may be found to be infringing, misappropriating or otherwise violating;

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pay the attorney’s fees and costs of litigation to the party whose intellectual property rights we may be found to be infringing, misappropriating or otherwise violating;

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redesign those products that contain the allegedly infringing intellectual property, which could be costly, disruptive and infeasible; and

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attempt to obtain a license to the relevant intellectual property from third parties, which may not be available on reasonable terms or at all, or from third parties who may attempt to license rights that they do not have.

Any litigation or claim against us, even those without merit, may cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business and harm our reputation. If we are found to infringe, misappropriate or otherwise violate the intellectual property rights of third parties, we could be required to pay substantial damages (possibly treble damages) and/or substantial royalties and could be prevented from selling our products unless we obtain a license or are able to redesign our products to avoid infringement, misappropriation or violation. Any such license may not be available on reasonable terms, if at all, and there can be no assurance that we would be able to redesign our products in a way that would not infringe, misappropriate or otherwise violate the intellectual property rights of others. We could encounter delays in product introductions while we attempt to develop alternative methods or products. If we fail to obtain any required licenses or make any necessary changes to our products or technologies, we may have to withdraw existing products from the market or may be unable to commercialize one or more of our products.
In addition, we generally indemnify our customers with respect to infringement by our products of the proprietary rights of third parties. Third parties may assert infringement claims against our customers. These claims may require us to initiate or defend protracted and costly litigation on behalf of our customers, regardless of the merits of these claims. If any of these claims succeed or settle, we may be forced to pay damages or settlement payments on behalf of our customers or may be required to obtain licenses for the products they use. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products.
We may not have sufficient resources to bring these actions to a successful conclusion. There could also be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the market price of shares of our Class A common stock. Any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.
If we are unable to protect the confidentiality of our trade secrets, our business and competitive position could be harmed.
In addition to patent protection, we also rely upon copyright and trade secret protection, as well as non-disclosure agreements and invention assignment agreements with our employees, consultants, independent sales agents and other third parties, to protect our confidential and proprietary information. In addition to contractual measures, we try to protect the confidential nature of our proprietary information using commonly accepted physical and technological security measures. Such measures may not, for example, in the case of misappropriation of a trade secret by an employee or third party with authorized access, provide adequate protection for our proprietary information. Our security measures may not prevent an employee or consultant from misappropriating our trade secrets and providing them to a competitor, and recourse we take against such misconduct may not provide an adequate remedy to protect our interests fully. Unauthorized parties may also attempt to copy or reverse engineer certain aspects of our products that we consider proprietary. Enforcing a claim that a party illegally disclosed or misappropriated a trade secret can be difficult, expensive and time-consuming, and the outcome is unpredictable. Even though we use commonly accepted security measures, trade secret violations are often a matter of state law, and the criteria for protection of trade secrets can vary among different jurisdictions. In addition, trade secrets may be independently developed by others in a manner that could prevent legal recourse by us. If any of our confidential or proprietary information, such as our trade secrets, were to be disclosed or misappropriated, or if any such information was independently developed by a competitor, it could have a material and adverse effect on our business, financial condition and results of operations.
We may be unable to enforce our intellectual property rights throughout the world.
Obtaining, maintaining and enforcing intellectual property rights is expensive and it is cost prohibitive to do so throughout the world. Accordingly, we may determine not to obtain, maintain or enforce intellectual property rights in certain jurisdictions. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and defending intellectual property rights in certain foreign jurisdictions. This could make it difficult for us to stop infringement of our foreign patents, if obtained, or the misappropriation or other violation of our other intellectual property rights. For example, some foreign countries have compulsory licensing laws under which a patent owner must grant licenses to third parties. In addition, some countries limit the enforceability of patents against third parties, including government agencies or government contractors. In these countries, patents may provide limited or no benefit. Patent protection must ultimately be sought on a country-by-country basis, which is an expensive and time-consuming process with uncertain outcomes. Accordingly, we may choose not to seek patent protection in certain countries, and we will not have the benefit of patent protection in such countries.
Proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business. Accordingly, our efforts to protect our intellectual property rights in such countries may be inadequate. In addition, changes in the law and legal decisions by courts in the United States and foreign countries may affect our ability to obtain adequate protection for our technology and the enforcement of our intellectual property. Any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.
Third parties may assert ownership or commercial rights to inventions we develop.
Third parties may in the future make claims challenging the inventorship or ownership of our intellectual property. We have written agreements with collaborators that provide for the ownership of intellectual property arising from our collaborations. In addition, we may face claims by third parties that our agreements with employees, contractors or consultants obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations of assignment, which could result in ownership disputes regarding intellectual property we have developed or will develop and interfere with our ability to capture the commercial value of such intellectual property. Litigation may be necessary to resolve an ownership dispute, and if we are not successful, we may be precluded from using certain intellectual property or may lose our exclusive rights in such intellectual property. Either outcome could harm our business and competitive position. Any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.
Third parties may assert that our employees or consultants have wrongfully used or disclosed confidential information or misappropriated trade secrets.
We employ individuals who previously worked with other companies, including our competitors or potential competitors. Although we try to ensure that our employees and consultants do not use the proprietary information or know-how of others in their work for us, we may be subject to claims that we or our employees, consultants or independent contractors have inadvertently or otherwise used or disclosed intellectual property or personal data, including trade secrets or other proprietary information, of a former employer or other third party. Litigation may be necessary to defend against these claims. If we fail in defending any such claims or settling those claims, in addition to paying monetary damages or a settlement payment, we may lose valuable intellectual property rights or personnel. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees. Any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.
Recent changes in U.S. patent laws may limit our ability to obtain, defend and/or enforce our patents.
Recent patent reform legislation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of our issued patents. The Leahy-Smith America Invents Act, or the Leahy-Smith Act, includes a number of significant changes to U.S. patent law. These include provisions that affect the way patent applications are prosecuted and also affect patent litigation. The USPTO recently developed new regulations and procedures to govern administration of the Leahy-Smith Act, and many of the substantive changes to patent law associated with the Leahy-Smith Act, and in particular, the first to file provisions, which became effective on March 16, 2013, could affect us. The first to file provisions limit the rights of an inventor to patent an invention if the inventor was not the first to file an application for patenting that invention, even if such invention was the first invention. Accordingly, it is not clear what, if any, impact the Leahy-Smith Act will have on the operation of our business. This will require us to be cognizant going forward of the timing from invention to filing of a patent application and be diligent in filing patent applications, but circumstances could prevent us from promptly filing patent applications on our inventions.
In addition, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the enforcement and defense of our issued patents. For example, the Leahy-Smith Act provides that an administrative tribunal known as the Patent Trial and Appeals Board, or PTAB, provides a venue for challenging the validity of patents at a cost that is much lower than district court litigation and on timelines that are much faster. This applies to all of our U.S. patents, even those issued before March 16, 2013. Furthermore, because of a lower evidentiary standard in USPTO proceedings compared to the evidentiary standard in U.S. federal courts necessary to invalidate a patent claim, a third party could potentially provide evidence in a USPTO proceeding sufficient for the USPTO to hold a claim invalid even though the same evidence would be insufficient to invalidate the claim if first presented in a district court action. Although it is not clear what, if any, long-term impact the PTAB proceedings will have on the operation of our business, patent challenge proceedings before the PTAB since its inception in 2013 have resulted in the invalidation of many U.S. patent claims. The availability of the PTAB as a lower-cost, faster and potentially more potent tribunal for challenging patents could increase the likelihood that our own patents will be challenged, thereby increasing the uncertainties and costs of maintaining and enforcing them. Any failure by us to adequately address the uncertainties and costs surrounding recent patent legislation could have a material and adverse effect on our business, financial condition and results of operations.
Obtaining and maintaining our patent protection depends on compliance with various procedural, document submission, fee payment and other requirements imposed by governmental patent agencies, and our patent protection could be reduced or eliminated for non-compliance with these requirements.
Periodic maintenance and annuity fees on any issued patent are due to be paid to the USPTO and European and other patent agencies over the lifetime of a patent. In addition, the USPTO and European and other patent agencies require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process. While an inadvertent failure to make payment of such fees or to comply with such provisions can in many cases be cured by payment of a late fee or by other means in accordance with the applicable rules, there are situations in which such noncompliance will result in the abandonment or lapse of the patent or patent application, and the partial or complete loss of patent rights in the relevant jurisdiction. Non-compliance events that could result in abandonment or lapse of a patent or patent application include failure to respond to official actions within prescribed time limits, non-payment of fees and failure to properly legalize and submit formal documents within prescribed time limits. If we or our licensors fail to maintain the patents and patent applications covering our product candidates or if we or our licensors otherwise allow our patents or patent applications to be abandoned or lapse, our competitors might be able to enter the market, which would hurt our competitive position, could impair our ability to successfully commercialize our product candidates in any indication for which they are approved, and could have a material and adverse effect on our business, financial condition and results of operations.
In addition, any of the intellectual property rights that we own or license that are developed through the use of U.S. government funding will be subject to additional federal regulations. Pursuant to the Bayh-Dole Act of 1980, or Bayh-Dole Act, the government will receive a license under inventions developed under a government-funded program and may require us to manufacture products embodying such inventions in the United States. Under certain circumstances, the government may also claim ownership in such inventions or compel us to license them to third parties. Any failure by us to comply with federal regulations regarding intellectual property rights that were developed through the use of U.S. government funding could have a material and adverse effect on our business, financial condition and results of operations.
If we do not obtain patent term extension in the United States under the Hatch-Waxman Amendments and in foreign countries under similar legislation, thereby potentially extending the term of marketing exclusivity for our product candidates, our business may be materially harmed.
Patents have a limited lifespan. In the United States, if all maintenance fees are timely paid, the natural expiration of a patent is generally 20 years from its earliest U.S. non-provisional filing date. Various extensions may be available, but the life of a patent, and the protection it affords, is limited. Even if patents covering our product candidates are obtained, once the patent life has expired for a product, we may be open to competition from competitive products. Given the amount of time required for the development, testing and regulatory review of new product candidates, patents protecting such candidates might expire before or shortly after such candidates are commercialized. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours.
In the United States, a patent that covers an FDA-approved drug, biologic or medical device may be eligible for a term extension designed to restore the period of the patent term that is lost during the premarket regulatory review process conducted by the FDA. Depending upon the timing, duration and conditions of FDA marketing approval of our product candidates, we may be able to extend the term of a patent covering each product candidate under the Drug Price Competition and Patent Term Restoration Act of 1984, referred to as the Hatch-Waxman Amendments and similar legislation in the European

Union. The Hatch-Waxman Amendments permit a patent term extension of up to five years for a patent covering an approved product as compensation for effective patent term lost during product development and the FDA regulatory review process. However, we may not receive an extension if we fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. A patent term extension cannot extend the remaining term of a patent beyond a total of 14 years from the date of product approval, and only claims covering such approved product, a method for using it or a method for manufacturing it may be extended. In the European Union, our product candidates may be eligible for term extensions based on similar legislation. If we are unable to obtain patent term extension or the term of any such extension is less than we request, the period during which we can enforce our patent rights for that product will be shortened and our competitors may obtain approval to market competing products sooner. As a result, our revenue from applicable products could be reduced, possibly materially.
Further, under certain circumstances, patent terms covering our products or product candidates may be extended for time spent during the pendency of the patent application in the USPTO (referred to as Patent Term Adjustment, or PTA). The laws and regulations underlying how the USPTO calculates the PTA is subject to change and any such PTA granted by the USPTO could be challenged by a third-party. If we do not prevail under such a challenge, the PTA may be reduced or eliminated, resulting in a shorter patent term, which may negatively impact our ability to exclude competitors. Because PTA added to the term of patents covering products has particular value, our business may be adversely affected if the PTA is successfully challenged by a third party and our ability to exclude competitors is reduced or eliminated. Any of the foregoing could have a material and adverse effect on our business, financial condition and results of operations.
We depend on certain technologies that are licensed to us. We do not control the intellectual property rights covering these technologies, and any loss of our rights to these technologies or the rights licensed to us could prevent us from selling our products and adversely impact our business.
We are a party to license agreements under which we are granted rights to intellectual property that is important to our business, and we may need to enter into additional license agreements in the future. We rely on these licenses in order to be able to use and sell various proprietary technologies that are material to our business, as well as technologies we intend to use in our future commercial activities. For example, we expect that we will be dependent on our licensing arrangements with Cook Biotech, relating to CanGaroo and our cardiovascular products. Our rights to use these technologies and the inventions claimed in the licensed patents are subject to the continuation of and our compliance with the terms of those license agreements. Our existing license agreements impose, and we expect that future license agreements will also impose on us, various diligence obligations, milestone payments, royalties and other obligations. If we fail to comply with our obligations under these agreements, or if we are subject to a bankruptcy proceeding, the licensor may have the right to terminate the license, in which case we would not be able to market products covered by the license, which would adversely affect our business, financial condition and results of operations.
As we have done previously, we may need to obtain additional licenses from third parties in order to advance our research or allow commercialization of our products and technologies. The in-licensing and acquisition of third-party intellectual property is a competitive area, and a number of more established companies are also pursuing strategies to in-license or acquire third-party intellectual property rights that we may consider attractive or necessary. These established companies may have a competitive advantage over us due to their size, cash resources and greater clinical development and commercialization capabilities. Furthermore, companies that perceive us to be a competitor may be unwilling to assign or license rights to us. Accordingly, we may not be able to obtain any of these licenses on commercially reasonable terms or at all. Even if we are able to obtain a license, it may be non-exclusive, thereby giving our competitors access to the same technologies licensed to us. In the event that we are not able to acquire a license, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products and technologies, which could materially harm our business. In addition, the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties or other forms of compensation and damages.

In some cases, we may not have the right to control the prosecution, maintenance or filing of the patents that are licensed to us, or the enforcement of these patents against infringement by third parties. Some of our patents and patent applications were not filed by us, but were either acquired by us or are licensed from third parties. Thus, these patents and patent applications were not drafted by us, and we did not control or have any input into the prosecution of these patents and patent applications prior to our acquisition of, or our entry into a license with respect to, such patents and patent applications. We cannot be certain that the drafting or prosecution of these patents and patent applications will result or has resulted in valid and enforceable patents. Further, since we do not always retain complete control over our ability to enforce our licensed patent rights against third-party infringement, we cannot be certain that our licensor will elect to enforce these patents to the extent that we would choose to do so, or in a way that will ensure that we retain the rights we currently have under the applicable license agreement. If our licensor fails to properly enforce the patents subject to our license agreement in the event of third-party infringement, our ability to retain our competitive advantage with respect to the applicable products may be materially and adversely affected.
Licensing of intellectual property is an important part of our business and involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property that is subject to a license agreement, including, with respect to, among other things:
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the scope of rights granted under the license agreement and other interpretation-related issues;

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whether our licensor had the right to grant the rights granted to us under the license agreement;

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whether and the extent to which our technology and processes infringe, misappropriate or otherwise violate intellectual property of the licensor that is not subject to the license agreement;

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our right to sublicense patent and other rights to third parties under collaborative development relationships;

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our involvement in the prosecution and enforcement of the licensed patents and our licensor’s overall patent enforcement strategy;

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our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our products and technologies, and what activities satisfy those diligence obligations;

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the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our partners; and

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the amounts of royalties, milestones or other payments due under the license agreement.

In addition, we may become the owner of intellectual property that was obtained through assignments, which may be subject to re-assignment back to the original assignor upon our failure to prosecute or maintain such intellectual property, upon our breach of the agreement pursuant to which such intellectual property was assigned, or upon our bankruptcy.
The resolution of any contract interpretation disagreement that may arise could narrow what we believe to be the scope of our rights to the relevant intellectual property or technology, or increase what we believe to be our financial or other obligations under the relevant agreement. If disputes over intellectual property that we have licensed prevent or impair our ability to maintain our current licensing arrangements on acceptable terms, or if intellectual property is re-assigned back to the original assignor, we may be unable to successfully develop and commercialize or continue selling products that utilize the affected intellectual property, any of which could impair our ability to execute our growth strategy and could have a material and adverse effect on our business, financial condition and results of operations.
We may not be able to protect and enforce our trademarks and trade names, or build name recognition in our markets of interest, thereby harming our competitive position.
We have not yet registered certain of our trademarks in all of our potential markets. If we apply to register these and other trademarks in the United States and other countries, our applications may not be allowed for registration in a timely fashion or at all, and our registered trademarks may not be maintained or enforced. In addition, the registered or unregistered trademarks or trade names that we own may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition. In addition, third parties may file for registration of trademarks similar or identical to our trademarks, thereby impeding our ability to build brand identity and possibly leading to market confusion. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such rights, we may not be able to use these trademarks to develop brand recognition of our technologies, products or services. In addition, there could be potential trade name or trademark infringement claims brought by owners of other registered trademarks or trademarks that incorporate variations of our registered or unregistered trademarks or trade names. Further, we may in the future enter into agreements with owners of such third party trade names or trademarks to avoid potential trademark litigation which may limit our ability to use our trade names or trademarks in certain fields of business.
In addition, opposition or cancellation proceedings may in the future be filed against our trademark applications and registrations, and our trademarks may not survive such proceedings. In addition, third parties may file first for our trademarks in certain countries. If they succeed in registering such trademarks, and if we are not successful in challenging such third party rights, we may not be able to use these trademarks to market our products in those countries. If we do not secure registrations for our trademarks, we may encounter more difficulty in enforcing them against third parties than we otherwise would. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively, which could have a material adverse effect on our business, financial condition, results of operations and prospects.
Risks Related to Our Common Stock and this Offering
There has been no prior public market for our common stock, and an active trading market may never develop or be sustained.
Prior to this offering, there has been no public market for our common stock. The initial public offering price for our common stock will be determined through negotiations with the underwriters. Although we have been approved to list our Class A common stock on The Nasdaq Global Market, an active trading market for our Class A common stock may never develop or be sustained following this offering. Moreover, even if an active trading market does develop, we may have a relatively small public float following this offering. If an active market for our Class A common stock does not develop or our public float is not sufficiently large, it may be difficult for you to sell shares you purchase in this offering, without depressing the market price for the shares, or at all. An inactive trading market may also impair our ability to raise capital by selling shares of our common stock and enter into strategic partnerships or acquire other complementary products, technologies or businesses by using shares of our common stock as consideration. Furthermore, although we have been approved to list our Class A common stock on The Nasdaq Global Market, there can be no guarantee that we will continue to satisfy the continued listing standards of The Nasdaq Global Market. If we fail to satisfy the continued listing standards, we could be de-listed, which would negatively impact the price of our Class A common stock and further impair your ability to sell your shares at or above the price you paid for them.
We expect that the price of our Class A common stock will fluctuate substantially and you may not be able to sell the shares you purchase in this offering at or above the initial public offering price.
The initial public offering price for the shares of our common stock sold in this offering is determined by negotiation between the representatives of the underwriters and us. This price may not reflect the market price of our Class A common stock following this offering. In addition, the market price of our Class A common stock is likely to be highly volatile and may fluctuate substantially due to a variety of factors, many of which are outside of our control, including, among other things:
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the volume and timing of sales of our products;

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the introduction of new products or product enhancements by us or others in our industry;

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developments related to the COVID-19 pandemic;

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disputes or other developments with respect to our or others’ intellectual property rights;

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our ability to develop, obtain regulatory clearance or approval for, and market new and enhanced products on a timely basis;

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changes or proposed changes in laws or regulations or differing interpretations or enforcement thereof affecting our business;

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product liability claims, other litigation or regulatory investigations;

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annual or quarterly variations in our results of operations or those of others in our industry, or results of operations that otherwise vary from those expected by securities analysts and investors;

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publications, reports or other media exposure of our products or those of others in our industry, or of our industry generally;

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announcements by us or others in our industry, or by our or their respective suppliers, distributors or other business partners, regarding, among other things, significant contracts, price reductions, capital commitments or other business developments, the entry into or termination of strategic transactions or relationships, securities offerings or other financing initiatives, and public reaction thereto;

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additions or departures of key management personnel;

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changes in governmental regulations or in reimbursement;

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changes in earnings estimates or recommendations by securities analysts, or other changes in investor perceptions of the investment opportunity associated with our common stock relative to other investment alternatives;

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the development and sustainability of an active trading market for our Class A common stock;

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general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors; and

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other factors discussed in this “Risk Factors” section and elsewhere in this prospectus.

In recent years, the stock markets generally have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of those companies, including, as a result of the COVID-19 pandemic. Broad market and industry factors may significantly affect the market price of our Class A common stock, regardless of our actual operating performance. These fluctuations may be even more pronounced in the trading market for our Class A common stock shortly following this offering. If the market price of shares of our Class A common stock after this offering does not ever exceed the initial public offering price, you may not realize any return on your investment in us and may lose some or all of your investment.
In addition, in the past, class action litigation has often been instituted against companies whose securities have experienced periods of volatility in market price. Securities litigation brought against us following volatility in our stock price, regardless of the merit or ultimate results of such litigation, could result in substantial costs, which would hurt our financial condition and operating results and divert management’s attention and resources away from our business.
If our operating and financial performance in any given period does not meet the guidance we provide to the public, the market price of our Class A common stock may decline.
We may, but are not obligated to, provide public guidance on our expected operating and financial results for future periods. Any such guidance will be comprised of forward-looking statements subject to certain risks and uncertainties similar to those described in this prospectus and any additional risks and uncertainties described from time to time in our public filings or other public statements. Our actual results may not always be in line with or exceed any guidance we have provided, especially in times of economic uncertainty. Even if we do issue public guidance, there can be no assurance that we will continue to do so in the future. If, in the future, we provide guidance, and our operating and/or financial results for a particular period do not meet such guidance or the expectations of investment analysts, or if we reduce, withdraw or otherwise change our guidance for future periods, or stop providing guidance, the market price of our Class A common stock will likely decline.

Our principal stockholders have significant voting power and may take actions that may not be in the best interests of our other stockholders.
After this offering, our principal stockholders each holding more than 5% of our Class A common stock will collectively control approximately 63.9% of our outstanding Class A common stock. As a result, these stockholders, if they act together, will be able to control the management and affairs of our company and most matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. The interests of these stockholders may not be the same as or may even conflict with your interests. For example, these stockholders could attempt to delay or prevent a change in control of the company, even if such change in control would benefit our other stockholders, thereby depriving our other stockholders of an opportunity to receive a premium for their common stock as part of a sale of the company or our assets. Conversely, these stockholders may pursue acquisitions, divestitures and other transactions that, in their judgment, could enhance the value of their investment, even though such transactions might involve risks to you. Even in the absence of any actual conflict of interest, the degree of control possessed by these stockholders may affect the prevailing market price of our Class A common stock due to investors’ perceptions that such conflicts of interest may exist or arise. As a result, this concentration of ownership may not be in the best interests of our other stockholders and may impair your ability to realize any return on your investment in us and may impair your ability to avoid losing some or all of your investment.
Certain of our existing stockholders, including certain affiliates of our directors, have indicated an interest in purchasing shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any of these stockholders, or any of these stockholders may determine to purchase more, fewer or no shares in this offering. The foregoing discussion does not give effect to any potential purchases by these stockholders in this offering.
If you purchase shares of common stock in this offering, you will suffer immediate dilution of your investment.
The initial public offering price of our common stock is substantially higher than the pro forma as adjusted net tangible book value per share of our common stock. Therefore, if you purchase shares of our common stock in this offering, you will pay a price per share that substantially exceeds our net tangible book value per share after this offering. To the extent shares of common stock are subsequently issued under outstanding options or warrants, you will incur further dilution. Based on the initial public offering price of  $17.00 per share, you would experience immediate dilution of  $16.49 per share, representing the difference between our pro forma as adjusted net tangible book value per share as of June 30, 2020 and the initial public offering price. In addition, purchasers of common stock in this offering will have contributed approximately 48.4% of the aggregate price paid by all purchasers of our stock but will own only approximately 28.8% of our common stock outstanding after this offering.
We have broad discretion in the use of the net proceeds from this offering and may not use them effectively.
Our management will have broad discretion in the application of the net proceeds from this offering and could use these proceeds in ways that do not improve our results of operations or enhance the value of our common stock. We expect that we will use the net proceeds of this offering to hire additional sales personnel and expand our marketing programs and to fund product development and clinical research activities and that we will use the remainder for working capital and other general corporate purposes, as set forth under “Use of Proceeds.” We may also use a portion of the net proceeds from this offering to acquire, in-license or invest in products, technologies or businesses that are complementary to our business. However, we currently have no agreements or commitments to complete any such transaction. This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds from this offering or the amounts that we will actually spend on the uses set forth above. We may find it necessary or advisable to use the net proceeds for other purposes and, as a result, our management will retain broad discretion over the application of the net proceeds from this offering. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations and cause the market price of our Class A common stock to decline. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income or that loses value.
A significant portion of our total outstanding shares are eligible to be sold into the market in the near future, which could cause the market price of our Class A common stock to drop significantly, even if our business is doing well.
Sales of a substantial number of shares of our common stock in the public market, or the perception in the market that the holders of a large number of shares intend to sell their shares, could reduce the market price of our Class A common stock. After this offering, we will have outstanding 10,225,899 shares of Class A common stock and Class B common stock, collectively, based on the number of shares outstanding as of August 31, 2020, after giving effect to (i) the automatic conversion of all outstanding shares of our Series A convertible preferred stock into 2,295,245 shares of our Class A common stock and of all outstanding shares of our Series A-1 convertible preferred stock into an aggregate of 1,317,425 shares of our Class B common stock, in each case, upon the closing of this offering, (ii) the issuance of an aggregate of 1,884,107 shares of our Class A common stock and 1,081,443 shares of our Class B common stock to the holders of our Series A convertible preferred stock and Series A-1 convertible preferred stock, respectively, in respect of a liquidation preference payable to such holders in kind immediately prior to the closing of this offering, (iii) the assumed net exercise of the Common Stock Warrant prior to the closing of this offering, which will result in the issuance of 5,204 shares of our Class A common stock, (iv) the assumed gross exercise, for an aggregate exercise price of approximately $0.4 million, of our Preferred Stock Warrants, which, assuming the automatic conversion of the shares of Series A preferred stock issued pursuant to such exercise into shares of Class A common stock, will result in the issuance of 29,021 shares of our Class A common stock in respect of such conversion and an additional 23,822 shares of Class A common stock in respect of the liquidation preference payable in kind to holders of our Series A preferred stock immediately prior to the closing of this offering, (v) the issuance and sale of an aggregate of (x) 5,039,427 shares of our Series A convertible preferred stock, including 2,039,427 shares of our Series A convertible preferred stock issued upon the conversion of approximately $2.0 million in aggregate principal amount of the 2020 Bridge Notes, together with accrued and unpaid interest thereon, and (y) 375,000 shares of our Series A convertible preferred stock to an affiliate of HighCape Partners in exchange for the extinguishment of our obligation to pay an advisory fee, in each case, in September 2020, and (vi) the filing and effectiveness of our current certificate of incorporation effecting a reclassification of our then outstanding common stock to Class A common stock and authorizing our Series A-1 convertible preferred stock and our Class B common stock and the issuance to Deerfield of 18,384,536 shares of Series A-1 convertible preferred stock in exchange for an equal number of shares of Series A convertible preferred stock pursuant to an exchange agreement, in each case, in September 2020, in the case of each of clauses (i) through (vi) above, as described elsewhere in this prospectus. This includes the 2,941,176 shares that we are selling in this offering, which may be resold in the public market immediately without restriction, unless purchased by our affiliates. As a holder of our Class B common stock, Deerfield will only have the right to convert each share of our Class B common stock into one share of Class A common stock at its election to the extent that as a result of such conversion, it would not beneficially own in excess of 4.9% of any class of our securities registered under the Exchange Act. As a result, Deerfield may not be deemed an “affiliate” for purposes of Rule 144 and, as a result, any securities it purchases in this offering may be freely tradable. The remaining 7,284,723 shares are currently restricted as a result of securities laws or lock-up agreements (which may be waived, with or without notice, by Piper Sandler & Co. and Cowen and Company, LLC) but will become eligible to be sold at various times beginning 180 days after the date of this prospectus, unless held by one of our affiliates, in which case the resale of those securities will be subject to volume limitations under Rule 144 of the Securities Act of 1933, as amended, or the Securities Act. Because Deerfield may not be deemed an “affiliate” for purposes of Rule 144, up to 2,398,868 shares of Class B common stock that Deerfield will own upon conversion of its Series A-1 convertible preferred stock and the issuance of additional shares of Class B common stock in respect of the liquidation preference payable in kind described above, in each case, in connection with this offering may become freely tradable and not subject to volume limitations following the 180-day lock-up period. Moreover, after this offering, holders of an aggregate of 7,102,053 shares of our common stock will have rights, subject to certain conditions and limitations, to require us to file registration statements covering their shares or to include their shares in registration statements that we may file for ourselves or other stockholders, until such rights terminate pursuant to the terms of our Investor Rights Agreement, as described elsewhere in this prospectus under the heading “Description of Capital Stock — Registration Rights.” We also intend to register all shares of Class A common stock that we may issue under our equity compensation plans. Once we register these shares, they can be freely sold in the public market upon issuance, subject to volume limitations applicable to affiliates and the lock-up agreements described in the “Underwriting” section of this prospectus.
The market price of our common stock may drop significantly when the restrictions on resale by our existing stockholders lapse or when we are required to register the sale of our stockholders’ remaining shares of our common stock. A decline in the trading price of our common stock might impede our ability to raise capital through the issuance of additional shares of our Class A common stock or other equity securities and may impair your ability to sell shares of our common stock at a price higher than the price you paid for them or at all.
The dual class structure of our common stock and the option of the holders of shares of our Class B common stock to convert into shares of our Class A common stock may limit your ability to influence corporate matters.
Our Class A common stock, which is the stock we are offering in this initial public offering, has one vote per share, while our Class B common stock is non-voting. Nonetheless, each share of our Class B common stock may be converted at any time into one share of Class A common stock at the option of its holder, subject to the limitations provided for in our restated certificate of incorporation that prohibit the conversion of our Class B common stock into shares of Class A common stock to the extent that, upon such conversion, such holder would beneficially own in excess of 4.9% of any class of our securities registered under the Exchange Act. Consequently, if holders of Class B common stock following this offering exercise their option to make this conversion, such exercise will have the effect of increasing the relative voting power of those prior holders of our Class B common stock (subject to the ownership limitation described in the previous sentence) and increasing the number of outstanding shares of our voting common stock, and correspondingly decreasing the relative voting power of the current holders of our Class A common stock, which may limit your ability to influence corporate matters. Because our Class B common stock is generally non-voting, stockholders who own more than 10% of our common stock overall but 10% or less of our Class A common stock will not be required to report changes in their ownership from transactions in our Class B common stock pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and would not be subject to the short-swing profit provisions of Section 16(b) of the Exchange Act.
You may be diluted by the future issuance of additional common stock in connection with our incentive plans, acquisitions or otherwise.
After this offering, we will have 192,908,263 shares of Class A common stock authorized but unissued and 16,865,838 shares of Class B common stock authorized but unissued. Our Post-IPO Certificate of Incorporation will authorize us to issue these shares of common stock and other securities convertible into or exercisable or exchangeable for shares of our common stock for the consideration and on the terms and conditions established by our board of directors in its sole discretion, whether in connection with acquisitions or otherwise. As of August 31, 2020, we had 288,156 shares of our Class A common stock issuable upon the exercise of outstanding options under our 2015 Plan at a weighted average exercise price of  $6.43 per share, 172,605 of which were vested as of such date, 740,957 shares of Class A common stock issuable upon the exercise of stock options and the settlement of RSUs to be granted in connection with this offering under our 2020 Plan to certain of our executive officers, employees and consultants, at, with respect to such stock options, an exercise price per share equal to the initial public offering price in this offering, 945,005 additional shares of our Class A common stock reserved for future issuance under our 2020 Plan, not including the additional shares of Class A common stock that will be reserved for future issuance under our 2020 Plan pursuant to provisions in the 2020 Plan that automatically increase the number of shares of our Class A common stock reserved for future issuance thereunder, and 143,150 shares of our Class A common stock that will become available for future issuance under our 2020 ESPP, not including the additional shares of Class A common stock that will be reserved for future issuance under our 2020 ESPP pursuant to provisions in the 2020 ESPP that automatically increase the number of shares of our Class A common stock reserved for future issuance thereunder. See “Executive and Director

Compensation.” Any additional shares of common stock that we issue, including under our 2020 Plan, 2020 ESPP or other equity incentive plans that we may adopt in the future, would dilute the percentage ownership and voting power held by the investors who purchase common stock in this offering. In the future, we may also issue additional securities if we need to raise capital, including, but not limited to, in connection with acquisitions, which could constitute a material portion of our then-outstanding shares of our common stock.
We are an “emerging growth company” and a “smaller reporting company,” and the reduced disclosure requirements applicable to emerging growth companies and smaller reporting companies may make our common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act. Emerging growth companies and smaller reporting companies may take advantage of certain exemptions from various reporting requirements that are applicable to other publicly-traded entities that are not emerging growth companies or smaller reporting companies.
With respect to emerging growth companies, these exemptions include:
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the option to present only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in this prospectus;

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not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

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not being required to comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

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not being required to submit certain executive compensation matters to stockholder advisory votes, such as “say-on-pay,” “say-on-frequency” and “say-on-golden parachutes”; and

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not being required to disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

We have elected to take advantage of certain of these reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in the future. As a result, the information that we provide to our stockholders may be different than the information you might receive from other public reporting companies in which you hold equity interests. In addition, the JOBS Act permits emerging growth companies to delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our consolidated financial statements and the reported results of operations contained therein may not be directly comparable to those of other public companies. We cannot predict whether investors will find our common stock less attractive because of our reliance on these exemptions. If some investors do find our common stock less attractive, there may be a less active trading market for our Class A common stock and our stock price may be reduced or more volatile.
We will remain an emerging growth company, and will be able to take advantage of the foregoing exemptions, until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (ii) the last day of 2025; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common equity held by non-affiliates is $700 million or more as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

Even after we cease to be an emerging growth company, we will still be a smaller reporting company until such time as (i) we determine that the market value of the voting and non-voting shares held by non-affiliates is $250 million or more but less than $700 million as of the last business day of our second fiscal quarter and our annual revenues are $100 million or more during our most recently completed fiscal year, or (ii) the market value of the voting and non-voting shares held by non-affiliates is $700 million or more measured on the last business day of our second fiscal quarter. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies, including reduced financial and executive compensation disclosure. In addition, even if we cease to be an emerging growth company, we will remain exempt from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act provided we do not qualify as an “accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if our annual revenue was $100 million or more during our most recently completed fiscal year and the market value of our common equity held by non-affiliates is $75 million or more as of the last business day of our most recently completed second fiscal quarter, and only after we have been subject to the reporting requirements of the Exchange Act for a period of at least 12 calendar months.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, and particularly after we are no longer an emerging growth company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The Nasdaq Global Market and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives, which will divert their attention away from our core business operations and revenue-producing activities. Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, which in turn could require us to incur substantially higher costs to obtain the same or similar coverage or accept reduced policy limits and coverage, which in turn could also make it more difficult for us to attract and retain qualified individuals to serve on our board of directors and as our executive officers.
We are evaluating these rules and regulations, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. In addition, if we fail to comply with these rules and regulations, we could be subject to a number of penalties, including the delisting of our Class A common stock, fines, sanctions or other regulatory action or civil litigation.
Failure to comply with requirements to design, implement and maintain effective internal control over financial reporting could have a material adverse effect on our business and stock price.
As a private company, we have not been required to evaluate our internal control over financial reporting in a manner that meets the standards of publicly traded companies required by Section 404(a) of the Sarbanes-Oxley Act, or Section 404.
As a public company, we will have significant requirements for enhanced financial reporting and internal controls. The process of designing, implementing and maintaining effective internal controls is a continuous effort that will require us to anticipate and react to changes in our business and the economic and regulatory environments. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing whether such controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and adversely affect our operating results. In addition, we will be required, pursuant to Section 404, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report following the closing of this offering. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation and testing. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. In addition, once we are no longer an emerging growth company, provided we then qualify as an “accelerated filer” as defined in Rule 12b-2 under the Exchange Act, we will be required to include in the annual reports that we file with the SEC an attestation report on our internal control over financial reporting issued by our independent registered public accounting firm.
In connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, we may encounter problems or delays in completing the remediation of any deficiencies identified by our independent registered public accounting firm in connection with the issuance of their attestation report. Our testing, or the subsequent testing by our independent registered public accounting firm, may reveal deficiencies in our internal controls over financial reporting that are deemed to be material weaknesses. Any material weaknesses could result in a material misstatement of our annual or quarterly consolidated financial statements or disclosures that may not be prevented or detected.
Furthermore, we may not be able to conclude, on an ongoing basis, that we have effective internal control over financial reporting in accordance with Section 404, or our independent registered public accounting firm may not be able to issue an unqualified attestation report once we become subject to the corresponding requirement under Section 404. If either we are unable to conclude that we have effective internal control over financial reporting or our independent registered public accounting firm is unable to provide us with an unqualified report, investors could lose confidence in our reported financial information, which could have a material adverse effect on the trading price of our Class A common stock.
Our disclosure controls and procedures may not prevent or detect all errors or acts of fraud.
Upon the closing of this offering, we will become subject to the periodic reporting requirements of the Exchange Act. We designed our disclosure controls and procedures to provide reasonable assurance that information we must disclose in reports we file or submit under the Exchange Act is accumulated and communicated to management, and recorded, processed, summarized and reported within the time periods specified in the rules and forms of the Securities and Exchange Commission, or the SEC. We believe that any disclosure controls and procedures, no matter how well-conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.
These inherent limitations include the realities that judgments in decision-making can be faulty, and that breakdowns can occur because of simple error or mistake. Additionally, controls can be circumvented by the individual acts of some persons, by collusion of two or more people or by an unauthorized override of the controls. Accordingly, because of the inherent limitations in our control system, misstatements due to error or fraud may occur and not be detected.
If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our Class A common stock, our stock price and trading volume would likely decline.
The trading market for our Class A common stock, should it develop, will be influenced by the research and reports that industry or securities analysts publish about us and our business. We do not control these analysts. As a newly public company, we may be slow to attract research coverage and the analysts, who publish information about our Class A common stock, will have had relatively little experience with us or our industry, which could affect their ability to accurately forecast our results and could make it more likely that we fail to meet their estimates. If no or few securities or industry analysts commence coverage of us, the trading price for our stock would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our financial performance, our stock price or otherwise, our stock price would likely decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline and result in the loss of all or a part of your investment in us.
Provisions in our Post-IPO Certificate of Incorporation and Post-IPO Bylaws and under Delaware law could make an acquisition of our company, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management.
Provisions in our Post-IPO Certificate of Incorporation and our Post-IPO Bylaws, which will become effective upon the closing of this offering, may discourage, delay or prevent a merger, acquisition or other change in control of our company that stockholders may consider favorable, including transactions in which you might otherwise receive a premium for your shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our Class A common stock. In addition, because our board of directors is responsible for appointing the members of our management team, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors. Among other things, these provisions include those establishing:
•
a classified board of directors with three-year staggered terms, which may delay the ability of stockholders to change the membership of a majority of our board of directors;

•
no cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

•
the exclusive right of our board of directors to elect a director to fill a vacancy created by the expansion of the board of directors or the resignation, death or removal of a director, which prevents stockholders from filling vacancies on our board of directors;

•
the ability of our board of directors to authorize the issuance of shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•
the ability of our board of directors to alter our bylaws without obtaining stockholder approval;

•
the required approval of the holders of at least two-thirds of the shares entitled to vote at an election of directors to adopt, amend or repeal our bylaws or repeal the provisions of our Post-IPO Certificate of Incorporation regarding the election and removal of directors;

•
a prohibition on stockholder action by written consent, which forces stockholder action to be taken at an annual or special meeting of our stockholders;

•
the requirement that a special meeting of stockholders may be called only by the chairman of the board of directors, the chief executive officer, the president or the board of directors, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors; and

•
advance notice procedures that stockholders must comply with in order to nominate candidates to our board of directors or to propose matters to be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of us.

Moreover, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the General Corporation Law of the State of Delaware, or DGCL, which prohibits a person who owns in excess of 15% of our outstanding voting stock from merging or combining with us for a period of three years after the date of the transaction in which the person acquired in excess of 15% of our outstanding voting stock, unless the merger or combination is approved in a prescribed manner.

Our Post-IPO Certificate of Incorporation will designate specific courts as the exclusive forum for certain litigation that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.
Our Post-IPO Certificate of Incorporation that will become effective upon the closing of this offering provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provision of the DGCL or our Post-IPO Certificate of Incorporation or Post-IPO Bylaws, (iv) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws or (v) any action asserting a claim governed by the internal affairs doctrine; provided that, the exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, the rules and regulations thereunder or any other claim for which the federal courts have exclusive jurisdiction; and provided further that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state or federal court sitting in the State of Delaware. Our Post-IPO Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our Post-IPO Certificate of Incorporation described above.
We believe these provisions benefits us by providing increased consistency in the application of Delaware law by chancellors particularly experienced in resolving corporate disputes and in the application of the Securities Act by federal judges, as applicable, efficient administration of cases on a more expedited schedule relative to other forums and protection against the burdens of multi-forum litigation. However, these provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees or agents, which may discourage such lawsuits against us and our directors, officers and other employees and agents.
Because we do not anticipate paying any cash dividends on our common stock in the foreseeable future, capital appreciation, if any, would be your sole source of gain.
We have never declared or paid any cash dividends on our common stock. We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. As a result, capital appreciation, if any, of our common stock would be your sole source of gain on an investment in our common stock for the foreseeable future. See the “Dividend Policy” section of this prospectus for additional information.
We could be subject to securities class action litigation.
In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because medical device companies have experienced significant stock price volatility in recent years. If we face such litigation, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements that involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” “would” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include, but are not limited to, statements concerning:
•
estimates regarding our total addressable market, future results of operations, financial position, research and development costs, capital requirements and our needs for additional financing;

•
our ability to grow market share;

•
our ability to enhance our products, expand our indications and develop, acquire and commercialize additional products;

•
our ability to expand, manage and maintain our direct sales and marketing organization and our relationships with our commercial partners and independent sales agents;

•
the impact on our business, financial condition and results of operations from the ongoing and global COVID-19 pandemic, or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide;

•
the rate and degree of market acceptance of our products;

•
our ability to expand our organization and manage our growth;

•
our ability to navigate the risks involved in acquisitions of, investments in, and licenses or other commercial arrangements involving, other companies or technologies, and other strategic transactions;

•
competitive companies and technologies in our industry;

•
our ability to accurately forecast customer demand and manage our inventory;

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our ability to achieve and maintain adequate levels of coverage or reimbursement for procedures performed with our products and any future products we may seek to commercialize;

•
our ability to obtain additional financing in this or future offerings and to forecast our liquidity needs;

•
our ability to hire and retain our senior management and other highly qualified personnel;

•
our business model and strategic plans for our products, technologies and business, including our implementation thereof;

•
our ability to commercialize or obtain regulatory approvals for our products, and the effect of delays in commercializing or obtaining regulatory approvals;

•
FDA, the European Union or other U.S. or foreign regulatory actions affecting us or the healthcare industry generally, including healthcare reform measures in the United States and international markets;

•
the timing or likelihood of regulatory filings and approvals;

•
our ability to establish and maintain intellectual property protection and system or avoid claims of infringement, misappropriation or violation;

•
the volatility of the trading price of our Class A common stock;

•
our expectations regarding the use of proceeds from this offering; and

•
our expectations about market trends.

The forward-looking statements in this prospectus are only predictions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our business, financial condition and results of operations. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described under the sections in this prospectus entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Moreover, we operate in an evolving environment. New risk factors and uncertainties may emerge from time to time, and it is not possible for management to predict all risk factors and uncertainties. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise. The forward-looking statements contained in this prospectus are excluded from the safe harbor protection provided by the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act.
In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this prospectus. While we believe that information provides a reasonable basis for these statements, that information may be limited or incomplete. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements.
You should read this prospectus with the understanding that our future results, levels of activity, performance and achievements may be different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

INDUSTRY AND OTHER DATA
Unless otherwise indicated, information contained in this prospectus concerning our industry and the markets in which we operate, including our general expectations, market position and market opportunity, is based on our management’s estimates and research, as well as industry and general publications and research, surveys and studies conducted by third parties. We believe the information from these third-party publications, research, surveys and studies included in this prospectus is reliable. Management’s estimates are derived from publicly available information, their knowledge of our industry and their assumptions based on such information and knowledge, which we believe to be reasonable. This data involves a number of assumptions and limitations which are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in “Risk Factors.” These and other factors could cause our future performance to differ materially from our assumptions and estimates.

USE OF PROCEEDS
We estimate that the net proceeds to us from our issuance and sale of shares of our Class A common stock in this offering will be approximately $43.0 million, based on the initial public offering price of $17.00 per share, and after deducting the underwriting discount and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares of Class A common stock from us is exercised in full, we estimate that our net proceeds will be approximately $50.0 million.
The principal purposes of this offering are to obtain additional capital to support our operations, to create a public market for shares of our Class A common stock and to facilitate our future access to the public equity markets. We anticipate that we will use the net proceeds of this offering as follows:
•
approximately $7.9 million to hire additional sales personnel and expand our marketing programs;

•
approximately $10.6 million to fund product development and clinical research activities; and

•
the remainder for working capital and other general corporate purposes.

We may also use a portion of the net proceeds from this offering to acquire, in-license or invest in products, technologies or businesses that are complementary to our business. However, we currently have no agreements, or commitments or understandings with respect to any such transaction.
As of August 31, 2020, we had $0.2 million of cash on hand and $1.8 million available under our Revolving Credit Facility. Based on our planned use of the net proceeds of this offering, our current cash and our availability under our Revolving Credit Facility, we estimate that such funds will be sufficient to enable us to fund our operating expenses and capital expenditure requirements through 2022. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, grant funding, interest income earned on invested cash balances or a combination of one or more of these sources.
Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

DIVIDEND POLICY
We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. In addition, our ability to pay cash dividends is currently restricted by the terms of the agreements governing our Term Loan Facility and our Revolving Credit Facility.

CAPITALIZATION
The following table sets forth our cash and capitalization as of June 30, 2020, as follows:
•
on an actual basis;

•
on a pro forma basis to reflect:

•
the automatic conversion of all outstanding shares of our Series A convertible preferred stock into 2,295,245 shares of Class A common stock and of all outstanding shares of our Series A-1 convertible preferred stock into an aggregate of 1,317,425 shares of our Class B common stock, in each case, upon the closing of this offering;

•
the issuance of an aggregate of 1,884,107 shares of our Class A common stock and 1,081,443 shares of our Class B common stock to the holders of our Series A convertible preferred stock and Series A-1 convertible preferred stock, respectively, in respect of a liquidation preference payable to such holders in kind immediately prior to the closing of this offering pursuant to our certificate of incorporation (as currently in effect), based on the initial public offering price of  $17.00 per share;

•
the assumed net exercise of the Common Stock Warrant, which will result in the issuance of 5,204 shares of our Class A common stock, assuming the fair market value of our common stock for purposes of such net exercise will be equal to the initial public offering price of $17.00 per share;

•
the assumed gross exercise, for an aggregate exercise price of approximately $0.4 million, of our Preferred Stock Warrants, which, assuming the automatic conversion of the shares of Series A preferred stock issued pursuant to such exercise into shares of Class A common stock, will result in the issuance of 29,021 shares of our Class A common stock in respect of such conversion and an additional 23,822 shares of Class A common stock in respect of the liquidation preference payable in kind to holders of our Series A preferred stock immediately prior to the closing of this offering;

•
the issuance and sale of an aggregate of  (i) 5,039,427 shares of our Series A convertible preferred stock, including 2,039,427 shares of our Series A convertible preferred stock issued upon the conversion of approximately $2.0 million in aggregate principal amount of the 2020 Bridge Notes, together with accrued and unpaid interest thereon, and (ii) 375,000 shares of our Series A convertible preferred stock to an affiliate of HighCape Partners in exchange for the extinguishment of our obligation to pay an advisory fee, in each case, in September 2020;

•
the issuance of 179 shares of our Class A common stock pursuant to the exercise of an outstanding option under our 2015 Plan subsequent to June 30, 2020;

•
the filing and effectiveness of our current certificate of incorporation effecting a reclassification of our then outstanding common stock to Class A common stock and authorizing our Series A-1 convertible preferred stock and our Class B common stock and the issuance to Deerfield of 18,384,536 shares of Series A-1 convertible preferred stock in exchange for an equal number of shares of Series A convertible preferred stock pursuant to an exchange agreement, in each case, in September 2020; and

•
the filing and effectiveness of our Post-IPO Certificate of Incorporation which will occur upon the closing of this offering;

•
on a pro forma as adjusted basis to give further effect to our issuance and sale of 2,205,882 shares of Class A common stock and 735,294 shares of Class B common stock, in each case, in this offering at the initial public offering price of  $17.00 per share, after deducting the underwriting discount and commissions and estimated offering expenses payable by us.

Our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our consolidated financial statements and the related notes appearing at the end of this prospectus, the information set forth under the headings “Use of Proceeds,” “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information contained in this prospectus.
	As of June 30, 2020
	Actual	Pro Forma	Pro Forma As Adjusted
	(in thousands, except share and per share data)
Cash	$990	$4,395	$47,395
Total long-term debt(1)(3)	$26,061	24,061	24,061
Total revenue interest obligation(2)(3)	19,433	19,433	19,433
Preferred stock warrant liability(3)	247	—	—
Series A convertible preferred stock, par value $0.001 per share; 45,500,000 shares authorized, 45,000,000 shares issued and outstanding, actual; no shares authorized, issued or outstanding, pro forma and pro forma as adjusted	44,899	—	—
Series A-1 convertible preferred stock, par value $0.001 per share; no shares authorized, issued or outstanding, actual, pro forma and pro forma as adjusted(4)	—	—	—
Stockholders’ equity (deficit):
Preferred stock, par value $0.001 per share; no shares authorized, issued or outstanding, actual; 10,000,000 shares authorized and no shares issued or outstanding, pro forma and pro forma as adjusted	—	—	—
Common stock, par value $0.001 per share; 4,514,543 shares authorized, 648,277 shares issued and outstanding, actual; no shares authorized, pro forma and pro forma as adjusted; no shares issued and outstanding, pro forma; no shares issued and outstanding, pro forma as adjusted	1	—	—
Class A Common stock, par value $0.001 per share; no shares authorized, issued and outstanding, actual; 200,000,000 shares authorized, pro forma and pro forma as adjusted; 4,885,855 shares issued and outstanding, pro forma; 7,091,737 shares issued and outstanding, pro forma as adjusted	—	5	7
Class B Common stock, par value $0.001 per share; no shares authorized, issued or outstanding, actual; 20,000,000 shares authorized, pro forma and pro forma as adjusted; 2,398,868 shares issued and outstanding, pro forma; 3,134,162 shares issued and outstanding, pro forma as adjusted	—	2	3
Additional paid-in capital	1,952	53,328	96,325
Accumulated deficit(5)	(66,676)	(67,508)	(67,508)
Total stockholders’ equity (deficit)	(64,723)	(14,173)	28,827
Total capitalization	$25,917	29,321	$72,321

(1)
Represents our long-term debt, including current portion. For a discussion of our debt obligations, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources — Description of Certain Indebtedness.”

(2)
Represents our revenue interest obligation, including current portion. For a discussion of our revenue interest obligation, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Critical Accounting Policies and Significant Judgments and Estimates — Revenue Interest Obligation” and Note 9 to our consolidated financial statements included elsewhere in this prospectus.

(3)
See our consolidated financial statements and the related notes appearing at the end of this prospectus, which include all liabilities.

(4)
Subsequent to June 30, 2020, we issued 18,384,536 shares of our Series A-1 convertible preferred stock to Deerfield in exchange for an equal number of shares of our Series A convertible preferred stock pursuant to an exchange agreement. Upon the closing of this offering, all outstanding shares of our Series A-1 convertible preferred stock will automatically convert into shares of our Class B common stock.

(5)
The pro forma and pro forma as adjusted columns do not reflect the non-cash potential loss on extinguishment of debt related to the conversion of the 2020 Bridge Notes, see Note 20 to our consolidated financial statements included elsewhere in this prospectus.

The number of shares in the table above does not include:
•
306,601 shares of our Class A common stock issuable upon exercise of stock options outstanding under our 2015 Plan as of June 30, 2020, at a weighted-average exercise price of  $6.42 per share;

•
740,957 shares of Class A common stock issuable upon the exercise of stock options and the settlement of RSUs granted in connection with this offering under our 2020 Plan, which became effective in connection with this offering, to certain of our executive officers, employees and consultants, at, with respect to such stock options, an exercise price per share equal to the initial public offering price in this offering;

•
945,005 additional shares of our Class A common stock reserved for future issuance under our 2020 Plan, which became effective in connection with this offering, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our 2020 Plan; and

•
143,150 shares of our Class A common stock that will become available for future issuance under our 2020 ESPP, which became effective in connection with this offering, and shares of our common stock that become available pursuant to provisions in the 2020 ESPP that automatically increase the share reserve under our 2020 ESPP.

DILUTION
If you invest in our common stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering.
As of June 30, 2020, we had a historical net tangible book value of  $(88.3) million, or $(136.19) per share of common stock. Our historical net tangible book value per share represents total tangible assets less total liabilities and convertible preferred stock, divided by the number of shares of our common stock outstanding as of June 30, 2020.
Our pro forma net tangible book value as of June 30, 2020 was $(37.7) million, or $(5.18) per share of our common stock. Pro forma net tangible book value represents the amount of our total tangible assets less total liabilities, after giving effect to (i) the automatic conversion of all shares of our Series A convertible preferred stock into an aggregate of 2,295,245 shares of our Class A common stock and of all outstanding shares of our Series A-1 convertible preferred stock into an aggregate of 1,317,425 shares of our Class B common stock, in each case, upon the closing of this offering, (ii) the issuance of an aggregate of 1,884,107 shares of our Class A common stock and 1,081,443 shares of our Class B common stock to the holders of our Series A convertible preferred stock and Series A-1 convertible preferred stock, respectively, in respect of a liquidation preference payable to such holders in kind immediately prior to the closing of this offering pursuant to our certificate of incorporation (as currently in effect), based on the initial public offering price of  $17.00 per share, (iii) the assumed net exercise of the Common Stock Warrant, which will result in the issuance of 5,204 shares of our Class A common stock, assuming the fair market value of our Class A common stock for purposes of such net exercise will be equal to the initial public offering price of  $17.00 per share, (iv) the assumed gross exercise, for an aggregate exercise price of approximately $0.4 million, of our Preferred Stock Warrants, which, assuming the automatic conversion of the shares of Series A preferred stock issued pursuant to such exercise into shares of Class A common stock, will result in the issuance of 29,021 shares of our Class A common stock in respect of such conversion and an additional 23,822 shares of Class A common stock in respect of the liquidation preference payable in kind to holders of our Series A preferred stock immediately prior to the closing of this offering, (v) the issuance and sale of an aggregate of  (x) 5,039,427 shares of our Series A convertible preferred stock, including 2,039,427 shares of our Series A convertible preferred stock issued upon the conversion of approximately $2.0 million in aggregate principal amount of the 2020 Bridge Notes, together with accrued and unpaid interest thereon, and (y) 375,000 shares of our Series A convertible preferred stock to an affiliate of HighCape Partners in exchange for the extinguishment of our obligation to pay an advisory fee, in each case, in September 2020, (vi) the issuance of 179 shares of our Class A common stock pursuant to the exercise of an outstanding option under our 2015 Plan subsequent to June 30, 2020, and (vii) the filing and effectiveness of our current certificate of incorporation effecting a reclassification of our then outstanding common stock to Class A common stock and authorizing our Series A-1 convertible preferred stock and our Class B common stock and the issuance to Deerfield of 18,384,536 shares of Series A-1 convertible preferred stock in exchange for an equal number of shares of Series A convertible preferred stock pursuant to an exchange agreement, in each case, in September 2020. Pro forma net tangible book value per share represents our pro forma net tangible book value divided by the total number of shares outstanding as of June 30, 2020, after giving effect to the pro forma adjustments described above.
After giving further effect to our issuance and sale of 2,205,882 shares of Class A common stock and 735,294 shares of Class B common stock, in each case, in this offering at the initial public offering price of  $17.00 per share, and after deducting the underwriting discount and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of June 30, 2020 would have been approximately $5.3 million, or approximately $0.51 per share. This amount represents an immediate increase in pro forma net tangible book value of  $131.01 per share to our existing stockholders and an immediate dilution of approximately $16.49 per share to new investors participating in this offering. We determine dilution by subtracting the pro forma as adjusted net tangible book value per share after this offering from the amount of cash that a new investor paid for a share of common stock. The following table illustrates this dilution:
Initial public offering price per share		$17.00
Historical net tangible book value per share as of June 30, 2020	$(136.19)
Increase (decrease) per share attributable to the pro forma adjustments described above	131.01
Pro forma net tangible book value (deficit) per share as of June 30, 2020	(5.18)
Increase per share attributable to this offering	5.69
Pro forma as adjusted net tangible book value per share after this offering		$0.51
Dilution per share to new investors in this offering		$16.49
If the underwriters exercise their option to purchase additional 441,176 shares of our Class A common stock in full, the pro forma as adjusted net tangible book value per share after this offering would be $1.15, the increase in pro forma net tangible book value per share would be $0.63 and the dilution per share to new investors would be $15.85, in each case based on the initial public offering price of  $17.00 per share, and after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.
The following table summarizes, on the pro forma as adjusted basis described above, as of June 30, 2020, the differences between the number of shares purchased from us, the total consideration paid to us in cash and the average price per share that existing stockholders and new investors paid. The calculation below is based on the initial public offering price of  $17.00 per share, before deducting the underwriting discounts and commissions and estimated offering expenses payable by us.
	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing stockholders(1)	7,284,723	71.2%	$53,374,988	51.6%	$7.33
New investors	2,941,176	28.8	49,999,992	48.4	$17.00
Total	10,225,899	100.0%	103,374,980	100.0%

(1)
Certain of our existing stockholders, including entities affiliated with certain of our directors, have indicated an interest in purchasing an aggregate of approximately $20 million in shares of our common stock in this offering at the initial public offering price. The presentation in this table regarding ownership by existing stockholders does not give effect to any purchases in this offering by such stockholders.

If the underwriters exercise their option to purchase additional shares of our Class A common stock in full:
•
the percentage of shares of common stock held by existing stockholders will decrease to approximately 68% of the total number of shares of our common stock outstanding after this offering; and

•
the number of shares held by new investors will increase to 3,382,352, or approximately 32% of the total number of shares of our common stock outstanding after this offering.

The foregoing tables and calculations are based on the number of shares of our common stock outstanding as of June 30, 2020, after giving effect to the pro forma adjustments described above, and exclude:
•
306,601 shares of our Class A common stock issuable upon the exercise of stock options outstanding under our 2015 Plan as of June 30, 2020, at a weighted-average exercise price of $6.42 per share;

•
740,957 shares of Class A common stock issuable upon the exercise of stock options and the settlement of RSUs granted in connection with this offering under our 2020 Plan, which became effective in connection with this offering, to certain of our executive officers, employees and consultants, at, with respect to such stock options, an exercise price per share equal to the initial public offering price in this offering;

•
945,005 additional shares of our Class A common stock reserved for future issuance under our 2020 Plan, which became effective in connection with this offering, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under our 2020 Plan; and

•
143,150 shares of our Class A common stock that will become available for future issuance under our 2020 ESPP, which became effective in connection with this offering, and shares of our common stock that become available pursuant to provisions in the 2020 ESPP that automatically increase the share reserve under our 2020 ESPP.

To the extent any of the outstanding options or warrants described above are exercised, new options are issued or we issue additional shares of common stock or other equity or convertible debt securities in the future, there will be further dilution to new investors. If all of the outstanding options and warrants described above had been exercised as of June 30, 2020, the pro forma as adjusted net tangible book value per share after this offering would be $0.70, and total dilution per share to new investors would be $16.30.

SELECTED CONSOLIDATED FINANCIAL DATA
The following tables set forth our selected consolidated financial data for the periods and as of the dates indicated. We have derived the consolidated statements of operations data for the years ended December 31, 2018 and 2019 and the consolidated balance sheet data as of December 31, 2018 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the consolidated statements of operations data for the six months ended June 30, 2019 and 2020 and the consolidated balance sheet data as of June 30, 2020 from our unaudited consolidated financial statements included elsewhere in this prospectus. We have prepared the unaudited consolidated financial information set forth below on the same basis as our audited consolidated financial statements and have included all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations as of the applicable dates and for the applicable periods.
Our historical results are not necessarily indicative of the results that should be expected for any future period, and our results for the interim period are not necessarily indicative of the results that should be expected for the full year ending December 31, 2020. You should read the following selected consolidated financial data together with the more detailed information contained “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.
	Year Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	(in thousands, except share and per share data)
Consolidated Statements of Operations Data:
Net sales	$39,038	$42,901	$19,709	$18,442
Cost of goods sold	23,093	23,133	10,376	9,443
Gross profit	15,945	19,768	9,333	8,999
Operating expenses:
Sales and marketing	13,165	16,161	7,157	8,297
General and administrative	8,520	9,616	4,293	5,699
Research and development	2,481	2,400	1,235	1,948
Total operating expenses	24,166	28,177	12,685	15,944
Loss from operations	(8,221)	(8,409)	(3,352)	(6,945)
Interest expense	5,519	5,381	2,686	2,783
Other (income) expense	(2,200)	(1,881)	—	—
Loss before provision for income taxes	(11,540)	(11,909)	(6,038)	(9,728)
Provision for income taxes	26	30	14	10
Net loss and net loss attributable to common stockholders	$(11,566)	$(11,939)	$(6,052)	$(9,738)
Net loss per share attributable to common stockholders — basic and diluted(1)	$(18.37)	$(18.48)	$(9.38)	$(15.02)
Weighted average shares of common stock outstanding used to compute net loss per share attributable to common stockholders — basic and diluted(1)	629,534	645,994	645,143	648,277
Pro forma net loss per share attributable to common stockholders — basic and diluted (unaudited)(1)		(1.89)		(1.48)
Pro forma weighted average shares of common stock outstanding used to compute pro forma net loss per share attributable to common stockholders — basic and diluted (unaudited)(1)		6,309,291		6,577,529

(1)
See Notes 14 and 15 to our consolidated financial statements included elsewhere in this prospectus for an explanation of the method used to calculate the historical and pro forma basic and diluted net loss per share attributable to common stockholders and the weighted average number of shares used in the computation of the per share amounts. All share and per share amounts set forth in the table above have been adjusted to give retrospective effect to the one-for-13.9549 reverse stock split of our common stock effected on September 29, 2020.

	As of December 31,		As of June 30, 2020
	2018	2019
	(in thousands)
Consolidated Balance Sheet Data:
Cash	$2,367	$2,482	$990
Working capital(1)	4,790	172	(3,310)
Total assets	47,741	44,772	42,195
Long-term debt, including current portion	17,819	21,304	26,061
Long-term revenue interest obligation, including current portion	20,253	19,346	19,433
Preferred stock warrant liability	249	247	247
Total liabilities	49,736	55,434	62,019
Convertible preferred stock	41,411	44,449	44,899
Additional paid-in capital	1,592	1,826	1,952
Accumulated deficit	(44,999)	(56,938)	(66,676)
Total stockholders’ deficit	(43,406)	(55,111)	(64,723)

(1)
We define working capital as our total current assets less our total current liabilities. See our consolidated financial statements included elsewhere in this prospectus for further details regarding our current assets and liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations, estimates, plans and assumptions concerning events and financial trends that involve risks and may affect our future operating results and financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”
Overview
We are a commercial-stage regenerative medicine company focused on creating the next generation of differentiated products and improving outcomes in patients undergoing surgery, concentrating on patients receiving implantable medical devices. From our proprietary tissue processing platforms, we have developed a portfolio of advanced regenerative medical products that are designed to be very similar to natural biological material. Our proprietary products, which we refer to as our Core Products, are designed to address the implantable electronic device/cardiovascular, orthopedic/spinal repair and soft tissue reconstruction markets, which represented a combined $3 billion market opportunity in the United States in 2019. To expand our commercial reach, we have commercial relationships with major medical device companies, such as Boston Scientific and Medtronic, to promote and sell some of our Core Products. We believe our focus on our unique regenerative medicine platforms and our Core Products will ultimately maximize our probability of continued clinical and commercial success and will create a long-term competitive advantage for us.
We estimate that more than two million patients were either implanted with medical devices, such as pacemakers, defibrillators, neuro-stimulators, spinal fusion and trauma fracture hardware or tissue expanders for breast reconstruction, in the United States in 2019. This number is driven by advances in medical device technologies and an aging population with a growing incidence of comorbidities, including diabetes, obesity and cardiovascular and peripheral vascular diseases. These comorbidities can exacerbate various immune responses and other complications that can be triggered by a device implant.
Our Core Products are targeted to address unmet clinical needs with the goal of promoting healthy tissue formation and avoiding complications associated with medical device implants, such as scar-tissue formation, capsular contraction, erosion, migration, non-union of implants and implant rejection. We believe that we have developed the only biological envelope, which is covered by a number of patents, that forms a natural, systemically vascularized pocket for holding implanted electronic devices. We have a proprietary processing technology for manufacturing bone regenerative products for use in orthopedic/spinal repair that preserves a cell’s ability to regenerate bone and decelerates cell apoptosis, or programmed cell death. We have a patented cell removal technology that produces undamaged extracellular matrices for use in soft tissue reconstruction. In pre-clinical and clinical studies, our products have supported and, in some cases, accelerated tissue healing, and thereby improved patient outcomes.
Our Non-Core Products are those fulfilled through tissue processing contracts at our Richmond, California facility. These contracts serve to utilize as much as possible of the starting human biological material from which we produce our orthopedic/spinal repair and soft tissue reconstruction products, leverage our existing overhead and improve our cash flow. The resulting processed materials, including particulate bone, precision milled bone, cellular bone matrix, acellular dermis and other soft tissue products, are sold to medical/surgical companies as finished products and as a subcomponent of their products. Additionally, we process amniotic membrane as finished product for selected customers.
We process all of our products at our two manufacturing facilities in Roswell, Georgia and Richmond, California, and stock inventory of raw materials, components and finished goods at those locations. We rely on a single or limited number of suppliers for certain raw materials and components. Except for the porcine tissue supplier of our raw materials for our CanGaroo and cardiovascular products, which is Cook Biotech, we generally have no long-term supply agreements with our suppliers, as we obtain supplies on a purchase order basis. Specifically, we acquire donated human tissue directly through tissue procurement firms engaged by us. We primarily ship our Core Products from our facilities directly to hospital customers.

Since inception, we have financed our operations primarily through private placements of our convertible preferred stock, amounts borrowed under our credit facilities and sales of our products. We have devoted the majority of our resources to acquisitions and integration, manufacturing costs, research and development, clinical activity and investing in our commercial infrastructure through our direct sales force and our commercial partners in order to expand our presence and to promote awareness and adoption of our products. As of June 30, 2020, we had approximately 150 employees, of which 27 were direct sales representatives.
We have incurred significant operating losses since our inception. We incurred a net loss of  $11.6 million for the year ended December 31, 2018 and a net loss of  $11.9 million for the year ended December 31, 2019, and incurred a net loss of  $6.1 million for the six months ended June 30, 2019 and a net loss of  $9.7 million for the six months ended June 30, 2020. Our accumulated deficit as of June 30, 2020 was $66.7 million.
We expect to continue to incur significant expenses and operating losses for the foreseeable future as we grow our sales organization and expand our product development and clinical and research activities. In addition, upon the closing of this offering, we expect to incur additional costs and expenses associated with operating as a public company.
Our ability to achieve profitability will depend on our ability to generate sales from existing or new products sufficient to exceed our ongoing operating expenses and capital requirements. Because of the numerous risks and uncertainties affecting product sales and our ongoing commercialization and product development efforts, we are unable to predict with any certainty whether we will be able to increase sales of our products or the timing or amount of ongoing expenditures we will be required to incur. Accordingly, even if we are able to increase sales of our products, we may not become profitable. As a result, we anticipate that we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until such time as we are able to generate sufficient sales from our products, we expect to finance our operations through equity offerings, debt financings or other capital sources, which may include collaborations or license agreements with other companies or other strategic transactions. We may not be able to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms or at all. If we fail to raise capital or enter into such agreements as and when needed, we will be unable to execute our growth strategy and may be forced to reduce or terminate some or all of our operations.
We believe that the net proceeds from this offering, together with our existing cash and our availability under our Revolving Credit Facility, will be sufficient to fund our operating expenses and capital expenditure requirements through 2022. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. Without taking into account the net proceeds we expect to receive from this offering, we concluded that there is substantial doubt about our ability to continue as a going concern for one year from the original issuance date of the audited consolidated financial statements and the unaudited interim consolidated financial statements included elsewhere in this prospectus and from the date of the registration statement of which this prospectus forms a part. Our independent registered public accounting firm has included a going concern paragraph in its opinion with respect to this substantial doubt. See “— Liquidity and Capital Resources — Funding Requirements.”
Impact of COVID-19
We are closely monitoring the impact of the COVID-19 pandemic on our business. In March 2020, the World Health Organization declared COVID-19 a global pandemic and recommended various containment and mitigation measures worldwide. Since that time, the number of procedures performed using our products has decreased significantly, as governmental authorities in the United States have recommended, and in certain cases required, that elective, specialty and other non-emergency procedures and appointments be suspended or canceled in order to avoid patient exposure to medical environments and the risk of potential infection with COVID-19, and to focus limited resources and personnel capacity on the treatment of COVID-19 patients. As a result, beginning in March 2020, a significant number of procedures using our products have been postponed or cancelled, which has negatively impacted sales of our products. These measures and challenges will likely continue for the duration of the pandemic, which is uncertain, and will likely continue to reduce our net sales and negatively impact our business, financial condition and results of operations while the pandemic continues. Even after the pandemic ultimately subsides, we expect there will be a substantial backlog of patients seeking procedures and appointments for a variety of medical conditions. As a result, we believe this limited capacity of providers, hospitals and other healthcare facilities could have a significant adverse effect on our business, financial condition and results of operations following the end of the pandemic.
In addition, numerous state and local jurisdictions, including those where our facilities are located, have imposed, and others in the future may impose or re-impose, “shelter-in-place” orders, quarantines, executive orders and similar government orders and restrictions for their residents to control the spread of COVID-19. Such orders or restrictions have resulted in reduced operations at our manufacturing facilities, travel restrictions and cancellation of events, and have restricted the ability of our sales representatives and those of our commercial partners and independent sales agents to attend procedures in which our products are used, among other effects, thereby significantly and negatively impacting our operations.
The extent to which the COVID-19 pandemic impacts our future financial condition and results of operations will depend on future events and developments, which are highly uncertain and cannot be predicted, including the severity and spread of the disease and the effectiveness of actions to contain the disease or treat its impact, among others. As new information regarding COVID-19 continues to emerge, it is difficult to predict the degree to which this disease will ultimately have on our business.
Components of Our Results of Operations
Net Sales
We recognize revenue on the sale of our Core Products and our Non-Core Products. With respect to our Core Products, CanGaroo and our cardiovascular products are sold to hospitals and other healthcare facilities primarily through our direct sales force, commercial partners or independent sales agents. Our orthopedic/spinal repair products are sold through commercial partners. Our soft tissue reconstruction product SimpliDerm is sold directly to hospitals and other healthcare facilities through direct sales and independent sales agents. Our contract manufacturing products are sold directly to corporate customers. Gross to net sales adjustments include sales returns and prompt payment and volume discounts.
Expenses
In recent years, we have incurred significant costs in the operation of our business. We expect our expenses to continue to increase for the foreseeable future as we grow our sales and marketing organization, expand our product development and clinical activities and increase our administrative infrastructure. As a result, we will need to generate significant net sales in order to achieve profitability. Below is a breakdown of our main expense categories and the related expenses incurred in each category:
Costs of Goods Sold
Our cost of goods sold relate to purchased raw materials and the processing and conversion costs of such raw materials consisting primarily of salaries and benefits, supplies, quality control testing and the manufacturing overhead incurred at our processing facilities in Richmond, California and Roswell, Georgia. Both facilities have additional capacity, which if utilized, would further leverage our fixed overhead. Cost of goods sold also includes the amortization of intangibles generated from the CorMatrix Acquisition in 2017.
Sales and Marketing Expenses
Sales and marketing expenses are primarily related to our direct sales force, consisting of salaries, commission compensation, fringe benefits, auto/travel, meals and other expenses. Outside of our direct sales force, we incur significant expenses relating to commissions to our CanGaroo commercial partners and independent sales agents. Additionally, this expense category includes distribution costs as well as market research, trade show attendance, advertising and public relations and customer service expenses. We expect sales and marketing expenses to grow commensurate with sales increases, and to an even larger degree in the near-term due to a continued focus on growing our direct sales force and increasing marketing activities, particularly with respect to our CanGaroo and SimpliDerm product lines.
General and Administrative Expenses
General and administrative, or G&A, expenses consist of compensation, consulting, legal, human resources, information technology, accounting, insurance and general business expenses. We expect our general and administrative expenses to increase as we prepare to become and then function as a public company, especially as a result of hiring additional personnel and incurring greater director and officer insurance premiums, greater investor and public relations costs, and additional costs associated with accounting, legal, tax-related and other services associated with maintaining compliance with exchange listing and SEC requirements.
Research and Development Expenses
Research and development, or R&D, expenses consist primarily of salaries and fringe benefits, laboratory supplies, clinical trials and outside service costs. Our product development efforts primarily relate to new offerings in support of the orthopedic/spinal repair market and activities associated with the development of a CanGaroo envelope with anti-infective properties. We also conduct clinical trials to validate the performance characteristics of our products and to capture patient data necessary to support our commercial efforts.
Results of Operations
Comparison of the Years Ended December 31, 2018 and 2019
	Year Ended December 31,
	2018		2019		Change 2018 / 2019
(in thousands, except percentages)	Amount	% of Net Sales	Amount	% of Net Sales	$	%
Net Sales	$39,038	100.0%	$42,901	100.0%	$3,863	9.9%
Cost of goods sold	23,093	59.2%	23,133	53.9%	40	0.0%
Gross Profit	15,945	40.8%	19,768	46.1%	3,823	24.0%
Sales and marketing	13,165	33.7%	16,161	37.7%	2,996	22.8%
General and administrative	8,520	21.8%	9,616	22.4%	1,096	12.9%
Research and development	2,481	6.4%	2,400	5.6%	(81)	(3.3)%
Loss from operations	(8,221)	(21.1)%	(8,409)	(19.6)%	(188)	(2.3)%
Interest expense	5,519	14.1%	5,381	12.5%	(138)	(2.5)%
Other (income) expense, net	(2,200)	(5.6)%	(1,881)	(4.4)%	319	14.5%
Loss before provision of income taxes	(11,540)	(29.6)%	(11,909)	(27.8)%	(369)	(3.2)%
Income tax expense	26	0.0%	30	0.0%	4	15.4%
Net loss	$(11,566)	(29.6)%	$(11,939)	(27.8)%	$(373)	(3.3)%
Net Sales
Net sales grew $3.9 million, or 9.9%, to $42.9 million in the year ended December 31, 2019 compared to $39.0 million in the year ended December 31, 2018. The increase in net sales was due to the significant growth of our Core Products net sales, which grew $8.2 million, partially offset by a decrease of $4.3 million in net sales of our Non-Core Products.
Net sales information for our Core Products and Non-Core Products is summarized as follows:
	Year Ended December 31,				Change 2018 / 2019
(in thousands, except percentages)	2018	% of Net Sales	2019	% of Net Sales	$	%
Products:
Core Products	$22,720	58.2%	$30,918	72.1%	$8,198	36.1%
Non-Core Products	16,318	41.8%	11,983	27.9%	(4,335)	(26.6)%
Total Net Sales	$39,038	100.0%	$42,901	100.0%	$3,863	9.9%
Net sales generated by our Core Products grew $8.2 million, or 36.1%, to $30.9 million in the year ended December 31, 2019 compared to $22.7 million in the year ended December 31, 2018. The Core Products net sales growth can be largely attributed to the volume growth of our orthopedic/spinal repair products and CanGaroo. The growth in our orthopedic/spinal repair products was due to a broadening of our commercial agreements with respect to these products, including the commencement of our agreement with Medtronic in April of 2019, and the CanGaroo increases were primarily due to the efforts of our expanded direct sales force and the commencement of our commercial agreement with Boston Scientific in May of 2019.
Net sales generated by our Non-Core Products decreased $4.3 million, or 26.6%, to $12.0 million in the year ended December 31, 2019 compared to $16.3 million in the year ended December 31, 2018. This decrease was primarily due to the reduction in volumes from one significant contract customer after the customer engaged a second tissue supplier. We anticipate a further decline in net sales generated by our Non-Core Products in the year ended December 31, 2020 compared to the year ended December 31, 2019 due to a further reduction in the volume of products purchased by this significant contract customer following the expiration of its contract with us in the first quarter of 2020, as well as the impact of the COVID-19 pandemic. We expect this decline will be partially offset by revenue we expect to begin receiving in the fourth quarter of 2020 under new contract manufacturing agreements into which we have recently entered.
Cost of Goods Sold
Cost of goods sold was $23.1 million in the years ended December 31, 2018 and 2019, and included, in each case, $3.4 million of intangible asset amortization expenses. Gross margin in the year ended December 31, 2019 improved to 46.1%, compared to 40.8% in the year ended December 31, 2018, which was primarily due to an increase in Core Product sales, between years that have higher gross margins than the Non-Core Products. Intangible amortization expense included in cost of goods sold totaled approximately $3.4 million for both the years ended December 31, 2018 and 2019. The year ended December 31, 2019 also included inventory write-downs, due to excessive or expiring product, totaling $1.0 million, caused largely by the launch of SimpliDerm which reduced demand for certain other dermis inventory.
Operating Expenses
Sales and Marketing
Sales and marketing expenses increased $3.0 million, or 22.8%, to $16.2 million in the year ended December 31, 2019 compared to $13.2 million in the year ended December 31, 2018. As a percentage of sales, sales and marketing expenses rose to 37.7% in the year ended December 31, 2019 from 33.7% in the year ended December 31, 2018. The increase was primarily due to a significant increase in the number of personnel in our direct sales force, marketing and hospital contracting functions. Collectively, these personnel additions increased expenses in the year ended December 31, 2019 by $2.5 million.
General and Administrative
G&A expenses increased $1.1 million, or 12.9%, to $9.6 million in the year ended December 31, 2019 compared to $8.5 million in the year ended December 31, 2018. As a percentage of net sales, G&A expenses remained relatively constant at 22.4% and 21.8% in the years ended December 31, 2019 and 2018, respectively. The dollar increase was primarily due to senior leadership additions beginning during mid-2018 and continuing into 2019, including our Chief Executive Officer and Chief Commercial Officer, to support and drive the growth of the business.
Research and Development
R&D expenses remained flat between years with $2.4 million being incurred in the year ended December 31, 2019 compared to $2.5 million in the year ended December 31, 2018. We continue to focus our R&D efforts on the development of our pipeline products in the orthopedic/spinal repair and CanGaroo product groups. With respect to the costs of the individual development projects, the majority of our costs are internal salaries and benefits as well as laboratory supplies. These costs represent shared resources amongst all projects.
Interest Expense
Interest expense decreased to approximately $5.4 million in the year ended December 31, 2019 compared to approximately $5.5 million in the year ended December 31, 2018. The decrease in interest expense in the year ended December 31, 2019 was due to the lower interest rate negotiated under our Term Loan Facility as part of a July 2019 amendment, as well as the repayment in mid-2018 of a promissory note to a former tissue supplier.
Other (Income) Expense, net
Other (income) expense, net was approximately $1.9 million in the year ended December 31, 2019 and $2.2 million in the year ended December 31, 2018. In both the years ended December 31, 2019 and 2018, we revalued our Revenue Interest Obligation (see below for further discussion) which resulted in gains of  $1.9 million and $0.5 million, respectively. Such gains were recorded as Other Income in the respective periods. The year ended December 31, 2018 period also included a gain of  $1.5 million due to the early extinguishment of debt related to the repayment of a promissory note to a former tissue supplier.
Comparison of the Six Months Ended June 30, 2019 and 2020
	Six Months Ended June 30,
	2019		2020		Change 2019 / 2020
(in thousands, except percentages)	Amount	% of Net Sales	Amount	% of Net Sales	$	%
Net Sales	$19,709	100.0%	$18,442	100.0%	$(1,267)	(6.4)%
Cost of goods sold	10,376	52.6%	9,443	51.2%	(933)	(9.0)%
Gross Profit	9,333	47.4%	8,999	48.8%	(334)	(3.6)%
Sales and marketing	7,157	36.3%	8,297	45.0%	1,140	15.9%
General and administrative	4,293	21.8%	5,699	30.9%	1,406	32.7%
Research and development	1,235	6.3%	1,948	10.6%	713	57.8%
Loss from operations	(3,352)	(17.0)%	(6,945)	(37.7)%	(3,593)	(107.2)%
Interest expense	2,686	13.6%	2,783	15.1%	97	3.6%
Other (income) expense, net	—	0.0%	—	0.0%	—	0.0%
Loss before provision of income taxes	(6,038)	(30.6)%	(9,728)	(52.7)%	(3,690)	(61.1)%
Income tax expense	14	0.1%	10	0.1%	(4)	(28.4)%
Net loss	$(6,052)	(30.7)%	$(9,738)	(52.8)%	$(3,686)	(60.9)%
Net Sales
Net sales decreased $1.3 million, or 6.4%, to $18.4 million in the six months ended June 30, 2020 compared to $19.7 million in the six months ended June 30, 2019. The decrease in net sales was due to a decline of  $3.2 million in net sales of our Non-Core Products, partially offset by $1.9 million of growth in net sales of our Core Products.
Net sales information for our Core Products and Non-Core Products is summarized as follows:
	For the Six Months June 30,				Change 2019 / 2020
(in thousands, except percentages)	2019	% of Net Sales	2020	% of Net Sales	$	%
Products:
Core Products	$13,683	69.4%	$15,611	84.6%	$1,928	14.1%
Non-Core Products	6,026	30.6%	2,831	15.4%	(3,195)	(53.0)%
Total Net Sales	$19,709	100%	$18,442	100%	$(1,267)	(6.4)%
Net sales generated by our Core Products grew $1.9 million, or 14.1%, to $15.6 million in the six months ended June 30, 2020 compared to $13.7 million in the six months ended June 30, 2019. The Core Products net sales growth can be largely attributed to significant volume growth of our orthopedic/spinal repair products, along with increases in CanGaroo and SimpliDerm, the latter of which was launched in the second half of 2019. The significant growth in the orthopedic/spinal repair products was due to a broadening of our commercial partnerships, including the commencement of our Medtronic commercial partnership in April of 2019. This growth in net sales of our Core Products occurred despite the impact of the COVID-19 pandemic, which negatively affected our sales principally during the second quarter of 2020.

Net sales generated by our Non-Core Products decreased $3.2 million, or 53.0%, to $2.8 million in the six months ended June 30, 2020 from $6.0 million in the six months ended June 30, 2019. This decrease was due to both the reduction in the volume of products purchased by one significant contract customer after the customer engaged a second tissue supplier and the further reduction following the expiration of its contract with us in the first quarter of 2020, as well as the impact of the COVID-19 pandemic, which negatively affected our sales principally during the second quarter of 2020.
Cost of Goods Sold
Cost of goods sold decreased $0.9 million, or 9.0%, to $9.4 million in the six months ended June 30, 2020 compared to $10.4 million in the six months ended June 30, 2019, and included, in each case, $1.7 million of intangible asset amortization expenses. Gross margin in the six months ended June 30, 2020 improved to 48.8%, compared to 47.4% in the six months ended June 30, 2019. Cost of goods sold for the six months ended June 30, 2019 included inventory write-downs, due to excessive or expiring product, totaling $0.5 million, caused largely by the launch of SimpliDerm which reduced demand for certain other dermis inventory. This inventory write-down caused a decrease to our gross margin of 2.5% in the six months ended June 30, 2019. Gross margin in the six months ended June 30, 2020 was negatively impacted by production inefficiencies due to the COVID-19 pandemic which resulted in a production slow down in April and May of 2020.
Operating Expenses
Sales and Marketing
Sales and marketing expenses increased $1.1 million, or 15.9%, to $8.3 million in the six months ended June 30, 2020 compared to $7.2 million in the six months ended June 30, 2019. As a percentage of sales, sales and marketing expenses rose to 45.0% in the six months ended June 30, 2020 from 36.3% in the six months ended June 30, 2019. The increase was primarily due to a significant increase in the number of personnel in our direct sales force which enabled us to cover new territories, as well as additions to our marketing and hospital contracting functions. Collectively, these personnel additions increased expenses in the six months ended June 30, 2020 by $1.3 million.
General and Administrative
G&A expenses increased $1.4 million, or 32.7%, to $5.7 million in the six months ended June 30, 2020 compared to $4.3 million in the six months ended June 30, 2019. As a percentage of net sales, G&A expenses rose to 30.9% in the six months ended June 30, 2020 from 21.8% in the six months ended June 30, 2019. The dollar increase was primarily due to senior leadership additions beginning during late 2019, including the hiring of our Chief Commercial Officer and Chief Medical Officer, to support and drive the growth of the business, which increased G&A expenses by $0.7 million. Also contributing to the overall increase between years were higher legal and accounting fees of  $0.4 million incurred to support various business initiatives.
Research and Development
R&D expenses increased $0.7 million, or 57.8%, to $1.9 million in the six months ended June 30, 2020 compared to $1.2 million in the six months ended June 30, 2019. We continue to focus our R&D efforts on the development of our pipeline products in the orthopedic/spinal repair and CanGaroo product groups, with the growth in R&D expenses in the six months ended June 30, 2020 largely attributable to the work performed on the development of our CanGaroo anti-infective product.
Interest Expense
Interest expense remained generally consistent at $2.8 million in the six months ended June 30, 2020 compared to approximately $2.7 million in the six months ended June 30, 2019. We expect to recognize a material amount of non-cash loss on debt extinguishment in the third quarter of 2020 resulting from the conversion of approximately $2.0 million in aggregate principal amount of convertible bridge promissory notes into shares of our Series A convertible preferred stock in September 2020.
Seasonality
Historically, we have experienced seasonality in our first and fourth quarters, and we expect this trend to continue. We have experienced and may in the future experience higher sales in the fourth quarter as a result of hospitals in the United States increasing their purchases of our products to coincide with the end of their budget cycles. Satisfaction of patient deductibles throughout the course of the year also results in increased sales later in the year, once patients have paid their annual insurance deductibles in full, which reduces their out-of-pocket costs. Conversely, our first quarter generally has lower sales than the preceding fourth quarter as patient deductibles are re-established with the new year, which increases their out-of-pocket costs.
Liquidity and Capital Resources
As of December 31, 2019 and June 30, 2020, we had cash of approximately $2.6 million and $1.0 million, respectively, and availability under our Revolving Credit Facility of  $3.6 million and $1.0 million, respectively. Since inception, we have financed our operations primarily through private placements of our convertible preferred stock, amounts borrowed under our credit facilities and sales of our products. Our historical cash outflows have primarily been associated with acquisition and integration, manufacturing costs, general and marketing, research and development, clinical activity, investing in our commercial infrastructure through our direct sales force and our commercial partners in order to expand our presence and to promote awareness and adoption of our products. As of June 30, 2020, our accumulated deficit was $66.7 million. We expect to recognize a material amount of non-cash preferred stock dividends in the third quarter of 2020 and contingent and non–contingent beneficial conversion feature charges associated with the shares of Series A convertible preferred stock issued in September 2020.
We expect our losses to continue for the foreseeable future and these losses will continue to have an adverse effect on our financial position. Because of the numerous risks and uncertainties associated with our commercialization and development efforts, we are unable to predict when we will become profitable, and we may never become profitable. Our inability to achieve and then maintain profitability would negatively affect our business, financial condition, results of operations and cash flows. As discussed under “— Funding Requirements,” we anticipate that we will need substantial additional funding to support our continuing operations and pursue our growth strategy.
Cash Flows for the Years Ended December 31, 2018 and 2019
	Year Ended December 31,
	2018	2019
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(5,447)	$(7,225)
Investing activities	(190)	(577)
Financing activities	7,311	7,979
Net increase in cash	$1,674	$177
Net Cash Used in Operating Activities
Net cash used in operating activities during the year ended December 31, 2019 totaled $7.2 million, primarily driven by a $11.9 million net loss reduced by non-cash related items, including $3.9 million in depreciation on fixed assets and amortization of intangible assets as well as $2.8 million in interest expense recorded as additional revenue interest obligation, offset by a $1.9 million gain on the revenue interest obligation. Working capital increases of  $0.4 million also contributed to the net cash used in operations.
Net cash used in operating activities during the year ended December 31, 2018 totaled $5.4 million primarily driven by a $11.6 million net loss reduced by non-cash related items, including $3.8 million in depreciation on fixed assets and amortization of intangible assets as well as $2.7 million in interest expense recorded as additional revenue interest obligation, offset by a $1.5 million gain on early extinguishment of debt and a $0.5 million gain on the revenue interest obligation. Working capital reductions of  $1.1 million also contributed to the net cash used for operations.
Net Cash Used in Investing Activities
Net cash used in investing activities during the year ended December 31, 2019 totaled approximately $0.6 million, which relates to the purchase of property and equipment, the majority of which are used in the production activities of our Richmond, California facility.

Net cash used in investing activities during the year ended December 31, 2018 totaled approximately $0.2 million, which relates to the purchase of property and equipment, the majority of which are used in the production activities of our Richmond, California facility.
Net Cash Provided by Financing Activities
Net cash provided by financing activities in the year ended December 31, 2019 totaled $8.0 million, which includes $3.5 million borrowed under the Term Loan Facility, net borrowings from the Revolving Credit Facility of approximately $2.6 million, and approximately $3.0 million in proceeds from the issuance of convertible preferred stock. These increases from financing activities were offset by approximately $1.9 million in payments on the revenue interest obligation.
Net cash provided by financing activities in the year ended December 31, 2018 totaled $7.3 million, which includes $3.0 million borrowed under the Term Loan Facility and approximately $10.0 million in proceeds from the issuance of convertible preferred stock. These increases from financing activities were offset by approximately $1.2 million in payments on the revenue interest obligation, net repayments on the Revolving Credit Facility of approximately $4.1 million and principal payments on our promissory notes to tissue suppliers totaling approximately $1.4 million.
Cash Flows for the Six Months Ended June 30, 2019 and 2020
	Six Months Ended June 30,
	2019	2020
	(in thousands)
Net cash (used in) provided by:
Operating activities	$(2,252)	$(7,029)
Investing activities	(259)	(89)
Financing activities	697	5,568
Net decrease in cash	$(1,814)	$(1,550)
Net Cash Used in Operating Activities
Net cash used in operating activities during the six months ended June 30, 2020 totaled $7.0 million, primarily driven by a $9.7 million net loss reduced by non-cash related items, including $1.9 million in depreciation on fixed assets and amortization of intangible assets as well as $1.3 million in interest expense recorded as additional revenue interest obligation. Working capital increases of  $0.8 million also contributed to the net cash used in operations. This increase is primarily comprised of a $2.4 million increase in inventory offset by a $1.4 million decrease in accounts receivable and a $0.3 million increase in accounts payable and accrued expenses. Included in the $2.4 million increase in inventory is a $2.1 million increase of FiberCel and SimpliDerm finished goods inventory in anticipation of expected growth in demand.
Net cash used in operating activities during the six months ended June 30, 2019 totaled $2.3 million primarily driven by a $6.0 million net loss reduced by non-cash related items, including $1.9 million in depreciation on fixed assets and amortization of intangible assets as well as $1.4 million in interest expense recorded as additional revenue interest obligation. Working capital reductions of  $0.3 million also contributed to the net cash used for operations.
Net Cash Used in Investing Activities
Net cash used in investing activities during the six months ended June 30, 2020 totaled approximately $0.1 million, which relates to the purchase of property and equipment.
Net cash used in investing activities during the six months ended June 30, 2019 totaled approximately $0.3 million, which relates to the purchase of property and equipment.
Net Cash Provided by Financing Activities
Net cash provided by financing activities in the six months ended June 30, 2020 totaled $5.6 million, which includes $3.0 million of proceeds from a Paycheck Protection Program loan under the CARES Act, net borrowings from the Revolving Credit Facility of approximately $1.7 million, and approximately

$2.0 million in proceeds from the issuance of the 2020 Bridge Notes. These increases from financing activities were offset by approximately $1.2 million in payments on the revenue interest obligation.
Net cash provided by financing activities in the six months ended June 30, 2019 totaled $0.7 million, which was generated primarily from the $0.9 million of net borrowings from the Revolving Credit Facility.
Description of Certain Indebtedness
Credit Facilities
General
On July 15, 2019, Aziyo and Aziyo Med, LLC, which we refer to collectively as the Borrowers, entered into an amended and restated term loan credit agreement, which we refer to as the Term Loan Credit Agreement, with Midcap Financial Trust, as agent and lender, and the other lenders party thereto, which provided for the conversion of our existing term loans into borrowing under the Term Loan Credit Agreement (consisting of a $8.5 million tranche (Term Loan Tranche 1), a $5.0 million tranche (Term Loan Tranche 2) and a $3.0 million tranche (Term Loan Tranche 3)), and established a new $3.5 million tranche (Term Loan Tranche 4) and a new $5.0 million tranche (Term Loan Tranche 5). Commitments in respect of Term Loan Tranche 5 terminated without being borrowed on June 30, 2020. We refer to Term Loan Tranche 1, Term Loan Tranche 2, Term Loan Tranche 3 and Term Loan Tranche 4 collectively as the Term Loan Facility.
On July 15, 2019, the Borrowers also entered into an amended and restated revolving credit agreement, which we refer to as the Revolving Credit Agreement, with Midcap Funding IV Trust, as agent and lender, and the other lenders party thereto, which provided for a $8.0 million asset-based revolving credit facility, which we refer to as the Revolving Credit Facility.
As of June 30, 2020, we had $19.7 million of indebtedness outstanding under our Term Loan Facility (net of  $0.3 million of unamortized discount and deferred financing costs) and $5.9 million outstanding under our Revolving Credit Facility (with $1.0 million of additional borrowings available thereunder).
Interest Rates and Fees
Borrowings under the Term Loan Facility accrue interest at a rate per year equal to the LIBOR Rate (as defined below) plus a margin of 7.25%.
Borrowings under the Revolving Credit Facility bear interest at the per annum rate equal to the LIBOR Rate plus a margin of 4.95%.
The LIBOR Rate is defined as the greater of 2.25% and the applicable London Interbank Offered Rate for U.S. dollar deposits divided by 1.00 minus the maximum effective reserve percentage for Eurocurrency funding.
Under the terms of the Revolving Credit Facility, we can borrow up to an amount, which we refer to as the Borrowing Base, equal to (1) 85.0% of the aggregate net amount at such time of the Eligible Accounts (as defined in the Revolving Credit Agreement), plus (2) 50% of the value of the Eligible Inventory (as defined in the Revolving Credit Agreement), valued at the lower of first-in-first-out cost or market cost, and after factoring in all rebates, discounts and other incentives or rewards associated with the purchase of the applicable Eligible Inventory (provided that the Borrowing Base will be automatically adjusted down, if necessary, such that the aggregate availability from Eligible Inventory shall never exceed the lesser of  (x) an amount equal to 40.0% of the Borrowing Base and (y) $2,000,000). The amount available for borrowing under the Revolving Credit Facility may also be reduced by certain reserve amounts that may be established by the administrative agent from time to time.
In addition to paying interest on the principal amounts outstanding under the Revolving Credit Facility, we are required to pay an unused line fee to the lenders under the Revolving Credit Facility in respect of the unutilized commitments thereunder equal to 0.50% multiplied by the lesser of  (1) the unutilized commitments and (2) $8,000,000 minus 40% of the Borrowing Base.
Mandatory Prepayments
The Term Loan Credit Agreement requires the Borrowers to prepay amounts outstanding under the Term Loan Facility, subject to certain exceptions, with: (1) 100% of any net casualty proceeds in excess of

$250,000 with respect to assets upon which the agent maintains a lien and (2) 100% of the net cash proceeds of non-ordinary course asset sales or sales pertaining to collateral upon which the Borrowing Base is calculated. In addition, the Borrowers are required to prepay all outstanding obligations under the Term Loan Facility upon the termination of all commitments under the Revolving Credit Facility and the repayment of the outstanding borrowings thereunder.
The Revolving Credit Agreement requires the Borrowers to prepay amounts outstanding under the Revolving Credit Facility (or provide cash collateral up to the amount of any outstanding letter of credit obligations) to the extent outstanding borrowings under the Revolving Credit Facility exceed the lesser of (1) $8,000,000 and (2) the Borrowing Base.
Optional Prepayment
The Borrowers may prepay the Term Loan Facility in whole but not in part at any time with at least 10 business days’ prior written notice, provided, however, that such prepayment shall be accompanied by a portion of the Exit Fee (as defined below) equal to the amount prepaid divided by the then-outstanding principal amount of borrowings outstanding under the Term Loan Facility, and a prepayment fee equal to the amount prepaid multiplied by, in the case of Term Loan Tranche 1, Term Loan Tranche 2 or Term Loan Tranche 3, 3.0% until July 15, 2021 and 2.0% thereafter, and, in the case of Term Loan Tranche 4, 4.0% until November 21, 2020, 3.0% until November 21, 2021 and 2.0% thereafter. The “Exit Fee” is defined as an amount equal to 6.50% multiplied by the aggregate principal amount of all borrowings advanced to the Borrowers under the Term Loan Facility.
The Borrowers may prepay the Revolving Credit Facility in whole or in part at any time, provided, however, that any such partial prepayment shall be in an amount equal to $100,000 or a higher integral multiple of  $25,000.
Amortization and Final Maturity
The Borrowers are required to make interest-only payments prior to February 1, 2021, the Initial Amortization Start Date. Commencing on the Initial Amortization Start Date, and continuing on the first day of each calendar month thereafter, in addition to interest payments, the Borrowers must repay an amount equal to the total principal amount of borrowings under the Term Loan Facility divided by 42, for a 42-month straight-line amortization of equal monthly principal payments; provided, however, that if certain conditions are satisfied prior to December 1, 2020 (including our completion of a qualified initial public offering and no continuing default or event of default), the Initial Amortization Start Date may, upon our request, be extended to August 1, 2021, in which case the principal payments to be made in respect of borrowings under the Term Loan Facility shall be in an amount equal to the total principal amount of borrowings under the Term Loan Facility divided by 36, for a 36-month straight-line amortization of equal monthly principal payments. The remaining unpaid balance on the Term Loan Facility, together with all accrued and unpaid interest thereon and any remaining unpaid amount of the Exit Fee, is due and payable on July 15, 2024.
Outstanding borrowings under the Revolving Credit Facility do not amortize and are due and payable on July 15, 2024.
Security
All obligations under the Term Loan Facility and the Revolving Credit Facility are, and any future guarantees of those obligations will be, secured by, among other things, and in each case subject to certain exceptions, a first priority lien on and security interest in, upon, and to all of each Borrower’s assets, including all goods, equipment, inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, general intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, securities accounts, fixtures, letter of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located.
Covenants and Other Matters
The Term Loan Credit Agreement and the Revolving Credit Agreement each contain a number of covenants that, among other things and subject to certain exceptions, restrict the ability of the Borrowers to:

•
incur additional indebtedness;

•
incur certain liens;

•
pay dividends or make other distributions on equity interests;

•
enter into agreements restricting their subsidiaries’ ability to pay dividends;

•
redeem, repurchase or refinance subordinated indebtedness;

•
consolidate, merge or sell or otherwise dispose of their assets;

•
make investments, loans, advances, guarantees and acquisitions;

•
enter into transactions with affiliates;

•
amend or modify their governing documents;

•
amend or modify certain material agreements;

•
alter the business conducted by them and their subsidiaries; and

•
enter into sale and leaseback transactions.

In addition, the Term Loan Credit Agreement and the Revolving Credit Agreement contain a financial covenant, which is tested on a monthly basis, and requires us to achieve a specified Minimum Net Product Revenue (as defined in the applicable credit agreement) for the preceding 12-month period.
The Term Loan Credit Agreement and the Revolving Credit Agreement each contains events of default, including, most significantly, a failure to timely pay interest or principal, insolvency, or an action by the FDA or such other material adverse event impacting the operations of Aziyo.
The Term Loan Credit Agreement and the Revolving Credit Agreement also contain certain customary representations and warranties and affirmative covenants, and certain reporting obligations. In addition, the lenders will be permitted to accelerate all outstanding borrowings and other obligations, terminate outstanding commitments and exercise other specified remedies upon the occurrence of certain events of default (subject to certain grace periods and exceptions), which include, among other things, payment defaults, breaches of representations and warranties, covenant defaults, certain cross-defaults and cross-accelerations to other indebtedness, certain events of bankruptcy and insolvency, certain judgments and changes of control.
The foregoing summary describes the material provisions of the Term Loan Facility and the Revolving Credit Facility, but may not contain all information that is important to you. We urge you to read the provisions of the agreements governing the Term Loan Facility and the Revolving Credit Facility, which have been filed as exhibits to the registration statement of which this prospectus forms a part.
PPP Loan
In May 2020, we entered into a promissory note with Silicon Valley Bank, or SVB, under the Paycheck Protection Program of the CARES Act pursuant to which SVB agreed to make a loan to us in the amount of approximately $3.0 million. The PPP Loan matures in May 2022, bears interest at a rate of 1.0% per annum and requires no payments during the first six months from the date of the loan. The PPP Loan is unsecured and guaranteed by the Small Business Administration, or the SBA.
Under the terms of the PPP Loan, the principal amount of the loan may be forgiven to the extent it is used for qualifying expenses as described in the CARES Act and we otherwise request forgiveness in accordance with the terms of the PPP Loan and the requirements of the SBA. The agreement governing the PPP Loan also provides that if we knowingly use the proceeds of such loan for unauthorized purposes, we may be subject to liability, including charges of fraud. We will be required to repay any principal amount of the PPP Loan that is not forgiven, together with accrued and unpaid interest, in equal monthly installments prior to the maturity date of the loan. In addition, we are permitted to prepay the PPP Loan at any time without penalty or premium. SVB will be permitted to accelerate all outstanding borrowings and other obligations and exercise other specified remedies upon the occurrence of certain events of default, which include, among other things, payment defaults, breaches of representations and warranties, covenant defaults, certain cross-defaults and cross-accelerations to other indebtedness, certain events of bankruptcy and insolvency, certain judgments and changes to our ownership or business structure.

2020 Bridge Notes
In April 2020, we entered into a bridge note purchase agreement pursuant to which we issued approximately $2.0 million in aggregate principal amount of convertible promissory notes, which we refer to as the 2020 Bridge Notes, to HighCape Partners QP, HighCape Partners and Deerfield. The 2020 Bridge Notes had a maturity date of April 1, 2025 and accrued interest at a rate of 5.0% per year. The aggregate principal amount of, and accrued interest on, the 2020 Bridge Notes automatically converted into an aggregate of 2,039,427 shares of our Series A convertible preferred stock upon the closing of our Series A convertible preferred stock financing in September 2020. See “Certain Relationships and Related Party Transactions — Convertible Bridge Notes.”
Funding Requirements
We expect to continue to incur significant expenses and operating losses for the foreseeable future as we grow our sales organization and expand our product development and clinical and research activities. In addition, upon the closing of this offering, we expect to incur additional costs and expenses associated with operating as a public company.
Without giving effect to the anticipated net proceeds from this offering, based on our current operating plans, there is substantial doubt as to whether our future cash flows together with our existing cash will be sufficient to meet our anticipated operating needs into 2021. If our existing resources are not sufficient and we are unable to increase our product sales, we will need to raise additional capital to finance our operations, which we may not be able to do on acceptable terms or at all. With respect to our audited consolidated financial statements for the year ended December 31, 2019 and our unaudited interim consolidated financial statements for the six months ended June 30, 2020, we concluded that this circumstance raised substantial doubt about our ability to continue as a going concern from the original issuance date of such financial statements and from the date of the registration statement of which this prospectus forms a part. Additional information regarding our assessment is contained in Note 2 to the consolidated financial statements included elsewhere in this prospectus. Similarly, in its report on such financial statements, our independent registered public accounting firm included an explanatory paragraph stating that our recurring losses from operations and accumulated deficit raise substantial doubt about our ability to continue as a going concern.
Based on our current and planned business operations, we believe that the net proceeds from this offering, together with our existing cash and our availability under our Revolving Credit Facility, will be sufficient to fund our operating expenses and capital expenditure requirements through 2022. We have based this estimate on assumptions that may prove to be wrong, and we could exhaust our available capital resources sooner than we expect. If our available cash balances, net proceeds from this offering, and cash flow from operations, if any, are insufficient to satisfy our liquidity requirements, we may seek to raise additional capital through equity offerings, debt financings, collaborations or licensing arrangements. We may also consider raising additional capital in the future to expand our business, pursue strategic investments or take advantage of financing opportunities. Our present and future funding requirements will depend on many factors, including, among other things:
•
continued patient, physician and market acceptance of our products;

•
the scope, rate of progress and cost of our current and future pre-clinical studies and clinical trials;

•
the cost of our research and development activities and the cost and timing of commercializing new products or technologies;

•
the cost and timing of expanding our sales and marketing capabilities;

•
the cost of filing and prosecuting patent applications and maintaining, defending and enforcing our patent or other intellectual property rights;

•
the cost of defending, in litigation or otherwise, any claims that we infringe, misappropriate or otherwise violate third-party patents or other intellectual property rights;

•
the cost and timing of additional regulatory approvals;

•
costs associated with any product recall that may occur;

•
the effect of competing technological and market developments;

•
the expenses we incur in manufacturing and selling our products;

•
the extent to which we acquire or invest in products, technologies and businesses, although we currently have no commitments or agreements relating to any of these types of transactions;

•
the costs of operating as a public company;

•
unanticipated general, legal and administrative expenses; and

•
the effects on any of the above of the current COVID-19 pandemic or any other pandemic, epidemic or outbreak of infectious disease.

In addition, our operating plans may change as a result of any number of factors, including those set forth above and other factors currently unknown to us, and we may need additional funds sooner than anticipated. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest may be materially diluted, and the terms of such securities could include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include restrictive covenants that limit our ability to take specific actions, such as incurring additional debt, making capital expenditures, creating liens, redeeming shares of our common stock and/or declaring dividends. If we raise funds through collaborations, licensing agreements or other strategic alliances, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or product candidates, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay the development or commercialization of our products, license to third parties the rights to commercialize products or technologies that we would otherwise seek to commercialize and reduce marketing, customer support or other resources devoted to our products or cease operations. See “Risk Factors — Risks Related to our Business — Our future capital needs are uncertain and we may need to raise funds in the future, and such funds may not be available on acceptable terms or at all.”
Contractual Obligations
As of December 31, 2019, future minimum payments due under our contractual obligations are as follows:
	Payment Due by Period
(in thousands)	Total	Less than 1 Year	1 – 3 Years	3 – 5 Years	Thereafter
Term Loan Facility(1)	$20,000	$—	$16,667	$3,333	$—
Revenue Interest Obligation(2)	20,396	2,750	8,250	8,250	1,146
Leases(3)	5,580	1,121	3,084	1,375	—
Note to Tissue Supplier(4)	1,692	1,692	—	—	—
HighCape Fee(5)	750	750	—	—	—
Total	$48,418	$6,313	$28,001	$12,958	$1,146

(1)
Our Term Loan Facility bears interest at One Month LIBOR (subject to a LIBOR floor of 2.25%) plus 7.25% per annum (a reduction from 7.75% per annum prior to the July 2019 amendment) and includes interest only payments through January 2021 and interest and principal (equal monthly installments) payments from February 2021 through maturity in July 2024. See “—Description of Certain Indebtedness — Credit Facilities” for additional information. Interest expense on our Term Loan Facility totaled $1.7 million for the year ended December 31, 2019. The weighted average interest rate on Term Loan Facility borrowings was 9.8% and 9.7%, respectively, for the years ended December 31, 2018 and 2019.

(2)
We are party to a royalty agreement with Ligand (as defined below) pursuant to which we are required to pay to Ligand 5.0% of future sales of the products we acquired from CorMatrix (as well as products substantially similar to those products), subject to certain annual minimum payments as included in the table above. Excluded from the table above is a $5.0 million payment that would be due to Ligand if cumulative sales of the acquired products exceed $100.0 million and a second $5.0 million if cumulative sales exceed $300.0 million during the ten-year term of the agreement which expires on May 31, 2027. These contingent payments were excluded due to the uncertainty on when the revenue milestones will be met, or if they will be met at all. See “—Critical Accounting Policies and Significant Judgments and Estimates — Revenue Interest Obligation” below for additional information regarding our obligations under this agreement.

(3)
We lease two production facilities and one administrative and research facility under non-cancelable operating lease arrangements that expire between May 2021 and November 2025. The amounts above represent future minimum lease commitments.

(4)
We entered into an unsecured promissory note with a tissue supplier in 2017. The note bears interest at a rate of 5.0% per annum and matures in August 2020.

(5)
In connection with the CorMatrix Acquisition, we agreed to pay HighCape Partners Management, L.P. a one-time advisory fee of  $750,000 upon the first to occur of any sale transaction (as defined in our certificate of incorporation, as currently in effect) and the closing of this offering. In September 2020, our obligation in respect of this fee was extinguished in connection with the issuance of 375,000 shares of Series A convertible preferred stock to HighCape Capital, L.P. See “Certain Relationships and Related Party Transactions — Transactions with HighCape Partners QP and its Affiliates — Advisory Fee.”

Subsequent to December 31, 2019, in May 2020, we entered into a promissory note having a principal amount of approximately $3.0 million under the Paycheck Protection Program of the CARES Act. See “— Description of Certain Indebtedness — PPP Loan.”
Off-Balance Sheet Financing Arrangements
We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.
Critical Accounting Policies and Significant Judgments and Estimates
The preparation of financial statements in conformity with U.S. GAAP requires that management make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses reported during the period. On an ongoing basis, management evaluates these estimates and judgments, including those related to revenue, inventory valuation, valuation of intangibles, revenue interest obligation and stock-based compensation. Actual results may differ from those estimates. We have identified the following critical accounting policies:
Revenue Recognition
We enter into contracts to sell and distribute products to healthcare providers or commercial partners, or are produced and sold under contract manufacturing arrangements with corporate customers which are billed under ship and bill contract terms. Revenue is recognized when we have met our performance obligations pursuant to our contracts with our customers in an amount that we expect to be entitled to in exchange for the transfer of control of the products and services to our customers. For all net sales, we have no further performance obligations and revenue is recognized when control transfers which occurs either when: i) the product is shipped via common carrier; or ii) the product is delivered to the customer or distributor, in accordance with the terms of the agreement.
A portion of our product revenue is generated from consigned inventory maintained at hospitals, and from inventory physically held by our direct sales representatives. For these types of products sales, we retain control until the product has been used or implanted, at which time revenue is recognized.
We have elected to account for shipping and handling activities as a fulfillment cost rather than a separate performance obligation. Amounts billed to customers for shipping and handling are included as part of the transaction price and recognized as revenue when control of the underlying products is transferred to the customer. The related shipping and freight charges incurred by us are included in sales and marketing costs.
Contracts with customers state the final terms of the sale, including the description, quantity, and price of each implant distributed. The payment terms and conditions in our contracts vary; however, as a common business practice, payment terms are typically due in full within 30 to 60 days of delivery. We, at times, extend volume discounts to customers. We permit returns of our products in accordance with the terms of contractual agreements with customers.
Inventory Valuation
Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost or net realizable value, with cost determined using the average cost method. Inventory write-downs for unprocessed and certain processed donor tissue are recorded based on the estimated amount of inventory that will not pass the quality control process based on historical data. At each balance sheet date, we also evaluate inventories for excess quantities, obsolescence or shelf life expiration. This evaluation includes analysis of our current and future strategic plans, historical sales levels by product, projections of future demand, the risk of technological or competitive obsolescence for products, general market conditions and a review of the shelf life expiration dates for products. To the extent that management determines there is excess or obsolete inventory or quantities with a shelf life that is too near its expiration for us to reasonably expect that we can sell those products prior to their expiration, we adjust the carrying value of the inventory to its estimated net realizable value.
Due to the judgmental nature of inventory valuation, we may from time to time be required to adjust our assumptions as processes change and as we gain better information. Although we continue to refine the assumptions, described above, on which we base our estimates, we cannot be sure that our estimates are accurate indicators of future events. Accordingly, future adjustments may result from refining these estimates. Such adjustments may be significant.
Valuation of Purchased Intangible Assets
Purchased intangible assets with finite lives are carried at acquired fair value, less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets. We periodically evaluate the period of amortization for purchased intangible assets to determine whether current circumstances warrant revised estimates of useful lives. We review our purchased intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Recoverability is measured by a comparison of the carrying amount to the net undiscounted cash flows expected to be generated by the asset. Impairment exists when the carrying value of our asset exceeds the related estimated undiscounted future cash flows expected to be derived from the asset. If impairment exists, the carrying value of that asset is adjusted to its fair value. A discounted cash flow analysis is used to estimate an asset’s fair value, using assumptions that market participants would apply. An impairment loss would be recorded for the excess of net carrying value over the fair value of the asset impaired. The results of impairment tests are subject to management’s estimates and assumptions of projected cash flows and operating results. Changes in assumptions or market conditions could result in a change in estimated future cash flows and could result in a lower fair value and therefore an impairment, which could impact reported results.
Revenue Interest Obligation
In 2017, we completed an asset purchase agreement with CorMatrix and acquired all of the CorMatrix commercial assets and related intellectual property. As part of this acquisition, we entered into a royalty agreement with Ligand Pharmaceuticals Incorporated, or Ligand, pursuant to which we assumed a restructured, long-term obligation, which we refer to as the Revenue Interest Obligation, to Ligand, with an estimated present value on the acquisition date of  $27.7 million. The terms of the Revenue Interest Obligation require us to pay Ligand, subject to certain annual minimums, 5% of future sales of the products we acquired from CorMatrix, including CanGaroo, ProxiCor, Tyke and VasCure, as well as products substantially similar to these products, such as the version of CanGaroo we are currently developing that is designed to have anti-infective properties. Furthermore, a $5.0 million payment will be due to Ligand if cumulative sales of these products exceed $100.0 million and a second $5.0 million will be due if cumulative sales exceed $300.0 million during the ten-year term of the agreement which expires on May 31, 2027.
We have estimated the fair value of the Revenue Interest Obligation, including contingent milestone payments and estimated sales-based payments, based on assumptions related to future sales of the acquired products. At each reporting period, the value of the Revenue Interest Obligation is re-measured based on current estimates of the net present value of future payments, with changes to be recorded in the consolidated statements of operations. In connection with our estimations at December 31, 2018 and 2019, it was determined that the estimated future payments, discounted at the original discount rate, have decreased since the prior estimates. In both instances, such decrease was primarily the result of delays in certain regulatory approvals that will impact the timing and extent of future sales and, thereby, will reduce expected future payments to Ligand. The change to estimated future payments yielded a reduction to the total Revenue Interest Obligation of approximately $0.5 million and $1.9 million for the years ended December 31, 2018 and 2019, respectively, with such amounts recognized as gains in Other (income) expense, net in our consolidated statement of operations. There was no change to the value of the Revenue Interest Obligation as of June 30, 2020 based on estimates of future payments at that date. The estimation of future sales and the possible attainment of sales milestones is subject to significant judgment. Different judgments would yield different valuations of the Revenue Interest Obligation and these differences could be significant.
Stock-Based Compensation
Compensation costs associated with stock option awards and other forms of equity compensation are measured at the grant-date fair value of the awards and recognized over the requisite vesting period of the awards on a straight-line basis.

Our policy is to grant stock options at an exercise price equal to 100.0% of the market value of a share of common stock at closing on the date of the grant. Our stock options generally have seven-year contractual terms and vest over a four-year period from the date of grant. We use the Black-Scholes model to value our stock option grants. The fair value of stock options is determined on the grant date using assumptions for the estimated fair value of the underlying common stock, expected term, expected volatility, dividend yield and the risk-free interest rate. Our board of directors determines the fair value of common stock considering the state of the business, input from management, third party valuations and other considerations. We use the simplified method for estimating the expected term used to determine the fair value of options. As there has been no public market for our common stock to date, we lack company-specific historical and implied volatility information. As a result, we estimate the expected volatility primarily based on the historical volatility of comparable companies in the industry whose share prices are publicly available and expect to continue to do so until such time as we have adequate historical data regarding the volatility of our own traded share price. We use a zero-dividend yield assumption as we have not paid dividends since inception nor do we anticipate paying dividends in the future. The risk-free interest rate approximates recent U.S. Treasury note auction results with a similar life to that of the option. The period expense is then recognized on a straight-line basis over the requisite service period for the entire award.
Determination of the Fair Value of our Common Stock
As discussed above, since there has been no public market for our common stock to date, the estimated fair value of our common stock has been determined by our board of directors as of the date of each option grant, with input from management, considering the most recently available third-party valuations of our common stock and our board of directors’ assessment of the state of our business and additional objective and subjective factors that it believed were relevant and which may have changed from the date of the most recent third-party valuation through the date of the grant. These third-party valuations were performed in accordance with the guidance outlined in the American Institute of Certified Public Accountants’ Accounting and Valuation Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation. Our common stock valuations were prepared using either an option pricing method, or OPM, or a hybrid method, which used market approaches to estimate our enterprise value. The hybrid method is a probability-weighted expected return method, or PWERM, where the equity value in one or more of the scenarios is calculated using an OPM. The PWERM is a scenario-based methodology that estimates the fair value of our common shares based upon an analysis of future values for our company, assuming various outcomes. Our common stock value is based on the probability-weighted present value of expected future investment returns considering each of the possible outcomes available as well as the rights of each share class. The future value of our common stock under each outcome is discounted back to the valuation date at an appropriate risk-adjusted discount rate and probability weighted to arrive at an indication of value for our common stock. A discount for lack of marketability of our common stock is then applied to arrive at an indication of value for our common stock. The OPM treats common stock and preferred stock as call options on the total equity value of a company, with exercise prices based on the value thresholds at which the allocation among the various holders of a company’s securities changes. Under this method, the shares of common stock have a value only if the funds available for distribution to shareholders exceeded the value of the preferred share liquidation preference at the time of the liquidity event, such as a strategic sale or a merger. These third-party valuations were performed at various dates, which resulted in valuations of our common shares of  $0.39 per share as of June 30, 2017, $0.40 per share as of May 31, 2018 and $0.74 per share as of April 30, 2019. In addition to considering the results of these third-party valuations, our board of directors considered various objective and subjective factors to determine the fair value of our common stock as of each grant date, including:
•
the prices at which we sold shares of preferred stock and the preferences of the preferred stock relative to our common stock at the time of each grant;

•
the progress of our research and development programs, including the status and results of pre-clinical studies and clinical trials for our product candidates;

•
our stage of development and commercialization and our business strategy;

•
external market conditions affecting the regenerative medicine and medical device industry and trends within the regenerative medicine and medical device industry;

•
our financial position, including cash on hand, and our historical and forecasted performance and results of operations;

•
the lack of an active public market for our common stock and our preferred stock;

•
the likelihood of achieving a liquidity event, such as an initial public offering, or IPO, or sale of our company in light of prevailing market conditions; and

•
the analysis of IPOs and the market performance of similar companies in the regenerative medicine and medical device industry.

The assumptions underlying these valuations represented management’s best estimate, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our common stock and our stock-based compensation expense could have been materially different.
Once a public trading market for our common stock has been established in connection with the closing of this offering, it will no longer be necessary for our board of directors to estimate the fair value of our common stock in connection with our accounting for granted stock options and other such awards we may grant, as the fair value of our common stock will be determined based on the quoted market price of our common stock.
Options Granted
The following table sets forth by grant date the number of shares subject to options granted from January 1, 2018 through the date of this prospectus, the per share exercise price of the options, the per share fair value of our common stock on each grant date, and the per share estimated fair value of the options:
Grant Date	Number of Shares Subject to Options Granted	Per Share Exercise Price of Options	Per Share Fair Value of Common Stock on Grant Date	Per Share Estimated Fair Value of Options
1/11/2018	38,875	$5.44	$5.44	$2.93
2/22/2018	38,689	$5.44	$5.44	$2.93
2/28/2018	3,225	$5.44	$5.44	$2.93
7/27/2018	159,299	$5.58	$5.58	$2.93
2/13/2019	7,703	$5.58	$5.58	$2.93
6/4/2019	8,492	$10.33	$10.33	$5.02
9/4/2019	21,498	$10.33	$10.33	$5.02
1/22/2020	27,410	$10.33	$18.70	$12.00
In June 2020, we performed a retrospective fair value assessment and concluded that the fair value of the common stock underlying stock options that we granted on January 20, 2020 was $18.70 per share for accounting purposes. We applied the fair value of our common stock from our retrospective fair value assessment to determine the fair value of these awards and calculate share-based compensation expense for accounting purposes. This reassessed value was based, in part, upon a third-party valuation of our common shares prepared as of April 30, 2019 with adjustments made by us to reflect expectations of an initial public offering as of January 20, 2020.
Recently Issued Accounting Pronouncements
See Note 3, “Recently Issued Accounting Standards,” to our consolidated financial statements included elsewhere in this prospectus for information regarding recently issued accounting pronouncements.
Quantitative and Qualitative Disclosures About Market Risks
We are exposed to market risks in the ordinary course of our business, including risks relating to changes in interest rates, foreign currency and inflation. The following discussion provides additional information regarding these risks.

Interest Rate Risk
Our primary exposure to market risk relates to changes in interest rates. Borrowings under our Term Loan Facility and Revolving Credit Facility bear interest at variable rates, subject to an interest rate floor. Interest rate risk is highly sensitive due to many factors, including U.S. monetary and tax policies, U.S. and international economic factors and other factors beyond our control. A hypothetical 10% relative change in interest rates during the years ended December 31, 2018 or 2019 would not have had a material effect on our financial statements. We do not currently engage in hedging transactions to manage our exposure to interest rate risk.
Credit Risk
As of December 31, 2019, our cash and cash equivalents were maintained with one financial institution in the United States. While our deposit accounts are insured up to the legal limit, the balances we maintain may, at times, exceed this insured limit. We believe this financial institution has sufficient assets and liquidity to conduct its operations in the ordinary course of business with little or no credit risk to us.
Our accounts receivable relate to sales to customers. To minimize credit risk, ongoing credit evaluations of all customers’ financial condition are performed. Two customers represented 10% or more of our accounts receivable as of December 31, 2019.
Foreign Currency Risk
Our business is primarily conducted in U.S. dollars. Any transactions that may be conducted in foreign currencies are not expected to have a material effect on our financial condition, results of operations or cash flows. As we grow our operations, our exposure to foreign currency risk could become more significant.
Impact of Inflation
Inflationary factors, such as increases in our cost of goods sold or other operating expenses, may adversely affect our operating results. While it is difficult to accurately measure the impact of inflation due to the imprecise nature of the estimates required, we do not believe inflation had a material effect on our financial condition or results of operations during the years ended December 31, 2018 and 2019. We cannot assure you, however, that we will be able to increase the selling prices of our products or reduce our operating expenses in an amount sufficient to offset the effects future inflationary pressures may have on our gross margin. Accordingly, we cannot assure you that our financial condition and results of operations will not be materially impacted by inflation in the future.
JOBS Act
Section 107 of the JOBS Act permits us, as an “emerging growth company,” to take advantage of an extended transition period for adopting new or revised accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this exemption and, as a result, for so long as we remain an emerging growth company, unless we subsequently choose to affirmatively and irrevocably opt out of the extended transition period, our financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies. Section 107 of the JOBS Act provides that we can elect to opt out of the extended transition period at any time, which election is irrevocable.
We will remain an emerging growth company until the earliest of: (i) the last day of the first fiscal year in which our annual gross revenues are $1.07 billion or more; (ii) the last day of 2025; (iii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common equity held by non-affiliates is $700 million or more as of the last business day of our most recently completed second fiscal quarter; or (iv) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the previous three years.

BUSINESS
Overview
We are a commercial-stage regenerative medicine company focused on creating the next generation of differentiated products and improving outcomes in patients undergoing surgery, concentrating on patients receiving implantable medical devices. From our proprietary tissue processing platforms, we have developed a portfolio of advanced regenerative medical products that are designed to be very similar to natural biological material. Our proprietary products, which we refer to as our Core Products, are designed to address the implantable electronic device/cardiovascular, orthopedic/spinal repair and soft tissue reconstruction markets, which represented a combined $3 billion market opportunity in the United States in 2019. To expand our commercial reach, we have commercial relationships with major medical device companies, such as Boston Scientific and Medtronic, to promote and sell some of our Core Products. We believe our focus on our unique regenerative medicine platforms and our Core Products will ultimately maximize our probability of continued clinical and commercial success and will create a long-term competitive advantage for us.
We estimate that more than two million patients were either implanted with medical devices, such as pacemakers, defibrillators, neuro-stimulators, spinal fusion and trauma fracture hardware or tissue expanders for breast reconstruction, in the United States in 2019. This number is driven by advances in medical device technologies and an aging population with a growing incidence of comorbidities, including diabetes, obesity and cardiovascular and peripheral vascular diseases. These comorbidities can exacerbate various immune responses and other complications that can be triggered by a device implant.
Our Core Products are targeted to address unmet clinical needs with the goal of promoting healthy tissue formation and avoiding complications associated with medical device implants, such as scar-tissue formation, capsular contraction, erosion, migration, non-union of implants and implant rejection. We believe that we have developed the only biological envelope, which is covered by a number of patents, that forms a natural, systemically vascularized pocket for holding implanted electronic devices. We have a proprietary processing technology for manufacturing bone regenerative products for use in orthopedic/spinal repair that preserves a cell’s ability to regenerate bone and decelerates cell apoptosis, or programmed cell death. We have a patented cell removal technology that produces undamaged extracellular matrices for use in soft tissue reconstruction. In pre-clinical and clinical studies, our products have supported and, in some cases, accelerated tissue healing, and thereby improved patient outcomes. Our Core and Non-Core product portfolio is highlighted in the table below.

Our growth strategy is focused on increasing penetration in our target markets. We believe we can expand our commercial penetration in these markets and thereby grow our business by increasing our direct sales force and developing and launching more clinically relevant products from our pipeline and, when possible and appropriate, from acquisitions.
Our go-to-market strategy includes a hybrid of a direct sales force, commercial partners and independent sales agents. As of June 30, 2020, we had 27 direct sales representatives who focus on gaining additional market access and driving market penetration, not only by selling our products, but also, where appropriate, by managing our commercial partners and providing technical assistance for selling our products. By growing our direct sales force and leveraging our existing commercial partners, we believe we can expand our customer base and further strengthen our existing customer relationships and increase penetration in our target markets.
We have a well-established and scalable manufacturing platform, consisting of two facilities that are supported by our corporate headquarters. Our Silver Spring, Maryland location is our headquarters and functions as a research and development and corporate support center. Our Roswell, Georgia location is our processing, production and distribution facility for all our implantable electronic device/cardiovascular products. Our Richmond, California location is our human tissue products facility. We believe we have sufficient operating capacity at both our Roswell and Richmond facilities to support future growth.
We have a proven track record of growing our business. Net sales from our Core Products grew from $22.7 million for the year ended December 31, 2018 to $30.9 million for the year ended December 31,

2019, representing an annual growth rate of 36%. Our total net sales increased from $39.0 million for the year ended December 31, 2018 to $42.9 million for the year ended December 31, 2019, representing an annual growth rate of 10%. Our gross margins improved from 41% in the year ended December 31, 2018 to 46% in the year ended December 31, 2019. Our gross margins, excluding intangible asset amortization, improved from 50% in the year ended December 31, 2018 to 54% in the year ended December 31, 2019. We incurred a net loss of  $11.6 million for the year ended December 31, 2018, and a net loss of  $11.9 million for the year ended December 31, 2019.
Net sales from our Core Products grew from $13.7 million for the six months ended June 30, 2019 to $15.6 million for the six months ended June 30, 2020. Our total net sales decreased from $19.7 million for the six months ended June 30, 2019 to $18.4 million for the six months ended June 30, 2020. Our gross margins improved from 47% in the six months ended June 30, 2019 to 49% in the six months ended June 30, 2020. Our gross margins, excluding intangible asset amortization, improved from 56% in the six months ended June 30, 2019 to 58% in the six months ended June 30, 2020. We incurred a net loss of $6.1 million for the six months ended June 30, 2019, and a net loss of $9.7 million for the six months ended June 30, 2020.
Gross margin, excluding intangible asset amortization, is a non-GAAP financial measure. See “Prospectus Summary — Summary Consolidated Financial Data — Non-GAAP Financial Measures” for a discussion regarding our use of gross margin, excluding intangible asset amortization, including its limitations and a reconciliation to the most directly comparable GAAP financial measure.
Our Competitive Strengths
Our mission is to provide advanced regenerative care products that improve the outcomes in patients primarily undergoing implantable device-related surgery. To accomplish this mission, we intend to establish our Core Products as the standard of care for treating patients undergoing such procedures. We believe our key competitive strengths position us well to execute on our growth strategy. Our key competitive strengths are:
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Well-positioned in Large, Attractive and Growing Markets.   We believe that the implantable electronic devices/cardiovascular, the orthopedic/spinal repair and the soft tissue reconstruction markets, which represented a combined $3 billion market opportunity in the United States in 2019, will continue to experience accelerated growth, given advancements in implantable medical device technologies to treat more medical conditions and shifting global demographics that include an aging population; a greater incidence of comorbidities, such as diabetes, obesity and cardiovascular and peripheral vascular diseases; and increasing numbers of mastectomies and lumpectomies. We believe there is growing adoption of regenerative medicine products by the medical community as physicians become aware of the benefits of natural products, including reduced inflammation, scar-tissue formation and foreign body response, as compared to using traditional products made from synthetic materials.

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Regenerative Medicine Technology Focus.   Our scientific expertise and know-how in regenerative medicine technology has allowed us to develop our proprietary platforms to create differentiated biomaterials, including our Core Products: CanGaroo, ProxiCor, Tyke, VasCure, FiberCel, ViBone, OsteGro V and SimpliDerm. These types of products, which are designed to more closely resemble natural products than similar traditionally processed products, have enabled us to advance the science of regenerative medicine as well as to process tissue and produce products at commercial scale.

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Broad Portfolio of Core Products to Address the Needs of Physicians, Patients and Providers. Physicians use our broad portfolio of regenerative medicine products to meet the needs of individual patients. The breadth of our current portfolio, which includes products used in implantable electronic devices/cardiovascular, orthopedic/spinal repair and soft tissue reconstructive procedures, gives us the flexibility to target a broad set of procedures, each with a full suite of products to accommodate both the clinical and economic factors that may affect purchasing decisions. Our experienced contracting and direct sales force teams are highly trained to assist clinicians in effectively using the full complement of our products.

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Large and Growing Body of Clinical Data and FDA Cleared Products.   We have significant regulatory experience in obtaining FDA clearance for regenerative medicine products requiring 510(k) clearance and in navigating the comprehensive regulatory framework that applies to human cells, tissues and cellular and tissue-based products, or HCT/Ps. We have and continue to develop a body of pre-clinical, clinical and patient outcomes data, including third-party publications that reviewed the technical and clinical attributes of our products. We believe that our extensive in vivo and clinical data give us a competitive advantage.

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Relationships with Care Providers.   Our medical and commercial teams have established extensive customer relationships in the healthcare industry. We have developed excellent relationships with physicians, nurses and hospital administrators. We believe we are well-positioned to leverage these relationships to increase our penetration in our target markets.

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Commercial Relationships with Major Medical Device Companies.   We have commercial agreements with major medical device companies, including Boston Scientific, Biotronik, Medtronic, Surgalign Holdings and others, which we collectively refer to as our commercial partners, to promote or commercialize some of our products. Our commercial partners use their own network of more than 2,000 sales representatives, clinical specialists and independent sales agents, including approximately 1,400 of which are focused on our CanGaroo product and more than 800 of which are focused on our FiberCel, ViBone and OsteGro V products. We leverage this additional presence in targeted markets to significantly increase our opportunity to cost-effectively penetrate these large markets.

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Established and Scalable Manufacturing and Commercial Infrastructure.   We have well-established relationships to obtain the human and animal tissues, which we need to manufacture our products, in the quantity needed and in a manner that preserves their integrity. We have sufficient capacity to increase the scale of our manufacturing, and the required quality control and regulatory capabilities to ensure that our products meet established specifications. We have developed rigorous medical, clinical, manufacturing, distribution and logistics capabilities designed to comply with FDA requirements. We pair our operational capabilities with a strong commercial team of sales, marketing and contracting professionals. Our established regulatory, operational and commercial infrastructure provides a firm foundation for growth as we continue to scale our business.

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Executive Management Team with Extensive Experience in Regenerative Medicine.   Our executive management team has extensive experience in the regenerative medicine and medical device industries. This experience allows us to operate with a deep understanding of the underlying trends in regenerative medicine and the intertwined scientific, clinical, regulatory, commercial and manufacturing functions that drive success in this industry. We believe our team has the necessary experience to lead us through our continued commercial expansion and the development and launch of our pipeline products.

Our Growth Strategy
The key elements of our growth strategy are:
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Increase Penetration in Our Target Markets.   We believe that the potential for growth in regenerative medicine in our target market segments presents a long-term opportunity to increase the use of our products. We plan to continue our growth and accelerate our penetration into our target markets by increasing the size of our direct sales force and by leveraging our relationships with our commercial partners that have well-established and significant cardiac rhythm and orthopedic/spinal sales infrastructure and experience in our target markets. We believe the breadth and flexibility of our current portfolio of products provides us with the capability to address a wider variety of implantable device procedures and soft tissue reconstructions, all of which should offer significant new growth opportunities.

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Additional Growth through Selective Acquisitions.   We have demonstrated our ability to identify acquisition opportunities and integrate assets that complement our strategy and generate revenue and incremental gross profits. We were created in 2015 through the spin-out of the musculoskeletal division of Tissue Banks International, or TBI now KeraLink International, or KeraLink, which provided us with tissue processing capabilities. We created additional value from this transaction by hiring scientific expertise to enhance these assets and develop a next generation of products. We then formed strategic partnerships to sell these products and improve our financial performance. Similarly, in 2017, we acquired biomaterial medical device assets, centered around the product we now sell as CanGaroo, from CorMatrix Cardiovascular. We followed the model that we had developed with the TBI asset acquisition. We brought in experienced leadership and expanded our clinical and commercial teams, which provided us with the opportunity to form new partnerships and commercialize CanGaroo. As a result, we again accelerated the growth of our revenue stream. We will continue to evaluate possible acquisitions that complement our existing portfolio and leverage our established commercial and manufacturing infrastructure.
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Robust Pipeline of Innovative Core Products from Our Proven Research and Development Capabilities.   We have brought to market four commercial Core Products in the past three years. In addition to our current core commercial products, we have a pipeline of products being developed for the implantable electronic devices/cardiovascular market, the orthopedic/spinal repair market and the soft tissue reconstruction market that we expect to launch in the future. We will continue to conduct pre-clinical studies and clinical trials, gather patient data and perform other research to support the further adoption of our products in the marketplace.

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Continuing to Expand the Reach of Our Direct Sales Force.   As of June 30, 2020, we had 27 direct sales representatives who focus on gaining additional market access and driving market penetration, not only by selling our products, but also, where appropriate, by managing our commercial partners and providing technical assistance for selling our products. Our sales team provides the critical knowledge of the advantages that our biological products provide for patients over those of our competitors. We plan to grow our sales organization in order to expand our network of hospital and physician customers, drive deeper penetration in current accounts and provide additional technical assistance to our commercial partners. We believe there is a significant opportunity to grow our business through this continued expansion of our commercial footprint.

Our Core Products/Solutions
Our portfolio of regenerative medicine Core Products has been developed to address the following specific markets:
Implantable Electronic Devices/Cardiovascular Market
Market Opportunity
In 2019, we estimate, based on industry sources and other third-party estimates, that there were more than 600,000 procedures in the United States to install or replace implantable electronic devices, such as pacemakers, pulse generators and defibrillators, as well as spinal cord neuromodulators and vagus nerve, deep brain and sacral nerve stimulators, which represents an estimated $600 million opportunity.
Limitations of Existing Solutions
Implantable electronic devices are now the standard of care for patients suffering from cardiac arrhythmias and heart failure. Such devices are implanted in soft tissue, which is not heavily vascularized, and its implantation may trigger a biologic response that results in inflammation and fibrosis, leading to the device and its wire leads being encased in dense or calcified fibrous material.
In 2015, a group of third-party researchers published a systematic review and meta-analysis of 60 published reports, consisting of 21 prospective, nine case-control and 30 retrospective cohort studies published between 1981 and 2013, each of which examined the rate of infection associated with the implantation of electronic devices. The average rate of infection was between 1.0 and 1.3% and the reported rates of infection ranged from 0.3 to 16.4%. In 2019, a different group of third-party researchers published the results of a global, prospective randomized clinical trial focused on infection complications of implantable electronic cardiovascular devices which identified a 1.2% mean infection rate during 12-month follow-up in the control arm (3,488 patients), and this was later reported by other third-party researchers in 2020 to rise to 1.9% at the 36 months follow-up. However, infection is not the only significant complication associated with implantation. Data from third-party studies published in 2011 and 2016 indicated that migration occurred in 0.5 to 10.9% of such procedures, and data from third-party studies published in 2001 and 2007 indicated that erosion of the device through the skin occurred in 0.2 to 5.0% of such procedures. Thus, migration and erosion have been shown to be similarly frequent and can both result in infection or require replacement of the device. Other complications include those associated with Twiddler’s syndrome, which is a malfunction of a pacemaker due to manipulation of the device by the patient, and discomfort at the implant site. In addition, capsular contracture can occur when scar tissue, or a capsule, around the device tightens and squeezes the implant. Capsular contraction may be more common following infection, collection of blood, or hematoma, and collection of the watery portion of blood, or seroma.
As patients with implants live longer, device reoperations are ever more common, including those to replace or upgrade the device, or to replace or revise the wire leads. The dense, under-vascularized capsule surrounding a device and its wire leads makes replacement or revision more difficult, increases the time needed for the extraction and replacement procedure and progressively increases the risk of infection. An increasing proportion of these cardiovascular electronic devices, that is, cardioverter/defibrillators, are now larger, heavier and more complex and have a greater frequency of complications associated with them than the smaller, less heavy and less complex devices. For neurostimulator devices, the common location of these devices, which is in the soft tissue of the abdomen or back, increases the risk of migration and erosion and that of patient discomfort when sleeping or sitting.
In 1972, Dr. Victor Parsonnet reported that enclosing pulse generators in a polyester pouch prevented migration and extrusion of the implanted device through the skin. BARD Vascular Systems manufactured the Parsonnet pouch, which was used in patients with little subcutaneous tissue. In 2008, TyRx Pharma introduced AIGSRX, a synthetic, permanent mesh envelope, which was intended to securely hold either a pacemaker pulse generator or defibrillator and provide a safe space for these implants to be acclimated by the body. To prevent infections associated with the implantation procedure, the non-resorbable mesh was coated with a bioabsorbable material, which dissolved over a period of seven to ten days, during which time the antibiotics rifampicin and minocycline were released. In 2013, TyRx replaced the original product with AIGISRXR, a comparable product with the same two intended uses, but totally bioresorbable. In 2014, Medtronic acquired TyRx and now sells this totally bioresorbable synthetic product under the name TYRX.
TYRX is a relatively stiff synthetic mesh with rough edges, which may require the surgeon to make a larger incision than is needed only to implant the electronic device. The larger incision can lead to longer surgery times and complications at the time of replacement or upgrade of the implantable device. Third-party studies have shown that the synthetic TYRX mesh is broken down and reabsorbed within approximately nine weeks. According to published literature, synthetic mesh, unlike biological mesh, is not associated with the biological signaling needed to mitigate the anticipated and well-documented foreign body response that results in the production of scar tissue to form a capsule surrounding an implantable device. TYRX’s primary benefit is to dispense antibiotics to reduce the rate of infection associated with device implantation.
Our Solution
CanGaroo was designed to mitigate complications deriving from implantable electronic devices and the shortcomings of synthetic envelopes. We believe that CanGaroo is the only biological product that forms a natural, systemically vascularized pocket that conforms to and securely holds implantable electronic devices. CanGaroo is cleared for use with pacemaker pulse generators, defibrillators and other cardiac implantable electronic devices as well as vagus nerve stimulators, spinal cord neuromodulators, deep brain stimulators and sacral nerve stimulators.
The CanGaroo envelope is constructed from perforated, multi-laminate sheets of decellularized, non-crosslinked, lyophilized SIS ECM, derived from porcine small intestinal submucosa, a natural biomaterial, which is rich in natural growth factors, structural proteins and collagens. The ECM is sewn into the shape of a pouch, into which the device is placed. We sell the biological envelope in a variety of sizes, which allows it to accommodate various sized electronic devices, and it has a shelf life of 30 months.
CanGaroo is soft and pliable and is designed to conform to the implantable device for easy handling and implantation. The SIS ECM is designed to mitigate the biologic foreign body response that normally occurs around the electronic device. CanGaroo is remodeled into a surrounding layer of vital, vascularized tissue, potentially reducing the risk of capsular formation, migration and erosion of the implantable device through the skin, and complications associated with Twiddler’s syndrome. CanGaroo may also facilitate the process of implantation and of device removal during its replacement, as well as enhance patient comfort.
Product	Description	Regulatory Pathway
CanGaroo Envelope	Naturally occurring ECM scaffold intended to hold securely implantable electronic devices, creating an environment designed to enhance patient comfort and reduce device migration	Medical Device 510(k)-Cleared
Development Pipeline
We are currently developing a version of CanGaroo that combines the envelope with antibiotics and is designed to reduce the risk of infection following surgical implantation of an electronic device. As a first step, we recently completed a feasibility study that demonstrated the targeted release of antibiotics for CanGaroo. Based on feedback from the FDA, we believe that this product candidate will require 510(k) clearance of a 510(k) submission to be marketed in the United States.
Commercial Approach
We sell CanGaroo in the United States using our direct sales force and our commercial partners, Boston Scientific and Biotronik, which act as sales agents and give us access to approximately 1,400 sales representatives and clinical specialists to further expand our footprint and accelerate our sales. Our primary customers are electrophysiologists, cardiac surgeons and neurosurgeons. Our direct sales force is focused on gaining additional market access and driving market penetration, not only by selling our products, but also, where appropriate, by managing our commercial partners and providing technical assistance for selling our products. Our sales team provides the critical knowledge of the advantages that CanGaroo provides for patients over those of our competitors. We ship the product directly to hospitals.
Additional Cardiovascular Products
Through our direct sales force and independent sales agents, we also sell additional cardiovascular products derived from our specialized SIS ECM, all of which received 510(k) regulatory clearance as medical devices:
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ProxiCor is cleared for use as an intracardiac patch or pledget for tissue repair, i.e., atrial septal defect, ventricular septal defect and suture-line buttressing, as well as for the repair and reconstruction of the pericardium. ProxiCor enables cardiac and congenital heart surgeons to reestablish the essential native anatomical structures of the heart and pericardium by providing a natural bio-scaffold that allows the patient’s own cells to form a new pericardial layer. Typically, the absence of a pericardial barrier often leads to scarring and the formation of adhesions between the heart and sternum, impairing normal heart function. We believe that the use of ProxiCor for pericardial repair potentially avoids adverse events associated with the use of synthetic materials or highly processed biological materials, which can trigger an immune response, resulting in fibrotic or calcified scarring at the implant site.
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Tyke was developed based on a request by pediatric cardiovascular surgeons to deliver an ECM material that maintained the biomechanical properties found in our existing products, but was thinner, more pliable and better suited for intracardiac and branch pulmonary artery use in neonates and infants. Tyke is cleared for use in neonates and infants for the repair of pericardial structures; as an epicardial covering for damaged or repaired cardiac structures; and as a patch material for intracardiac defects, septal defect and annulus repair, suture-line buttressing and cardiac repair. We believe that Tyke is the only extra cellular material that has been specifically cleared for use in neonates and infants to repair pericardial structures.

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VasCure is cleared for use, and is used by, cardiovascular, vascular and general surgeons as, a patch material to repair or reconstruct the peripheral vasculature, including the carotid, renal, iliac, femoral and tibial blood vessels, by modeling into site-specific tissue and conforming to repair defects easily. VasCure is also cleared and is used for the closure of vessels, as a pledget, or for suture line buttressing when repairing vessels. It is designed to prevent and stop bleeding, resulting in minimal bleeding at suture lines. Unlike synthetic or cross-linked materials, VasCure approximates normal tissue and, we believe, is, therefore, less likely to provoke an immune response.

Orthopedic/Spinal Repair Market
Market Opportunity
According to industry sources, in the United States in 2019, there were an estimated 1.5 million surgical procedures for orthopedic and spinal repair, which, excluding the cost for spinal and orthopedic hardware, used bone repair products valued at more than $2 billion. The number of such surgeries has increased over the last several years, driven, in part, by a higher incidence of comorbidities and chronic inflammatory and degenerative conditions, including osteoarthritis.
Spinal fusion, the leading application for bone fusion surgeries in the United States, involves the use of grafting material to cause two vertebrae to grow together into one. In the United States in 2019, medical facilities performed 695,000 spinal fusion surgeries, of which approximately 400,000 were lumbar operations. Lower extremity applications, including ankle arthrodesis, or surgical immobilization of a joint by fusion of the adjacent bones, now represent a bone fusion market of approximately 165,000 fusions. With improving fixation methods, success rates have improved across these applications.
Limitations of Existing Solutions
Although success rates for orthopedic and spinal fusion have improved, inadequate bone healing remains one of the leading causes of failure for any fusion procedure. Fusion is especially challenging in patients who have underlying healing deficiencies because of such comorbidities as diabetes and obesity.
The addition of a bone material to sites of fixation for repair of defects or for creating fusion acts synergistically with hardware devices to enhance and accelerate the achievement of boney union. Autologous bone, which is harvested from the patient, is considered the gold standard for bone fusions. However, obtaining sufficient autologous material may not always be possible, may not yield good quality material, may cause donor site morbidity and pain and has an additional cost associated with its harvest.
Bone morphogenetic protein-2, or BMP-2, is currently the only FDA-approved osteoinductive growth factor for use as a bone graft substitute. However, with increasing clinical use of BMP-2, a growing and well-documented side effect profile has emerged. This profile includes postoperative inflammation and associated adverse effects, bone formation in unusual locations, bone resorption and inappropriate formation of fat cells.
Human graft products, sourced from a different individual than the patient receiving the tissue, are called allografts. These allograft products are typically processed using techniques that damage the extracellular matrix and induce cellular apoptosis, which results in premature cellular death. This cellular death results in less cells, prevents osteogenic differentiation and impedes the activity of osteoblasts, cells which form new bone. Synthetic materials and damaged allogenic bone lack or have diminished osteogenic properties.

Our Solution
Our bone regenerative products are processed by a proprietary method designed to protect and preserve the native bone cells (osteogenic) needed for bone formation and to decelerate cell apoptosis. Our products, besides being osteogenic, are also osteoinductive (ability to recruit cells and to signal the need for bone formation) and osteoconductive (three-dimensional scaffold appropriate for bone formation). These products, which have handling properties that support their placement by the surgeon and their integration with the patient’s bone, are intended for use in patients mainly receiving orthopedic and spinal implants to enhance the bone repair process and include FiberCel, ViBone and OsteGro V, all of which are viable, cellular bone matrices.
FiberCel is a fiber-based bone repair product made from human tissue and engineered to be like natural tissue. It is marketed for use in orthopedic or reconstructive bone grafting procedures in combination with autologous bone or other forms of allograft bone or alone as a bone graft. FiberCel provides handling properties that are critical for use as a bone void filler in various orthopedic and spinal procedures. FiberCel contains cancellous bone particles with preserved living cells and demineralized cortical bone fibers to facilitate bone repair and healing.
ViBone is a particle-based bone repair product designed to perform and handle in a manner similar to an autograft and is marketed for use as allograft bone. ViBone contains cancellous and demineralized cortical bone particles.
OsteGro V, our newest product, leverages our proprietary process designed to protect and preserve native bone cells. OsteGro V is marketed for use for the repair, replacement or reconstruction of bone defects and contains cancellous bone particles as well as demineralized cortical bone particles and fibers designed to enhance product handling.
Products	Description	Regulatory Pathway
FiberCel, ViBone, and OsteGro V	Allografts that perform and handle similarly to an autograft as a result of proprietary processing designed to protect the tissue environment and the cells	HCT/Ps
Development Pipeline
We are currently developing new bone fusion and repair products that offer features that we believe are either an improvement to currently available technologies or offer new features or enhancements, such as improved delivery or handling properties. These products are currently in development, and we expect these products to be regulated by the FDA as HCT/Ps.
Commercial Approach
Our commercial approach to the orthopedic/spinal repair market has been to leverage commercial partners with existing sales and marketing infrastructure in these areas, while we focus on research and development and the manufacturing of products. We currently have agreements in place with Medtronic, which acts as our commercial partner for FiberCel, and Surgalign Holdings, which acts as our commercial partner for ViBone. Under the terms of those agreements, Medtronic and Surgalign Holdings purchase products from us at specified prices and resell such products in the United States to the primary customers, which are hospitals and other healthcare facilities. We fulfill all orders from Medtronic and Surgalign Holdings by shipping these products directly to these hospitals and other healthcare facilities. We have several sales agreements with other commercial partners for OsteGro V, serving the orthopedic, spinal and dental markets.
Soft Tissue Reconstruction Market
Market Opportunity
According to certain third-party estimates, there were more than 100,000 procedures in the United States in 2019 using biologic matrices for plastic and reconstructive surgery, which constituted an approximately

$500 million market. Such surgery is performed to treat structures of the human body that are affected aesthetically or functionally due to defects, abnormalities, trauma, infection, burns, tumors or disease. Plastic and reconstructive surgery is generally performed to improve function and ability, but it may also be performed to achieve a more natural appearance of the affected anatomical structure. Clinical practice of plastic and reconstructive surgery includes excision of tumors of the skin, vasculature, chest, oral and oropharyngeal cavities and extremities and reconstructions of the same; debridement, skin grafting and skin flaps for burn reconstructions; trauma surgery for the hands, upper and lower limbs and facial region; congenital or acquired malformations related to the hands, face, skull and jaw; surgical removal of vascular abnormalities; a range of aesthetic surgeries; and reconstructions of the breast, which is one of the most common applications of biologic matrices.
Limitations of Existing Solutions
Autologous tissue repair procedures are options for stabilizing soft tissue defects in various applications. However, these methods have limitations. The procedure may not be surgically feasible or the patient may decline its use. In addition, autologous tissue reconstruction may cause complications, such as infection, extended recovery and healing time, loss of sensation or weakness at the donor site and prolonged time under anesthesia during surgery.
Synthetic products provide a substitute when autologous reconstruction is not feasible or desired. Yet, they too have their limitations. Implantation of products not recognized by the body as “self” may trigger a foreign body reaction. The result of this signaling cascade is encapsulation of the foreign body in fibrotic tissue, which may impede tissue healing and cause pain or other complications. Other major issues are damage to the surrounding soft tissue, altering of the mechanical properties or appearance of the original tissue and increased risk of infection. Active infections are also typically a contraindication to using a synthetic graft.
HADM products offer an “off the shelf” biologic choice for reconstructive procedures, but they have their own limitations. The use of harsh chemicals to remove the cells can damage the extracellular matrix. The products can lack uniformity as determined by pliability in each direction, elasticity and non-uniform thickness. Such issues can affect how rapidly and the extent to which the implant is integrated, as well as the resulting tissue strength. In addition, there is a limited availability in larger sizes for some of these products.
Our Solution
SimpliDerm was designed to offer improved biocompatibility and better functioning in the patient. It is marketed for use for the repair or replacement of damaged or insufficient integumental tissue or for the repair, reinforcement or supplemental support of soft tissue defects or any other homologous use of human integument. SimpliDerm a pre-hydrated, HADM manufactured with our patented cell removal technology, a process that maintains the biological and structural integrity of the tissue’s extracellular matrix components and is designed to allow for rapid integration, cellular repopulation and revascularization at the surgical site. Its structurally intact extracellular matrix is designed to closely resemble that which occurs naturally.
Product	Description	Regulatory Pathway
SimpliDerm	Hydrated human acellular dermis designed to be used for repair or replacement of damaged or inadequate integumental tissue	HCT/P
Development Pipeline
One of the most common applications of biologic matrices in plastic and reconstructive surgery is breast reconstruction surgery during or after mastectomy. Mastectomy is a method of tumor removal for breast cancer in which all breast tissue, including the cancerous cells, is surgically removed. In the United States in 2019, there were more than 100,000 post-mastectomy breast reconstructions, of which approximately 68% were bilateral operations, that is, both breasts were reconstructed. Breast reconstruction surgery is a surgical procedure generally used to restore a breast to near normal shape and appearance, following a mastectomy, and can be performed using either a prosthetic breast implant, referred to as implant-based reconstruction, or the patient’s own tissue, referred to as autologous reconstruction. Additional reconstructive surgeries may be required following the initial breast reconstruction, including breast lift, also known as mastopexy, or breast revision surgery, in which the surgeon adjusts the position and shape of the breast.
In 2019, plastic surgeons used HADMs in approximately 66,000 women (approximately 109,000 breasts). The use of these materials is well-characterized in the clinical literature and recommended by recent U.S. and European consensus guidelines for certain surgical techniques. However, as of June 2020, no biologic matrix or any other soft tissue reinforcement material, including our product, has been approved or cleared by the FDA specifically for use in breast reconstruction surgery.
Breast implants are generally placed below the pectoral muscle, known as subpectoral positioning. This approach has limitations, such as decreased arm strength, muscle spasms, animation deformities, implant movement and pain. Changes in mastectomy techniques, including the preservation of more sub-dermal tissue on skin flaps, as well as advances in fat grafting and the availability of acellular dermal matrix, or ADM, for augmenting the tissue pocket have all created the opportunity to place the implant above the pectoral muscle, known as prepectoral positioning, and, in doing so, address complications arising from subpectoral placement. While the use of ADM is a key enabler for these prepectoral procedures, the sizes of ADMs required for these procedures may be three to four times the magnitude used for subpectoral reconstructions, exposing the patient to greater quantities of ADM and adding proportional additional expense to the procedure. Our goal is to develop SimpliDerm for these prepectoral procedures in larger size pieces with possibly reduced production costs. In addition, we plan to engage in discussions with the FDA regarding an Investigational Device Exemption, or IDE, clinical study protocol to study the safety and effectiveness of our SimpliDerm product, with the goal of obtaining FDA approval for use in prepectoral procedures.
Commercial Approach
SimpliDerm is sold through our direct sales force and independent sales agents to plastic and reconstructive surgeons. We ship the product directly to hospitals.
Our Non-Core Products: Contract Manufacturing
We fulfill tissue processing contracts through our contract manufacturing services at our Richmond, California facility in order to utilize as much as possible of the starting human biological material from which we produce our core orthopedic/spinal repair and soft tissue reconstruction products, leverage our existing overhead and improve our cash flow. The resulting processed materials, including particulate bone, precision milled bone, cellular bone matrix, acellular dermis and other soft tissue products, are sold to medical/surgical companies as finished products and as a subcomponent of their products. Additionally, we process amniotic membrane as finished product for select customers. We have multiple customers for most of our products and, as of June 30, 2020, more than 80% of our contracts were for a period of time of two years or more. We are seeking to increase our contract manufacturing sales with the goal that no one customer constitutes a predominate portion of our sales, that the average customer purchases numerous products and that the contracts are for multi-years. For the year ended December 31, 2019, our net sales from contract manufacturing was approximately $12.0 million, representing approximately 27.9% of our total net sales.
Clinical Data
We have accumulated a substantial body of clinical and pre-clinical data for our Core Products. We believe that the reported outcomes from our studies help to differentiate our Core Products in the marketplace.
Implantable Electronic Device
Pre-clinical Studies
In a pre-clinical rabbit model, the CanGaroo envelope was more successful in providing a barrier surrounding a cardiovascular implantable electronic device, or CIED, compared to a pacemaker canister alone. Substantial tissue ingrowth was observed in the CanGaroo envelopes, which were observed to promote stabilization of the device when compared to implantation with only standard fixation methods, such as sutures through the CIED header or no fixation at all.
Clinical Studies
To evaluate our CanGaroo envelope, we have conducted two post-market studies involving 1,122 patients. We are also conducting a retrospective study of approximately 600 patients, and are planning to initiate an additional 30-patient retrospective study in the near term.
SECURE Study
The SECURE Study was a prospective, single arm, observational, post-market study assessing patients who underwent the implantation of a CIED in a CanGaroo envelope. The endpoints of the study were to determine: (a) the proportion of patients with CanGaroo-related adverse events and (b) the incidence of major infections observed in the pocket. A total of 1,026 patients were enrolled at 39 centers. The mean number of risk factors for CIED complications was 2.2 and the most common risk factors included congestive heart failure, obesity, device replacement/revision, diabetes and use of an oral systemic anticoagulant. There were 16 patients categorized as having had possible (n=14, 1.4%) and probable (n=2, 0.2%) CanGaroo-related events. Fourteen (1.4%) were in the former and two (0.2%) were in the latter category. The specific treatment-related adverse events included the following: one fever (0.1%); five hematomas (0.5%); one implantable cardiac device pocket erosion (0.1%); one pain (0.1%); four major pocket infections (0.4%); one superficial cellulitis (0.1%); and three superficial CIED infections (0.3%). In the total study population, twelve (1.2%) patients developed a major pocket infection. Even though migration was not an endpoint in the study, no such events were reported.
A total of 231 patients received CanGaroo envelopes hydrated in an antibiotic solution containing gentamicin. The hydration solution was not recorded for nine patients enrolled in the study. The remaining 786 patients received a CanGaroo envelope hydrated in saline alone or with another antibiotic. A post-hoc, subgroup analysis of the SECURE Study data prepared for the 2020 Heart Rhythm Society scientific sessions showed that after a mean follow-up time of 267 ± 180 days, the pocket infection rate was 0% in subjects with envelopes hydrated in a solution containing gentamicin (n = 73) and 0.6% in the subset of patients who received envelopes hydrated only with saline (n = 160).
We believe these results provide evidence supporting the safety of the CanGaroo envelope when used for the implantation of CIEDs in humans.
CARE Study
The CARE Study was a retrospective, consecutive case series, post market study. Data from 96 consecutive patients, who underwent simultaneous CIED and CanGaroo envelope implantation at a single institution, were retrospectively reviewed for the occurrence of CIED-related complications and infection over a three-month follow-up period of time. All envelopes were hydrated using sterile saline prior to implantation. The most common risk factors among enrolled patients included systemic anticoagulants, obesity, diabetes, congestive heart failure and renal insufficiency.
After a mean follow-up time of 98 ± 64 days, five patients (5.2%) developed a hematoma requiring intervention, and one patient (1.1%) developed a pocket infection. None of these events were deemed to be related to the CanGaroo envelope.
The low rates of CanGaroo envelope complications observed in the CARE Study support the safety of the product when used in a human CIED implantation.
CARE Plus Study
The recently initiated CARE Plus Study is an ongoing retrospective cohort study of the outcomes in patients who received a CanGaroo envelope, Medtronic’s synthetic TYRX envelope or no envelope during their CIED implantation. Planned assessments will evaluate adverse patient outcomes and any adverse events that occurred following implantation. The study is being conducted at a single site with an estimated 600 patients to be evaluated.

HEAL Study
The HEAL Study is a planned, retrospective cohort study of 30 CIED patients who are presenting for their latest reoperation after a previous implantation. Patients evaluated in the study will be from one of three cohorts based on whether a CanGaroo envelope, Medtronic’s synthetic TYRX envelope or no envelope was used during the prior implantation. At reoperation, the current implant pockets of the patients will be examined and compared by a blinded histological biopsy and visually by using photographs.
Orthopedic/Spinal Repair
Pre-clinical Studies
In vitro and in vivo characterization studies were conducted to compare whether the manufacturing processes for our viable bone matrices improve certain product characteristics versus traditional viable bone matrix manufacturing processes. The characteristics evaluated addressed the three key elements for bone formation: osteogenesis, osteoconduction and osteoinduction. The assays included those for apoptosis, cell proliferation, osteogenic potential and osteoinduction, as well as for specific bone morphogenic proteins, bone formation factors, alkaline phosphatase and chemotaxis. Compared to viable bone matrices prepared with traditional processing methods, our viable bone matrices were superior in all of the characteristics examined, including less cell death. For example, ViBone exhibited 58% less apoptosis and had a 2.1-fold greater cell proliferation capability as compared to allografts processed by traditional methods. The cells from ViBone produced increased levels of the bone forming protein markers osteocalcin (20%), osteopontin (50%) and collagen type 1 (40%), when incubated in osteogenic cell culture media, compared to traditionally processed allografts, suggesting greater osteogenic potential. ViBone was tested for osteoinductive properties and was observed to have 9.1-fold higher levels of bone morphogenic protein 2 and 3.8-fold higher levels of bone morphogenic protein 7 than traditionally processed allografts. Additional growth factor testing for ViBone demonstrated higher amounts of transforming growth factor beta 1 (10.8-fold); insulin-like growth factor 1 (9.5-fold); and basic fibroblast growth factor (4.1-fold). An alkaline phosphatase, or ALP, assay was used as an indicator to determine cellular activity after exposure to C2C12 cells, which are model cells used for evaluating differentiation to bone forming cells. The ALP activity of cells exposed to ViBone was 6.1-fold greater than traditionally processed allografts. Also, there was a 1.9-fold increase in chemotaxis, or stem cell migration, toward ViBone as compared to traditionally processed allografts, supporting ViBone’s enhanced osteoinductive properties. In order to evaluate the osteoinductivity in vivo, ViBone was implanted in athymic rats. At 28 days, new bone formation was observed.
Clinical Studies
A prospective, post-market clinical study was conducted to evaluate outcomes in patients undergoing cervical or lumbar interbody fusion surgery using ViBone. Fifty patients were enrolled in the cervical and lumbar groups and followed for 12 months post-procedure. An interim analysis was conducted on the first eight subjects who underwent cervical fusion and completed their 12-month visit. This study is ongoing and interim results showed a decrease in neck pain compared to the baseline. For the patients reviewed as of September 30, 2019, all patients displayed either fusion or probable fusion at the surgery site.
As of September 30, 2019, investigators had published the interim analysis for eight patients. Two subjects underwent a single-level procedure, and six subjects underwent multiple-level procedures, totaling 14 levels of treatment. The average reduction in neck pain at 12 months versus baseline was 46.1% for subjects who underwent a single-level procedure and 36.1% for subjects who underwent multiple-level procedures, each as measured by the Neck Disability Index and the Visual Analog Scale. The X-rays showed that 10 out of 14 levels displayed solid fusion. The other four levels showed probable fusion. There were no reports of serious device- or procedure-related adverse events.
Soft Tissue Reconstruction
Pre-clinical Studies
In vitro studies were conducted to evaluate and compare SimpliDerm to native human dermis and two other commercially available HADMs, in terms of morphological structure, composition, physical characteristics and chemical and thermal stability. Histological slides of SimpliDerm and native dermal matrix were prepared for microscopic examination, using hematoxylin and eosin, or H&E, Verhoff-Van

Gieson, or VVG, and collagen type IV stains. Stained samples of SimpliDerm retained the collagen structure (density and orientation), elastin, blood vessels and basement membrane complex that was observed in the native dermal matrix. Transmission electron microscopy demonstrated intact collagen fibril structures in native dermis and SimpliDerm, supporting the conclusion that the decellularization process used to produce SimpliDerm did not damage the ultrastructural architecture of the collagen matrix.
Additional testing was performed that compared the properties of SimpliDerm, AlloDerm RTU and DermACELL to native Dermis. These tests included Glycosaminoglycan content, matrix protein stability and differential scanning calorimetry. The glycosaminoglycan content of SimpliDerm and Alloderm RTU was similar, with a substantial reduction in the amount of glycosaminoglycans observed in DermACELL. Matrix protein stability was evaluated by determining acid-soluble collagen content and by performing collagenase degradation on the product samples. SimpliDerm was closest to native dermal matrix in both acid-soluble collagen content and collagenase degradation. Differential scanning calorimetry was performed on the samples, and SimpliDerm and AlloDerm RTU were equivalently close to native dermis, while DermACELL showed the largest difference. The combined testing indicates that SimpliDerm had a structurally intact matrix that was closest overall to native human dermis among the HADMs evaluated.
In addition, a non-human primate study was conducted evaluating the ability of SimpliDerm and AlloDerm RTU to regenerate host tissue two weeks, four weeks and three months after implantation. Explanted samples were subjected to analysis that included histology, growth factor analysis and gene expression characterization. H&E and VVG stains and staining for macrosialin, or CD68, were used to prepare tissue samples for microscopic observation. AlloDerm RTU samples demonstrated faster implant degradation and cell infiltration, and more inflammatory cells than SimpliDerm. Growth factor analysis of samples for tumor necrosis factor, an indicator for an inflammatory environment, was higher for AlloDerm RTU than SimpliDerm at three months. Gene expression analysis was performed for samples at all time points. Markers for evidence of an inflammatory response to the implants, including collagen synthesis, vascularization, fibrosis, myofibroblast presence and collagen crosslinking, were analyzed and compared. AlloDerm RTU was found to exhibit higher amounts of these inflammatory response markers. The histology, growth factor testing and gene expression data support the conclusion that compared to AlloDerm RTU, SimpliDerm showed less acute and chronic inflammation and less fibrosis, leading to a pro-remodeling microenvironment that promoted tissue repair and regeneration by three months post-implantation.
Clinical Studies
Currently, we are collecting clinical data in an Investigational Review Board, or IRB, approved, retrospective, multi-center study evaluating patients who have undergone breast reconstruction post-mastectomy with SimpliDerm and patients receiving other HADMs. These data will inform us as to the design of future clinical feasibility and pivotal studies to support potential regulatory applications for a breast reconstruction indication for SimpliDerm.
Competition
We operate in highly competitive markets that are subject to rapid technological change. Success in these markets depends primarily on product efficacy, ease of product use, product price, availability of payor coverage and adequate third-party reimbursement, customer support services for technical, clinical and reimbursement support and customer preference for, and loyalty to, the products.
We believe that the demonstrated clinical efficacy of our products, the breadth of our product portfolio, our in-house customer support services, our customer relationships and our reputation offer us advantages over our competitors.
Our Core Products compete primarily with implantable electronic device envelopes and other cardiovascular repair products, other orthobiologics and human-derived acellular dermis products. The CanGaroo envelope competes with the synthetic envelope TYRX from Medtronic. ProxiCor, Tyke and VasCure compete with bovine pericardium produced by numerous companies, including Gore’s Goretex and Terumo’s Vascutek. FiberCel, ViBone and OsteGro V compete with other viable bone matrices, such as Smith & Nephew’s Bio4, MTF’s Trinity ELITE, NuVasive’s OsteoCel, Vivex Biologics’ VIA Graft and LifeNet Health’s ViviGen. SimpliDerm competes primarily against human-derived acellular dermis matrix meshes, including AbbVie’s AlloDerm, Surgalign Holdings’ Cortiva, Stryker’s DermACELL and

Ethicon’s FlexHD. SimpliDerm also competes against animal-derived biological mesh products, such as AbbVie’s Strattice and Integra’s SurgiMend, as well as various synthetic mesh products.
We also compete in the marketplace to recruit and retain qualified scientific, management and sales personnel, as well as to acquire technologies and technology licenses complementary to our products or advantageous to our business.
Our competitors’ products in the soft tissue repair market have been approved and available for use for multiple years. During this time, private payors have developed policies for coverage based on available data and literature. Third-party payors generally do not currently cover SimpliDerm or procedures using SimpliDerm.
We are aware of several companies that compete, or are developing technologies, in our current and future product areas. As a result, we expect competition to remain intense. Our ability to compete successfully will depend primarily on our ability to develop proprietary products that reach the market in a timely manner, are used in procedures that receive adequate payor coverage and reimbursement, are cost-effective, and are safe and effective, as well as our reputation in the market and success of our sales strategy. See “Risk Factors — Risks Related to Our Business — We face significant and continuing competition from other companies, some of which have longer operating histories, more established products and/or greater resources than we do, which could adversely affect our business, financial condition and results of operations.”
Sales and Marketing
We have dedicated substantial resources to establishing a multi-faceted sales and marketing organization in the United States. We sell CanGaroo in the United States using our direct sales force and our commercial partners, Boston Scientific and Biotronik, which act as sales agents, marketing CanGaroo and obtaining orders, and give us access to approximately 1,400 sales representatives and clinical specialists to further expand our footprint and accelerate our sales. Under the terms of these agreements, Boston Scientific and Biotronik receive a commission equal to a specified dollar amount per unit sold. Our additional cardiovascular products, ProxiCor, Tyke and VasCure, are sold using our direct sales force and other independent sales agents. Our commercial approach to the orthopedic/spinal repair market has been to leverage commercial partners with existing sales and marketing infrastructure in these areas, while we focus on research and development and the manufacturing of products. We currently have agreements in place with Medtronic, which acts as our commercial partner for FiberCel, and Surgalign Holdings, which acts as our commercial partner for ViBone. Under the terms of these agreements, Medtronic and Surgalign Holdings purchase products from us at a specified price and resell such products in the United States to the primary customers, which are hospitals and other healthcare facilities. We fulfill all orders from Medtronic and Surgalign Holdings by shipping these products directly to these hospitals and healthcare facilities. We have several sales agreements with other commercial partners for OsteGro V. SimpliDerm, our soft tissue reconstruction product, is sold using our direct sales force and independent sales agents. As of June 30, 2020, we had 27 direct sales representatives who focus on gaining additional market access and driving market penetration, not only by selling our products, but also, where appropriate, by managing our commercial partners and providing technical assistance for selling our products. These sales representatives are supported by teams of professionals focused on sales management, sales operations, ongoing training, analytics and marketing.
We have historically focused our market development and commercial activities primarily in the United States. However, we have obtained marketing registrations, developed commercial and distribution capabilities and are currently selling CanGaroo and cardiovascular products in several countries outside of the United States. Independent sales agents in Argentina, Australia, the European Economic Area, the European Union, Latin America, Kuwait, Mexico and Saudi Arabia sell our products. Sales generated in the United States represented greater than 95% of our net sales in 2019.
Research and Development
Our research and development team has extensive experience in developing regenerative medicine products and works to design products that are intended to improve patient outcomes, simplify techniques, shorten procedures, reduce hospitalization and rehabilitation times, and, as a result, reduce costs. We have recruited and retained staff with significant experience and skills, gained through both industry experience and training at leading colleges and universities with regenerative medicine graduate programs. In addition to our internal staff, our external network of development laboratories, testing laboratories and physicians aids us in our research and development process.
Manufacturing and Suppliers
We manufacture our orthopedic/spinal repair and soft tissue reconstruction products in our Richmond, California facility. We manufacture CanGaroo and our cardiovascular products in our Roswell, Georgia facility and use Cook Biotech as our sole porcine tissue supplier for these products. We have significant expansion capabilities in our in-house manufacturing facilities. Cook Biotech has previously successfully expanded and, we believe, is well-positioned to support future expansion. However, they are our sole source, and we cannot guarantee that an interruption in supply will not occur. If necessary, we could engage an alternate supplier or set-up, validate and gain regulatory authorization to manufacture these products in our own facilities, although it would require significant time, expense and regulatory clearance.
We have robust internal compliance processes to maintain the high quality and reliability of our products. We use annual internal audits, combined with external audits by regulatory agencies and commercial partners to monitor our quality control practices. Our Roswell, Georgia and Richmond, California facilities are registered with the FDA as medical device and human cell and tissue manufacturing establishments, respectively. We are also accredited by the American Association of Tissue Banks, or AATB, and are licensed with several states per their tissue bank regulations.
We use third-party suppliers to support our internal manufacturing processes. We select our suppliers through a rigorous process to ensure high quality and reliability with the capacity to support our expanding production levels. Only raw material from approved suppliers is used in the manufacture of our products. To confirm quality and identify any risks, our approved suppliers are audited annually. To date, we have not experienced any significant difficulty locating and obtaining the suppliers or materials necessary to fulfill our production requirements.
Manufacture of all of our products is dependent on the availability of sufficient quantities of source tissue, which is the primary component of our products. Source tissue includes donated human tissue and porcine tissue. We acquire donated human tissue directly through tissue procurement firms engaged by us. Cook Biotech, our sole porcine tissue supplier, is registered with the FDA and ISO 13485 certified. Our processing of these tissues is, and our supplier sources are required to be, compliant with applicable FDA current Good Tissue Practice, or cGTP, regulations, AATB standards, international standards and U.S. Department of Agriculture, or USDA, requirements.
Intellectual Property
We rely on a combination of patents, trademarks, confidentiality agreements and security procedures to protect our proprietary products, preservation technology, trade secrets and know-how. We believe that our patents, trade secrets, trademarks and technology licensing rights provide us with important competitive advantages. We have also obtained additional rights through license agreements for additional products and technologies. As of June 30, 2020, we owned approximately 22 U.S. patents and seven U.S. patent applications and one foreign patent (in Australia) and five foreign patent applications (in Thailand, Hong Kong and India, as well as applications with the European Patent Office and the World Intellectual Property Organization), and we in-licensed three U.S. and four foreign patents (in Australia, Canada, Japan and Europe) and two U.S. and two foreign patent applications (in China, as well as an application with the European Patent Office). Our owned patent portfolio includes 11 U.S. patents and two U.S. patent applications that relate to our technology for CanGaroo, including issued claims covering biological envelopes and pending claims covering their use. In addition, we own one patent that relates to our technology for SimpliDerm that claims a method of preparing an acellular dermal matrix. Excluding any patent term adjustment or patent term extension, our issued patents relating to our technology for CanGaroo are anticipated to expire in 2027 and our issued patent that relates to our technology for SimpliDerm is anticipated to expire in 2033. There can be no assurance that any patent applications pending will ultimately be issued as patents. We do not own or in-license any patents or patent applications covering our other products.
As with other medical device and regenerative medicine companies, our ability to maintain and solidify our proprietary and intellectual property position for our product candidates will depend on our success in obtaining effective patent claims and maintaining and enforcing claims that are granted. However, our owned and licensed patents could be invalidated or narrowed or otherwise fail to adequately protect our proprietary and intellectual property position and our pending owned and licensed patent applications, and any patent applications that we may in the future file or license from third parties may not result in the issuance of patents.
In addition, the term of individual issued patents depends upon the legal term for patents in the countries in which they are obtained. In most countries in which we have filed, including the United States, the patent term is 20 years from the earliest filing date of a non-provisional patent application. The life of a patent, and the protection it affords, is therefore limited and once the patent life of our issued patents have expired, we may face competition, including from other competing technologies. The term of a patent that covers a drug or biological product may also be eligible for patent term extension when FDA approval is granted for a portion of the term effectively lost as a result of the FDA regulatory review period, subject to certain limitations and provided statutory and regulatory requirements are met. Any such patent term extension can be for no more than five years, only one patent per approved product can be extended, the extension cannot extend the total patent term beyond 14 years from approval, and only those claims covering the approved drug or biological product, a method for using it or a method for manufacturing it may be extended. We may not receive an extension if we fail to exercise due diligence during the testing phase or regulatory review process, fail to apply within applicable deadlines, fail to apply prior to expiration of relevant patents or otherwise fail to satisfy applicable requirements. Moreover, the length of the extension could be less than we request. In the future, we expect to apply for patent term extensions on certain issued patents covering our products, depending upon the length of the clinical trials for each product and other factors. There can be no assurance that we will benefit from any patent term extension or favorable adjustment to the term of any of our patents. As a result, our owned and licensed patent portfolio may not provide us with sufficient rights to exclude others from commercializing products similar or identical to ours. For more information, see “Risk Factors — Risks Related to Intellectual Property”.
As of June 30, 2020, we had 19 registered trademarks and one pending trademark application worldwide, including trademark registrations for “Aziyo,” “CanGaroo,” “ProxiCor,” “Tyke,” “VasCure,” “FiberCel,” “ViBone,” “OsteGro” and “SimpliDerm” in the United States, and trademark registrations for CanGaroo in the European Union and Japan. Our agreement with Medtronic grants them an exclusive license to use the “FiberCel” name and associated trademarks in the United States during the term of the agreement. The agreement also grants to Medtronic the exclusive right to purchase all worldwide rights (including registrations) to the “FiberCel” name and associated trademarks upon the expiration or termination of the agreement on the terms and subject to certain conditions set forth therein.
We have confidentiality agreements with our employees, consultants, independent sales agents and third-party vendors to maintain the confidentiality of our trade secrets and proprietary information. There can be no assurance that the obligations of our employees, consultants, independent sales agents and third-parties, with whom we have entered into confidentiality agreements, will effectively prevent disclosure of our confidential information or provide meaningful protection for our confidential information if there is unauthorized use or disclosure, or that our trade secrets or proprietary information will not be independently developed by our competitors. See “Risk Factors — Risks Related to Intellectual Property” for additional information regarding these and other risks related to our intellectual property portfolio and their potential effect on us.
License Agreement with Cook Biotech
On May 31, 2017, we entered into a license agreement, which we refer to as the Cook License Agreement, with Cook Biotech Incorporated, or Cook Biotech, under which Cook Biotech granted to us an exclusive worldwide sublicensable license under certain licensed patents to make, have made, use, offer for sale, sell and import CorMatrix ECM for Pericardial Closure, CorMatrix ECM for Cardiac Tissue Repair, CorMatrix ECM for Carotid Repair, CorMatrix ECM for Vascular Repair, TYKE Patch, Pledget and Intracardiac, and CanGaroo ECM Envelope (into which implantable cardiac pacemaker or defibrillator devices are to be inserted) in certain fields of use related to our business. Cook Biotech retained certain co-exclusive rights to the CorMatrix ECM for Vascular Repair. The Cook License Agreement was amended on December 21, 2017 to expand our field of use for SIS pouch devices to include other implantable electronic cardiac stimulation devices, electronic neurostimulation devices for deep brain stimulation, spinal nerve and sacral nerve stimulation to relieve chronic pain and nerve stimulation to control bladder, digestive, abdomen and bowel movements, and also add additional payment requirements.
Under the Cook License Agreement, we agree to use commercially reasonable efforts to promote, solicit and expand the licensed products in our fields of use. We are subject to a minimum purchase requirement for the SIS ECM for the fields of use added in connection with the December 21, 2017 amendment, or the Subfields, and certain diligence obligations for commercial sales in the Subfields. The license requires that we order and pay for a minimum of at least $500,000 of SIS ECM per calendar year for use in the Subfields. Cook Biotech has the right to terminate the license granted to us in the Subfields or convert such license to a non-exclusive license, if we fail to comply with such minimum purchase requirement or diligence obligations. We have the first right, but not the obligation to initiate legal proceedings against any patent infringement in our fields of use by a third-party product that is the same as one of the licensed products.
Under the Cook License Agreement and SIS Material Supply Agreement, Cook Biotech is the exclusive supplier of the SIS ECM used in the licensed products. Under certain circumstances we will have the right to manufacture the SIS ECM used in the licensed products, provided that in such cases we are required to pay Cook Biotech a low single digit royalty on net sales of the licensed products that include the SIS ECM material manufactured by us and that are covered by a valid enforceable claim of a licensed patent.
As consideration for the license, we paid Cook Biotech a $200,000 license fee in 2018 and a $100,000 license fee in 2019, and are responsible for a yearly license fee of  $100,000 until 2026. Upon a change in control transaction, which includes an acquisition of 50% or more of our then outstanding capital stock, we will be responsible to pay Cook Biotech the total amount of all license fees that have not yet been paid within a specified period after the consummation of such change in control transaction.
The Cook License Agreement continues in effect until the date of expiration of the last to expire of the licensed patents, including any renewals or extensions. The expiration date for the last to expire of the licensed patents is currently expected to be 2031 (excluding any patent term adjustments or extensions). Either party may terminate the Cook License Agreement for any material breach by the other party uncured within a specified period. In addition, the Cook License Agreement terminates automatically if we no longer possess the rights to the licensed products sold by CorMatrix related to the CorMatrix Acquisition. Cook Biotech has the right to terminate the Cook License Agreement in its entirety, or convert the exclusive license of any field of use to a non-exclusive license if we fail to make any license fee when due.
Regulatory Matters
Government Regulation
Our products and our operations are subject to extensive regulation by the FDA and other federal and state authorities in the United States, as well as comparable authorities in any foreign jurisdictions in which we market our products. In the United States, our products are subject to regulation as medical devices under the Federal Food, Drug, and Cosmetic Act, or FDCA, or as biological products or HCT/Ps under the Public Health Service Act, or PHSA, each as implemented and enforced by the FDA. The FDA and other United States and foreign governmental agencies regulate, among other things, the development, design, nonclinical and clinical research, manufacturing, safety, efficacy, labeling, packaging, storage, installation, servicing, recordkeeping, premarket clearance or approval, import, export, adverse event reporting, advertising, promotion, marketing and distribution, and import and export of medical devices and biological products to ensure that such products distributed domestically are safe and effective for their intended uses and otherwise meet the requirements of the FDCA or PHSA.
FDA Premarket Clearance and Approval Requirements
Unless an exemption applies, each medical device commercially distributed in the United States requires either FDA clearance of a 510(k) premarket notification, or approval of a premarket approval, or PMA, application. Under the FDCA, medical devices are classified into one of three classes — Class I, Class II or Class III — depending on the degree of risk associated with each medical device and the extent of manufacturer and regulatory control needed to ensure its safety and effectiveness. Class I includes devices with the lowest risk to the patient and are those for which safety and effectiveness can be assured by adherence to the FDA’s General Controls for medical devices, which include compliance with the applicable portions of the Quality System Regulation, or QSR, facility registration and product listing, reporting of adverse medical events, and truthful and non-misleading labeling, advertising, and promotional materials. Class II devices are subject to the FDA’s General Controls, and special controls as deemed necessary by the FDA to ensure the safety and effectiveness of the device. These special controls can include performance standards, post-market surveillance, patient registries and FDA guidance documents.
While most Class I devices are exempt from the 510(k) premarket notification requirement, manufacturers of most Class II devices are required to submit to the FDA a premarket notification under Section 510(k) of the FDCA requesting permission to commercially distribute the device. The FDA’s permission to commercially distribute a device subject to a 510(k) premarket notification is generally known as 510(k) clearance. Devices deemed by the FDA to pose the greatest risks, such as life sustaining, life supporting or some implantable devices, or devices that have a new intended use, or use advanced technology that is not substantially equivalent to that of a legally marketed device, are placed in Class III, requiring approval of a PMA. Some pre-amendment devices are unclassified, but are subject to FDA’s premarket notification and clearance process in order to be commercially distributed.
510(k) Clearance Marketing Pathway
Certain of our ECM products are subject to premarket notification and clearance under section 510(k) of the FDCA. To obtain 510(k) clearance, a product sponsor must submit to the FDA a premarket notification submission demonstrating that the proposed device is “substantially equivalent” to a predicate device already on the market. A predicate device is a legally marketed device that is not subject to premarket approval, i.e., a device that was legally marketed prior to May 28, 1976 and for which a PMA is not required, a device that has been reclassified from Class III to Class II or I, or a device that was found substantially equivalent through the 510(k) process. The FDA’s 510(k) clearance process usually takes from three to twelve months, but often takes longer. The FDA may require additional information, including clinical data, to make a determination regarding substantial equivalence. In addition, FDA collects user fees for certain medical device submissions and annual fees and for medical device establishments. If the FDA agrees that the device is substantially equivalent to a predicate device currently on the market, it will grant 510(k) clearance to commercially market the device. If the FDA determines that the device is “not substantially equivalent” to a previously cleared device, the device is automatically designated as a Class III device. The device sponsor must then fulfill more rigorous PMA requirements, or can request a risk-based classification determination for the device in accordance with the “de novo” process, which is a route to market for novel medical devices that are low to moderate risk and are not substantially equivalent to a predicate device.
After a device receives 510(k) marketing clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change or modification in its intended use, will require a new 510(k) clearance or, depending on the modification, PMA approval or de novo reclassification. The FDA requires each manufacturer to determine whether the proposed change requires submission of a 510(k), de novo request or a PMA in the first instance, but the FDA can review any such decision and disagree with a manufacturer’s determination. If the FDA disagrees with a manufacturer’s determination, the FDA can require the manufacturer to cease marketing and/or request the recall of the modified device until 510(k) marketing clearance or until PMA approval is obtained or a de novo request is granted. Also, in these circumstances, the manufacturer may be subject to significant regulatory fines or penalties.
Over the last several years, the FDA has proposed reforms to its 510(k) clearance process, and such proposals could include increased requirements for clinical data and a longer review period, or could make it more difficult for manufacturers to utilize the 510(k) clearance process for their products. For example, in November 2018, FDA officials announced forthcoming steps that the FDA intends to take to modernize the premarket notification pathway under Section 510(k) of the FDCA. Among other things, the FDA announced that it planned to develop proposals to drive manufacturers utilizing the 510(k) pathway toward the use of newer predicates. These proposals included plans to potentially sunset certain older devices that were used as predicates under the 510(k) clearance pathway, and to potentially publish a list of devices that have been cleared on the basis of demonstrated substantial equivalence to predicate devices that are more than 10 years old. In May 2019, the FDA solicited public feedback on these proposals. The FDA requested public feedback on whether it should consider certain actions that might require new authority, such as whether to sunset certain older devices that were used as predicates under the 510(k) clearance pathway. These proposals have not yet been finalized or adopted, and the FDA may work with Congress to implement such proposals through legislation.
More recently, in September 2019, the FDA finalized guidance describing an optional “safety and performance based” premarket review pathway for manufacturers of  “certain, well-understood device types” to demonstrate substantial equivalence under the 510(k) clearance pathway by showing that such device meets objective safety and performance criteria established by the FDA, thereby obviating the need for manufacturers to compare the safety and performance of their medical devices to specific predicate devices in the clearance process. The FDA intends to develop and maintain a list of device types appropriate for the “safety and performance based” pathway and will continue to develop product-specific guidance documents that identify the performance criteria for each such device type, as well as the testing methods recommended in the guidance documents, where feasible.
PMA Approval Pathway
Class III devices require PMA approval before they can be marketed, although some pre-amendment Class III devices for which FDA has not yet required a PMA are cleared through the 510(k) process. The PMA process is more demanding than the 510(k) premarket notification process. In a PMA, the manufacturer must demonstrate that the device is safe and effective, and the PMA must be supported by extensive data, including data from pre-clinical studies and human clinical trials. The PMA must also contain a full description of the device and its components, a full description of the methods, facilities, and controls used for manufacturing, and proposed labeling. Following receipt of a PMA, the FDA determines whether the application is sufficiently complete to permit a substantive review. If FDA accepts the application for review, it has 180 days under the FDCA to complete its review of a PMA, although in practice, the FDA’s review often takes significantly longer, and can take up to several years. An advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel’s recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the applicant or its third-party manufacturers’ or suppliers’ manufacturing facility or facilities to ensure compliance with the QSR.
The FDA will approve the new device for commercial distribution if it determines that the data and information in the PMA constitute valid scientific evidence and that there is reasonable assurance that the device is safe and effective for its intended use(s). The FDA may approve a PMA with post-approval conditions intended to ensure the safety and effectiveness of the device, including, among other things, restrictions on labeling, promotion, sale and distribution, and collection of long-term follow-up data from patients in the clinical study that supported PMA approval or requirements to conduct additional clinical studies post-approval. The FDA may condition PMA approval on some form of post-market surveillance when deemed necessary to protect the public health or to provide additional safety and efficacy data for the device in a larger population or for a longer period of use. In such cases, the manufacturer might be required to follow certain patient groups for a number of years and to make periodic reports to the FDA on the clinical status of those patients. Failure to comply with the conditions of approval can result in material adverse enforcement action, including withdrawal of the approval.
Certain changes to an approved device, such as changes in manufacturing facilities, methods, or quality control procedures, or changes in the design performance specifications, which affect the safety or effectiveness of the device, require submission of a PMA supplement. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel. Certain other changes to an approved device require the submission of a new PMA, such as when the design change causes a different intended use, mode of operation, and technical basis of operation, or when the design change is so significant that a new generation of the device will be developed, and the data that were submitted with the original PMA are not applicable for the change in demonstrating a reasonable assurance of safety and effectiveness.
None of our products are currently marketed pursuant to a PMA, though we may decide to seek a PMA for our SimpliDerm product for use in breast reconstruction indications.

Clinical Trials
Clinical trials are almost always required to support a PMA and are sometimes required to support a 510(k) submission. All clinical investigations of devices to determine safety and effectiveness must be conducted in accordance with the FDA’s IDE regulations which govern investigational device labeling, prohibit promotion of the investigational device, and specify an array of recordkeeping, reporting and monitoring responsibilities of study sponsors and study investigators. If the device presents a “significant risk,” to human health, as defined by the FDA, the FDA requires the device sponsor to submit an IDE application to the FDA, which must become effective prior to commencing human clinical trials. If the device under evaluation does not present a significant risk to human health, then the device sponsor is not required to submit an IDE application to the FDA before initiating human clinical trials, but must still comply with abbreviated IDE requirements when conducting such trials. A significant risk device is one that presents a potential for serious risk to the health, safety or welfare of a patient and either is implanted, used in supporting or sustaining human life, substantially important in diagnosing, curing, mitigating or treating disease or otherwise preventing impairment of human health, or otherwise presents a potential for serious risk to a subject. An IDE application must be supported by appropriate data, such as animal and laboratory test results, showing that it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE will automatically become effective 30 days after receipt by the FDA unless the FDA notifies the company that the investigation may not begin. If the FDA determines that there are deficiencies or other concerns with an IDE for which it requires modification, the FDA may permit a clinical trial to proceed under a conditional approval.
Regardless of the degree of risk presented by the medical device, clinical studies must be approved by, and conducted under the oversight of, an IRB for each clinical site. The IRB is responsible for the initial and continuing review of the IDE, and may pose additional requirements for the conduct of the study. If an IDE application is approved by the FDA and one or more IRBs, human clinical trials may begin at a specific number of investigational sites with a specific number of patients, as approved by the FDA. If the device presents a non-significant risk to the patient, a sponsor may begin the clinical trial after obtaining approval for the trial by one or more IRBs without separate approval from the FDA, but must still follow abbreviated IDE requirements, such as monitoring the investigation, ensuring that the investigators obtain informed consent, and labeling and record-keeping requirements. Acceptance of an IDE application for review does not guarantee that the FDA will allow the IDE to become effective and, if it does become effective, the FDA may or may not determine that the data derived from the trials support the safety and effectiveness of the device or warrant the continuation of clinical trials. An IDE supplement must be submitted to, and approved by, the FDA before a sponsor or investigator may make a change to the investigational plan that may affect its scientific soundness, study plan or the rights, safety or welfare of human subjects.
During a study, the sponsor is required to comply with the applicable FDA requirements, including, for example, trial monitoring, selecting clinical investigators and providing them with the investigational plan, ensuring IRB review, adverse event reporting, record keeping and prohibitions on the promotion of investigational devices or on making safety or effectiveness claims for them. The clinical investigators in the clinical study are also subject to FDA’s regulations and must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of the investigational device, and comply with all reporting and recordkeeping requirements. Additionally, after a trial begins, we, the FDA or the IRB could suspend or terminate a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits.
Post-market Regulation
After a device is cleared or approved for marketing, numerous and pervasive regulatory requirements continue to apply. These include:
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establishment registration and device listing with the FDA;

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QSR requirements, which require manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the design and manufacturing process;

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labeling regulations and FDA prohibitions against the promotion of investigational products, or the promotion of  “off-label” uses of cleared or approved products;

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requirements related to promotional activities;

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clearance or approval of product modifications to 510(k)-cleared devices that could significantly affect safety or effectiveness or that would constitute a major change in intended use of one of our cleared devices, or approval of certain modifications to PMA-approved devices;

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medical device reporting regulations, which require that a manufacturer report to the FDA if a device it markets may have caused or contributed to a death or serious injury, or has malfunctioned and the device or a similar device that it markets would be likely to cause or contribute to a death or serious injury, if the malfunction were to recur;

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correction, removal and recall reporting regulations, which require that manufacturers report to the FDA field corrections and product recalls or removals if undertaken to reduce a risk to health posed by the device or to remedy a violation of the FDCA that may present a risk to health;

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the FDA’s recall authority, whereby the agency can order device manufacturers to recall from the market a product that is in violation of governing laws and regulations; and

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post-market surveillance activities and regulations, which apply when deemed by the FDA to be necessary to protect the public health or to provide additional safety and effectiveness data for the device.

The FDA has broad regulatory compliance and enforcement powers. If the FDA determines that we failed to comply with applicable regulatory requirements, it can take a variety of compliance or enforcement actions, which may result in any of the following sanctions:
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warning letters, untitled letters, fines, injunctions, consent decrees and civil penalties;

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recalls, withdrawals, or administrative detention or seizure of our products;

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operating restrictions or partial suspension or total shutdown of production;

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refusing or delaying requests for 510(k) marketing clearance or PMA approvals of new products or modified products;

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withdrawing 510(k) clearances or PMA approvals that have already been granted;

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refusal to grant export approvals for our products; or

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criminal prosecution.

FDA Regulation of HCT/Ps
Certain of our products, including certain of our spinal and orthopedic products are regulated by the FDA as HCT/Ps, which are regulated under Section 361 of the PHSA, which among other things, authorizes the FDA to issue regulations to prevent the introduction, transmission or spread of communicable disease. HCT/Ps regulated as “361” HCT/Ps are subject to requirements relating to registering facilities and listing products with the FDA, screening and testing for tissue donor eligibility, and Good Tissue Practice when processing, storing, labeling and distributing HCT/Ps, including required labeling information, stringent record keeping and adverse event reporting, among other applicable requirements and laws. Section 361 HCT/Ps do not require 510(k) clearance, PMA approval, Biologics License Application, or BLA, submissions, or other premarket authorization from the FDA to be legally marketed in the United States. However, to be regulated as a Section 361 HCT/P, the product must, among other things, be “minimally manipulated,” which for structural tissue products, means that the manufacturing processes do not alter the original relevant characteristics of the tissue relating to the tissue’s utility for reconstruction, repair, or replacement. For cells or nonstructural tissue products, “minimal manipulation” means that the manufacturing processes do not alter the relevant biological characteristics of cells or tissues. A Section 361 HCT/P must also be intended for “homologous use,” which refers to use in the repair, reconstruction, replacement, or supplementation of a recipient’s cells or tissues with an HCT/P that performs the same basic function or functions in the recipient as in the donor. The HCT/P must also either have no systemic effect and not be dependent upon the metabolic activity of living cells for its primary function or, if it has a systemic effect, be intended for autologous use, for allogeneic use in a first-degree or second-degree blood relative, or for reproductive use. We believe that our products currently marketed as HCT/Ps generally fulfill the relevant criteria for regulation as Section 361 HCT/Ps, and, therefore, have not sought or obtained 510(k) clearance, PMA approval, or BLA licensure for these products. However, if the FDA were to disagree with our determination, the FDA could then require that we obtain 510(k) clearance or other licensures or approvals and require that we cease marketing such products unless and until we receive clearance, licensure, or approval.
International Approval Requirements
Sales of medical devices and shipments of human tissues outside the United States are subject to international regulatory requirements that vary widely from country to country. Approval of a product by comparable regulatory authorities of other countries must be obtained and compliance with applicable regulations for tissues must be met prior to commercial distribution of the products or human tissues in those countries. The time required to obtain these approvals may be longer or shorter than that required for FDA approval. Countries, in which we distribute products and tissue, may perform inspections of our facilities to ensure compliance with local country regulations.
Commercialization of medical devices in the European Economic Area, or EEA (comprised of the 27 E.U. Member States plus Iceland, Liechtenstein and Norway, and the United Kingdom, until the end of the transition period on 31 December provided for in the Withdrawal Agreement between the European Union and the United Kingdom), is regulated by the European Union. The European Union requires that all medical devices placed on the market in the EEA must meet the relevant essential requirements laid down in Annex I of Directive 93/42/EEC, or the Medical Devices Directive, and of Directive 90/385/EEC, or the Active Implantable Medical Devices Directive. The most fundamental essential requirement is that a medical device must be designed and manufactured in such a way that it will not compromise the clinical condition or safety of patients, or the safety and health of users and others. In addition, the device must achieve the performances intended by the manufacturer and be designed, manufactured, and packaged in a suitable manner. To demonstrate compliance with the essential requirements laid down in Annex I to the Medical Devices Directive, medical device manufacturers must undergo a conformity assessment procedure, which varies according to the type of medical device and its classification. Except for low-risk medical devices (Class I non-sterile, non-measuring devices), where the manufacturer can self-declare the conformity of its products with the essential requirements, a conformity assessment procedure requires the intervention of a so-called Notified Body. Notified bodies are often separate entities and are authorized or licensed to perform such assessments by government authorities. The Notified Body would typically audit and examine a product’s technical dossiers and the manufacturers’ quality system. If satisfied that the relevant product conforms to the relevant essential requirements, the Notified Body issues a certificate of conformity, which the manufacturer uses as a basis for its own declaration of conformity. The manufacturer may then apply the CE Mark to the device, which allows the device to be placed on the market throughout the EEA. Once the product has been placed on the market in the EEA, the manufacturer must comply with requirements for reporting incidents and field safety corrective actions associated with the medical device.
Lloyd’s Register Quality Assurance Inc., The Research Quality Assurance, G-Med and DEKRA (our E.U. Notified Body) perform periodic on-site inspections to review independently our compliance with systems and regulatory requirements.
A number of countries outside of the EEA accept the CE Mark in lieu of marketing submissions, as an addendum to that country’s application process. On March 29, 2017, the United Kingdom triggered Article 50 of the Treaty on European Union by notifying the European Council of its intention to withdraw from the European Union and the United Kingdom left the European Union on January 31, 2020. Negotiations have commenced to determine the future terms of the United Kingdom’s relationship with the European Union, including the terms of trade between the United Kingdom and the European Union. The effects of Brexit will depend on any agreements the United Kingdom makes to retain access to E.U. markets, either during a transitional period or more permanently. Brexit could lead to legal uncertainty and potentially divergent national laws and regulations as the United Kingdom determines which E.U. laws to replace or replicate. There is uncertainty as to the manner of the withdrawal, timing of regulatory changes and depending on the outcome, they may have a material and adverse impact to our business.

In April 2017, the European Parliament passed the Medical Devices Regulation (Regulation 2017/745), which repeals and replaces the E.U. Medical Devices Directive and the Active Implantable Medical Devices Directive. Unlike directives, which must be implemented into the national laws of the EEA member States, the regulations would be directly applicable, i.e., without the need for adoption of EEA member State laws implementing them, in all EEA member States and are intended to eliminate current differences in the regulation of medical devices among EEA member States. The Medical Devices Regulation, among other things, is intended to establish a uniform, transparent, predictable and sustainable regulatory framework across the EEA for medical devices and ensure a high level of safety and health while supporting innovation. The Medical Devices Regulation was meant to become applicable three years after publication (in May 2020). However, on April 23, 2020, to take the pressure off EEA national authorities, notified bodies, manufacturers and other parties so they can focus fully on urgent priorities related to the COVID 19 pandemic, the European Council and Parliament adopted Regulation 2020/561, postponing the date of application of the Medical Devices Regulation by one year (to May 2021). Once applicable, the Medical Devices Regulation will among other things:
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strengthen the rules on placing devices on the market and reinforce surveillance once they are available;

•
establish explicit provisions on manufacturers’ responsibilities for the follow-up of the quality, performance and safety of devices placed on the market;

•
improve the traceability of medical devices throughout the supply chain to the end-user or patient through a unique identification number;

•
set up a central database to provide patients, healthcare professionals and the public with comprehensive information on products available in the European Union; and

•
strengthen rules for the assessment of certain high-risk devices, such as implants, which may have to undergo an additional check by experts before they are placed on the market.

Government Advocacy
We engage in public policy advocacy with policymakers and continue to work to demonstrate that our therapeutic products provide value to patients and to those who pay for healthcare. We advocate with government policymakers to encourage a long-term approach to sustainable healthcare financing that ensures access to innovative medicines and does not disproportionately target FDA-regulated medical devices and biologics as a source of budget savings. In markets with historically low rates of healthcare spending, we encourage those governments to increase their investments and adopt market reforms in order to improve their citizens’ access to appropriate healthcare.
Regulations Governing Fraud and Abuse
Within the United States, our products and our customers are subject to extensive regulation by a wide range of federal and state agencies that govern business practices in the medical device industry. These laws include federal and state anti-kickback, false claims, physician payment transparency, anti-corruption, and other fraud and abuse statutes and regulations. Internationally, other governments also impose regulations in connection with their healthcare reimbursement programs and the delivery of healthcare items and services.
In the United States, federal healthcare fraud and abuse laws generally apply to our activities because procedures using our products are covered under federal healthcare programs including Medicare and Medicaid. The Anti-Kickback Statute is particularly relevant because of its broad applicability. Specifically, the Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving, or providing remuneration, directly or indirectly, in exchange for, or to induce, either the referral of an individual, or the furnishing, arranging for or recommending a good or service for which payment may be made in whole or part under federal healthcare programs, such as the Medicare and Medicaid programs. Statutory exceptions and regulatory safe harbors protect certain interactions if specific requirements are met. Failure to meet all of the requirements of a particular applicable statutory exception or regulatory safe harbor, however, does not make the conduct per se illegal under the U.S. federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case by case basis based on a cumulative review of all its facts and circumstances. Further, a person or entity does not need to have actual knowledge of the Anti-Kickback Statute or specific intent in order to violate it to have committed a violation.
Another development affecting the healthcare industry is the increased use of the federal Civil False Claims Act and, in particular, actions brought pursuant to the False Claims Act’s “whistleblower” or “qui tam” provisions. The False Claims Act imposes liability on any person or entity that, among other things, knowingly presents, or causes to be presented, a false or fraudulent claim for payment by a federal healthcare program. In addition, the government may assert that a claim, including items or services resulting from a violation of the federal Anti-Kickback Statute, constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties statute. The qui tam provisions of the False Claims Act allow a private individual to bring actions on behalf of the federal government, alleging that the defendant has submitted a false claim to the federal government, and to share in any monetary recovery. In recent years, the number of suits brought against healthcare providers by private individuals has increased dramatically. In addition, insurance companies may also bring a private cause of action for treble damages against a manufacturer for a pattern of causing false claims to be filed under the federal Racketeer Influenced and Corrupt Organizations Act, or RICO.
The federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, or HIPAA, among other things, created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The HIPAA healthcare fraud statute prohibits, among other things, knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program, including private payors. A violation of this statute is a felony and may result in fines, imprisonment, and/or exclusion from government sponsored programs. The HIPAA false statements statute prohibits, among other things, knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement or representation in connection with the delivery of, or payment for, healthcare benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the Anti-Kickback Statute or specific intent in order to violate it to have committed a violation.
The federal Physician Payment Sunshine Act requires, among other things, manufacturers of drugs, devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program (with certain exceptions) to report annually to the government information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include payments and transfers of value made to certain nonphysician providers such as physician assistants and nurse practitioners.
Similar state and local laws and regulations may also restrict business practices in the medical device and pharmaceutical industries, such as state anti-kickback and false claims laws, which may apply to business practices, including but not limited to, research, distribution, sales and marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental third-party payors, including private insurers, or by patients themselves; state laws that require pharmaceutical companies to comply with the industry’s voluntary compliance guidelines and the relevant compliance guidance promulgated by the federal government, or otherwise restrict payments that may be made to healthcare providers and other potential referral sources; state laws and regulations that require drug manufacturers to file reports relating to pricing and marketing information; and state and local laws which require tracking gifts and other remuneration and transfer of value provided to physicians, other healthcare providers and entities.
Violations of fraud and abuse laws, including federal and state anti-kickback and false claims laws, may be punishable by criminal and civil sanctions, including fines and civil monetary penalties, the possibility of exclusion from federal healthcare programs (including Medicare and Medicaid), disgorgement and corporate integrity agreements, which impose, among other things, rigorous operational and monitoring requirements on companies. Similar sanctions and penalties, as well as imprisonment, also can be imposed upon executive officers and employees of such companies.

Anti-Bribery Laws
Compliance with complex foreign and United States laws and regulations that apply to our international operations increases our cost of doing business in international jurisdictions and could expose us or our employees to fines and penalties in the United States and abroad. These numerous and sometimes conflicting laws and regulations include the United States Foreign Corrupt Practices Act of 1977, or FCPA. The FCPA prohibits United States companies, companies whose securities are listed for trading in the United States and other entities, and their officers, directors, employees, shareholders acting on their behalf and agents from offering, promising, authorizing or making payments to foreign officials for the purpose of influencing official decisions or obtaining or retaining business abroad or other benefits or otherwise obtaining favorable treatment. The FCPA also requires companies to maintain records that fairly and accurately reflect transactions and maintain a system of internal accounting controls sufficient to assure management’s control, authority and responsibility over our assets. In many countries, hospitals are government-owned and healthcare professionals employed by such hospitals, with whom we regularly interact, may meet the definition of a foreign official for purposes of the FCPA. Additionally, recently enacted U.S. legislation increases the monetary reward available to whistleblowers who report violations of federal securities laws, including the FCPA, which may result in increased scrutiny and allegations of violations of these laws and regulations. We maintain and update our policies and procedures and internal controls designed to provide reasonable assurance that we, our employees, partners and other intermediaries comply with the anti-corruption laws to which we are subject. However, there can be no assurance that such policies or procedures or internal controls will work effectively at all times or protect us against liability under these or other laws for actions taken by our employees, partners or other intermediaries with respect to our business. Violations of these laws and regulations could result in fines, criminal sanctions against us, our officers, or our employees, prohibitions on the conduct of our business, financial condition, results of operations, cash flows and damage to our reputation. In addition, investigations of any potential, actual or alleged violations of such laws or policies related to us, including any such investigation by U.S. or non-U.S. authorities, could harm our business.
Laws and Regulations Governing Data Privacy and Security
Numerous state, federal and foreign laws, including consumer protection laws and regulations, govern the collection, dissemination, use, access to, confidentiality and security of personal information, including health-related information. In the United States, numerous federal and state laws and regulations, including state data breach notification laws, state health information privacy laws, and federal and state consumer protection laws and regulations (e.g., Section 5 of the FTC Act), govern the collection, use, disclosure and protection of health-related and other personal information could apply to our operations or the operations of our partners. We may also be subject to U.S. federal rules, regulations and guidance concerning data security for medical devices, including guidance from the FDA. State laws may be more stringent, broader in scope or offer greater individual rights with respect to protected health information, or PHI, than HIPAA, and state laws may differ from each other, which may complicate compliance efforts. Entities that are found to be in violation of HIPAA, as the result of a breach of unsecured PHI, a complaint about privacy practices, or an audit by HHS, may be subject to significant civil, criminal, and administrative fines and penalties and/or additional reporting and oversight obligations if required to enter into a resolution agreement and corrective action plan with HHS to settle allegations of HIPAA non-compliance.
California recently enacted the California Consumer Privacy Act, or the CCPA, which creates new individual privacy rights for California consumers, as defined in the law, and places increased privacy and security obligations on entities handling certain personal information of consumers or households. The CCPA requires covered companies to provide new disclosures to consumers about such companies’ data collection, use and sharing practices, provide such consumers new ways to opt-out of certain sales or transfers of personal information, and provide consumers with additional causes of action. The CCPA went into effect on January 1, 2020, and as of July 1, 2020, the California Attorney General may bring enforcement actions for violations. Although there are limited exemptions for certain health-related information, including certain clinical trial data, as currently written, the CCPA may impact our business activities and exemplifies the vulnerability of our business to the evolving regulatory environment related to health-related and other personal information. Additionally, a new California ballot initiative, the California Privacy Rights Act, appears to have garnered enough signatures to be included on the

November 2020 ballot in California, and if voted into law by California residents, would impose additional data protection obligations on companies doing business in California, including additional consumer rights processes and opt outs for certain uses of sensitive data. It would also create a new California data protection agency specifically tasked to enforce the law, which would likely result in increased regulatory scrutiny of California businesses in the areas of data protection and security. Similar laws have been proposed in other states and at the federal level, and if passed, such laws may have potentially conflicting requirements that would make compliance challenging.
E.U. member states, Switzerland, and other countries have also adopted data protection laws and regulations, which impose significant compliance obligations. For instance, the collection and use of personal health data in the EEA is governed by the provisions of the General Data Protection Regulation, or GDPR. The GDPR became effective on May 25, 2018, repealing its predecessor directive and increasing responsibility and liability of medical device companies in relation to the processing of personal data of individuals within the EEA. The GDPR imposes strict obligations and restrictions on the ability to collect, analyze, and transfer personal data, including health data from clinical trials and adverse event reporting. In particular, these obligations and restrictions concern the consent of the individuals to whom the personal data relates, the information provided to the individuals, the transfer of personal data out of the EEA, security breach notifications, security and confidentiality of the personal data, and the imposition of substantial potential fines for breaches of the data protection obligations. Data protection authorities from the different E.U. and EEA member states may interpret the GDPR and national laws differently and impose additional requirements, which add to the complexity of processing personal data in the E.U. and the EEA Guidance on implementation and compliance practices are often updated or otherwise. In addition, the United Kingdom leaving the European Union could also lead to further legislative and regulatory changes. It remains unclear how the United Kingdom data protection laws or regulations will develop in the medium to longer term and how data transfer to the United Kingdom from the European Union and the EEA will be regulated, especially following the United Kingdom’s departure from the European Union on January 31, 2020. However, the United Kingdom has transposed the GDPR into domestic law with the Data Protection Act 2018, which remains in force following the United Kingdom’s departure from the European Union. Compliance with these and any other applicable privacy and data security laws and regulations is a rigorous and time-intensive process, and we may be required to put in place additional mechanisms ensuring compliance with the new data protection rules. If we fail to comply with any such laws or regulations, we may face significant fines and penalties that could adversely affect our business, financial condition and results of operations.
Coverage and Reimbursement
Market acceptance and sales of our products to our customers, who primarily consist of hospitals, government facilities, and ambulatory surgery centers, will depend on the availability of payor coverage and the adequacy of reimbursement, for the procedures using our products, by government insurance programs and other third-party payors. Payor coverage and reimbursement for procedures using medical devices in the United States and international markets vary significantly by country.
In the United States, our currently approved products are commonly treated as general supplies utilized in surgical procedures and if covered by third-party payors, are paid for as part of the procedure. Outside of the United States, there are many reimbursement programs through private payors as well as government programs. In some countries, government reimbursement is the predominant program available to patients and hospitals. Our commercial success depends in part on the extent to which governmental authorities, private health insurers and other third-party payors provide coverage for and establish adequate reimbursement levels for the procedures during which our products are used. Failure by physicians, hospitals, ambulatory surgery centers and other users of our products to obtain sufficient coverage and reimbursement from third-party payors for procedures in which our products are used, or adverse changes in government and private third-party payors’ coverage and reimbursement policies.
Based on our experience to date, third-party payors generally reimburse for the surgical procedures in which our products are used only if the patient meets the established medical necessity criteria for surgery. Some payors are moving toward a managed care system and control their healthcare costs by limiting authorizations for surgical procedures, including elective procedures using our devices. Although no uniform policy of coverage and reimbursement among payors in the United States exists and coverage and reimbursement for procedures can differ significantly from payor to payor, reimbursement decisions by particular third-party payors may depend upon a number of factors, including the payor’s determination that use of a product is:
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a covered benefit under its health plan;

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appropriate and medically necessary for the specific indication;

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cost effective; and

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neither experimental nor investigational.

Third-party payors are increasingly auditing and challenging the prices charged for medical products and services with concern for upcoding, miscoding, using inappropriate modifiers, or billing for inappropriate care settings. Some third-party payors must approve coverage for new or innovative devices or procedures before they will reimburse healthcare providers who use the products or therapies. Even though a new product may have been cleared for commercial distribution by the FDA, we may find limited demand for the product unless and until reimbursement approval has been obtained from governmental and private third-party payors.
The Centers for Medicare & Medicaid Services, or CMS, is responsible for administering the Medicare program and sets coverage and reimbursement policies for the Medicare program in the United States. CMS, in partnership with state governments, also administers the Medicaid program and Children’s Health Insurance Program, or CHIP. CMS policies may alter coverage and payment related to our product portfolio in the future. These changes may occur as the result of national coverage determinations issued by CMS or as the result of local coverage determinations by contractors under contract with CMS to review and make coverage and payment decisions. Medicaid programs are funded by both federal and state governments, and may vary from state to state and from year to year and will likely play an even larger role in healthcare funding pursuant to the Affordable Care Act.
A key component in ensuring whether the appropriate payment amount is received for physician and other services, including those procedures using our products, is the existence of a Current Procedural Terminology, or CPT, code, to describe the procedure in which the product is used. To receive payment, healthcare practitioners must submit claims to insurers using these codes for payment for medical services. CPT codes are assigned, maintained and annually updated by the American Medical Association and its CPT Editorial Board. If the CPT codes that apply to the procedures performed using our products are changed or deleted, reimbursement for performances of these procedures may be adversely affected.
In the United States, some insured individuals enroll in managed care programs, which monitor and often require pre-approval of the services that a member will receive. Some managed care programs pay their providers on a per capita (patient) basis, which puts the providers at financial risk for the services provided to their patients by paying these providers a predetermined payment per member per month and, consequently, may limit the willingness of these providers to use our products.
We believe the overall escalating cost of medical products and services being paid for by the government and private health insurance has led to, and will continue to lead to, increased pressures on the healthcare and medical device industry to reduce the costs of products and services. All third-party reimbursement programs are developing increasingly sophisticated methods of controlling healthcare costs through prospective reimbursement and capitation programs, group purchasing, redesign of benefits, requiring second opinions prior to major surgery, careful review of bills, encouragement of healthier lifestyles and other preventative services and exploration of more cost-effective methods of delivering healthcare.
In addition to uncertainties surrounding coverage policies, there are periodic changes to reimbursement levels. Third-party payors regularly update reimbursement amounts and also from time to time revise the methodologies used to determine reimbursement amounts. This includes routine updates to payments to physicians, hospitals and ambulatory surgery centers for procedures during which our products are used. These updates could directly impact the demand for our products.
In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific product lines and procedures. There can be no assurance that procedures using our products will be covered for a specific indication, that our products will be considered cost-effective by third party payors, that an adequate level of reimbursement will be available or that the third-party payors’ reimbursement policies will not adversely affect our ability to sell our products profitably. Local, product specific reimbursement law is increasingly being applied as an overlay to medical device regulation, which has provided an additional layer of clearance requirement. Specifically, Australia now requires clinical data for clearance and reimbursement be in the form of prospective, multi-center studies, a high bar not previously applied. In addition, in France, certain innovative devices have been identified as needing to provide clinical evidence to support a “mark-specific” reimbursement. It is our intent to complete the requisite clinical studies and obtain coverage and reimbursement approval in countries where it makes economic sense to do so.
Healthcare Reform
In the United States and certain foreign jurisdictions, there have been, and we expect there will continue to be, a number of legislative and regulatory changes to the healthcare system. In March 2010, the ACA was signed into law and substantially changed the way healthcare is financed by both governmental and private insurers in the United States. The ACA contains a number of provisions, including those governing enrollment in federal healthcare programs, reimbursement adjustments, and fraud and abuse changes. Additionally, the ACA, among other things, included incentives to programs that increase the federal government’s comparative effectiveness research, and implemented payment system reforms, including a national pilot program on payment bundling to encourage hospitals, physicians, and other providers, to improve the coordination, quality, and efficiency of certain healthcare services through bundled payment models. Since its enactment, there have been judicial and Congressional challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future.
Other legislative changes have been proposed and adopted in the United States since the ACA was enacted, including aggregate reductions of Medicare payments to providers of 2% per fiscal year and reduced payments to several types of Medicare providers. The CARES Act, which was signed into law on March 27, 2020, suspended the reductions from May 1, 2020, through December 31, 2020, and extended the sequester by one additional year, through 2030. Moreover, there has recently been heightened governmental scrutiny, including increasing legislative and enforcement interest, over the manner in which manufacturers set prices for their marketed products, which has resulted in several Congressional inquiries and proposed and enacted legislation designed, among other things, to bring more transparency to product pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for products. Individual states in the United States have also become increasingly active in implementing regulations designed to control product pricing, including price or patient reimbursement constraints, discounts, restrictions on certain product access, and marketing cost disclosure and transparency measures and, in some cases, mechanisms to encourage importation from other countries. Furthermore, there has been increased interest by third party payors and governmental authorities in reference pricing systems and publication of discounts and list prices.
Employees
As of June 30, 2020, we had 151 employees, more than 95% of whom were full-time employees. None of our employees are represented by a collective bargaining agreement, and we have never experienced a work stoppage. We believe our employee relations are good.
Properties
Our principal executive office is located in Silver Spring, Maryland, where we lease approximately 5,052 square feet of office and laboratory space under a lease that expires in May 2021. We also occupy approximately 12,888 square feet of manufacturing and office space in Roswell, Georgia under a lease that expires in July 2023, and approximately 36,173 square feet of manufacturing, laboratory and office space in Richmond, California under a lease that expires in November 2025. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.
Legal Proceedings
We are not currently a party to any material legal proceedings.

MANAGEMENT
Executive Officers and Directors
The following table sets forth the name, age and position of each of our executive officers and directors as of the date of this prospectus.
Name	Age	Position
Executive Officers
Ronald Lloyd	59	President, Chief Executive Officer and Director
Matthew Ferguson	52	Chief Financial Officer
Thomas Englese	46	Chief Commercial Officer
Jerome Riebman, M.D.	66	Chief Medical Officer
Darryl Roberts, Ph.D.	59	Executive Vice President, Operations and Product Development
Non-Employee Directors
Kevin Rakin(2)	60	Chairman
Maybelle Jordan(2)(3)	54	Director
Brigid A. Makes(1)(3)	65	Director
C. Randal Mills, Ph.D(1)(2)	48	Director
W. Matthew Zuga(1)(3)	55	Director

(1)
Member of the audit committee.

(2)
Member of the compensation committee.

(3)
Member of the nominating and corporate governance committee.

Executive Officers
Ronald Lloyd has served as our President and Chief Executive Officer and as a member of our board of directors since June 2018. Prior to joining Aziyo, Mr. Lloyd served as Executive Vice President and President of Hospital Therapies of Mallinckrodt Pharmaceuticals, a publicly traded global pharmaceuticals company, from January 2016 to May 2018, where Mr. Lloyd reorganized the hospital business structure and completed four business development transactions. Mr. Lloyd also served as President of Immunology at Baxter, a publicly traded healthcare company, from April 2003 to December 2015, where Mr. Lloyd developed and implemented strategies to build the plasma business, the U.S. bioscience business and the regenerative medicine business. Mr. Lloyd holds a Master of Science in Industrial Administration from Carnegie Mellon University and a B.A. in Management Science from Westminster College. We believe Mr. Lloyd’s extensive management and leadership experience in pharmaceutical and healthcare companies, make him well qualified to serve as a member of our board of directors.
Matthew Ferguson has served as our Chief Financial Officer since September 2020. Prior to joining us, Mr. Ferguson served as Chief Financial Officer for Bossa Nova Robotics, a privately held robotics company serving major retailors, from September 2018 to July 2020. From January 2011 to August 2018, Mr. Ferguson held various management positions, including Chief Financial Officer, Chief Business Officer and Co-President, at Avinger, Inc., a publicly traded cardiovascular medical device company. From 2009 to 2010, Mr. Ferguson served as Chief Financial Officer at Tethys Bioscience, a provider of molecular diagnostic tests for cardiometabolic conditions. From 2008 to 2009, Mr. Ferguson served as the Chief Financial Officer at Proteolix, a biotechnology company developing treatments for cancer and autoimmune diseases. Mr. Ferguson also served as the Chief Financial Officer and Vice President of Finance and Business Development at FoxHollow Technologies, a publicly traded medical device company, from 2002 through its merger with ev3 in 2007. Mr. Ferguson holds an M.B.A. from the University of California at Berkeley, an M.S. in Mechanical Engineering from the University of Pennsylvania and a B.S. in Civil Engineering from Stanford University.
Thomas Englese has served as our Chief Commercial Officer since July 2019. Prior to joining Aziyo, Mr. Englese served as General Manager of North America Hospital Therapies for Mallinckrodt

Pharmaceuticals, a publicly traded pharmaceutical company, from April 2015 to July 2019, where Mr. Englese was responsible for the overall profit and loss management. Mr. Englese also served as Vice President Customer Operations from October 2008 to March 2015 for Ikaria, Inc., which was acquired by Mallinckrodt Pharmaceuticals in 2015, and was a member of the Business Development and Transaction team. From 2002 to 2008, Mr. Englese served as Senior Director of Business Operations at Baxter, a publicly traded healthcare company. Mr. Englese holds an M.B.A. from Pennsylvania State University and a B.S. in Marketing from Villanova University.
Jerome Riebman, M.D. has served as our Chief Medical Officer since January 2020. Prior to joining Aziyo, Dr. Riebman served as lead to the U.S. Medical Heart Failure Program and the New Product Development team for Amgen Pharmaceuticals, Inc., a biotechnology company, from 2018 to 2020 and Director of External Relations and Advocacy for Amgen Pharmaceuticals in 2018. Dr. Riebman also served as Lead Medical Director of Cardiovascular for Novartis Pharmaceuticals Corporation, a pharmaceutical and healthcare company, from 2014 to 2018, where Dr. Riebman developed and marketed Heart Failure products in the Cardiovascular Therapeutic Area and developed and managed various studies for a heart failure clinical trials program. In 2003, Dr. Riebman co-founded Bay Innovation Group, LLC, an emerging medical device incubator, where he currently serves as Director of Scientific and Medical Affairs. He is also Board certified in Surgery and Thoracic Surgery. Dr. Riebman holds an M.D. from Temple University School of Medicine and a B.A. and an M.A. in Biology from Temple University.
Darryl Roberts, Ph.D. has served as our Executive Vice President and General Manager of the Musculoskeletal Product division from May 2016 to June 2020 and as our Executive Vice President, Operations and Product Development since July 2020. Prior to joining Aziyo, from 2013 to 2015 Dr. Roberts was Senior Vice President of Operations at TELA Bio, Inc., a biotechnology company, when the company gained regulatory clearance for a novel sterilization technique for tissue matrix. From 2007 to 2013, Dr. Roberts was a senior management team member for LifeCell Corp., a publicly traded company that developed and marketed tissue repair products, which was purchased by Kinetic Concepts, Inc. Dr. Roberts’ prior experience also includes various roles at Johnson & Johnson, where he was involved in the development and launch of several pharmaceutical and medical device products. Dr. Roberts holds a Ph.D. and a B.S. in Chemistry from the University of Alabama.
Non-Employee Directors
Kevin Rakin has served as our chairman and a member of our board of directors since November 2015. Mr. Rakin is Co-founder of HighCape Partners, an investment fund and affiliate of Aziyo, and has been a general partner in HighCape Partners since 2013. Additionally, Mr. Rakin serves as Chief Executive Officer of HighCape Capital Acquisition Corp., a publicly traded affiliate of HighCape Partners, since June 2020. Since 2014, Mr. Rakin has also been a member of the board of directors of Oramed Pharmaceuticals Inc., a publicly traded pharmaceutical company, where Mr. Rakin serves on the Audit and Compensation Committee. Mr. Rakin has also served, and continues to serve, on the board of directors of several private companies, including Convexity Scientific Inc. since 2017, Nyxoah S.A., a publicly traded medical device company, since 2016 and Cybrexa, Inc. since 2016. Prior to and during the last five years, Mr. Rakin has served on the board of directors of various private and publicly traded biomedical and pharmaceutical companies, including Histogenics Corp., where Mr. Rakin served on the Audit and Compensation Committee, TELA Bio, Inc., Cheetah Medical, Inc. and Collagen Matrix, Inc. Mr. Rakin holds an M.B.A. from Columbia University and B.Com and B.Com (Hons) degrees from the University of Cape Town, South Africa. We believe Mr. Rakin’s extensive knowledge and experience in finance and leadership in healthcare and life sciences companies, including in the public company context, make him well qualified to serve as a member of our board of directors.
Maybelle Jordan has served as a member of our board of directors since September 2020. Ms. Jordan has served as Vice President of Business Development of Biomerix Corporation, a biomaterials company focused on scaffold technology in the medical technology industry, since 2011, and as Chief Operating Officer for Biomerix from 2003 to 2011. Ms. Jordan also co-founded and served as President and CEO of MTrap Inc., a clinical-stage biomaterials company developing a cancer therapeutic device for treatment of advanced ovarian cancer, from 2015 to 2019. Ms. Jordan holds an M.B.A. from Harvard University and a B.S. in Biology from Yale University. We believe Ms. Jordan’s extensive management and leadership experience with companies in the medical technology and life sciences industries make her well qualified to serve as a member of our board of directors.

Brigid A. Makes has served as a member of our board of directors since September 2020. Ms. Makes has served as an independent consultant for medical device and healthcare companies since July 2017, specifically advising on finance, accounting and funding responsibilities. From September 2011 to July 2017, Ms. Makes served as Senior Vice President and Chief Financial Officer of Miramar Labs, Inc., a biotechnology company focused on aesthetics and dermatology. From 2006 to 2011, Ms. Makes served as Senior Vice President and Chief Financial Officer of AGA Medical Corp, a medical device company developing interventional devices for the minimally invasive treatment of structural heart defects and peripheral vascular disorders. Prior to joining AGA, Ms. Makes held various positions at Nektar Therapeutics Inc. from 1999 to 2006, including serving as Chief Financial Officer. Since December 2019, Ms. Makes has also been a member of the board of directors of Mind Medicine (MindMed) Inc., a publicly traded neuro-pharmaceutical company, where Ms. Makes serves on the Audit Committee, the Compensation Committee and the Nominating/Governance Committee. Ms. Makes holds an M.B.A. from Bentley University and a Bachelor of Commerce degree in Finance & International Business from McGill University. We believe Ms. Makes' extensive management and leadership experience with biotechnology companies and knowledge and experience in finance make her well qualified to serve as a member of our board of directors.
C. Randal Mills, Ph.D. has served as a member of our board of directors since November 2015. Dr. Mills serves as Chief Executive Officer and is a member of the board of trustees of Sanford Burnham Prebys Medical Discovery Institute, a non-profit medical research institute. Dr. Mills served as Chief Executive Officer of the National Marrow Donor Program, a nonprofit international organization that provides bone marrow for transplantation, from July 2017 to February 2020. From May 2014 to July 2017, Dr. Mills served as Chief Executive Officer of the California Institute for Regenerative Medicine, which was created to fund stem cell research in California. Dr. Mills also served as Chief Executive Officer of Osiris Therapeutics, Inc., a publicly traded regenerative medicine company, from June 2004 to December 2013. Prior to and during the last five years, Dr. Mills has served on the board of directors of various non-profit organizations, including Be The Match Foundation from July 2017 to February 2020 and TBI (now KeraLink), from August 2007 to December 2019 and of the Alliance for Regenerative Medicine, an international community of organizations focused on regenerative medicine, from January 2014 to January 2016. Dr. Mills holds a Ph.D. in Pharmaceutical Science and a B.S. in Microbiology from the University of Florida. We believe Dr. Mills’s extensive management and leadership experience in medical and healthcare organizations, including in the regenerative medicine context, make him well qualified to serve as a member of our board of directors.
W. Matthew Zuga has served as a member of our board of directors since November 2015. Since October 2013, Mr. Zuga has been a Co-founder and partner of HighCape Partners, an investment fund and affiliate of Aziyo. Additionally, Mr. Zuga serves as Chief Financial Officer and Chief Operating Officer of HighCape Capital Acquisition Corp., a publicly traded affiliate of HighCape Partners, since June 2020. From August 2012 to September 2013, Mr. Zuga was a managing director of SyngentaVentures Pte Ltd, an investment vehicle of Syngenta Corp. He was also the founder and managing member of Red Abbey, an investment company, from January 2004 to August 2012. Prior to Red Abbey, Mr. Zuga was a managing director and the head of life sciences investment banking at Legg Mason from 1999 to 2003. He is currently on the board of directors of AgriMetis, LLC, Alba Therapeutics Corporation, MF Fire, Inc. and Virtue Labs LLC. Mr. Zuga holds an M.B.A. from the Kenan-Flagler Business School at the University of North Carolina at Chapel Hill and a B.S. in Business Administration/Finance from Ohio State University. We believe Mr. Zuga’s extensive experience in the life sciences industry, his network of contacts in the industry and his background in investing and investment banking make him well qualified to serve as a member of our board of directors.
Board Composition and Election of Directors
Director Independence
In connection with this offering, our board of directors has undertaken a review of the independence of our directors and considered whether any director has a relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our board of directors has affirmatively determined that Maybelle Jordan, Brigid A. Makes and C. Randal Mills, representing three of our six directors, do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of The Nasdaq Stock Market LLC, or Nasdaq. Applicable Nasdaq rules require a majority of a listed company’s board of directors to be comprised of independent directors within one year of the date of listing. We intend to rely on a phase-in period under these rules applicable to newly public companies, which will permit fewer than a majority of our board of directors to be independent on the listing date of our Class A common stock, provided we satisfy such requirement within one year of the date of listing. Accordingly, we intend to have a majority of our board of directors consist of independent directors within one year of the date our Class A common stock is listed on The Nasdaq Global Market. There are no family relationships among any of our directors or executive officers.
Classified Board of Directors
In accordance with our Post-IPO Certificate of Incorporation, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the closing of this offering, our directors will be divided among the three classes as follows:
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the Class I directors will be Maybelle Jordan and W. Matthew Zuga, and their terms will expire at our first annual meeting of stockholders following this offering;

•
the Class II directors will be Brigid A. Makes and C. Randal Mills, and their terms will expire at our second annual meeting of stockholders following this offering; and

•
the Class III directors will be Ronald Lloyd and Kevin Rakin, and their terms will expire at the third annual meeting of stockholders following this offering.

Our Post-IPO Certificate of Incorporation will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors. See “Description of Capital Stock — Anti-Takeover Effects of Delaware Law and Our Post-IPO Certificate of Incorporation and Post-IPO Bylaws” for a discussion of these and other anti-takeover provisions found in our Post-IPO Certificate of Incorporation and Post-IPO Bylaws, which will be in effect upon the closing of this offering.
Board Leadership Structure
Our board of directors is currently chaired by Kevin Rakin. Our corporate governance guidelines provide that, if the chairperson of the board is a member of management or does not otherwise qualify as independent, the independent directors of the board may elect among themselves a lead independent director. C. Randal Mills currently serves as our lead independent director. The lead independent director’s responsibilities include, but are not limited to: presiding over all meetings of the board of directors at which the chairman is not present, including any executive sessions of the independent directors; approving board meeting schedules and agendas; and acting as the liaison between the independent directors on the one hand and the chief executive officer and chairman of the board on the other. Our corporate governance guidelines further provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.
Role of the Board in Risk Oversight
One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors does not have a standing risk management committee, but rather administers this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing our strategic risk exposure, including, without limitation, credit, liquidity and operations risks. Our audit committee is also responsible for overseeing management of our financial risks, cybersecurity risks and other material risks and discussing our policies regarding risk assessment and risk management, including guidelines and policies to govern the process by which our exposure to risk is handled. Our audit committee also monitors compliance with our Code of Business Conduct and Ethics, including legal and regulatory violations. Our nominating and corporate governance committee manages risks associated with director independence and our corporate governance guidelines and policies. Our compensation committee oversees the management of risks relating to our executive compensation plans and arrangement and whether any of our compensation policies or programs has the potential to encourage excessive risk-taking. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors is regularly informed through committee reports about such risks.
Board Committees
Our board of directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the board of directors and its standing committees. Our board of directors has established three standing committees — audit, compensation and nominating and corporate governance — each of which operates under a charter that has been approved by our board of directors. Upon the listing of our Class A common stock on The Nasdaq Global Market, each committee’s charter will be available under the Corporate Governance section of our website at www.aziyo.com. The reference to our website address does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider such information to be a part of this prospectus.
Audit Committee
The audit committee’s responsibilities will include, among other things:
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appointing, approving the compensation of, and assessing and overseeing the independence of our registered public accounting firm, and pre-approving all audit services to be provided;

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overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports and other communications required from such firm;

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reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

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recommending to our board of directors that the audited financial statements be included in each Annual Report on Form 10-K;

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coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

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discussing our risk management policies;

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establishing procedures for complaints regarding accounting, internal accounting controls or auditing matters or employee concerns regarding questionable accounting or auditing matters;

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meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

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reviewing and approving or ratifying any related person transactions and reviewing related policies and procedures;

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overseeing our investment policies or guidelines; and

•
preparing the audit committee report required by SEC rules.

Effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, the members of our audit committee are Brigid A. Makes, C. Randal Mills and W. Matthew Zuga. Brigid A. Makes serves as the chairperson of the committee. Our board of directors has determined that all members of our audit committee meet the requirements for financial literacy under the applicable listing rules of Nasdaq, or the Nasdaq rules. We intend to rely on the phase-in rules of Rule 10A-3 under the Exchange Act and the Nasdaq rules with respect to the requirement that the audit committee be composed entirely of members of our board of directors who satisfy the standards of independence established for independent directors under the Nasdaq rules and the additional independence standards applicable to audit committee members established pursuant to Rule 10A-3 under the Exchange Act, as determined by our board of directors. Our board of directors has determined that Brigid A. Makes and C. Randal Mills meet the independence requirements of Rule 10A-3 under the Exchange Act and the applicable Nasdaq rules, and W. Matthew Zuga will serve on our audit committee for a period of up to one year following the completion of this offering in accordance with the phase-in provisions of such rules. Our board of directors has determined that Brigid A. Makes is an “audit committee financial expert” as defined by applicable SEC rules and has the requisite financial sophistication as defined under the applicable Nasdaq rules.
We believe that the composition and functioning of our audit committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Compensation Committee
The compensation committee’s responsibilities will include, among other things:
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reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers;

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overseeing and administering our cash and equity incentive plans;

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reviewing and making recommendations to our board of directors with respect to director compensation;

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reviewing and discussing annually with management any required “Compensation Discussion and Analysis” for inclusion in our proxy statement;

•
preparing and approving any required compensation committee report required by SEC rules, and.

•
retaining, approving compensation of, and overseeing compensation consultants, legal counsel and other advisors as deemed necessary or appropriate to carry out the compensation committee’s responsibilities.

Effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, the members of our compensation committee are C. Randal Mills, Kevin Rakin and Maybelle Jordan. C. Randal Mills serves as the chairperson of the committee. We intend to rely on the phase-in rules of Nasdaq with respect to the requirement that the compensation committee be composed entirely of members of our board of directors who satisfy the standards of independence established for independent directors under the Nasdaq rules, as determined by our board of directors. Our board of directors has determined that each of C. Randal Mills and Maybelle Jordan is independent under the applicable Nasdaq rules, including the Nasdaq rules specific to membership on the compensation committee, and Kevin Rakin will serve on our audit committee for a period of up to one year following the completion of this offering in accordance with the phase-in provisions of such rules. Our board of directors has determined that each of Maybelle Jordan, C. Randal Mills and Kevin Rakin is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act.
We believe that the composition and functioning of our compensation committee complies with all applicable requirements of the Sarbanes-Oxley Act, and all applicable SEC and Nasdaq rules and regulations. We intend to comply with future requirements to the extent they become applicable to us.
Nominating and Corporate Governance Committee
The nominating and corporate governance committee’s responsibilities will include, among other things:
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identifying individuals qualified to become board members;

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recommending to our board of directors the persons to be nominated for election as directors at our annual meeting, recommending to our board of directors persons to be appointed to fill board vacancies and to serve and to serve on each board committee;

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developing and recommending to our board of directors corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time;

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periodically reviewing the board of directors’ leadership structure and recommending any changes to the board of directors; and

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overseeing a periodic evaluation of our board of directors.

Effective immediately prior to the effectiveness of the registration statement of which this prospectus forms a part, the members of our nominating and corporate governance committee are Brigid A. Makes,

Maybelle Jordan and W. Matthew Zuga. Brigid A. Makes serves as the chairperson of the committee. We intend to rely on the phase-in rules of Nasdaq with respect to the requirement that the nominating and corporate governance committee be composed entirely of members of our board of directors who satisfy the standards of independence established for independent directors under the Nasdaq rules, as determined by our board of directors. Our board of directors has determined that Brigid A. Makes and Maybelle Jordan are independent under the applicable Nasdaq rules, and W. Matthew Zuga will serve on our nominating and corporate governance committee for a period of up to one year following the completion of this offering in accordance with the phase-in provisions of such rules.
Compensation Committee Interlocks and Insider Participation
During the fiscal year ended December 31, 2019, those who served on our compensation committee (or equivalent thereof or otherwise participated in deliberations of our board of directors regarding executive officer compensation) were Kevin Rakin and C. Randal Mills, none of whom was during fiscal 2019 an officer, former officer or employee of the Company.
During the fiscal year ended December 31, 2019, none of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, any of whose executive officers served on our board of directors or our compensation committee.
Code of Ethics and Code of Conduct
We have adopted a written code of business conduct and ethics, or the Code of Conduct, that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon the listing of our Class A common stock on The Nasdaq Global Market, our Code of Conduct will be available under the Corporate Governance section of our website at www.aziyo.com. In addition, we intend to post on our website all disclosures that are required by law or the Nasdaq rules concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to our website address does not constitute incorporation by reference of the information contained on or available through our website, and you should not consider it to be a part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION
This section discusses the material components of the executive compensation program for our executive officers who are named in the “Summary Compensation Table” below. In 2019, our “named executive officers” and their positions were as follows:
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Ronald Lloyd, President & Chief Executive Officer;

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Thomas Englese, Chief Commercial Officer; and

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Darryl Roberts Ph.D., Executive Vice President, Operations and Product Development.

This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. Actual compensation programs that we adopt following the completion of this offering may differ materially from the currently planned programs summarized in this discussion.
Mr. Englese commenced his employment with the Company on July 15, 2019.
Summary Compensation Table
Name and Principal Position	Year	Salary ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total
Ronald Lloyd President and Chief Executive Officer	2019	465,283	12,960	203,940	7,032	689,215
Thomas Englese Chief Commercial Officer	2019	175,962(1)	108,000	70,500	—	354,462
Darryl Roberts, Ph.D. Executive Vice President, Operations and Product Development	2019	301,154	8,400	77,400	4,200	391,154

(1)
Mr. Englese commenced his employment with the Company on July 15, 2019.

Elements of the Company’s Executive Compensation Program
For the year ended December 31, 2019, the compensation for each named executive officer generally consisted of a base salary, annual bonus, stock option awards, standard employee benefits and a retirement plan. These elements (and the amounts of compensation and benefits under each element) were selected because we believe they are necessary to help us attract and retain executive talent which is fundamental to our success. Below is a more detailed summary of the current executive compensation program as it relates to our named executive officers.
2019 Salaries
The named executive officers receive a base salary to compensate them for services rendered to the Company. The base salary payable to each named executive officer is intended to provide a fixed component of compensation reflecting the executive’s skill set, experience, role and responsibilities. Each named executive officer’s initial base salary was provided in his employment agreement (Mr. Lloyd) or offer letter (Mr. Englese and Dr. Roberts) as applicable. On January 1, 2019, Mr. Lloyd received a merit increase in annual base salary to $463,500 from $450,000.
2019 Bonuses
Mr. Lloyd is eligible to receive an annual bonus with a target amount of fifty percent (50%) of his annual base salary pursuant to the terms of his employment agreement with the Company, and Mr. Englese is eligible to receive an annual bonus with a target amount of forty percent (40%) of his annual base salary pursuant to the terms of his employment offer letter with the Company. At a February 13, 2019 meeting, our board of directors formalized the 2019 bonus program for employees at the director level and above and established a bonus target for Dr. Roberts of thirty percent (30%) of his annual base salary. The annual cash bonuses are determined by our board of directors on a discretionary basis based on the Company’s overall performance for the year as well as individual performance milestones achieved. The actual annual cash bonuses awarded to each named executive officer for 2019 performance are set forth above in the Summary Compensation Table in the column entitled “Non-Equity Incentive Plan Compensation.”
Equity Compensation
We maintain an equity incentive plan, the Aziyo Biologics, Inc. 2015 Stock Option/Stock Issuance Plan, or the 2015 Plan. The 2015 Plan provides our employees (including the named executive officers), consultants, non-employee directors and other service providers and those of our subsidiaries the opportunity to participate in the equity appreciation of our business through the receipt of stock options to purchase shares of our Class A common stock. We believe that such stock options encourage a sense of proprietorship and stimulate interest in our development and financial success. The maximum number of shares of Class A common stock under the 2015 Plan is 422,256.
Pursuant to the 2015 Plan, we granted stock options to Mr. Lloyd on June 4, 2019, covering 2,580 shares of our Class A common stock, in connection with an award in with respect to Mr. Lloyd’s annual cash bonus for fiscal year 2018, pursuant to which Mr. Lloyd elected to receive a portion of his annual cash bonus in shares of our Class A common stock, rather than cash. On September 5, 2019, we granted stock options to Mr. Englese on September 5, 2019, covering 21,498 shares of our Class A common stock, in connection with Mr. Englese’s employment as Chief Commercial Officer. We also granted stock options to Dr. Roberts on February 13, 2019, covering 2,867 shares of our Class A common stock, in connection with an annual award in the ordinary course.
As of August 31, 2020, stock options covering an aggregate of 288,156 shares of our Class A common stock were outstanding under the 2015 Plan. It is anticipated that any unvested stock options granted pursuant to the 2015 Plan will remain outstanding and continue to vest in accordance with their terms upon and following the effectiveness of their offering. Following the effectiveness of this offering, we do not intend to make any new grants of awards under the 2015 Plan.
In connection with this offering, we adopted the 2020 Incentive Award Plan, referred to below as the 2020 Plan, in order to facilitate the grant of cash and equity incentives to our directors, employees (including our named executive officers), and consultants of our company and certain of its affiliates and to enable our company and certain of its affiliates to obtain and retain services of these individuals, which is essential to our long-term success. The 2020 Plan became effective on the date prior to the effective date of the registration statement of which this prospectus is a part. For additional information about the 2020 Plan, see “2020 Incentive Award Plan” below.
Other Elements of Compensation
Retirement Plans
We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Code allows eligible employees to defer a portion of their compensation, within prescribed limits, on a pre-tax basis through contributions to the 401(k) plan. Currently, we match contributions made by participants in the 401(k) plan up to a specified percentage of the employee contributions, and these matching contributions are fully vested as of the date on which the contribution is made. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan, and making fully vested matching contributions, adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.
Employee Benefits and Perquisites
Health/Welfare Plans. All of our full-time employees, including our named executive officers, are eligible to participate in our health and welfare plans, including:
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medical, dental and vision benefits;

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medical and dependent care flexible spending accounts;

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short-term and long-term disability insurance;

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commuter flexible spending account and

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life insurance.

We believe the perquisites described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.
No Tax Gross-Ups
We do not make gross-up payments to cover our named executive officers’ personal income taxes that may pertain to any of the compensation or perquisites paid or provided by our company.
Outstanding Equity Awards at Fiscal Year-End
The following table summarizes the number of shares of Class A common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2019.
		Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Ronald Lloyd	6/1/2018(1)	57,319	95,531	5.58196	5/31/2025
	6/4/2019(2)	2,580	—	10.326626	6/3/2026
Thomas Englese	9/5/2019(3)	—	21,498	10.326626	9/4/2026
Darryl Roberts, Ph.D.	5/19/2016(4)	9,630	1,120	5.442411	5/18/2022
	1/11/2018(5)	2,329	1,255	5.442411	1/10/2025
	2/13/2019(6)	—	2,867	5.58196	2/12/2026

(1)
25% of the stock options vested upon the first anniversary of the grant date, and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date, provided that the vesting will accelerate upon the occurrence of a Corporate Transaction (as defined in the applicable stock option agreement) if Mr. Lloyd is terminated by the Company without Cause (as defined below in “Employment Agreements — Ronald Lloyd”) or Mr. Lloyd resigns with Good Reason (as defined below in “Employment Agreements — Ronald Lloyd”) within six months after such Corporate Transaction is consummated.

(2)
100% of the stock options were fully vested upon the grant date.

(3)
25% of the stock options vested upon the first anniversary of the grant date, and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date.

(4)
25% of the stock options vested upon the first anniversary of the grant date, and the remaining 75% vest in 36 equal monthly installments thereafter, subject to continued service through each vesting date.

(5)
20% of the stock options were vested as of the grant date, and the remaining 80% vest in 16 equal quarterly installments based on a vesting commencement date of September 30, 2017, subject to continued service through each vesting date.

(6)
25% of the stock options vested upon the first anniversary of the grant date, and the remaining 75% vest in 12 equal quarterly installments thereafter, subject to continued service through each vesting date.

Executive Compensation Arrangements
Employment Agreements
Ronald Lloyd
The Company entered into an employment agreement with Mr. Lloyd dated June 1, 2018 for his position as President and Chief Executive Officer with an initial base salary of  $450,000, which we refer to as the Lloyd Employment Agreement. The Lloyd Employment Agreement provides that Mr. Lloyd’s employment with the Company is at-will and may be terminated by the Company at any time and for any reason.
The Lloyd Employment Agreement provides that Mr. Lloyd shall be eligible to receive an annual target bonus of fifty percent (50%) of his base salary currently in effect, which shall be conditioned upon, among other things, Mr. Lloyd’s performance and the performance of the Company. The actual bonus award payable to Mr. Lloyd shall be determined by our board of directors in its sole discretion and may be more or less than the target amount. Upon Mr. Lloyd’s commencement of employment as President and Chief Executive Officer, he was entitled to a $50,000 signing bonus, payable in July 2018, subject to his continued employment with the Company through such payment date, as well as relocation expenses in the amount of  $15,000 and any associated taxes on such payments. Mr. Lloyd is also entitled to participate in the Company’s health and welfare plans.
The Lloyd Employment Agreement also provided for Mr. Lloyd’s initial stock option grant of 1,920,500 stock options. Our board of directors determined, in its sole discretion, to increase this stock option grant to 2,133,000. The Option shall vest according to the following schedule: 25% of the shares issuable upon exercise of the Option shall vest on the twelve (12) month anniversary of such grant date provided that Mr. Lloyd continues to be employed by the Company on such date and the remaining 75% of the shares issuable upon exercise of the Option shall vest in twelve (12) equal quarterly installments commencing at the end of the quarter following such twelve (12) month anniversary date provided that Mr. Lloyd continues to be employed by the Company at the end of each such quarter; provided that all of such shares shall vest if a Sale Transaction is consummated while Mr. Lloyd is employed by the Company and Mr. Lloyd’s employment with the Company is terminated without Cause within six (6) months after such Sale Transaction is consummated or Mr. Lloyd resigns with Good Reason within six (6) months after such Sale Transaction is consummated.
If Mr. Lloyd’s employment with the Company is terminated by the Company without Cause or Mr. Lloyd resigns from his employment with the Company for Good Reason, Mr. Lloyd shall be entitled to receive his base salary for the period beginning on such termination date and ending on the six (6) month anniversary of the termination date, in regular periodic installments in accordance with the Company’s general payroll practices. Mr. Lloyd will be required to execute a release of claims in favor of the Company in order to receive his severance benefits. Pursuant to the Lloyd Employment Agreement, if a Sale Transaction is consummated and within six (6) months thereafter either Mr. Lloyd’s employment with the Company is terminated by the Company without Cause or Mr. Lloyd resigns from his employment with the Company for Good Reason, Mr. Lloyd shall be entitled to receive his base salary for the period beginning on such termination date and ending on the twelve (12) month anniversary of the termination date, in regular periodic installments in accordance with the Company’s general payroll practices.
“Cause” is defined in the Lloyd Employment Agreement as (A) Mr. Lloyd performing his duties, in the good faith opinion of our board of directors, in a grossly negligent or reckless manner or with willful malfeasance; (B) Mr. Lloyd exhibiting habitual drunkenness or engaging in substance abuse; (C) Mr. Lloyd committing any material violation of any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) or any material violation of any Company policy; (D) Mr. Lloyd willfully failing or refusing to perform in the usual manner at the usual time those duties which he regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which he is employed hereunder which may be assigned to him by our board of directors; (E) Mr. Lloyd performing any material action when specifically and reasonably instructed not to do so by the chairman or our board of directors; (F) Mr. Lloyd breaching the confidentiality, inventions and proprietary rights or restrictive covenant sections of the Lloyd Employment Agreement; (G) Mr. Lloyd committing any fraud or using or appropriating for his personal use or benefit any funds, properties or opportunities of the Company not authorized by our board of directors to be so used or appropriated; or (H) Mr. Lloyd being convicted of any felony or any other crime related to his employment or involving moral turpitude. The Company shall not be entitled to terminate Mr. Lloyd for Cause pursuant to cause (C), (D), (E) or (F) unless the Company provides written notice stating in reasonable detail the basis for termination and a fifteen (15) day opportunity to cure to Mr. Lloyd (unless (1) the Company reasonably determines that providing such opportunity to cure to Mr. Lloyd is reasonably likely to have a material adverse effect on its business, financial condition, results of operations, prospects or assets, (2) the facts and circumstances underlying such termination are not able to be cured or (3) the Company has previously provided Mr. Lloyd an opportunity to cure the applicable issue; in the case of  (1), (2) or (3), the Company may terminate Mr. Lloyd without providing an opportunity to cure).
“Good Reason” is defined in the Lloyd Employment Agreement as: (A) Mr. Lloyd failing to be the Chief Executive Officer of the surviving company in a Sale Transaction (or, if there is a parent of the surviving company in a Sale Transaction, Mr. Lloyd failing to be the Chief Executive Officer of such parent); (B) a material reduction in Mr. Lloyd’s job responsibilities and duties for the Company that is not cured by the Company within fifteen (15) days after the Company’s receipt of written notice from Mr. Lloyd of such event; (C) a material reduction in Mr. Lloyd’s Base Salary; or (D) a requirement imposed by the Company on Mr. Lloyd that Mr. Lloyd’s principal place of employment be anywhere other than within a 50 mile radius of the Company’s current office location in Silver Spring, Maryland, except for required travel on Company business to an extent substantially consistent with Mr. Lloyd 's business travel obligations, that, in any such case, is not cured by the Company within fifteen (15) days after the Company’s receipt of written notice from Mr. Lloyd of such event. “Sale Transaction” is defined in the Lloyd Employment Agreement as (A) any transaction or series of related transactions (including, without limitation, any reorganization, share exchange, consolidation or merger of the Company with or into any other entity but excluding any sale of capital stock by the Company for capital raising purposes) (x) in which the holders of the Company’s outstanding capital stock immediately before the first such transaction do not, immediately after any other such transaction, retain stock or other equity interests representing at least sixty percent (60%) of the voting power of the surviving entity of such transaction or (y) in which at least sixty percent (60%) of the Company’s outstanding capital stock is transferred (calculated on an as-converted to common stock basis); or (B) any sale, conveyance, exclusive license or other disposition of all or substantially all of the assets of the Company.
Pursuant to the Lloyd Employment Agreement, Mr. Lloyd is subject to confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including one-year post-employment non-competition and non-solicitation of employees and customer provisions.
In connection with the offering, Mr. Lloyd will enter into an amended and restated employment agreement, or the Amended and Restated Lloyd Employment Agreement.
The Amended and Restated Lloyd Employment Agreement provides that, Mr. Lloyd will be entitled to an annual base salary of  $537,800 and that Mr. Lloyd shall be entitled to receive an annual target bonus of eighty percent (80%) of his base salary current in effect, which shall be conditioned upon, among other things, Mr. Lloyd’s performance and the performance of the Company.
The Amended and Restated Lloyd Employment Agreement provides that, upon Mr. Lloyd’s termination of employment by the Company without Cause (as defined in the Amended and Restated Lloyd Employment Agreement) and upon his resignation for Good Reason, subject to Mr. Lloyd’s execution and non-revocation of a release of claims, Mr. Lloyd will be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of twelve months, (ii) one hundred percent (100%) of his target annual bonus for the year in which termination occurs and (iii) payment of the Company’s share of the premiums for participation in the Company’s health plans pursuant to COBRA for the twelve-month period following termination. If Mr. Lloyd is terminated in the period starting three months prior to a change in control and ending on the first anniversary of such change in control, Mr. Lloyd will instead be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of eighteen months, (ii) one hundred fifty percent (150%) of his target annual bonus for the year in which termination occurs, (iii) payment of the remainder of premiums for participation in the Company’s health plan pursuant to COBRA for the eighteen-month period following termination and (iv) full acceleration of any outstanding equity awards.
As defined in the Amended and Restated Lloyd Employment Agreement, “Good Reason” shall mean the occurrence of any one or more of the following events without Mr. Lloyd’s prior written consent, unless the Company fully corrects the circumstances constituting Good Reason (provided such circumstances are capable of correction): (i) a material reduction in Mr. Lloyd’s job responsibilities and duties for the Company, (ii) a material reduction in Mr. Lloyd’s annual base salary or (iii) a requirement imposed by the Company on Mr. Lloyd that Mr. Lloyd’s principal place of employment be anywhere other than within a 50 mile radius of Mr. Lloyd’s principal location, except for required on Company business to an extent substantially consistent with Mr. Lloyd’s business travel obligation, that, in any such case, is not cured by the Company within fifteen days after the Company’s receipt of written notice from Mr. Lloyd of such event. Notwithstanding the foregoing, Mr. Lloyd will not be deemed to have resigned for Good Reason unless (1) Mr. Lloyd provides the Company with written notice setting forth in reasonable detail the facts and circumstances claimed by Mr. Lloyd to constitute Good Reason within sixty (60) days after the date of the occurrence of any event that Mr. Lloyd knows or should reasonably have known to constitute

Good Reason, (2) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (3) the effective date of Mr. Lloyd’s termination for Good Reason occurs no later than sixty (60) days after the expiration of the Company’s cure period.
Pursuant to the Amended and Restated Lloyd Employment Agreement, Mr. Lloyd is subject to confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including one-year post-employment non-solicitation of employees.
Letter Agreements
Thomas Englese
On June 25, 2019, the Company gave Mr. Englese an offer letter providing for his position as Chief Commercial Officer, which we refer to as the Englese Offer Letter. Mr. Englese’s employment with the Company is at-will and either party may terminate Mr. Englese’s employment at any time.
The Englese Offer Letter provides that Mr. Englese is entitled to an annual base salary of  $375,000 and an annual target bonus of forty percent (40%) of his base salary currently in effect, which shall be conditioned upon, among other things, Mr. Lloyd’s performance and the performance of the Company. Mr. Englese’s actual 2019 bonus was pro-rated based on Mr. Englese’s start date with the Company. The Englese Offer Letter also provided Mr. Englese with an initial grant of 300,000 stock options. Mr. Englese is entitled to participate in the Company’s health and welfare plans.
Pursuant to the Englese Offer Letter, upon termination of Mr. Englese’s employment by the Company with or without cause or by Mr. Englese for any reason, the Company will have no liability to Mr. Englese except to pay Mr. Englese any unpaid base salary due.
In connection with the offering, Mr. Englese will enter into an employment agreement, or the Englese Employment Agreement.
The Englese Employment Agreement provides that, Mr. Englese will be entitled to an annual base salary of  $380,600 and that Mr. Englese shall be entitle to receive an annual target bonus of forty-five percent (45%) of his base salary current in effect, which shall be conditioned upon, among other things, Mr. Englese’s performance and the performance of the Company.
The Englese Employment Agreement provides that, upon Mr. Englese’s termination of employment by the company without Cause (as defined in the Englese Employment Agreement) and upon his resignation for Good Reason (as defined in the Englese Employment Agreement), subject to Mr. Englese’s execution and non-revocation of a release of claims, Mr. Englese will be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of twelve months and (ii) payment of the company’s share of the premiums for participation in the company’s health plans pursuant to COBRA for the twelve-month period following termination. If Mr. Englese is terminated in the twelve months following a change in control, Mr. Englese will instead be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of twelve months, (ii) one hundred percent (100%) of his target annual bonus for the year in which termination occurs, (iii) payment of the remainder of premiums for participation in the company’s health plan pursuant to COBRA for the twelve-month period following termination and (iv) full acceleration of any outstanding equity awards.
Pursuant to the Englese Employment Agreement, Mr. Englese is subject to confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including one-year post-employment non-competition and non-solicitation of employees and customer provisions.
Darryl Roberts, Ph.D.
On April 25, 2016, the Company gave Dr. Roberts an offer letter providing for his position as Senior Vice President, Operations and General Manager, which we refer to as the Roberts Offer Letter. On April 2, 2018, Dr. Roberts was promoted to his current role as Executive Vice President and General Manager, Musculoskeletal Products. The Company has since changed his position title to EVP, Operations and Product Development. Dr. Roberts employment with the Company is at-will and either party may terminate Dr. Roberts’ employment at any time.
The Roberts Offer Letter provides that Dr. Roberts is entitled to an annual base salary of  $270,000 and he is eligible for an annual performance-based bonus, determined in a manner consistent with the bonus determinations for similarly-situated employees, at the discretion of management and approved by our board of directors. The Roberts Offer Letter also provided for Dr. Roberts’ initial stock option grant of 150,000 stock options. Upon Dr. Roberts’ commencement of employment as Senior Vice President, Operations and General Manager, he was entitled to relocation expenses in the amount of  $100,000. Dr. Roberts is entitled to participate in the Company’s health and welfare plans.
Pursuant to the Roberts Offer Letter, upon Dr. Roberts’ termination of employment by the Company other than for Cause, Dr. Roberts shall be entitled to severance benefits, in an amount equal to twelve (12) weeks base pay, at the rate in effect at the time of his separation. Dr. Roberts will be required to execute a release of claims in favor of the Company in order to receive his severance benefits.
“Cause” is defined in the Roberts Offer Letter as: (A) Dr. Roberts performing his duties, in the good faith opinion of the chief executive officer, in a grossly negligent or reckless manner or with willful malfeasance; (B) Dr. Roberts exhibiting habitual drunkenness or engaging in substance abuse; (C) Dr. Roberts committing any material violation of any state or federal law relating to the workplace environment (including, without limitation, laws relating to sexual harassment or age, sex or other prohibited discrimination) or any material violation of any Company policy; (D) Dr. Roberts willfully failing or refusing to perform in the usual manner at the usual time those duties which he regularly and routinely performs in connection with the business of the Company or such other duties reasonably related to the capacity in which he is employed hereunder which may be assigned to him by the chief executive officer (E) Dr. Roberts performing any material action when specifically and reasonably instructed not to do so by the chief executive officer; (F) Dr. Roberts breaching any restrictive covenant agreement for which Dr. Roberts signed at the start of his employment; (G) Dr. Roberts committing any fraud or using or appropriating for his personal use or benefit any funds, properties or opportunities of the Company not authorized by the chief executive officer to be so used or appropriated; or (H) Dr. Roberts being convicted of any felony or any other crime related to his employment or involving moral turpitude. The Company shall not be entitled to terminate Dr. Roberts for Cause unless the Company provides written notice stating in reasonable detail the basis for termination and a fifteen (15) day opportunity to cure to Dr. Roberts (unless (1) the Company reasonably determines that providing such opportunity to cure to Dr. Roberts is reasonably likely to have a material adverse effect on its business, financial condition, results of operations, prospects or assets, (2) the facts and circumstances underlying such termination are not able to be cured or (3) the Company has previously provided Dr. Roberts an opportunity to cure the applicable issue; in the case of  (1), (2) or (3), the Company may terminate Dr. Roberts without providing an opportunity to cure).
In connection with the offering, Dr. Roberts will enter into an employment agreement, or the Roberts Employment Agreement.
The Roberts Employment Agreement provides that, Dr. Roberts will be entitled to an annual base salary of  $309,000 and that Dr. Roberts shall be entitle to receive an annual target bonus of forty-five percent (45%) of his base salary current in effect, which shall be conditioned upon, among other things, Dr. Roberts’s performance and the performance of the Company.
The Roberts Employment Agreement provides that, upon Dr. Roberts’s termination of employment by the company without Cause (as defined in the Roberts Employment Agreement) and upon his resignation for Good Reason (as defined in the Roberts Employment Agreement), subject to Dr. Roberts’s execution and non-revocation of a release of claims, Dr. Roberts will be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of twelve months and (ii) payment of the company’s share of the premiums for participation in the company’s health plans pursuant to COBRA for the twelve-month period following termination. If Dr. Roberts is terminated in the twelve months following a change in control, Dr. Roberts will instead be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of twelve months, (ii) one hundred percent (100%) of his target annual bonus for the year in which termination occurs, (iii) payment of the remainder of premiums for participation in the company’s health plan pursuant to COBRA for the twelve-month period following termination and (iv) full acceleration of any outstanding equity awards.
Pursuant to the Roberts Employment Agreement, Dr. Roberts is subject to confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including one-year post-employment non-competition and non-solicitation of employees and customer provisions.

Matthew Ferguson
In addition, the Company has hired Matthew Ferguson, who will serve as the Company’s Chief Financial Officer, effective September 28, 2020. Mr. Ferguson will also enter into an employment agreement, effective upon the offering, or the Ferguson Employment Agreement.
The Ferguson Employment Agreement provides that, Mr. Ferguson will be entitled to an annual base salary of  $350,000 and that Mr. Ferguson shall be entitled to receive an annual target bonus of forty-five percent (45%) of his base salary current in effect, which shall be conditioned upon, among other things, Mr. Ferguson’s performance and the performance of the Company.
The Ferguson Employment Agreement provides that, upon Mr. Ferguson’s termination of employment by the company without Cause (as defined in the Ferguson Employment Agreement) and upon his resignation for Good Reason (as defined in the Ferguson Employment Agreement), subject to Mr. Ferguson’s execution and non-revocation of a release of claims, Mr. Ferguson will be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of twelve months and (ii) payment of the company’s share of the premiums for participation in the company’s health plans pursuant to COBRA for the twelve-month period following termination. If Mr. Ferguson is terminated in the twelve months following a change in control, Mr. Ferguson will instead be entitled to receive, in addition to any accrued amounts, (i) his annual base salary for a period of twelve months, (ii) one hundred percent (100%) of his target annual bonus for the year in which termination occurs, (iii) payment of the remainder of premiums for participation in the company’s health plan pursuant to COBRA for the twelve-month period following termination and (iv) full acceleration of any outstanding equity awards.
The Ferguson Employment Agreement also provides for Mr. Ferguson’s initial stock option grant of 81,800 stock options. The options will vest in four equal annual installments on each of the first four anniversaries of the grant date, provided that all of the options will vest in connection with a change in control while Mr. Ferguson is employed by the Company and Mr. Ferguson’s employment with the Company is terminated without Cause or Mr. Ferguson resigns with Good Reason within twelve (12) months after such change in control is consummated.
Pursuant to the Ferguson Employment Agreement, Mr. Ferguson is subject to confidentiality and assignment of intellectual property provisions, and certain restrictive covenants, including one-year post-employment non-solicitation of employees.
Equity Incentive Plans
Aziyo Biologics, Inc. 2015 Stock Option/Stock Issuance Plan
We currently maintain the 2015 Plan, as described above. On and after the closing of this offering and following the effectiveness of the 2020 Plan, no further option grants will be made under the 2015 Plan.
2020 Incentive Award Plan
In connection with the offering, we adopted the 2020 Plan under which we may grant cash and equity-based incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2020 Plan are summarized below.
Eligibility and Administration
Our employees, consultants and directors, and employees, consultants and directors of our parents and subsidiaries are eligible to receive awards under the 2020 Plan. The 2020 Plan is administered by our board of directors with respect to awards to non-employee directors and by the compensation committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of our directors and/or officers (referred to collectively as the plan administrator below), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2020 Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the 2020 Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available
The maximum number of shares of our Class A common stock available for issuance under the 2020 Plan is equal to the sum of  (i) 1,636,000 shares of our Class A common stock, (ii) any shares which as of the effective date are available for issuance under the Aziyo Biologics, Inc. 2015 Stock Option/Stock Issuance Plan, or the Prior Plan, (iii) an annual increase on the first day of each year beginning in 2021 and ending in and including 2030, equal to the lesser of  (A) 4% of the outstanding shares of all classes of our common stock on the last day of the immediately preceding fiscal year and (B) such lesser amount as determined by our board of directors; provided, however, no more than 1,636,000 shares may be issued upon the exercise of incentive stock options, or ISOs. The share reserve formula under the 2020 Plan is intended to provide us with the continuing ability to grant equity awards to eligible employees, directors and consultants for the ten-year term of the 2020 Plan.
Awards granted under the 2020 Plan, or as of the 2020 Plan’s effective date, any shares subject to an award under the Prior Plan, upon the assumption of, or in substitution for, outstanding equity awards previously granted by an entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock will not reduce the shares authorized for grant under the 2020 Plan. The maximum grant date fair value of awards granted to any non-employee director pursuant to the 2020 Plan during any calendar year is $750,000, increased to $1,000,000 in 2020 or in the fiscal year of the non-employee director’s initial service.
Awards
The 2020 Plan provides for the grant of stock options, including ISOs, and nonqualified stock options, or NSOs, restricted stock, dividend equivalents, stock payments, restricted stock units, or RSUs, other incentive awards, SARs, and cash awards. Certain awards under the 2020 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards. All awards under the 2020 Plan will be set forth in award agreements, which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations. Awards other than cash awards generally will be settled in shares of our Class A common stock, but the plan administrator may provide for cash settlement of any award. A brief description of each award type follows.
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Stock Options.   Stock options provide for the purchase of shares of our Class A common stock in the future at an exercise price set on the grant date. ISOs, by contrast to NSOs, may provide tax deferral beyond exercise and favorable capital gains tax treatment to their holders if certain holding period and other requirements of the Code are satisfied. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant stockholders), except with respect to certain substitute options granted in connection with a corporate transaction. The term of a stock option may not be longer than ten years (or five years in the case of ISOs granted to certain significant stockholders).

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SARs.   SARs entitle their holder, upon exercise, to receive from us an amount equal to the appreciation of the shares subject to the award between the grant date and the exercise date. The exercise price of a SAR may not be less than 100% of the fair market value of the underlying share on the date of grant (except with respect to certain substitute SARs granted in connection with a corporate transaction) and the term of a SAR may not be longer than ten years.

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Restricted Stock and RSUs.   Restricted stock is an award of nontransferable shares of our Class A common stock that remain forfeitable unless and until specified conditions are met, and which may be subject to a purchase price. RSUs are contractual promises to deliver shares of our Class A common stock in the future, which may also remain forfeitable unless and until specified conditions are met. Delivery of the shares underlying RSUs may be deferred under the terms of the award or at the election of the participant, if the plan administrator permits such a deferral.

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Stock Payments, Other Incentive Awards and Cash Awards.   Stock payments are awards of fully vested shares of our Class A common stock that may, but need not, be made in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. Other incentive awards are awards other than those enumerated in this summary that are denominated in, linked to or derived from shares of our Class A common stock or value metrics related to our shares, and may remain forfeitable unless and until specified conditions are met. Cash awards are cash incentive bonuses subject to performance goals.
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Dividend Equivalents.   Dividend equivalents represent the right to receive the equivalent value of dividends paid on shares of our Class A common stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are credited as of dividend record dates during the period between the date an award is granted and the date such award vests, is exercised, is distributed or expires, as determined by the plan administrator.

Vesting
Vesting conditions determined by the plan administrator may apply to each award and may include continued service, performance and/or other conditions.
Certain Transactions
The plan administrator has broad discretion to take action under the 2020 Plan, as well as make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Class A common stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations and other corporate transactions. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the plan administrator will make equitable adjustments to the 2020 Plan and outstanding awards. In the event of a “change in control” of the company (as defined in the 2020 Plan), to the extent that the surviving entity declines to continue, convert, assume or replace outstanding awards, then the plan administrator may provide that all such awards will terminate in exchange for cash or other consideration, or become fully vested and exercisable in connection with the transaction. Upon or in anticipation of a change in control, the plan administrator may cause any outstanding awards to terminate at a specified time in the future and give the participant the right to exercise such awards during a period of time determined by the plan administrator in its sole discretion. Individual award agreements may provide for additional accelerated vesting and payment provisions.
Foreign Participants
The plan administrator may modify award terms, establish subplans and/or adjust other terms and conditions of awards, subject to the share limits described above, in order to facilitate grants of awards subject to the laws and/or stock exchange rules of countries outside of the United States. The 2020 Plan will include an appendix for Israeli taxpayers pursuant to which tax-qualified options may be granted to eligible employees under Section 102 of the Israeli Income Tax Ordinance.
Claw-Back Provisions, Transferability, and Participant Payments
All awards will be subject to the provisions of any claw-back policy implemented by us to the extent set forth in such claw-back policy and/or in the applicable award agreement. With limited exceptions for estate planning, domestic relations orders, certain beneficiary designations and the laws of descent and distribution, awards under the 2020 Plan are generally non-transferable, and are exercisable only by the participant. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2020 Plan, the plan administrator may, in its discretion, accept cash or check, provide for net withholding of shares, allow shares of our Class A common stock that meet specified conditions to be repurchased, allow a “market sell order” or such other consideration as it deems suitable.
Plan Amendment and Termination
Our board of directors may amend or terminate the 2020 Plan at any time; however, except in connection with certain changes in our capital structure, stockholder approval will be required for any amendment that increases the number of shares available under the 2020 Plan. No award may be granted pursuant to the 2020 Plan after the tenth anniversary of the earlier of  (i) the date on which our board of directors adopts the 2020 Plan and (ii) the date on which our stockholders approve the 2020 Plan.

2020 Employee Stock Purchase Plan
Effective the day prior to the first public trading date of our Class A common stock, we adopted the 2020 Employee Stock Purchase Plan, or the 2020 ESPP, the material terms of which are summarized below.
The 2020 ESPP is comprised of two distinct components in order to provide increased flexibility to grant options to purchase shares under the 2020 ESPP to U.S. and to non-U.S. employees. Specifically, the 2020 ESPP authorizes (1) the grant of options to U.S. employees that are intended to qualify for favorable U.S. federal tax treatment under Section 423 of the Code, or the Section 423 Component, and (2) the grant of options that are not intended to be tax-qualified under Section 423 of the Code to facilitate participation for employees located outside of the U.S. who do not benefit from favorable U.S. federal tax treatment and to provide flexibility to comply with non-U.S. law and other considerations, or the Non-Section 423 Component. Where permitted under local law and custom, we expect that the Non-Section 423 Component will generally be operated and administered on terms and conditions similar to the Section 423 Component.
Shares Available for Awards; Administration.   A total of 143,150 shares of our Class A common stock will initially be reserved for issuance under the 2020 ESPP. In addition, the number of shares available for issuance under the 2020 ESPP will be annually increased on January 1 of each calendar year beginning in 2021 and ending in and including 2030, by an amount equal to the lesser of  (A) 1% of the shares outstanding on the final day of the immediately preceding calendar year and (B) such smaller number of shares as is determined by our board of directors, provided that no more than 143,150 shares of our Class A common stock may be issued under the Section 423 Component. Our board of directors or a committee of our board of directors will administer and will have authority to interpret the terms of the 2020 ESPP and determine eligibility of participants. We expect that the compensation committee will be the initial administrator of the 2020 ESPP.
Eligibility.   We expect that all of our employees will be eligible to participate in the 2020 ESPP. However, an employee may not be granted rights to purchase stock under our 2020 ESPP if the employee, immediately after the grant, would own (directly or through attribution) stock possessing 5% or more of the total combined voting power or value of all classes of our stock.
Grant of Rights.   Stock will be offered under the 2020 ESPP during offering periods. The length of the offering periods under the 2020 ESPP will be determined by the plan administrator and may be up to twenty-seven months long. Employee payroll deductions will be used to purchase shares on each purchase date during an offering period. The purchase dates for each offering period will be the final trading day in the offering period. Offering periods under the 2020 ESPP will commence when determined by the plan administrator. The plan administrator may, in its discretion, modify the terms of future offering periods. In non-U.S. jurisdictions where participation in the 2020 ESPP through payroll deductions is prohibited, the plan administrator may provide that an eligible employee may elect to participate through contributions to the participant’s account under the 2020 ESPP in a form acceptable to the 2020 ESPP administrator in lieu of or in addition to payroll deductions.
The 2020 ESPP permits participants to purchase Class A common stock through payroll deductions of up to a specified percentage of their eligible compensation. The plan administrator will establish a maximum number of shares that may be purchased by a participant during any offering period. In addition, no employee will be permitted to accrue the right to purchase stock under the Section 423 Component at a rate in excess of  $25,000 worth of shares during any calendar year during which such a purchase right is outstanding (based on the fair market value per share of our Class A common stock as of the first day of the offering period).
On the first trading day of each offering period, each participant will automatically be granted an option to purchase shares of our Class A common stock. The option will expire at the end of the applicable offering period, and will be exercised at that time to the extent of the payroll deductions accumulated during the offering period. The purchase price of the shares, in the absence of a contrary designation, will be 85% of the lower of the fair market value of our Class A common stock on the first trading day of the offering period or on the purchase date. Participants may voluntarily end their participation in the 2020 ESPP at any time during a specified period prior to the end of the applicable offering period, and will be paid their accrued payroll deductions that have not yet been used to purchase shares of Class A common stock. Participation ends automatically upon a participant’s termination of employment.

A participant may not transfer rights granted under the 2020 ESPP other than by will or the laws of descent and distribution, and are generally exercisable only by the participant.
Certain Transactions.   In the event of certain non-reciprocal transactions or events affecting our Class A common stock, the plan administrator will make equitable adjustments to the 2020 ESPP and outstanding rights. In the event of certain unusual or non-recurring events or transactions, including a change in control, the plan administrator may provide for (1) either the replacement of outstanding rights with other rights or property or termination of outstanding rights in exchange for cash, (2) the assumption or substitution of outstanding rights by the successor or survivor corporation or parent or subsidiary thereof, if any, (3) the adjustment in the number and type of shares of stock subject to outstanding rights, (4) the use of participants’ accumulated payroll deductions to purchase stock on a new purchase date prior to the next scheduled purchase date and termination of any rights under ongoing offering periods or (5) the termination of all outstanding rights.
Plan Amendment.   The plan administrator may amend, suspend or terminate the 2020 ESPP at any time. However, stockholder approval will be obtained for any amendment that increases the aggregate number or changes the type of shares that may be sold pursuant to rights under the 2020 ESPP or changes the corporations or classes of corporations whose employees are eligible to participate in the 2020 ESPP.
IPO Awards.   In connection with the offering, the Company will grant its named executive officers each a stock option grant and a grant of restricted stock units, pursuant to the terms of the 2020 Plan and individual award agreements to be entered into with each named executive officer. Mr. Lloyd will receive 181,783 stock options and 100,425 restricted stock units. Mr. Englese will receive 33,488 stock options and 13,890 restricted stock units. Dr. Roberts will receive 50,083 stock options and 11,112 restricted stock units. Certain other members of our leadership team will receive grants as well. The options will be incentive stock options to the maximum extent permissible by law and will vest in four equal annual installments on each of the first four anniversaries of the grant date and the restricted stock units will vest in full on the third anniversary of the grant date, provided that for both the options and the restricted stock units, each named executive officer continues to be employed by the Company on such date. All restricted stock units will vest in connection with a change in control. All options will vest if the named executive officer’s employment with the Company is terminated without Cause or the named executive officer resigns with Good Reason within twelve (12) months after such change in control is consummated, provided, that, for Mr. Lloyd, his options will also accelerate if he is terminated without Cause or he resigns for Good Reason in the three months prior to a change in control.
Director Compensation
None of our directors for fiscal year 2019 received any compensation for their services.
Non-Employee Director Compensation Policy
In connection with the consummation of this offering, we will implement a policy pursuant to which each non-employee director will receive an annual director fee of  $40,000 as well as an additional annual fee of  $30,000 for service as our chairman, $20,000 for service as the chair of our audit committee and an additional annual fee of  $10,000 for service (other than as chair) on our audit committee, each earned on a quarterly basis. Each director will also receive an annual equity award with a grant date value of $81,000 which will vest in full on the date of our annual shareholder meeting immediately following the date of grant, subject to the nonemployee director continuing in service through such meeting date. The award is further subject to accelerated vesting upon a change in control (as defined in the 2020 Plan).

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
The following includes a summary of transactions since January 1, 2017 to which we have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Preferred Stock Financings
In May 2017, we issued and sold to investors in a private placement 12 million shares of our Series A convertible preferred stock at a price per share of  $1.00, for aggregate consideration of approximately $12.0 million. Between July 2018 and September 2020, we issued and sold to investors in additional private placements an aggregate of 18,539,427 million additional shares of our Series A convertible preferred stock at a price per share of  $1.00, for aggregate consideration of approximately $18.5 million.
The following table sets forth the aggregate number of shares of our capital stock acquired by our directors, executive officers and beneficial owners of more than 5% of our capital stock in the financing transactions described above. Each share of our Series A convertible preferred stock will convert into 0.071659417 shares of Class A common stock upon the closing of this offering.
Participants	Shares of Series A Preferred Stock	Aggregate Purchase Price
		(in thousands)
5% or Greater Stockholders(1)
Deerfield	14,134,536	$14,135(2)
HighCape Partners QP and affiliates(3)	15,508,977	$15,509(4)
Directors and Executive Officers
Ronald Lloyd	111,788	$112

(1)
Additional details regarding these stockholders and their equity holdings are provided in this prospectus under the caption “Principal Stockholders.”

(2)
A portion of the consideration paid for these shares was funded through the conversion of the aggregate principal amount of and accrued interest on the 2020 Bridge Notes held by Deerfield.

(3)
Messrs. Kevin Rakin and W. Matthew Zuga, members of our board of directors, are associated with HighCape Partners QP and affiliated stockholders.

(4)
A portion of the consideration paid for these shares was funded through the conversion of the aggregate principal amount of and accrued interest on the 2019 Bridge Notes (as defined below) and the 2020 Bridge Notes held by HighCape Partners QP and HighCape Partners. See “— Convertible Bridge Notes.”

Exchange Agreement
In September 2020, we entered into an exchange agreement with Deerfield, pursuant to which we issued to Deerfield 18,384,536 shares of our Series A-1 convertible preferred stock in exchange for an equal number of shares of Series A convertible preferred stock. Each share of our Series A-1 convertible preferred stock will convert into 0.071659417 shares of Class B common stock upon the closing of this offering.
Convertible Bridge Notes
In November 2019, we entered into a bridge note purchase agreement pursuant to which we issued $750,000 in aggregate principal amount of convertible promissory notes, which we refer to as the 2019 Bridge Notes, to HighCape Partners QP and HighCape Partners. The 2019 Bridge Notes had a maturity date of October 16, 2024 and accrued interest at a rate of 5% per year. The aggregate principal amount of, and accrued interest on, the 2019 Bridge Notes automatically converted into shares of our Series A convertible preferred stock at a conversion price of  $1.00 per share upon the closing of our Series A convertible preferred stock financing in December 2019, resulting in the issuance of 754,315 shares of Series A convertible preferred stock to HighCape Partners QP and HighCape Partners.

In April 2020, we entered into an additional bridge note purchase agreement pursuant to which we issued approximately $2.0 million in aggregate principal amount of convertible promissory notes, which we refer to as the 2020 Bridge Notes, to HighCape Partners QP (which purchased approximately $1.6 million in aggregate principal amount), HighCape Partners (which purchased $21,555 in aggregate principal amount) and Deerfield (which purchased approximately $0.4 million in aggregate principal amount). The 2020 Bridge Notes had a maturity date of on April 1, 2025 and accrued interest at a rate of 5% per year. The aggregate principal amount of, and accrued interest on, the 2020 Bridge Notes automatically converted into shares of our Series A convertible preferred stock at a conversion price of $1.00 per share upon the closing of our Series A convertible preferred stock financing in September 2020, resulting in the issuance of 1,632,393 shares of Series A convertible preferred stock to HighCape Partners QP, 21,981 shares of Series A convertible preferred stock to HighCape Partners and 385,053 shares of Series A convertible preferred stock to Deerfield.
Transactions with HighCape Partners QP and its Affiliates
Management Services Agreement
In January 2016, we entered into a management services agreement with HighCape Partners Management, L.P., or HighCape Management, an affiliate of HighCape Partners QP, pursuant to which HighCape Management agreed to provide certain strategic, operational and management consulting services to us in exchange for a one-time fee of  $125,000 and an annual fee of  $250,000. In addition, we agreed to reimburse HighCape Management for all reasonable out-of-pocket costs and expenses incurred in connection with its services under the management services agreement, and also agreed to indemnify HighCape Management and its affiliates from and against any and all actions, causes of action, claims, suits, losses, liabilities and damages, and costs and expenses, including without limitation reasonable attorneys’ fees and disbursements, in each case, relating to or arising out of the services contemplated in the management services agreement or arising from or in connection with the performance of any such services under the management services agreement. The management services agreement has an indefinite term and will terminate automatically immediately prior to the consummation of any sale transaction, including our initial public offering.
Pursuant to the management services agreement, we incurred fees of  $250,000 per year for each of the years ended December 31, 2017, 2018 and 2019, respectively, and fees of  $125,000 for the six months ended June 30, 2020.
Advisory Fee
In connection with the CorMatrix Acquisition in May 2017, we agreed to pay HighCape Management a one-time advisory fee of  $750,000. The advisory fee was payable upon the first to occur of any sale transaction (as defined in our certificate of incorporation, as currently in effect) and the closing of this offering. In September 2020, our obligation in respect of this fee was extinguished in connection with the issuance of 375,000 shares of Series A convertible preferred stock to HighCape Capital, L.P.
Common Stock Warrant
In March 2017, we issued a warrant (which we refer to throughout this prospectus as the Common Stock Warrant) to purchase up to an aggregate of 137,806 shares of our Class A common stock at an exercise price of  $5.442411 per share to HighCape Partners QP as partial consideration for a $5.0 million letter of credit HighCape Partners QP provided as security to the lender under our then-existing revolving credit facility. The Common Stock Warrant provides that it is exercisable for a number of shares of our Class A common stock equal to the product of  (x) 137,806 and (y) the quotient of  (i) the lesser of 36 and the number of calendar months ended between the date it was issued and the date the letter of credit is terminated, and (ii) 36, provided that it will become exercisable for the maximum number of underlying shares in the event the letter of credit is partially or fully drawn upon. The letter of credit was terminated in May 2017 without being drawn upon and, as a result, the Common Stock Warrant became exercisable for 7,656 shares of our Class A common stock. Unless earlier exercised, the Common Stock Warrant will expire upon the closing of this offering.

Transactions with KeraLink and its Affiliates
Settlement Agreement
In August 2015, we entered into a contribution agreement with TBI (now KeraLink), or the Contribution Agreement, pursuant to which all of the assets and substantially all of the liabilities of its musculoskeletal division were subsequently contributed to us in exchange for 19,499,999 shares of our Series A convertible preferred stock (which were sold to HighCape Partners QP and its affiliates and Deerfield) and 465,786 shares of our Class A common stock. The Contribution Agreement provided for a guaranteed amount of working capital on our balance sheet following such transactions.
In April 2018, in order to resolve certain disputes we had with KeraLink related to the transactions described above, we entered into a settlement agreement and general release, or the Settlement Agreement, with KeraLink providing for, among other things, the settlement and release of certain potential claims between KeraLink and us in connection with such disputes. The Settlement Agreement provided for an initial cash payment to us of  $0.09 million and the forgiveness of a $0.31 million intercompany balance owed by us to KeraLink as of the date of the Settlement Agreement. In addition, KeraLink agreed, upon the occurrence of certain liquidity events, to make certain payments to us in an aggregate amount of up to $0.55 million. Such liquidity events include (1) any sale, transfer or other disposition by KeraLink of shares of our common stock (upon which KeraLink agreed to pay us an amount of cash equal to the difference between the cash received by KeraLink from such sale, transfer or other disposition less its disposition costs); (2) the date that is 180 days after all shares of our common stock held by KeraLink are registered pursuant to a registration statement under the Securities Act, listed on a U.S. national securities exchange and not subject to any contractual transfer restrictions other than customary arrangements for a registered secondary sale of stock, provided that KeraLink has not yet made the Unregistered Maturity Payment (as defined below) (upon which KeraLink agreed to pay us an amount of cash equal to the lesser of  (x) the difference between $0.55 million and all applicable payments previously made as of such date and (y) the fair market value of the shares of common stock owned by KeraLink as of such date, which amount is referred to as the Registered Maturity Payment); and (3) the date that is one year after the date on which we first advise KeraLink in writing that it is not an “affiliate” of ours under Rule 144 under the Securities Act, provided our common stock is registered under the Exchange Act and listed on a national securities exchange, and provided further, that KeraLink has not yet made the Registered Maturity Payment (upon which KeraLink agreed to pay us an amount of cash equal to the lesser of  (x) the difference between $0.55 million and all applicable payments previously made as of such date and (y) the fair market value of the shares of common stock owned by KeraLink as of such date, which amount is referred to as the Unregistered Maturity Payment).
KeraLink has the right to pay any or all amounts that remain due under the Settlement Agreement by tendering shares of its common stock to us. In addition, as security for KeraLink’s payment and performance under the Settlement Agreement, KeraLink granted to us a lien on the 6,499,999 shares of common stock owned by KeraLink on the date of the Settlement Agreement.
Lease Agreement
In November 2015, we entered into a lease agreement with KeraLink with respect to our Richmond, California facility. In July 2017, the facility was sold to an unrelated third party that assumed KeraLink’s obligations under the lease agreement. We made aggregate payments of approximately $0.5 million and $0.06 million to KeraLink under the lease agreement during the years ended December 31, 2017 and 2018, respectively.
Investor Rights Agreement
We entered into a second amended and restated investors’ rights agreement, or the Investor Rights Agreement, in September 2020, with each holder of our Series A convertible preferred stock and Series A-1 preferred stock and certain other investors, including each holder of more than 5% of our capital stock, which entities are also related to certain of our directors. The agreement provides for certain registration rights relating to the registrable shares held by such holders. See “Description of Capital Stock — Registration Rights” for additional information.

Employment Agreements
We have entered into employment agreements with certain of our named executive officers. For more information regarding the agreements with our named executive officers, see “Executive and Director Compensation — Executive Compensation Arrangements — Employment Agreements.”
Indemnification Agreements
We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. For further information,
Stock Option Grants to Executive Officers and Directors
We have granted stock options to our executive officers and one of our directors as more fully described in the section entitled “Executive and Director Compensation.”
Participation in This Offering
Certain of our existing stockholders, including entities affiliated with certain of our directors, have indicated an interest in purchasing an aggregate of approximately $20 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any or all of these stockholders, or any or all of these stockholders may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other shares sold to the public in this offering. To the extent shares of common stock offered hereby are purchased by entities affiliated with Deerfield, such shares will be issued in the form of Class B common stock that will be convertible into an equivalent number of shares of our Class A common stock. The public offering price of and underwriting discount on such shares of Class B common stock will be identical to the shares of Class A common stock otherwise offered hereby.
Policies and Procedures for Related Person Transactions
Our board of directors has adopted a written related person transaction policy setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will provide that the audit committee approve or ratify, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships (subject to certain exceptions provided under Item 404 of Regulation S-K under the Securities Act), in which we were or our subsidiaries are to be a participant, where the amount involved exceeds $120,000 (or, for or so long as we qualify as a “smaller reporting company” as defined under the Exchange Act, where the amount exceeds the lesser of (1) $120,000 or (2) 1% of the average of our total assets at year end for the last two completed fiscal years) and a “related person” had, has or will have a direct or indirect material interest. In reviewing and approving or ratifying any such transactions, our audit committee is responsible for reviewing the relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm’s length dealing with an unrelated third party and the extent of the related person’s interest in the transaction. It is our policy that no director participate in the approval or ratification of a related person transaction as to which he or she is a “related person” or otherwise has an interest. All of the transactions described in this section occurred prior to the effectiveness of this policy.

PRINCIPAL STOCKHOLDERS
The following table sets forth information with respect to the beneficial ownership of our common stock, as of August 31, 2020 by:
•
each person or group of affiliated persons known by us to beneficially own more than 5% of our Class A common stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to any applicable community property laws.
Percentage ownership of our common stock before this offering is based on 4,885,855 shares of Class A common stock and 2,398,868 shares of Class B common stock outstanding as of August 31, 2020, after giving effect to (i) the automatic conversion of all outstanding shares of our Series A convertible preferred stock into an aggregate of 2,295,245 shares of our Class A common stock and of all outstanding shares of our Series A-1 convertible preferred stock into an aggregate of 1,317,425 shares of our Class B common stock, in each case, upon the closing of this offering, (ii) the issuance of an aggregate of 1,884,107 shares of our Class A common stock and 1,081,443 shares of our Class B common stock to the holders of our Series A convertible preferred stock and Series A-1 convertible preferred stock, respectively, in respect of a liquidation preference payable to such holders in kind immediately prior to the closing of this offering, (iii) the assumed net exercise of the Common Stock Warrant prior to the closing of this offering, which will result in the issuance of 5,204 shares of our Class A common stock, (iv) the assumed gross exercise, for an aggregate exercise price of approximately $0.4 million, of our Preferred Stock Warrants, which, assuming the automatic conversion of the shares of Series A preferred stock issued pursuant to such exercise into shares of Class A common stock, will result in the issuance of 29,021 shares of our Class A common stock in respect of such conversion and an additional 23,822 shares of Class A common stock in respect of the liquidation preference payable in kind to holders of our Series A preferred stock immediately prior to the closing of this offering, (v) the issuance and sale of an aggregate of  (x) 5,039,427 shares of our Series A convertible preferred stock, including 2,039,427 shares of our Series A convertible preferred stock issued upon the conversion of approximately $2.0 million in aggregate principal amount of the 2020 Bridge Notes, together with accrued and unpaid interest thereon, and (y) 375,000 shares of our Series A convertible preferred stock to an affiliate of HighCape Partners in exchange for the extinguishment of our obligation to pay an advisory fee, in each case, in September 2020, and (vi) the filing and effectiveness of our current certificate of incorporation effecting a reclassification of our then outstanding common stock to Class A common stock and authorizing our Series A-1 convertible preferred stock and our Class B common stock and the issuance to Deerfield of 18,384,536 shares of Series A-1 convertible preferred stock in exchange for an equal number of shares of Series A convertible preferred stock pursuant to an exchange agreement, in each case, in September 2020, in the case of each of clauses (i) through (vi) above, as described elsewhere in this prospectus. Percentage ownership of our common stock after this offering is based on 7,091,737 shares of Class A common stock and 3,134,162 shares of Class B common stock outstanding as of August 31, 2020, after giving effect to further effect to our issuance of 2,205,882 shares of our Class A common stock and 735,294 shares of Class B common stock, in each case, in this offering. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of common stock subject to options held by such person that are currently exercisable or will become exercisable within 60 days of August 31, 2020 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is 12510 Prosperity Drive, Suite 370, Silver Spring, MD 20904.

Certain of our existing stockholders, including entities affiliated with certain of our directors, have indicated an interest in purchasing an aggregate of approximately $20 million in shares of our common stock in this offering at the initial public offering price. However, because indications of interest are not binding agreements or commitments to purchase, the underwriters may determine to sell more, fewer or no shares in this offering to any or all of these stockholders, or any or all of these stockholders may determine to purchase more, fewer or no shares in this offering. The underwriters will receive the same underwriting discount on any shares purchased by these stockholders as they will on any other shares sold to the public in this offering. The following table does not reflect any such potential purchases by these existing stockholders or their affiliated entities. If any shares are purchased by these stockholders, the number of shares of common stock beneficially owned after this offering and the percentage of common stock beneficially owned after this offering would increase from that set forth in the table below. To the extent shares of common stock offered hereby are purchased by entities affiliated with Deerfield, such shares will be issued in the form of Class B common stock that will be convertible into an equivalent number of shares of our Class A common stock. The public offering price of and underwriting discount on such shares of Class B common stock will be identical to the shares of Class A common stock otherwise offered hereby.
		Beneficial Ownership Prior to Offering		Beneficial Ownership After Offering
Name of Beneficial Owner	Number of Shares of Class A Common Stock Owned(1)	Percentage of Class A Common Stock Owned	Percentage of Class A and Class B Common Stock Owned	Percentage of Class A Common Stock Owned	Percentage of Class A and Class B Common Stock Owned After Offering
5% or Greater Stockholders(2)
HighCape Partners and affiliates(3)	4,067,655	83.17%	55.80%	57.36%	39.78%
KeraLink International, Inc.(4)	465,786	9.53%	6.39%	6.57%	4.55%
Named Executive Officers and Directors
Ronald Lloyd(5)	103,143	2.07%	1.40%	1.44%	*
Thomas Englese(6)	5,374	*	*	*	*
Darryl Roberts, Ph.D.(7)	14,690	*	*	*	*
Kevin Rakin(3)(8)	3,341,073	68.38%	45.86%	47.11%	32.67%
Maybelle Jordan	—	—	—	—	—
Brigid A. Makes	—	—	—	—	—
C. Randal Mills, Ph.D	—	—	—	—	—
W. Matthew Zuga(3)	4,067,655	83.25%	55.84%	57.36%	39.78%
All executive officers and directors as a group (10 individuals)(9)	4,216,131	86.25%	57.86%	59.45%	41.22%

*
Less than 1%.

(1)
None of the below holders own any Class B common stock.

(2)
Deerfield is not included in this table as a 5% or greater stockholder because all of Deerfield’s beneficial ownership interest is held in the form of our Class B common stock. As a holder of our Class B common stock, Deerfield will only have the right to convert each share of our Class B common stock into one share of Class A common stock at its election to the extent that as a result of such conversion, it would not beneficially own in excess of 4.9% of any class of our securities registered under the Exchange Act. Following the closing of this offering, after giving effect to the pro forma adjustments described above, Deerfield will beneficially own 2,398,868 shares of our Class B common stock, representing 23.46% of our total outstanding common stock, without giving effect to any additional shares of our Class B common stock that Deerfield may purchase in this offering.

(3)
Consists of  (i) 43,255 shares of Class A common stock held by HighCape Partners, L.P. (ii) 3,211,838 shares of Class A common stock and 5,204 shares of Class A common stock issuable upon net exercise of the Common Stock Warrant, in each case, held by HighCape Partners QP, L.P., (iii) 499,145 shares of Class A common stock held by HighCape Co-Investment Vehicle I, LLC, (iv) 259,282 shares of Class A common stock held by HighCape Co-Investment Vehicle II, LLC and (v) 48,931 shares of Class A common stock held by HighCape Capital, L.P. Kevin Rakin and W. Matthew Zuga, members of our board of directors, are the managing members of HighCape Partners GP, LLC, which in turn is the general partner of HighCape Partners GP, L.P., which in turn is the general partner of each of HighCape Partners, L.P. and HighCape Partners QP, L.P. Mr. Rakin and Mr. Zuga are the managing members of HighCape Capital, LLC, which in turn is the general partner of HighCape Capital, L.P. Each of Mr. Rakin, Mr. Zuga, HighCape Partners GP, LLC and HighCape Partners GP, L.P. may be deemed to beneficially own the securities held by HighCape Partners, L.P. and HighCape Partners QP, L.P., and each of Mr. Rakin, Mr. Zuga and HighCape Capital, LLC may be deemed to beneficially own the securities held by HighCape Capital, L.P. In addition, Mr. Zuga is the managing member of each of HighCape Co-Investment Vehicle I, LLC and HighCape Co-Investment Vehicle II, LLC and may be deemed to beneficially own the securities held by such entities. The address of HighCape Partners, L.P., HighCape Capital, L.P., HighCape Partners QP, L.P., HighCape Co-Investment Vehicle I, LLC and HighCape Co-Investment Vehicle II, LLC is 452 5th Avenue, 21st Floor, New York, NY 10018.
(4)
Investment decisions with respect to the shares of Class A common stock held of record by KeraLink are made by a nine-person board of directors consisting of Douglas J. Furlong, Ellen Koo, Mark Jensen, C. Thomas Vangsness, Jr., Roberto Pineda II, Sonya Hadrigan, Bryan M. Vossekuil, Christopher Helmrath and Pamela Hall. Decisions of KeraLink’s board of directors are made by majority vote and, as a result, no director acting alone has the ability to exercise voting or investment power with regard to these shares. Such shares of Class A common stock are pledged as security for KeraLink’s payment and performance obligations under the Settlement Agreement. See “Certain Relationships and Related Party Transactions — Transactions with KeraLink and its Affiliates — Settlement Agreement.” The address of KeraLink is 300 East Lombard Street, Suite 1510, Baltimore, MD 21202.

(5)
Consists of  (i) 14,586 shares of Class A common stock and (ii) 88,557 options to purchase shares of Class A common stock that are or will be immediately exercisable within 60 days of August 31, 2020.

(6)
Consists of options to purchase shares of Class A common stock that are or will be immediately exercisable within 60 days of August 31, 2020.

(7)
Consists of options to purchase shares of Class A common stock that are or will be immediately exercisable within 60 days of August 31, 2020.

(8)
Consists of  (i) 3,309,228 shares of Class A common stock held by HighCape Partners, L.P., HighCape Partners QP, L.P. and HighCape Capital, L.P., and (ii) 31,845 shares of Class A common stock held by the Kevin L. Rakin Irrevocable Trust. Mr. Rakin disclaims beneficial ownership over the shares held by the Kevin L. Rakin Irrevocable Trust.

(9)
Consists of  (i) 4,107,510 shares of Class A common stock and (ii) 108,621 options to purchase shares of Class A common stock that are or will be immediately exercisable within 60 days of August 31, 2020.

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes some of the terms of our Post-IPO Certificate of Incorporation and Post-IPO Bylaws that will become effective upon the closing of this offering, the Investor Rights Agreement and the DGCL. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description, you should refer to our Post-IPO Certificate of Incorporation, Post-IPO Bylaws and the Investor Rights Agreement, copies of which have been or will be filed as exhibits to the registration statement of which this prospectus is a part, as well as the relevant provisions of the DGCL. The description of our common stock and preferred stock reflects changes to our capital structure that will occur upon the closing of this offering.
Following the closing of this offering, our authorized capital stock will consist of 200,000,000 shares of Class A common stock, par value $0.001 per share, 20,000,000 shares of Class B common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share.
As of August 31, 2020, there were 648,456 shares of our Class A common stock outstanding, no shares of our Class B common stock outstanding, 2,295,245 shares of our Class A common stock issuable upon the automatic conversion of all outstanding shares of our Series A convertible preferred stock in connection with this offering, 1,884,107 additional shares of our Class A common stock issuable in respect of a liquidation preference payable in kind to holders of our Series A convertible preferred stock in connection with this offering, 1,317,425 shares of Class B common stock issuable upon the automatic conversion of all outstanding shares of Series A-1 convertible preferred stock in connection with this offering and 1,081,443 additional shares of our Class B common stock issuable in respect of a liquidation preference payable in kind to holders of our Series A-1 convertible preferred stock in connection with this offering, after giving effect to the filing and effectiveness of our current certificate of incorporation effecting a reclassification of our then outstanding common stock to Class A common stock and authorizing our Series A-1 convertible preferred stock and our Class B common stock and the issuance to Deerfield of 18,384,536 shares of Series A-1 convertible preferred stock in exchange for an equal number of shares of Series A convertible preferred stock pursuant to an exchange agreement, in each case, in September 2020, held of record by 12 stockholders.
Class A Common Stock and Class B Common Stock
Holders of our Class A common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. An election of directors by our stockholders shall be determined by a plurality of the votes cast by the stockholders entitled to vote on the election. Subject to the supermajority votes for some matters, other matters shall be decided by the affirmative vote of our stockholders having a majority in voting power of the votes cast by the stockholders present or represented and voting on such matter. Our Post-IPO Certificate of Incorporation and Post-IPO Bylaws also provide that our directors may be removed only for cause and only by the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon. In addition, the affirmative vote of the holders of at least two-thirds in voting power of the outstanding shares of capital stock entitled to vote thereon is required to amend or repeal, or to adopt any provision inconsistent with, several of the provisions of our Post-IPO Certificate of Incorporation. See below under “— Anti-Takeover Effects of Delaware Law and Our Post-IPO Certificate of Incorporation and Post-IPO Bylaws — Amendment of Charter Provisions.”
Holders of our Class B common stock have identical rights to holders of our Class A common stock as set forth in the preceding paragraph, other than as follows: (i) except as otherwise expressly provided in our Post-IPO Certificate of Incorporation or as required by applicable law, on any matter that is submitted to a vote by our stockholders, while holders of our Class A common stock are entitled to one vote per share of Class A common stock, holders of our Class B common stock are not entitled to any votes per share of Class B common stock, including for the election of directors, and (ii) while holders of our Class A common stock have no conversion rights, holders of our Class B common stock shall have the right to convert each share of our Class B common stock into one share of Class A common stock at such holder’s election, provided that as a result of such conversion, such holder would not beneficially own in excess of 4.9% of any class of our securities registered under the Exchange Act. Accordingly, the holders of a majority of the outstanding shares of Class A common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.
Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.
In the event of our liquidation or dissolution, the holders of common stock are entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, validly issued, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.
Preferred Stock
Under the terms of our Post-IPO Certificate of Incorporation, our board of directors is authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.
The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.
Warrants
As of August 31, 2020, we had a warrant to purchase up to 7,656 shares of our Class A common stock outstanding with an exercise price of  $5.44 per share, which we refer to as the Common Stock Warrant, and warrants to purchase an aggregate of up to 405,000 shares of our Series A convertible preferred stock outstanding, each having an exercise price of  $1.00 per share, which we refer to collectively as the Preferred Stock Warrants. These warrants may be exercised at any time and from time to time, in whole or in part. Unless earlier exercised, the Common Stock Warrant and the Preferred Stock Warrants will terminate upon the closing of this offering.
Options and Restricted Stock Units
As of August 31, 2020, options to purchase 288,156 shares of our Class A common stock were outstanding under our 2015 Plan, of which 172,605 were vested and exercisable as of that date. In addition, options to purchase 161,146 shares of our Class A common stock and restricted stock units covering 152,050 shares of our Class A common stock, in each case, will be granted in connection with this offering under our 2020 Plan, which became effective in connection with this offering, to certain of our executive officers, employees and consultants, at an exercise price per share equal to the initial public offering price in this offering.
Registration Rights
Holders of 7,102,053 shares of our common stock (including shares of our Class A common stock issuable upon the conversion of our Series A convertible preferred stock and Class B Common Stock and shares of our Class B Common Stock issuable upon conversion of our Series A-1 convertible preferred stock) are entitled to certain rights with respect to the registration of their “registrable shares” for public resale under the Securities Act, pursuant to the Investor Rights Agreement, until such rights otherwise terminate pursuant to the terms of the Investor Rights Agreement. The registration of shares of common stock as a result of the following rights being exercised would enable holders to trade these shares without restriction under the Securities Act when the applicable registration statement is declared effective.
Form S-1 Registration Rights
If at any time beginning six months after the effective date of this offering the holders of at least 75% of the registrable shares then outstanding (other than certain holders specifically excluded for purposes of this calculation), or the Required Holders, request in writing that we effect a registration of registrable shares, we will be required to give prompt written notice of such request to all other holders of registrable shares and to effect a registration on Form S-1 with respect to all registrable shares we are requested by such holders to register, subject to certain exceptions and limitations. We are obligated to effect at most two registrations in response to these demand registration rights. If the holders requesting registration intend to distribute their shares by means of an underwritten offering, we will be permitted to exclude certain registrable shares from registration on the good faith advice of the managing underwriter that marketing factors so require.
Piggyback Registration Rights
If at any time we propose to register any shares of our common stock under the Securities Act, subject to certain exceptions, the holders of registrable shares will be entitled to notice of the registration and to request that we include their registrable shares in such registration. If our proposed registration involves an underwritten offering, we will be permitted to exclude certain registrable shares from registration on the good faith advice of the managing underwriter that market factors so require.
Form S-3 Registration Rights
If, at any time after we become eligible under the Securities Act to register our shares on a registration statement on Form S-3, the Required Holders request that we effect a registration with respect to registrable shares having an aggregate price to the public in the offering of at least $2.5 million, we will be required to give prompt written notice of such request to all other holders of registrable shares and to use commercially reasonable efforts to effect, as expeditiously as possible, the registration on Form S-3 of all registrable shares we are requested by such holders to register.
Expenses and Indemnification
Ordinarily, other than underwriting discounts and commissions and any stock transfer taxes, we will be required to pay all registration expenses related to any registration effected pursuant to the exercise of these registration rights. Registration expenses are defined to include, among other things, all registration and filing fees, exchange listing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of one counsel for the selling security holders and blue sky fees and expenses. The Investor Rights Agreement also includes customary indemnification and procedural terms.
Termination of Registration Rights
The registration rights terminate upon the earlier of  (i) three years after the effective date of the registration statement of which this prospectus is a part, (ii) the closing of a sale transaction, as defined in the Investor Rights Agreement or (iii) with respect to any holder of registrable shares, at such time after the date that is six months following the consummation of this offering as SEC Rule 144 or another similar exemption under the Securities Act is available for the public sale of all of such holder’s shares without limitation during a three-month period without registration, provided that we have taken all necessary action to enable such holder to have any legend restricting the transfer of such shares removed from the stock certificates representing all such shares.
Anti-Takeover Effects of Delaware Law and Our Post-IPO Certificate of Incorporation and Post-IPO Bylaws
Some provisions of Delaware law, our Post-IPO Certificate of Incorporation and our Post-IPO Bylaws could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions which provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.
Undesignated Preferred Stock
The ability of our board of directors, without action by the stockholders, to issue up to 10,000,000 shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.
Stockholder Meetings
Our Post-IPO Bylaws provide that a special meeting of stockholders may be called only by our chairman of the board, chief executive officer or president (in the absence of a chief executive officer), or by a resolution adopted by a majority of our board of directors.
Requirements for Advance Notification of Stockholder Nominations and Proposals
Our Post-IPO Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board of directors.
Elimination of Stockholder Action by Written Consent
Our Post-IPO Certificate of Incorporation eliminates the right of stockholders to act by written consent without a meeting.
Staggered Board
Our board of directors is divided into three classes. The directors in each class will serve for a three-year term, one class being elected each year by our stockholders. For more information on the classified board, see “Management — Board Composition and Election of Directors.” This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.
Removal of Directors
Our Post-IPO Certificate of Incorporation provides that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote in the election of directors.
Stockholders Not Entitled to Cumulative Voting
Our Post-IPO Certificate of Incorporation does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our Class A common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.
Delaware Anti-Takeover Statute
We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors.
Choice of Forum
Our Post-IPO Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative form, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for: (1) any derivative action or proceeding brought on our behalf; (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders; (3) any action asserting a claim against us arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws; (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or bylaws; or (5) any action asserting a claim governed by the internal affairs doctrine. Under our Post-IPO Certificate of Incorporation, this exclusive forum provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the provision would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, Exchange Act, or the rules and regulations thereunder. Our Post-IPO Certificate of Incorporation further provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. Our Post-IPO Certificate of Incorporation also provides that any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our Post-IPO Certificate of Incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.
Amendment of Charter Provisions
The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote thereon.
The provisions of Delaware law, our Post-IPO Certificate of Incorporation and our Post-IPO Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock will be American Stock Transfer & Trust Company, LLC.
Stock Exchange Listing
We have been approved to have our Class A common stock listed on The Nasdaq Global Market under the symbol “AZYO.”

SHARES ELIGIBLE FOR FUTURE SALE
Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock.
Upon the closing of this offering, based on the number of shares of our common stock outstanding as of August 31, 2020, we will have outstanding an aggregate of 7,091,737 shares of Class A common stock and 3,134,162 shares of Class B common stock, assuming (i) the issuance of 2,205,882 shares of Class A common stock and 735,294 shares of Class B common stock, in each case, offered by us in this offering, (ii) the automatic conversion of all outstanding shares of our Series A convertible preferred stock into 2,295,245 shares of our Class A common stock and of all outstanding shares of our Series A-1 convertible preferred stock into an aggregate of 1,317,425 shares of our Class B common stock, in each case, upon the closing of this offering, (iii) the issuance of an aggregate of 1,884,107 shares of our Class A common stock and 1,081,443 shares of our Class B common stock to the holders of our Series A convertible preferred stock and our Series A-1 convertible preferred stock, respectively, in respect of a liquidation preference payable to such holders in kind immediately prior to the closing of this offering, (iv) the assumed net exercise of the Common Stock Warrant prior to the closing of this offering, which will result in the issuance of 5,204 shares of our Class A common stock, (v) the assumed gross exercise, for an aggregate exercise price of approximately $0.4 million, of our Preferred Stock Warrants, which, assuming the automatic conversion of the shares of Series A preferred stock issued pursuant to such exercise into shares of Class A common stock, will result in the issuance of 29,021 shares of our Class A common stock in respect of such conversion and an additional 23,822 shares of Class A common stock in respect of the liquidation preference payable in kind to holders of our Series A preferred stock immediately prior to the closing of this offering, (vi) the issuance and sale of an aggregate of  (x) 5,039,427 shares of our Series A convertible preferred stock, including 2,039,427 shares of our Series A convertible preferred stock issued upon the conversion of approximately $2.0 million in aggregate principal amount of the 2020 Bridge Notes, together with accrued and unpaid interest thereon, and (y) 375,000 shares of our Series A convertible preferred stock to an affiliate of HighCape Partners in exchange for the extinguishment of our obligation to pay an advisory fee, in each case, in September 2020, (vii) the filing and effectiveness of our current certificate of incorporation effecting a reclassification of our then outstanding common stock to Class A common stock and authorizing our Series A-1 convertible preferred stock and our Class B common stock and the issuance to Deerfield of 18,384,536 shares of Series A-1 convertible preferred stock in exchange for an equal number of shares of Series A convertible preferred stock pursuant to an exchange agreement, in each case, in September 2020, and (viii) no exercise of options or warrants after August 31, 2020, other than as described above. Of these shares, all shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement. As a holder of our Class B common stock, Deerfield will only have the right to convert each share of our Class B common stock into one share of Class A common stock at its election to the extent that as a result of such conversion, it would not beneficially own in excess of 4.9% of any class of our securities registered under the Exchange Act. As a result, Deerfield may not be deemed an “affiliate” for purposes of Rule 144 and, as a result, any securities it purchases in this offering may be freely tradable.
The remaining 4,885,855 shares of Class A common stock and 2,398,868 shares of Class B common stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. We expect that substantially all of these shares will be subject to the 180-day lock-up period under the lock-up agreements described below. Upon expiration of the lock-up period, these shares will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144. Because Deerfield may not be deemed an “affiliate” for purposes of Rule 144, up to 2,398,868 shares of Class B common stock that Deerfield will own upon conversion of its Series A-1 convertible preferred stock in connection with this offering may become freely tradable (subject to the provisions for the automatic conversion of such shares into Class A common stock upon transfer set forth in our restated certificate of incorporation) and not subject to volume limitations following the 180-day lock-up period.

In addition, of the 288,156 shares of our common stock that were subject to stock options outstanding as of August 31, 2020, options to purchase 172,605 shares of common stock were vested as of August 31, 2020. Upon the exercise of such options and warrants, these shares will be eligible for sale subject to the lock-up agreements described below and Rules 144 and 701 under the Securities Act.
Lock-Up Agreements
We and each of our directors and executive officers and holders of substantially all of our outstanding capital stock have agreed that, without the prior written consent of Piper Sandler & Co. and Cowen and Company, LLC, we and they will not, subject to certain exceptions, during the period ending 180 days after the date of this prospectus, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock; or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock, whether any transaction described above is to be settled by delivery of our common stock or such other securities, in cash or otherwise.
Upon the expiration of the applicable lock-up periods, substantially all of the shares subject to such lock-up restrictions will become eligible for sale, subject to the limitations discussed above. These lock-up restrictions may be waived at any time by Piper Sandler & Co. and Cowen and Company, LLC. For a further description of these lock-up agreements, please see “Underwriting.”
Rule 144
Affiliate Resales of Restricted Securities
In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our common stock for at least six months would be entitled to sell in “broker’s transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three-month period that does not exceed the greater of:
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1% of the number of shares of our Class A common stock then outstanding, which will equal approximately 78,270 shares immediately after this offering; or

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the average weekly trading volume in our Class A common stock on The Nasdaq Global Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Affiliate resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of  $50,000, the seller must file a notice on Form 144 with the Securities and Exchange Commission and Nasdaq concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.
Non-Affiliate Resales of Restricted Securities
In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our common stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.
Non-affiliate resales are not subject to the manner of sale, volume limitation or notice filing provisions of Rule 144.
Rule 701
In general, under Rule 701, any of an issuer’s employees, directors, officers, consultants or advisors who purchases shares from the issuer in connection with a compensatory stock or option plan or other written agreement before the effective date of a registration statement under the Securities Act is entitled to sell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of the issuer can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of the issuer can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.
The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.
Equity Plans
We intend to file one or more registration statements on Form S-8 under the Securities Act to register all shares of common stock subject to outstanding stock options and common stock issued or issuable under our stock plans. We expect to file the registration statement covering shares offered pursuant to our stock plans shortly after the date of this prospectus, permitting the resale of such shares by non-affiliates in the public market without restriction under the Securities Act and the sale by affiliates in the public market, subject to compliance with the resale provisions of Rule 144.
Registration Rights
Upon the closing of this offering, the holders of 7,102,053 shares of common stock, which includes all of the shares of Class A common stock issuable upon the conversion of our Series A convertible preferred stock and Class B common stock and shares of Class B common stock issuable upon conversion of our Series A-1 convertible preferred stock, or their transferees will be entitled to various rights with respect to the registration of these shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates. See “Description of Capital Stock — Registration Rights” for additional information. Shares covered by a registration statement will be eligible for sale in the public market upon the expiration or release from the terms of the lock-up agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK
The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our Class A common stock issued pursuant to this offering, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations promulgated under the Code, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service, or the IRS, in each case in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder of our Class A common stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Class A common stock.
This discussion is limited to Non-U.S. Holders that hold our Class A common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:
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U.S. expatriates and former citizens or long-term residents of the United States;

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persons subject to the alternative minimum tax;

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persons holding our Class A common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

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banks, insurance companies, and other financial institutions;

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brokers, dealers or traders in securities;

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“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

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partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes and other pass-through entities (and investors in such entities);

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tax-exempt organizations or governmental organizations;

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persons deemed to sell our Class A common stock under the constructive sale provisions of the Code;

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persons who hold or receive our Class A common stock pursuant to the exercise of any employee stock option or otherwise as compensation;

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tax-qualified retirement plans;

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“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds; and

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persons subject to special tax accounting rules as a result of any item of gross income with respect to the Class A common stock being taken into account in an applicable financial statement.

If an entity treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Class A common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION

OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR CLASS A COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Definition of a Non-U.S. Holder
For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our Class A common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:
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an individual who is a citizen or resident of the United States;

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a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;

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an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

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a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions
As described in the section in this prospectus titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Class A common stock in the foreseeable future. However, if we do make distributions of cash or property on our Class A common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its Class A common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “— Sale or Other Taxable Disposition.”
Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder of our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.
If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.
Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.
Sale or Other Taxable Disposition
Subject to the discussion below on information reporting, backup withholding and foreign accounts, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our Class A common stock unless:

•
the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

•
the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

•
our Class A common stock constitutes a U.S. real property interest, or USRPI, by reason of our status as a U.S. real property holding corporation, or USRPHC, for U.S. federal income tax purposes at any applicable time within the shorter of the five year period preceding the Non-U.S. Holder’s disposition of, or the Non-U.S. Holder’s holding period for, our Class A common stock.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.
Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.
With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our Class A common stock will not be subject to U.S. federal income tax if our Class A common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our Class A common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.
Non-U.S. Holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.
Information Reporting and Backup Withholding
Payments of dividends on our Class A common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or other applicable documentation, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our Class A common stock paid to the Non-U.S. Holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our Class A common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our Class A common stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act, or FATCA) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our Class A common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.
Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Class A common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019, although under proposed regulations (the preamble to which specifies that taxpayers are permitted to rely on such proposed regulations pending finalization), no withholding would apply with respect to payments of gross proceeds.
Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our Class A common stock.

UNDERWRITING
Subject to the terms and conditions set forth in the underwriting agreement among us and Piper Sandler & Co. and Cowen and Company, LLC, as the representatives of the underwriters named below and the joint book-running managers of this offering, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus, the number of shares of common stock listed opposite its name below.
Underwriter	Number of Shares of Class A Common Stock	Number of Shares of Class B Common Stock	Total Number of Shares
Piper Sandler & Co.	937,000	312,000	1,250,000
Cowen and Company, LLC	827,206	275,736	1,102,942
Cantor Fitzgerald & Co.	220,588	73,529	294,117
Truist Securities, Inc.	220,588	73,529	294,117
Total	2,205,882	735,294	2,941,176
The underwriting agreement provides that the obligations of the several underwriters are subject to certain conditions precedent such as the receipt by the underwriters of officers’ certificates and legal opinions and approval of certain legal matters by their counsel. The underwriting agreement provides that the underwriters will purchase all of the shares of common stock if any of them are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.
The underwriters have advised us that, following the completion of this offering, they currently intend to make a market in the Class A common stock as permitted by applicable laws and regulations. However, the underwriters are not obligated to do so, and the underwriters may discontinue any market-making activities at any time without notice in their sole discretion. Accordingly, no assurance can be given as to the liquidity of the trading market for the Class A common stock, that you will be able to sell any of the Class A common stock held by you at a particular time or that the prices that you receive when you sell will be favorable.
The underwriters are offering the shares of common stock subject to their acceptance of the shares of common stock from us and subject to prior sale. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. In addition, the underwriters have advised us that they do not intend to confirm sales to any account over which they exercise discretionary authority.
Option to Purchase Additional Shares
We have granted the underwriters an option to buy up to 441,176 additional shares of Class A common stock from us to cover over-allotments, if any. The underwriters have 30 days from the date of this prospectus to exercise this option to purchase additional shares. If any shares are purchased with this option to purchase additional shares, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional shares of Class A common stock are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.
Discounts, Commissions and Expenses
The underwriters have advised us that they propose to offer the shares of common stock to the public at the initial public offering price set forth on the cover of this prospectus and to certain dealers, which may include the underwriters, at that price less a concession not in excess of  $0.714 per share of common stock. After the offering, the initial public offering price and concession may be reduced by the representatives. No such reduction will change the amount of proceeds to be received by us as set forth on the cover of this prospectus.
The underwriting fee is equal to the public offering price per share less the amount paid by the underwriters to us per share. The following table shows the per share and total underwriting discount to be paid by the underwriters in connection with this offering, assuming either no exercise or full exercise of the option to purchase additional shares:
	Per Share	Without Option	With Option
Public offering price	$17.00	$49,999,992.00	$57,499,984.00
Underwriting discounts and commissions	$1.19	$3,499,999.44	$4,024,998.88
Proceeds, before expenses, to us	$15.81	$46,499,992.56	$53,474,985.12
We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $3.5 million. We have agreed to reimburse the underwriters for expenses of up to $35,000 relating to the clearance of this offering with the Financial Industry Regulatory Authority.
Indemnification of Underwriters
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities.
Determination of Offering Price
Prior to this offering, there has not been a public market for our common stock. Consequently, the initial public offering price for our common stock will be determined by negotiations between us and the representatives. Among the factors to be considered in these negotiations will be prevailing market conditions, our financial information, market valuations of other companies that we and the underwriters believe to be comparable to us, estimates of our business potential, the present state of our development and other factors deemed relevant.
We offer no assurances that the initial public offering price will correspond to the price at which the Class A common stock will trade in the public market subsequent to the offering or that an active trading market for the Class A common stock will develop and continue after the offering.
Listing
We have been approved to have our Class A common stock listed on The Nasdaq Global Market under the symbol “AZYO.”
No Sales of Similar Securities
We have agreed that we will not (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, or file with or confidentially submit to, the Securities and Exchange Commission a registration statement under the Securities Act, relating to any options or warrants to purchase shares of our common stock or any securities that are convertible into or exercisable or exchangeable for, or that represent the right to receive, our common stock or any such substantially similar securities, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing or (B) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock or any such other securities, whether any such transaction described in clause (A) or (B) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, in each case without the prior written consent of Piper Sandler & Co. and Cowen and Company, LLC for a period of 180 days after the date of this prospectus (other than the shares of our common stock to be sold in this offering), subject to certain exceptions, including in connection with the issuance of up to 7.5%, in the aggregate, of the shares of common stock outstanding immediately following the closing of this offering in acquisitions or other similar strategic transactions.
Our directors and executive officers and substantially all of the other holders of all our outstanding capital stock and other securities have agreed, subject to certain exceptions, that, without the prior written consent of Piper Sandler & Co. and Cowen and Company, LLC on behalf of the underwriters, they will not, or publicly disclose an intention to, during the period ending 180 days after the date of this prospectus (the “restricted period”):

•
offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into, exercisable or exchangeable for or that represent the right to receive common stock whether now owned or hereafter acquired;

•
enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities;

•
make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for shares of common stock; or

•
publicly disclose the intention to do any of the foregoing.

The restrictions described in the immediately preceding paragraph and contained in the lock-up agreements between the Underwriters and the lock-up parties do not apply, subject to various conditions and limitations, to certain transactions, including:
•
transfers as a bona fide gift or gifts;

•
transfers to an immediate family member or to any trust, partnership, limited liability company or other entity for the direct or indirect benefit of the lock-up party or the immediate family;

•
if the lock-up party is a corporation, partnership, limited liability company, trust or other business entity, transfers (A) to a corporation, partnership, limited liability company, trust or other business entity that is a direct or indirect affiliate (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the lock-up party or (B) in distributions of the lock-up party’s Securities to current or former limited or general partners, limited liability company members, stockholders or other equity holders of the lock-up party, or to the estate of any such partner, member, stockholder or other equity holder;

•
if the lock-up party is a trust, transfers to the beneficiary of such trust or the estate of any such beneficiary;

•
transfers by testate succession or intestate succession;

•
transfers by operation of law, including pursuant to a qualified domestic relations order, or in connection with a divorce settlement or other order of a court or administrative or regulatory agency;

•
transfers to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under any of the foregoing clauses above;

•
transfers pursuant to the Underwriting Agreement;

•
the exercise or settlement of stock options, restricted stock units or other equity awards granted pursuant to the equity incentive plans, or the exercise of any warrant to purchase shares of common stock or any security convertible into or exercisable or exchangeable for common stock;

•
transfers to us in connection with the vesting, settlement or exercise of restricted stock units, options, warrants or other rights to purchase shares of our common stock, including “net” or “cashless” exercise, including for the payment of exercise price and tax and remittance payments;

•
transfers to us from an employee or other service provider upon death, disability or termination of employment or service, in each case, of such employee or service provider;

•
transfers pursuant to a bona fide third-party tender offer, merger, consolidation or other similar transaction made to all holders of our common stock involving a change of control that has been approved by our board of directors;

•
sales or transfers of shares acquired in this offering, or on the open market after this offering;

•
the conversion of shares of convertible preferred stock or other securities convertible into or exercisable or exchangeable for shares of common stock into shares of common stock prior to or in connection with the consummation of this offering; or

•
the establishment of a trading plan pursuant to Rule 10b5-1 of the Exchange Act.

Piper Sandler & Co. and Cowen and Company, LLC, in their sole discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time.
Price Stabilization, Short Positions and Penalty Bids
The underwriters have advised us that, pursuant to Regulation M under the Exchange Act, certain persons participating in the offering may engage in short sale transactions, stabilizing transactions, syndicate covering transactions or the imposition of penalty bids in connection with this offering. These activities may have the effect of stabilizing or maintaining the market price of the common stock at a level above that which might otherwise prevail in the open market. Establishing short sales positions may involve either “covered” short sales or “naked” short sales.
“Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional shares of our common stock in this offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares of our common stock or purchasing shares of our common stock in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the option to purchase additional shares.
“Naked” short sales are sales in excess of the option to purchase additional shares of our common stock. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares of our common stock in the open market after pricing that could adversely affect investors who purchase in this offering.
A stabilizing bid is a bid for the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of the common stock. A syndicate covering transaction is the bid for or the purchase of shares of common stock on behalf of the underwriters to reduce a short position incurred by the underwriters in connection with the offering. Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market. A penalty bid is an arrangement permitting the underwriters to reclaim the selling concession otherwise accruing to a syndicate member in connection with the offering if the shares of common stock originally sold by such syndicate member are purchased in a syndicate covering transaction and, therefore, have not been effectively placed by such syndicate member.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. The underwriters are not obligated to engage in these activities and, if commenced, any of the activities may be discontinued at any time.
Electronic Distribution
A prospectus in electronic format may be made available by e-mail or on the web sites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of shares of common stock for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ web sites and any information contained in any other web site maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.
Other Activities and Relationships
The underwriters and certain of their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their respective affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.
Selling Restrictions
General
Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.
European Economic Area and United Kingdom
In relation to each Member State of the European Economic Area and the United Kingdom (each, a “Relevant State”), no shares have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of shares may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)
to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(b)
to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(c)
in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any shares or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with each of the underwriters and us that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation. In the case of any shares being offered to a financial intermediary as that term is used in the Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any shares to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.
For the purposes of this provision, the expression an “offer to the public” in relation to shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase or subscribe for any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.
United Kingdom
In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order

2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”) or otherwise in circumstances which have not resulted and will not result in an offer to the public of the shares in the United Kingdom within the meaning of the Financial Services and Markets Act 2000. Any person in the United Kingdom that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action. In the United Kingdom, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.
Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Germany
Each person who is in possession of this prospectus is aware of the fact that no German securities prospectus (wertpapierprospekt) within the meaning of the German Securities Prospectus Act (Wertpapier-prospektgesetz, or the Act) of the Federal Republic of Germany has been or will be published with respect to the shares of our common stock. In particular, each underwriter has represented that it has not engaged and has agreed that it will not engage in a public offering in the Federal Republic of Germany within the meaning of the Act with respect to any of the shares of our common stock otherwise than in accordance with the Act and all other applicable legal and regulatory requirements
Hong Kong
The shares of common stock may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Israel
In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase shares of common stock under the Israeli Securities Law, 5728 — 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728-1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions (the “Addressed Investors”); or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 — 1968, subject to certain conditions (the “Qualified Investors”). The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors. The company has not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 — 1968. We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for our common stock to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.
Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 — 1968. In particular, we may request, as a condition to be offered common stock, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 — 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 — 1968 and the regulations promulgated thereunder in connection with the offer to be issued common stock; (iv) that the shares of common stock that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 — 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 — 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.
Singapore
Singapore SFA Product Classification — In connection with Section 309B of the SFA and the CMP Regulations 2018, unless otherwise specified before an offer of shares, we have determined, and hereby notify all relevant persons (as defined in Section 309A(1) of the SFA), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products). Each underwriter has acknowledged that this prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has represented and agreed that it has not offered or sold any shares or caused the shares to be made the subject of an invitation for subscription or purchase and will not offer or sell any shares or cause the shares to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares, whether directly or indirectly, to any person in Singapore other than:
(a)
to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA;

(b)
to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA and in accordance with the conditions specified in Section 275 of the SFA; or

(c)
otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)
a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:
(i)
to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 276(4)(i)(B) of the SFA;

(ii)
where no consideration is or will be given for the transfer;

(iii)
where the transfer is by operation of law;

(iv)
as specified in Section 276(7) of the SFA; or

(v)
as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.

Switzerland
The shares of common stock may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares of common stock or the offering may be publicly distributed or otherwise made publicly available in Switzerland.
Neither this document nor any other offering or marketing material relating to the offering, or the shares of common stock have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of the shares of common stock will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of the shares of common stock has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of the shares of common stock.
United Arab Emirates
This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (“DFSA”), a regulatory authority of the Dubai International Financial Centre (“DIFC”). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and Nasdaq Dubai Listing Rules, accordingly, or otherwise. The shares of common stock may not be offered to the public in the UAE and/or any of the free zones.
The shares of common stock may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.
France
This prospectus (including any amendment, supplement or replacement thereto) is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).
This prospectus has not been and will not be submitted to the French Autorité des marchés financiers (the “AMF”) for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:
1.
the transaction does not require a prospectus to be submitted for approval to the AMF;

2.
persons or entities referred to in Point 2°, Section II of Article L.411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and

3.
the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus. This prospectus has been distributed on the understanding that such recipients will only participate in the issue or sale of our common stock for their own account and undertake not to transfer, directly or indirectly, our common stock to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

LEGAL MATTERS
The validity of the shares of Class A common stock and Class B common stock offered hereby will be passed upon for us by Latham & Watkins LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Davis Polk & Wardwell LLP, Menlo Park, California.
EXPERTS
The financial statements as of December 31, 2019 and 2018 and for the years then ended included in this prospectus have been so included in reliance on the report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 2 to the financial statements) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Class A common stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the Class A common stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the Securities and Exchange Commission. The address of that site is www.sec.gov.
Upon the effectiveness of the registration statement, we will become subject to the reporting requirements of the Exchange Act and, in accordance with the Exchange Act, will be required to file periodic reports, proxy statements, and other information with the SEC. Such periodic reports, proxy statements and other information can be accessed by visiting the SEC’s Internet website at the address set forth above. We also intend to make this information available on the investor relations section of our website, which is located at www.aziyo.com. Information on, or accessible through, our website is not a part of this prospectus.

AZIYO BIOLOGICS, INC.

Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Aziyo Biologics, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Aziyo Biologics, Inc. and its subsidiaries (the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations, of changes in convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.
Substantial Doubt About the Company’s Ability to Continue as a Going Concern
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses from operations since its inception and has an accumulated deficit that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.
Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ PricewaterhouseCoopers LLP
Baltimore, Maryland
April 17, 2020, except for the effects of the reverse stock split discussed in Note 20 to the consolidated financial statements, as to which the date is September 30, 2020
We have served as the Company’s auditor since 2015.

Aziyo Biologics, Inc.
Consolidated Balance Sheets
(In Thousands, Except for Share and Per Share Data)
	As of December 31,		As of June 30, 2020	Pro Forma June 30, 2020
	2018	2019
			(Unaudited)	(Unaudited)
Assets
Current assets:
Cash	$2,367	$2,482	$990	$990
Restricted cash	46	108	50	50
Accounts receivable, net	7,200	7,229	5,869	5,869
Inventory	7,459	7,190	9,619	9,619
Prepaid expenses and other current assets	1,063	1,437	1,202	1,202
Total current assets	18,135	18,446	17,730	17,730
Property and equipment, net	870	988	826	826
Intangible assets, net	28,660	25,262	23,563	23,563
Other assets	76	76	76	76
Total assets	$47,741	$44,772	$42,195	$42,195
Liabilities, Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$1,589	$2,492	$1,995	$1,995
Accrued expenses	4,643	3,978	4,786	4,786
Payables to tissue suppliers	1,264	2,485	2,424	2,424
Current portion of long-term debt	1,363	1,692	2,626	2,626
Current portion of revenue interest obligation	2,200	2,750	2,750	2,750
Revolving line of credit	1,638	4,227	5,897	5,897
Deferred revenue and other current liabilities	648	650	562	562
Total current liabilities	13,345	18,274	21,040	21,040
Long-term debt	16,456	19,612	23,435	23,435
Long-term revenue interest obligation	18,053	16,596	16,683	16,683
Deferred revenue and other long-term liabilities	1,633	705	614	614
Preferred stock warrant liability	249	247	247	—
Total liabilities	49,736	55,434	62,019	61,772
Commitments and contingencies (Note 17)
Convertible preferred stock
Series A Preferred stock, $0.001 par value, 42,000,000 and 45,500,000 shares authorized, as of December 31 2018 and 2019, respectively, 41,500,000 and 44,550,230 shares issued and outstanding, in 2018 and 2019, respectively, liquidation value of $41,500,000 and 44,550,230 in 2018 and 2019, respectively; 45,500,000 shares authorized, 45,000,000 shares issued and outstanding, and a liquidation value of $45,000,000 as of June 30, 2020 (unaudited); no shares issued and outstanding pro forma as of June 30, 2020 (unaudited)	41,411	44,449	44,899	—
Stockholders’ deficit:
Common stock, $0.001 par value, 4,299,565 and 4,514,543 shares authorized, as of December 31 2018 and 2019 respectively, and 645,143 and 648,277 issued and outstanding in 2018 and 2019, respectively; 4,514,543 shares authorized and 648,277 issued and outstanding as of June 30, 2020 (unaudited); 7,285,723 shares issued and outstanding pro forma as of June 30, 2020 (unaudited)	1	1	1	7
Additional paid-in capital	1,592	1,826	1,952	47,092
Accumulated deficit	(44,999)	(56,938)	(66,676)	(66,676)
Total stockholders’ deficit	(43,406)	(55,111)	(64,723)	(19,577)
Total liabilities, convertible preferred stock and stockholders’ deficit	$47,741	$44,772	$42,195	$42,195
The accompanying notes are an integral part of these financial statements.

Aziyo Biologics, Inc.
Consolidated Statements of Operations
(In Thousands, Except Share and Per Share Data)
	Year End December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
			(Unaudited)
Net sales	$39,038	$42,901	$19,709	$18,442
Cost of goods sold	23,093	23,133	10,376	9,443
Gross Profit	15,945	19,768	9,333	8,999
Sales and marketing	13,165	16,161	7,157	8,297
General and administrative	8,520	9,616	4,293	5,699
Research and development	2,481	2,400	1,235	1,948
Loss from operations	(8,221)	(8,409)	(3,352)	(6,945)
Interest expense	5,519	5,381	2,686	2,783
Other (income) expense, net	(2,200)	(1,881)	—	—
Loss before provision for income taxes	(11,540)	(11,909)	(6,038)	(9,728)
Income tax expense	26	30	14	10
Net loss	$(11,566)	$(11,939)	$(6,052)	$(9,738)
Net loss per share attributable to common stockholders – basic and diluted	$(18.37)	$(18.48)	$(9.38)	$(15.02)
Weighted average common shares outstanding – basic and diluted	629,534	645,994	645,143	648,277
Pro forma net loss per share attributable to common stockholders – basic and diluted (unaudited)		(1.89)		(1.48)
Pro forma weighted average common shares outstanding – basic and diluted (unaudited)		6,309,291		6,577,529
The accompanying notes are an integral part of these financial statements.

Aziyo Biologics, Inc.
Consolidated Statements of Changes in Convertible
Preferred Stock and Stockholders’ Deficit
(In Thousands, Except Share Amounts)
	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount
Balance, December 31, 2017	31,500,000	$31,418	563,846	$1	$892	$(33,433)	$(32,540)
Issuance of Convertible Preferred Stock, net of issuance costs of $8	10,000,000	9,993	—	—	—	—	—
Proceeds from stock option exercises			81,297	0	442		442
Stock-based compensation	—	—	—	—	258	—	258
Net loss	—	—	—	—	—	(11,566)	(11,566)
Balance, December 31, 2018	41,500,000	$41,411	645,143	$1	$1,592	$(44,999)	$(43,406)
Issuance of Convertible Preferred Stock, net of issuance costs of $12	3,050,230	3,038	—	—	—	—	—
Proceeds from stock option exercises			3,134	—	17		17
Stock-based compensation	—	—	—	—	217	—	217
Net loss	—	—	—	—	—	(11,939)	(11,939)
Balance, December 31, 2019	44,550,230	$44,449	648,277	$1	$1,826	$(56,938)	$(55,111)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount
Balance, December 31, 2018	41,500,000	$41,411	645,143	$1	$1,592	$(44,999)	$(43,406)
Stock-based compensation	—	—	—	—	115	—	115
Net loss	—	—	—	—	—	(6,052)	(6,052)
Balance, June 30, 2019 (Unaudited)	41,500,000	$41,411	645,143	$1	$1,707	$(51,051)	$(49,343)

	Convertible Preferred Stock		Common Stock		Additional Paid-in Capital	Accumulated Deficit	Total Stockholders’ Deficit
	Number of Shares	Amount	Number of Shares	Amount
Balance, December 31, 2019	44,550,230	$44,449	648,277	$1	$1,826	$(56,938)	$(55,111)
Issuance of Convertible Preferred Stock	449,770	450	—	—	—	—	—
Stock-based compensation	—	—	—	—	126	—	126
Net loss	—	—	—	—	—	(9,738)	(9,738)
Balance, June 30, 2020 (Unaudited)	45,000,000	$44,899	648,277	$1	$1,952	$(66,676)	$(64,723)
The accompanying notes are an integral part of these financial statements.

Aziyo Biologics, Inc.
Consolidated Statements of Cash Flows
(In Thousands)
	Year Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
			(Unaudited)
OPERATING ACTIVITIES:
Net loss	$(11,566)	$(11,939)	$(6,052)	$(9,738)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,819	3,856	1,919	1,949
Gain on early extinguishment of debt	(1,470)	—	—	—
Gain on revaluation of revenue interest obligation and other	(459)	(1,885)	—	—
Amortization of deferred financing costs	161	142	81	62
Interest expense recorded as additional revenue interest obligation	2,746	2,856	1,415	1,334
Interest expense recorded as Convertible Preferred Stock	—	4	—	—
Stock-based compensation	266	208	107	126
Changes in operating assets and liabilities:
Accounts receivable	(1,611)	(30)	1,683	1,360
Inventory	1,099	269	116	(2,429)
Prepaid expenses and other	(247)	(373)	195	235
Accounts payable and accrued expenses	352	(627)	(1,270)	311
Obligations to tissue suppliers	(322)	1,221	(218)	(61)
Deferred revenue and other liabilities	1,785	(927)	(228)	(178)
Net cash used in operating activities	(5,447)	(7,225)	(2,252)	(7,029)
INVESTING ACTIVITIES:
Expenditures for property, plant and equipment	(190)	(577)	(259)	(89)
Net cash used in investing activities	(190)	(577)	(259)	(89)
FINANCING ACTIVITIES:
Net borrowings under revolving line of credit	(4,078)	2,588	856	1,670
Proceeds from issuance of Convertible Promissory Notes	—	750	—	2,000
Proceeds from Convertible Preferred Stock issuance, net	9,992	2,284	—	450
Proceeds from stock option exercises	442	17	—	—
Proceeds from long-term debt	3,000	3,500	—	2,995
Repayments of long-term debt	(1,379)	(112)	(112)	(300)
Payments on revenue interest obligation	(1,179)	(1,879)	(838)	(1,247)
Deferred financing costs	(52)	(43)	—	—
Proceeds from Surgalign Holdings transition services agreement, net	565	874	791	—
Net cash provided by financing activities	7,311	7,979	697	5,568
Net increase in cash and restricted cash	1,674	177	(1,814)	(1,550)
Cash and restricted cash, beginning of year	739	2,413	2,413	2,590
Cash and restricted cash, end of year	$2,413	$2,590	$599	$1,040
Supplemental Cash Flow and Non-Cash Financing Activities Disclosures:
Cash paid for interest	$3,473	$4,399	$1,860	$2,457
Cash paid for taxes	$16	$25	$37	$—
Conversion of Convertible Promissory Note to Convertible Preferred Stock	$—	$750	$—	$—
The accompanying notes are an integral part of these financial statements.

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
1. Organization and Description of Business
Aziyo Biologics, Inc. (“Aziyo” or the “Company”) is a regenerative medicine company, with a focus on patients receiving implantable medical devices. The Company has developed a portfolio of regenerative products using both human and porcine tissue that are designed to be as close to natural biological material as possible. Aziyo’s portfolio of core products span the implantable electronic devices/cardiovascular-related market, the orthopedic/spinal repair market and the soft tissue reconstruction market (“Core Products”). These products are primarily sold to healthcare providers or commercial partners. The Company also sells human tissue products under contract manufacturing arrangements (“Non-Core Products”) with corporate customers.
2. Summary of Significant Accounting Policies
Basis of Presentation and Going Concern
The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation. Certain amounts in prior periods have been reclassified to conform with current presentation.
In accordance with Accounting Standards Update (“ASU”) 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are issued. From its inception through December 31, 2019, the Company has funded its operations primarily with proceeds from the sale of convertible preferred stock and borrowings under long-term debt arrangements. The Company has incurred recurring losses since its inception, including net losses of  $11.6 and $11.9 million for the years ended December 31, 2018 and 2019, respectively. As of December 31, 2019 the Company had an accumulated deficit of  $56.9 million. The Company incurred net losses of  $6.1 million and $9.7 million for the six months ended June 30, 2019 and 2020 (unaudited), respectively. As of June 30, 2020 the Company had an accumulated deficit of  $66.7 million (unaudited). The Company expects to continue to generate operating losses for the foreseeable future.
The Company is seeking to complete an initial public offering (“IPO”) of its common stock. Upon the closing of a qualified public offering, on specified terms, the Company’s outstanding convertible preferred stock will automatically convert into shares of common stock (see Note 12). In the event the Company does not complete an IPO, the Company expects to seek additional funding through other capital sources.
The Company has reviewed all of the relevant conditions and events surrounding its ability to continue as a going concern including: historical losses, projected future results, including the effects of the global outbreak of the novel coronavirus (COVID-19), cash requirements for the upcoming year, availability under the current debt arrangements, net working capital position, total shareholders’ deficit and future access to capital committed. The Company’s ability to achieve profitability largely depends on its ability to increase sales of existing or new products.
Based on its current operating plans, the Company believes there is uncertainty as to whether its future cash flows along with its existing cash and cash equivalents will be sufficient to meet the Company’s anticipated operating needs into 2021. Due to these factors, as of April 17, 2020, the issuance date of the consolidated financial statements for the year ended December 31, 2019, and as of August 14, 2020, the issuance date of the interim consolidated financial statements for the six months ended June 30, 2020 (unaudited), the Company has concluded that there is substantial doubt about Aziyo’s ability to continue as going concern within one year after the issuance of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
If sales growth is not achieved and other means of cash generation are unsuccessful, the Company would plan to continue financing its operations with external debt or equity capital. However, the Company may not be able to raise additional funds on acceptable terms, or at all. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities in the ordinary course of business.
In September 2020, the Company’s Board of Directors and stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to effect a 1-for-13.9549 reverse stock split of the Company’s common stock, which was effected on September 29, 2020. The par value of the common stock was not adjusted as a result of the reverse stock split. Accordingly, all common stock, stock options, and related per share amounts in these audited annual and unaudited interim financial statements have been retroactively adjusted for all periods presented to give effect to the reverse stock split.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates and assumptions relating to inventories, receivables, long-lived assets, the valuation of stock-based awards, the valuation of the preferred stock warrant liability and deferred income taxes are made at the end of each financial reporting period by management. Actual results could differ from those estimates.
Unaudited Interim Financial Informaiton
The accompanying consolidated balance sheet as of June 30, 2020, and the consolidated statements of operations, of convertible preferred stock and stockholders’ deficit and of cash flows for the six months ended June 30, 2019 and 2020 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for the fair statement of the Company’s financial position as of June 30, 2020 and the results of its operations and its cash flows for the six months ended June 30, 2019 and 2020. The financial data and other information disclosed in these notes related to the six months ended June 30, 2019 and 2020 are also unaudited. The results for the six months ended June 30, 2020 are not necessarily indicative of results to be expected for the year ending December 31, 2020, any other interim periods, or any future year or period.
Unaudited Pro Forma Information
The accompanying unaudited pro forma consolidated balance sheet as of June 30, 2020 has been prepared to give effect, upon the completion of the proposed offering, to (i) the conversion of all outstanding shares of convertible preferred stock into 3,224,674 shares of common stock, (ii) the issuance of shares of common stock in respect of a liquidation preference payable to the holders of Convertible Preferred Stock in kind immediately prior to the closing of the IPO (as described in Note 12, “Preferred Stock — Conversion”), based on the IPO price of  $17.00 per share, (iii) the issuance of shares of common stock upon the assumed net exercise of a warrant to purchase shares of common stock outstanding as of June 30, 2020, which will expire if not exercised prior to the closing of the IPO, assuming the fair market value of the Company’s common stock for purposes of such net exercise is equal to the IPO price of $17.00 per share and (iv) the issuance of shares of Convertible Preferred Stock upon the assumed gross exercise of warrants to purchase shares of Convertible Preferred Stock outstanding as of June 30, 2020 (as applicable), for aggregate consideration of approximately $0.4 million, which will expire if not exercised prior to the closing of the IPO and the settlement of the preferred stock warrant liabilities, based on the IPO price of  $17.00 per share and an assumed closing date of October 13, 2020 as if the proposed offering had occurred on June 30, 2020. In the accompanying consolidated statements of operations, the unaudited pro forma basic and diluted net loss per share attributable to common stockholders for the year ended

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
December 31, 2019 and six months ended June 30, 2020 have been prepared to give effect, upon the completion of the proposed offering, to (i) the conversion of all outstanding shares of convertible preferred stock into 3,224,674 shares of common stock, (ii) the issuance of shares of common stock in respect of a liquidation preference payable to the holders of Convertible Preferred Stock in kind immediately prior to the closing of the IPO (as described in Note 12, “Preferred Stock — Conversion”), based on the IPO price of  $17.00 per share, (iii) the issuance of shares of common stock upon the assumed net exercise of a warrant to purchase shares of common stock outstanding as of December 31, 2019 or June 30, 2020 (as applicable), which will expire if not exercised prior to the closing of the IPO, assuming the fair market value of the Company’s common stock for purposes of such net exercise is equal to the IPO price of $17.00 per share and (iv) the issuance of shares of Convertible Preferred Stock upon the assumed gross exercise of warrants to purchase shares of Convertible Preferred Stock outstanding as of December 31, 2019 or June 30, 2020 (as applicable), for aggregate consideration of approximately $0.4 million, which will expire if not exercised prior to the closing of the IPO and the settlement of the preferred stock warrant liabilities, as described in Note 20, “Subsequent Events,” as if the proposed offering had occurred on the later of January 1, 2019 or the issuance date of the convertible preferred stock or the warrants.
Net Loss per Share Attributable to Common Stockholders
The Company calculates basic and diluted net loss per share attributable to common stockholders in conformity with the two-class method required for participating securities. The Convertible Preferred Stock is considered a participating security. The two-class method requires income (loss) available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to share in the earnings as if all income (loss) for the period had been distributed. Under the two-class method, the net loss attributable to common stockholders is not allocated to the Convertible Preferred Stock as the holders of the preferred stock do not have a contractual obligation to share in losses.
Basic net loss per share attributable to common stockholders is calculated by dividing the net loss attributable to common stockholders by the weighted-average shares outstanding during the period. For purposes of the diluted net income (loss) per share attributable to common stockholders’ calculation, Convertible Preferred Stock, stock options, and preferred and common stock warrants are considered to be common stock equivalents. All common stock equivalents have been excluded from the calculation of diluted net loss per share attributable to common stockholders, as their effect would be anti-dilutive for all periods presented. Therefore, basic and diluted net loss per share were the same for both periods presented.
Fair Value of Financial Instruments
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, the following hierarchy prioritizes the inputs to valuation methodologies used to measure fair value:
Level 1 — Valuations based on quoted prices for identical assets and liabilities in active markets.
Level 2 — Valuations based on observable inputs other than quoted prices included in Level 1, such as quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data.
Level 3 — Valuations based on unobservable inputs reflecting the Company's assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.
The estimated fair value of financial instruments disclosed in the financial statements has been determined by using available market information and appropriate valuation methodologies. The carrying value of all current assets and current liabilities approximates fair value because of their short-term nature.

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
Cash and Restricted Cash
The Company maintains its cash balances at banks and financial institutions. The balances are insured up to the legal limit. The Company maintains cash balances that may, at times, exceed this insured limit.
Under the provisions of the Revolving Credit Facility (see Note 8), the Company has a lockbox arrangement with the banking institution whereby daily lockbox receipts are contractually utilized to pay down outstanding balances on the Revolving Credit Facility debt. Lockbox receipts that have not yet been applied to the Revolving Credit Facility are classified as restricted cash in the accompanying consolidated balance sheets. The following table provides a reconciliation of cash and restricted cash included in the consolidated balance sheets to the amounts included in the statements of cash flows (in thousands).
	December 31,		June 30, 2020
	2018	2019
			(Unaudited)
Cash	$2,367	$2,482	$990
Restricted cash	46	108	50
Total cash and restricted cash shown in statements of cash flows	$2,413	$2,590	$1,040
Accounts Receivable and Allowances
Accounts receivable in the accompanying balance sheets are presented net of allowances for doubtful accounts and sales returns and other credits. The Company grants credit to customers in the normal course of business, but generally does not require collateral or any other security to support its receivables.
The Company evaluates the collectability of accounts receivable based on a combination of factors. In circumstances where a specific customer is unable to meet its financial obligations to the Company, a provision to the allowance for doubtful accounts is recorded to reduce the net recognized receivable to the amount that is reasonably expected to be collected. For all other customers, a provision to the allowance for doubtful accounts is recorded based on factors including the length of time the receivables are past due, the current business environment and the Company’s historical experience. Provisions to the allowance for doubtful accounts are recorded to general and administrative expenses. Account balances are charged off against the allowance when it is probable that the receivable will not be recovered. The Company’s allowance for doubtful accounts was approximately $0.1 million as of December 31, 2018 and 2019 and June 30, 2020 (unaudited).
Inventories
Inventories, consisting of purchased materials, direct labor and manufacturing overhead, are stated at the lower of cost or net realizable value, with cost determined generally using the average cost method. Inventory write-downs for unprocessed and certain processed donor tissue are recorded based on the estimated amount of inventory that will not pass the quality control process based on historical data. At each balance sheet date, the Company also evaluates inventories for excess quantities, obsolescence or shelf life expiration. This evaluation includes analysis of the Company’s current and future strategic plans, historical sales levels by product, projections of future demand, the risk of technological or competitive obsolescence for products, general market conditions and a review of the shelf life expiration dates for products. To the extent that management determines there is excess or obsolete inventory or quantities with a shelf life that is too near its expiration for the Company to reasonably expect that it can sell those products prior to their expiration, the Company adjusts the carrying value to estimated net realizable value.

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
Property and Equipment
Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the following estimated useful lives of the assets:
Processing and research equipment	5 years
Office equipment and furniture	3 to 5 years
Computer hardware and software	3 to 4 years
Leasehold improvements are amortized on the straight-line method over the shorter of the lease term or the estimated useful life of the asset.
Repairs and maintenance costs are expensed as incurred.
Long-Lived Assets
Purchased intangible assets with finite lives are carried at acquired fair value, less accumulated amortization. Amortization is computed over the estimated useful lives of the respective assets.
The Company periodically evaluates the period of depreciation or amortization for long-lived assets to determine whether current circumstances warrant revised estimates of useful lives. The Company reviews its property and equipment and intangible assets for impairment whenever events or changes in circumstances indicate the carrying value of an asset may not be recoverable. Impairment exists when the carrying value of the company’s asset exceeds the related estimated undiscounted future cash flows expected to be derived from the asset. If impairment exists, the carrying value of that asset is adjusted to its fair value. A discounted cash flow analysis is used to estimate an asset’s fair value, using assumptions that market participants would apply. The results of impairment tests are subject to management’s estimates and assumptions of projected cash flows and operating results. Changes in assumptions or market conditions could result in a change in estimated future cash flows and could result in a lower fair value and therefore an impairment, which could impact reported results. There were no impairment losses for the years ended December 31, 2018 and 2019 and the six months ended June 30, 2019 and 2020 (unaudited).
Preferred Stock Warrant Liability
Freestanding warrants related to Convertible Preferred Stock that are contingently redeemable are classified as a liability on the Company’s accompanying consolidated balance sheets. The convertible preferred stock warrants are subject to remeasurement at each balance sheet date, and any change in fair value is recognized as a component of Other (income) expense. Preferred stock warrants are convertible into shares of Convertible Preferred Stock upon the closing of the sale of shares of common stock to the public. Each share of Convertible Preferred Stock will automatically be converted into shares of common stock at that time.
Revenue Recognition
On January 1, 2019, the Company adopted Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) No. 606, “Revenue from Contracts with Customers”, utilizing the modified retrospective method applied to contracts that were not completed. The adoption of the standard did not have a material impact on the timing and amounts of the Company’s revenue as the Company did not have any material remaining performance obligations, or material costs to obtain or fulfill contracts with its customers as of January 1, 2019.
The Company’s revenue is generated from contracts with customers in accordance with ASC 606. The core principle of ASC 606 is that the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those goods or services. The ASC 606 revenue recognition model consists of the following five steps: (1) identify the contracts with a customer, (2) identify the performance obligations

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
in the contract, (3) determine the transaction price, (4) allocate the transaction price to the performance obligations in the contract and (5) recognize revenue when (or as) the entity satisfies a performance obligation.
As noted above, the Company enters into contracts to primarily sell and distribute products to healthcare providers or commercial partners, or are produced and sold under contract manufacturing arrangements with corporate customers which are billed under ship and bill contract terms. Revenue is recognized when the Company has met its performance obligations pursuant to its contracts with its customers in an amount that the Company expects to be entitled to in exchange for the transfer of control of the products to the Company’s customers. For all product sales, the Company has no further performance obligations and revenue is recognized at the point control transfers which occurs either when: i) the product is shipped via common carrier; or ii) the product is delivered to the customer or distributor, in accordance with the terms of the agreement.
A portion of the Company’s product revenue is generated from consigned inventory maintained at hospitals and from inventory physically held by direct sales representatives. For these types of products sales, the Company retains control until the product has been used or implanted, at which time revenue is recognized.
The Company elected to account for shipping and handling activities as a fulfillment cost rather than a separate performance obligation. Amounts billed to customers for shipping and handling are included as part of the transaction price and recognized as revenue when control of the underlying products is transferred to the customer. The related shipping and freight charges incurred by the Company are included in sales and marketing costs. Shipping and handling costs were approximately $0.4 million for both the years ended December 31, 2018 and 2019. For the six months ended June 30, 2019 and 2020 (unaudited), shipping and handling costs were approximately $0.2 million and $0.1 million, respectively.
Contracts with customers state the final terms of the sale, including the description, quantity, and price of each implant distributed. The payment terms and conditions in the Company’s contracts vary; however, as a common business practice, payment terms are typically due in full within 30 to 60 days of delivery. The Company, at times, extends volume discounts to customers.
The Company permits returns of its products in accordance with the terms of contractual agreements with customers. Allowances for returns are provided based upon analysis of the Company’s historical patterns of returns matched against the revenues from which they originated. The Company records estimated returns as a reduction of revenue in the same period revenue is recognized.
Deferred Rent
The Company recognizes rent expense by the straight-line method over the lease term. Funds received from the lessor used to reimburse the Company for the cost of leasehold improvements are recorded as a deferred credit resulting from a lease incentive and are amortized over the lease term as a reduction of rent expense.
Stock-Based Compensation Plans
The Company accounts for its stock-based compensation plans in accordance with FASB Accounting Standards Codification (“ASC”) 718, Accounting for Stock Compensation. FASB ASC 718 requires the measurement and recognition of compensation expense for all stock-based awards made to employees and directors, including employee stock options and restricted stock. Stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense on a straight-line basis over the requisite service period of the entire award.
Research and Development Costs
Research and development costs, which include mainly salaries, outside services and supplies, are expensed as incurred.

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
Concentration of Credit risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash. At December 31, 2019 and June 30, 2020 (unaudited), the Company maintains $2.4 million and $1.2 million, respectively, in bank deposit accounts that are in excess of the $0.25 million insurance provided by the Federal Deposit Insurance Corporation in one federally insured financial institution. The Company has not experienced any losses in such accounts.
Comprehensive Loss
Comprehensive income (loss) comprises net income (loss) and other changes in equity that are excluded from net income (loss). For the years ended December 31, 2018 and 2019 as well as the six months ended June 30, 2019 and 2020 (unaudited), the Company’s net loss equaled its comprehensive loss and accordingly, no additional disclosure is presented.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Deferred income taxes are recorded to reflect the tax consequences on future years for differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to amounts that are more likely than not to be realized.
The Company is subject to income taxes in the federal and state jurisdictions. Tax regulations within each jurisdiction are subject to the interpretation of the related tax laws and regulations and require significant judgment to apply. In accordance with the authoritative guidance on accounting for uncertainty in income taxes, the Company recognizes tax liabilities for uncertain tax positions when it is more likely than not that a tax position will not be sustained upon examination and settlement with various taxing authorities. Liabilities for uncertain tax positions are measured based upon the largest amount of benefit that is more likely than not (greater than 50%) of being realized upon settlement. The Company’s policy is to recognize interest and/or penalties related to income tax matters in income tax expense.
3. Recently Issued Accounting Standards
In November 2019, the FASB issued ASU 2019-10, “Financial Instruments — Credit Losses (Topic 326), Derivative and Hedging (Topic 815), and Leases (Topic 842), Effective Dates.” The FASB deferred the effective dates of the new credit losses standard for all entities except SEC filers that are not smaller reporting companies (SRCs) to fiscal years beginning after December 15, 2022, including interim periods within those fiscal years. The Board also aligned the effective dates of ASU 2017-04 on goodwill impairment with the new effective dates of the credit losses standard. The FASB deferred the effective dates of its new standards on hedging and leases for entities that are not public business entities (PBEs) (and for leases, for entities that are not non-for-profit (NFP) entities that have issues, or are conduit bond obligors for, certain securities; and are not employee benefit plans (EBPs) that file or furnish financial statements with or to the SEC) to fiscal years beginning after December 15, 2020, and interim periods in the following year. The FASB is also reconsidering its philosophy on establishing effective dates for major standards for private companies, NFPs, EBPs and smaller public companies. The board has developed a two-bucket approach that would give these entities more time to implement major new standards. The Company is evaluating this standard to determine if adoption will have a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, “Fair Value Measurement (Topic 820), Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement.” The standard eliminates, adds, and modifies certain disclosure requirements for fair value measurements. Entities will no longer be required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but public companies will be required to disclose the range and weighted average used to develop significant unobservable inputs for Level 3 fair value measurements. The standard is

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
effective for annual reporting periods beginning after December 15, 2019. Adoption of this new standard in the first quarter of 2020 did not have a material impact on the Company’s consolidated financial statements (unaudited).
In June 2018, the FASB issued ASU 2018-07, Compensation — Stock Compensation (Topic 718), Improvements to Nonemployee Share-Bared Payment Accounting to expand the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. Entities will apply the requirements of Topic 718 to nonemployee awards except for specific guidance on inputs to an option pricing model and the attribution of cost. The standard is effective for annual reporting periods beginning after December 15, 2018. The Company adopted this standard on January 1, 2019 and such adoption did not have a material impact on the Company’s financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases. The standard requires that lessees recognize a right-of-use asset and a lease liability for virtually all of their leases (other than leases that meet the definition of a short-term lease). The liability will be equal to the present value of lease payments. The asset will be based on the liability subject to certain adjustments. For income statement purposes, the FASB retained a dual model, requiring leases to be classified as either operating or finance. Operating leases will result in straight-line expense (similar to current operating leases) while finance leases will result in a front-loaded expense pattern (similar to current capital leases). In November 2019, the FASB issued 2019-10 which extended the adoption of ASU 2016-02 for the Company to be effective periods ending after December 15, 2021. While early adoption is permitted, the company intends to adopt in accordance with the revised timeline provided by the FASB. The Company is evaluating this standard to determine if adoption will have a material impact on the Company’s consolidated financial statements.
4. Stock-Based Compensation
The Board of Directors of the Company has adopted the 2015 Stock Option/Stock Issuance Plan (the “2015 Plan”). The 2015 Plan provides for the grant of incentive and nonqualified stock options and restricted stock to employees and directors of the Company, and consultants and advisors. The 2015 Plan allows for up to 422,256 shares of common stock to be issued with respect to awards granted.
The Company’s policy is to grant stock options at an exercise price equal to 100% of the market value of a share of common stock at closing on the date of the grant. The Company’s stock options generally have seven-year contractual terms and vest over a four-year period from the date of grant.
The Company uses the Black-Scholes model to value its stock option grants and expenses the related compensation cost using the straight-line method over the vesting period. The fair value of stock options is determined on the grant date using assumptions for the estimated fair value of the underlying common stock, expected term, expected volatility, dividend yield, and the risk-free interest rate. The Board of Directors determines the fair value of common stock considering the state of the business, input from management, third party valuations and other considerations. The Company uses the simplified method for estimating the expected term used to determine the fair value of options. The expected volatility is primarily based on the historical volatility of comparable companies in the industry whose share prices are publicly available. The Company uses a zero-dividend yield assumption as the Company has not paid dividends since inception nor does it anticipate paying dividends in the future. The risk-free interest rate approximates recent U.S. Treasury note auction results with a similar life to that of the option. The period expense is then determined based on the valuation of the options and an estimated forfeiture rate is used to reduce the expense recorded.
The following weighted-average assumptions were used to determine the fair value of options during the years ended December 31, 2018 and 2019:
	December 31,
	2018	2019
Expected term (years)	5	5
Risk-free interest rate	2.7%	2.0%
Volatility factor	60%	56%
Dividend yield	—	—

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
There were no material changes to the above December 31, 2019 assumptions for purposes of option grants during the six months ended June 30, 2020 (unaudited).
Stock options outstanding, exercisable and vested or expected to vest as of December 31, 2019, are as follows:
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding, December 31, 2018	313,260	$5.44	5.6	$—
Granted	37,693	$9.35	—
Exercised	(3,135)	$5.44	—
Forfeited	(66,746)	$5.44	—
Outstanding, December 31, 2019	281,072	$6.00	5.2	$1,207
Vested or expected to vest, December 31, 2019	267,018	$5.44	5.2	$1,147
Exercisable, December 31, 2019	129,226	$5.72	4.6	$602
The weighted average grant date fair value of options granted during both the years ended December 31, 2018 and 2019 was $2.93 and $4.61, respectively. As of December 31, 2019, there were 791,969 stock options available for grant under the 2015 Plan.
The Company recognized approximately $0.3 million and $0.2 million in expense related to stock options for the years ended December 31, 2018 and 2019 which was primarily recorded as general and administrative expense. As of December 31, 2019, there was approximately $0.5 million of total unrecognized compensation expense related to unvested stock options. These costs are expected to be recognized over a weighted-average period of 1.7 years.
Stock options outstanding, exercisable and vested or expected to vest as of June 30, 2020 (unaudited), are as follows:
	Number of Shares	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in thousands)
Outstanding, December 31, 2019	281,072	$6.00	5.2	$—
Granted	27,410	$10.33	—
Exercised	—	$—	—
Forfeited	(1,881)	$5.44	—
Outstanding, June 30, 2020	306,601	$6.42	4.9	$1,198
Vested or expected to vest, June 30, 2020	291,271	$6.42	4.9	$1,138
Exercisable, June 30, 2020	157,930	$5.58	4.3	$735
The weighted average grant date fair value of options granted during the six months ended June 30, 2020 (unaudited) was $12.00. The weighted average fair value assumptions did not materially change from December 31, 2019 to the time of the grants in January 2020 (unaudited). As of June 30, 2020 (unaudited), there were 382,500 stock options available for grant under the 2015 Plan.
The Company recognized approximately $0.1 million in expense related to stock options for the six months ended June 30, 2020 (unaudited), which was primarily recorded as general and administrative expense. As of June 30, 2020 (unaudited), there was approximately $0.5 million of total unrecognized compensation expense related to unvested stock options. These costs are expected to be recognized over a weighted-average period of 2 years.

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
5. Inventories
Inventories as of December 31, 2018 and 2019 and as of June 30, 2020 were comprised of the following (in thousands):
	December 31,		June 30, 2020
	2018	2019
			(unaudited)
Raw materials	$651	$928	$856
Work in process	672	1,164	1,182
Finished goods	6,136	5,098	7,581
Total	$7,459	$7,190	$9,619
During the year ended December 31, 2019, the Company recorded an inventory writedown of approximately $1.0 million relating to quantities on-hand deemed to be excessive compared to near-term demand or whose remaining shelf-lives will limit salability. Such writedown largely resulted from the impact on future sales of an existing dermis product after the Company’s launch in mid-2019 of a new dermis offering.
6. Property and Equipment
Property and equipment as of December 31, 2018 and 2019 and as of June 30, 2020 are as follows (in thousands):
	December 31,		June 30, 2020
	2018	2019
			(unaudited)
Processing and research equipment	$2,729	$3,062	$3,082
Leasehold improvements	433	562	589
Office equipment and furniture	106	148	148
Computer hardware and software	1,037	1,111	1,151
	4,305	4,883	4,970
Less: accumulated depreciation and amortization	(3,435)	(3,895)	(4,144)
Property and equipment, net	$870	$988	$826
Depreciation expense on property and equipment totaled approximately $0.4 million and $0.5 million for the years ended December 31, 2018 and 2019, respectively, of which approximately $0.2 million and $0.3 million, respectively, are included within cost of goods sold in the accompanying Consolidated Statements of Operations. Depreciation expense on property and equipment totaled approximately $0.2 million and $0.3 million for the six months ended June 30, 2019 and 2020 (unaudited), respectively, of which approximately $0.1 million (unaudited) is included in each period within cost of goods sold in the accompanying Consolidated Statements of Operations.
7. Intangible Assets
On May 31, 2017, the Company completed an asset purchase agreement with CorMatrix Cardiovascular, Inc. (“CorMatrix) and acquired all CorMatrix commercial assets and related intellectual property. A substantial portion of the assets acquired consisted of intangible assets related to the acquired products and customer relationships. Management determined that the estimated acquisition-date fair values of the intangible assets related to acquired products and customer relationships were $29.3 million and $4.7 million, respectively.

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
The components of identified intangible assets as of December 31, 2018 and 2019 are as follows (in thousands):
	December 31, 2018			December 31, 2019
	Cost	Accumulated Amortization	Net	Cost	Accumulated Amortization	Net
Acquired products	$29,317	$(4,632)	$24,685	$29,317	$(7,558)	$21,759
Customer relationships	4,723	(748)	3,975	4,723	(1,220)	3,503
Total	$34,040	$(5,380)	$28,660	$34,040	$(8,778)	$25,262
The components of identified intangible assets as of June 30, 2020 are as follows (in thousands):
	June 30, 2020
	Cost	(unaudited) Accumulated Amortization	Net
Acquired products	$29,317	$(9,023)	$20,294
Customer relationships	4,723	(1,454)	3,269
Total	$34,040	$(10,477)	$23,563
Acquired products and customer relationships are both amortized over a ten-year period. Amortization expense totaled approximately $3.4 million for both the years ended December 31, 2018 and 2019, which is included in cost of goods sold in the accompanying Consolidated Statements of Operations. Amortization expense totaled approximately $1.7 million for the six months ended June 30, 2019 and June 30, 2020 (unaudited), which is included in cost of goods sold in the accompany Consolidated Statements of Operations. Annual amortization expense is expected to be approximately $3.4 million during the years ended December 31, 2021, 2022, 2023, 2024 and 2025.
8. Long-Term Debt
On May 31, 2017, in connection with the Company’s acquisition of CorMatrix described in Note 7, Aziyo entered into a $12 million term loan facility (the “Term Loan Facility”) and an $8 million asset-backed revolving line of credit (the “the Revolving Credit Facility”), which the Company’s borrowing capacity under the Revolving Credit Facility is limited by certain qualifying assets, with a financial institution (the “May 2017 Financing”). The Term Loan Facility was amended in December 2017, February 2018 and July 2019 (all amendments being considered modifications) such that an additional $1.5 million, $3 million, and $3.5 million, respectively were received by the Company bringing the total aggregate principal amount outstanding under the Term Loan Facility to $20 million. Borrowings under the Term Loan Facility, as amended, bear interest at a rate per annum equal to the sum of  (x) the greater of  (i) 2.25% and (ii) the applicable London Interbank Offered Rate for U.S. dollar deposits divided by 1.00 minus the maximum effective reserve percentage for Eurocurrency funding (“LIBOR”) plus (y) 7.25% (a reduction from 7.75% per annum prior to the July 2019 amendment). The agreement governing the Term Loan Facility provides for interest only payments through January 2021 and interest and equal monthly principal payments from February 2021 through maturity in July 2024 (a deferral from principal repayments from January 2020 through December 2021 prior to July 2019 amendment). Both the Term Loan Facility and the Revolving Credit Facility include mandatory and optional prepayments. The agreement governing the Term Loan Facility also includes an exit fee of 6.5% of the aggregate principal amount and prepayment penalties of 2% to 4% if repaid prior to maturity. The Term Loan Facility also provides for a delay in the payment of principal if certain conditions are met including a qualified initial public offering and no continuing default or event of default. The weighted average interest rate on Term Loan Facility borrowings was 9.8% and 9.7%, respectively, for the years ended December 31, 2018 and 2019. Borrowings under the Revolving Credit Facility bear interest at a rate per annum equal to the sum of  (x) the greater of  (i) 2.25% and (ii) LIBOR plus (y) 4.95%. The agreement governing the Revolving Credit Facility includes an unused line fee in an amount equal to 0.5% per annum of the unused borrowing capacity and prepayment penalties of 2% to 4% on the $8 million borrowing capacity

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
if terminated by the Company prior to its expiration in July 2024. The weighted average interest rate on Revolving Credit Facility borrowings was 6.9% and 7.1%, respectively, for the years ended December 31, 2018 and 2019. Both debt instruments contain events of default, including, most significantly, a failure to timely pay interest or principal, insolvency, or an action by the Food and Drug Administration or such other material adverse event impacting the operations of Aziyo. The debt instruments also include a financial covenant based on cumulative minimum net product revenue, as defined, restrictions as to payment of dividends, and are secured by all assets of the Company. As of December 31, 2019, Aziyo was in compliance with this financial covenant.
In consummating the July 2019 Amendment to the Term Loan Facility, Aziyo paid origination fees of approximately $40,000 and accrued exit fees of  $0.4 million.
In conjunction with the May 2017 Financing and the amendment thereto, the Company issued to the financial institution warrants to purchase 405,000 shares of Aziyo’s Convertible Preferred Stock at $1.00 per share. The warrants are exercisable through the first to occur of  (a) May 31, 2027 (in the case of warrants to purchase 360,000 shares of Convertible Preferred Stock) or December 14, 2027 (in the case of warrants to purchase 45,000 shares of Convertible Preferred Stock), and (b) the earlier of  (i) a Sale Transaction (as defined in the Company’s Certificate of Incorporation) or (ii) an initial public offering of the Company’s common stock. The Company accounts for stock warrants in accordance with ASC Topic 815 Derivatives and Hedging — Contracts in Entity’s Own Equity,” as either derivative liabilities or as equity instruments depending on the specific terms of the warrant agreement. As described in Note 10, all of the Company’s issued and outstanding Convertible Preferred Stock warrants are accounted for as a liability and are valued using the Black Scholes model. Upon issuance, the Company valued such warrants at $286,267. The recognition of these warrants served to reduce the recorded value of the associated Term Loan Facility borrowings. This resulting debt discount will be recognized as interest expense through the maturity of the Term Loan Facility.
During 2017, the Company restructured certain of its liabilities with tissue suppliers and entered into unsecured promissory notes with two separate tissue suppliers totaling $2.6 million and $2.1 million, respectively. Both notes bear interest at 5% and include quarterly interest-only payments in 2017 and quarterly interest and principal payments from March 31, 2018 through August 31, 2020. The notes are subordinated in payment to the Term Loan Facility and Revolving Credit Facility and in 2019, the Company’s senior lender restricted payment of certain amounts due. In 2018, the Company negotiated a settlement with one of the tissue suppliers to whom a promissory note was held. Such settlement resulted in a payment by the Company of  $1.3 million in full satisfaction of the promissory note balance and the related accrued interest, and yielded the recognition of a gain on early extinguishment of debt totaling approximately $1.5 million that is included within Other (income) expense in the accompanying Consolidated Statements of Operations.
On April 2, 2020 (unaudited), the Company issued convertible, subordinated promissory notes (the “Initial 2020 Bridge Notes”) with a total principal of approximately $0.6 million. The Initial 2020 Bridge Notes have an interest rate of 5%, are repayable upon demand by the holders any time after April 1, 2025 and shall automatically be converted into the Company’s shares of capital stock upon the closing of an issuance of the Company’s shares of capital stock to one or more investors that results in gross cash proceeds to the Company of at least Three Million Dollars ($3 million). The number of securities to be issued in connection with the conversion of these notes shall equal (i) the sum of the outstanding principal amount of, and all accrued but unpaid interest on, these notes divided by (ii) the cash purchase price per security paid by the investors in the financing.
On April 21, 2020 (unaudited) and April 29, 2020 (unaudited), the Company issued additional convertible, subordinated promissory notes (the “Additional 2020 Bridge Notes” and, together with the Initial 2020 Bridge Notes, the “2020 Bridge Notes”) with a total principal of approximately $1.4 million. The Additional 2020 Bridge Notes have an interest rate of 5%, are repayable upon demand by the holders any time after April 1, 2025 and shall automatically be converted into the Company’s shares of capital stock upon the closing of an issuance of the Company’s shares of capital stock to one or more investors that results

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
in gross cash proceeds to the Company of at least Three Million Dollars ($3 million). The number of securities to be issued in connection with the conversion of these notes shall equal (i) the sum of the outstanding principal amount of, and all accrued but unpaid interest on, these notes divided by (ii) the cash purchase price per security paid by the investors in the financing.
On May 7, 2020 (unaudited), Aziyo entered into a promissory note with Silicon Valley Bank that provided for the receipt by the Company of loan proceeds totaling approximately $3.0 million (unaudited) (the “PPP loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan matures on May 7, 2022 and bears interest at a rate of 1.0% per annum (unaudited). Monthly amortized principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan contains events of default and other provisions customary for a loan of this type. If the PPP Loan amount, or any portion thereof, is forgiven pursuant to the Paycheck Protection Program under the CARES Act, the amount so forgiven shall be applied to principal. The Company is not yet able to determine the amount that might be forgiven, and as such, has recorded the PPP loan as a liability until Aziyo is released as the primary obligor for all or a portion of the loan. The PPP loan has been recorded within long-term debt in the accompanying Consolidated Balance Sheets.
As of December 31, 2019, the contractual maturities of the long-term debt are as follows (in thousands):
Years ending December 31,	Term Loan Facility	Note to Tissue Supplier	Total
2020	$—	$1,692	$1,692
2021	5,239	—	5,239
2022	5,714	—	5,714
2023	5,714	—	5,714
2024	3,333	—	3,333
Total	20,000	1,692	21,692
Debt Discount	(125)	—	(125)
Deferred Financing Costs	(263)	—	(263)
Total, net	19,612	1,692	21,304
Current Portion	—	(1,692)	(1,692)
Long-term Debt	$19,612	$—	$19,612
The fair value of all debt instruments, which is based on inputs considered to be Level 2 under the fair value hierarchy, approximates the respective carrying values as of December 31, 2018 and 2019 and June 30, 2020 (unaudited).
The Company has a warrant outstanding to purchase up to 7,656 shares of common stock, at an exercise price of  $5.44 per share, which had been issued in connection with a prior financing arrangement. This warrant is fully vested and is exercisable through the earliest to occur of  (i) March 1, 2027, (ii) the consummation of a Sale Transaction (as defined in the Company’s Certificate of Incorporation), or (iii) the initial public offering of the Company’s common stock.
9. Revenue Interest Obligation
As described in Note 1, on May 31, 2017, the Company completed an asset purchase agreement with CorMatrix and acquired all CorMatrix commercial assets and related intellectual property. As part of this acquisition, the Company assumed a restructured, long-term obligation (the “Revenue Interest Obligation”) to Ligand Pharmaceuticals (“Ligand”) with an estimated present value on the acquisition date of  $27.7 million. The terms of the Revenue Interest Obligation require Aziyo to pay Ligand, subject to certain annual minimums, 5% of future sales of the products Aziyo acquired from CorMatrix, including CanGaroo, ProxiCor, Tyke and Vascure, as well as products substantially similar to those products, such as the version of CanGaroo Aziyo is currently developing that is designed to have anti-infective properties.

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
Furthermore, a $5.0 million payment will be due to Ligand if cumulative sales of these products exceed $100.0 million and a second $5.0 million will be due if cumulative sales exceed $300.0 million during the ten-year term of the agreement which expires on May 31, 2027.
The future annual minimum payments on the Revenue Interest Obligation are as follows (in thousands):
Years Ending December 31,	Amount
2020	$2,750
2021	2,750
2022	2,750
2023	2,750
2024 and thereafter	9,396
The Company recorded the present value of the estimated total future payments under the Revenue Interest Obligation as a long-term obligation on the opening balance sheet, with the annual minimum payments serving to establish the short-term portion. Interest expense related to the Revenue Interest Obligation of approximately $2.7 million and $2.9 million was recorded for the years ended December 31, 2018 and 2019, respectively, and $1.4 million and $1.3 million for the six months ended June 30, 2019 and 2020, respectively (unaudited). See Note 10 for discussion of the value of this debt instrument.
10. Fair Value Measurements
The following table sets forth by level, within the fair value hierarchy, the liabilities that are measured at fair value on a recurring basis (in thousands):
	Fair Value Measurements at December 31, 2018 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Preferred stock warrant liability	$—	$—	$249	$249
Revenue Interest Obligation*	—	—	20,253	20,253
Total	$—	$—	$20,502	$20,502

	Fair Value Measurements at December 31, 2019 Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Preferred stock warrant liability	$—	$—	$247	$247
Revenue Interest Obligation*	—	—	19,346	19,346
Total	$—	$—	$19,593	$19,593

	Fair Value Measurements at June 30, 2020 (unaudited) Using:
	Level 1	Level 2	Level 3	Total
Liabilities:
Preferred stock warrant liability	$—	$—	$247	$247
Revenue Interest Obligation*	—	—	19,433	19,433
Total	$—	$—	$19,680	$19,680

*
Net Present Value; see discussion of value below

The preferred stock warrant liability in the tables above consisted of the fair value of warrants to purchase Convertible Preferred Stock (see Note 8) and was based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy. The Company’s valuation of the preferred stock warrants utilized the Black-Scholes option-pricing model, which

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
incorporates assumptions and estimates to value the preferred stock warrants. The Company assesses these assumptions and estimates at each reporting period as additional information impacting the assumptions becomes available. Changes in the fair value of the preferred stock warrants are recognized as Other (income) expense in the consolidated statements of operations.
The Company has estimated the value of the Revenue Interest Obligation, including contingent milestone payments and estimated sales-based payments, based on assumptions related to future sales of the acquired products. At each reporting period, the value of the Revenue Interest Obligation is re-measured based on current estimates of future payments, with changes to be recorded in the consolidated statements of operations using the catch-up method. In connection with the Company’s estimations at December 31, 2018 and 2019, it was determined that the estimated future payments have decreased since the estimates made in the prior year. In both instances, such decrease was primarily the result of delays in certain regulatory approvals that will impact the timing and extent of future sales and thereby, will reduce expected future payments to Ligand. The change to estimated future payments yielded a reduction to the total Revenue Interest Obligation of approximately $0.5 million and $1.9 million at December 31, 2018 and 2019, respectively, with such amounts recognized as gains included in Other (income) expense in the accompanying Consolidated Statements of Operations. There was no change to the value of the Revenue Interest Obligation as of June 30, 2020 (unaudited) based on estimates of future payments at that date.
The following table provides a rollforward of the aggregate fair values of the preferred stock warrant liability and Revenue Interest Obligation categorized with Level 3 inputs for the years ended December 31, 2018 and 2019 is as follows (in thousands):
	Preferred Stock Warrant Liability	Revenue Interest Obligation
Balance as of January 1, 2018	$286	$19,161
Fair value adjustment to warrant liability	(37)	—
Payments on Revenue Interest Obligation	—	(1,179)
Interest accrued to Revenue Interest Obligation	—	2,746
Fair value adjustment to Revenue Interest Obligation	—	(475)
Balance as of December 31, 2018	$249	$20,253
Fair value adjustment to warrant liability	(2)	—
Payments on Revenue Interest Obligation	—	(1,879)
Interest accrued to Revenue Interest Obligation	—	2,856
Fair value adjustment to Revenue Interest Obligation	—	(1,884)
Balance as of December 31, 2019	$247	$19,346
Fair value adjustment to warrant liability	—	—
Payments on Revenue Interest Obligation	—	(1,247)
Interest accrued to Revenue Interest Obligation	—	1,334
Balance as of June 30, 2020 (unaudited)	$247	$19,433
There were no transfers among Level 1, Level 2, or Level 3 categories during any of the periods presented.
11. Income Taxes
The Company is subject to income taxes in the United States. Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are calculated based on the difference between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using the enacted income tax rates expected to be in effect during the years in which the temporary differences are expected to reverse.

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
The reconciliation of the U.S. federal statutory rate to the consolidated effective tax rate is as follows:
	Years Ended December 31,
	2018	2019
Tax benefit at U.S. statutory rate	21.00%	21.00%
State income tax benefit, net of federal benefit	2.55%	2.18%
Nondeductible expenses	(0.29)%	(0.64)%
State Law Changes	0.77%	(1.36)%
Other	(0.77)%	(1.33)%
Change in valuation allowance	(23.49)%	(20.08)%
Income tax expense	(0.23)%	(0.23)%
Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes as well as net operating loss carryforwards. As of December 31, 2018 and 2019, significant components of the Company’s net deferred income taxes are as follows (in thousands):
	December 31,
	2018	2019
Deferred tax assets:
Tax goodwill	$4,366	$3,950
Net operating loss carryforwards	6,002	7,365
Inventory	740	744
Deferred revenue	—	275
Acquired intangibles	426	686
Revenue interest obligation	33	238
Interest expense	—	581
Other	555	702
Total assets	12,122	14,541
Deferred tax liabilities:
Prepaid expenses	(114)	(134)
Total liabilities	(114)	(134)
Total net deferred tax asset	12,008	14,407
Valuation allowance	(12,008)	(14,407)
Net deferred tax asset, net of valuation allowance	$—	$—
The Company did not recognize any deferred benefit for income taxes for the years ended December 31, 2018 and 2019 and the six months ended June 30, 2019 and 2020 (unaudited), as the increases to the respective deferred tax assets of  $2.7 million, $2.4 million, $1.4 million and $1.9 million, respectively, were offset by corresponding increases to the Company’s deferred tax asset valuation allowance due to uncertainty of realizing the deferred tax assets.
The Company evaluates the need for deferred tax asset valuation allowances based on a more likely than not standard. The ability to realize deferred tax assets depends on the ability to generate sufficient taxable income within the carryback or carryforward periods provided for in the tax law for each applicable tax jurisdiction. Valuation allowances are established when necessary to reduce deferred tax assets to amounts that are more likely than not to be realized. Based on the uncertainty of future taxable income generation, as of December 31, 2018 and 2019 and as of June 30, 2020 (unaudited), the Company has provided valuation allowances against all deferred tax assets.

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
The Company regularly assesses the realizability of its deferred tax assets. Changes in historical earnings performance and future earnings projections, among other factors, may cause the Company to adjust its valuation allowance, which would impact the Company’s income tax expense in the period the Company determines that these factors have changed.
The income tax expense for the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2019 and 2020 (unaudited) relates to current amounts due on certain state tax obligations.
As of December 31, 2019, the Company had net operating loss carryforwards for federal income tax purposes of approximately $32.0 million, comprised of  $17.6 million that will expire beginning in 2036 and $14.4 million that have no expiration date. The Company also had state net operating loss carryforwards of approximately $10.5 million that will expire beginning in 2030. Utilization of the net operating loss carryforwards may be subject to an annual limitation under Section 382 of the Internal Revenue Code of 1986, and corresponding provisions of state law, due to ownership changes that have occurred previously or that could occur in the future. These ownership changes may limit the amount of carryforwards that can be utilized annually to offset future taxable income. The Company has not conducted a study to assess whether a change of control has occurred or whether there have been multiple changes of control since inception due to the significant complexity and cost associated with such a study. If the Company has experienced a change of control, as defined by Section 382, at any time since inception, utilization of the net operating loss carryforwards would be subject to an annual limitation under Section 382. Any limitation may result in expiration of a portion of the net operating loss carryforwards before utilization.
As of December 31, 2019, the Company had no unrecognized tax benefits.
12. Preferred Stock
At inception, Aziyo was capitalized through the sale of 19.5 million shares of Series A Convertible Preferred Stock, par value $0.001 per share (the “Convertible Preferred Stock”). Since inception, the Company has issued an additional 25.1 million shares of Convertible Preferred Stock whose proceeds of $24.9 million were used for general corporate purposes and the purchase of CorMatrix. During the years ended December 31, 2018 and 2019 and the six months ended June 30, 2020 (unaudited), Convertible Preferred Stock offerings totaled approximately $10.0 million, $3.0 million and $0.45 million, respectively. The proceeds raised in the 2019 offering included the conversion of a $0.75 million Convertible Promissory Note (issued in November 2019) and the related accrued interest of approximately $4,000 into the Convertible Preferred Stock.
Dividends
The holders of Convertible Preferred Stock are entitled to receive noncumulative dividends as declared by the Board of Directors. The holders of Convertible Preferred Stock shall be entitled to receive dividends prior and in preference to any payment of any dividend on common stock. No dividends have been declared by the Board of Directors from inception through December 31, 2019.
Conversion
The Convertible Preferred Stock is convertible at the election of the holders into shares of the Company’s common stock that would result in a conversion ratio of one share of common stock for every 13.9549 shares of Convertible Preferred Stock held. In addition to this voluntary conversion, each share of Convertible Preferred Stock will automatically be converted into shares of common stock upon (i) the written consent of the required holders (as defined) or (ii) the closing of the sale of shares of common stock to the public at a price of at least $69.77 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock), in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30 million of gross proceeds to the Company. In case of an underwritten public offering, immediately prior to closing, the holders of Convertible Preferred

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
Stock are entitled to receive additional shares of Common Stock as determined by dividing the Convertible Preferred Stock Preference Amount, as defined below, by the price per Common Shares in the underwritten public offering.
Redemption and Balance Sheet Classification
The Convertible Preferred Stock does not have a mandatory redemption date. However, while it is not mandatorily redeemable, the Convertible Preferred Stock was reclassified into mezzanine equity because it will become redeemable at the option of the stockholders upon the occurrence of certain deemed liquidation events that are considered not solely within the Company’s control. That is, unless a majority of the holders of the then outstanding preferred stock, on an as-if-converted to common stock basis, elect otherwise, deemed liquidation events include a sale of all or substantially all of Aziyo’s assets or a sale of at least fifty percent (50%) of the issued and outstanding voting securities, capital stock, or other comparable equity or ownership interest in Aziyo.
Upon issuance of the Convertible Preferred Stock, the Company assessed the embedded conversion and liquidation features of the securities. The Company determined that the preferred stock did not require the Company to separately account for the liquidation features. The Company also concluded that no beneficial conversion feature existed upon the issuance date the preferred stock as of December 31, 2018 or 2019.
Voting
The holders of each share of Convertible Preferred Stock are entitled to vote, together with the holders of the common stock, on all matters submitted to stockholders for a vote. Each holder of Convertible Preferred Stock is entitled to the right to one vote for each share of common stock into which their shares would convert.
Liquidation
In the event of a liquidation or winding up of the Company, either voluntary or involuntary, the holders of Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets or funds of the Company to holders of Common Stock, for each share of Convertible Preferred stock, the sum of  (i) $1.00 (as adjusted for any dividends, combinations, splits, recapitalizations and similar events with respect to such shares of Convertible Preferred Stock) and (ii) the amount of all declared but unpaid dividends on such share of Convertible Preferred Stock (such sum, the Convertible Preferred Stock Preference Amount). In the event that the assets and funds legally available for distribution to the stockholders of the Company are insufficient to pay such preference amount in respect of each share of Convertible Preferred stock as set forth above, then all funds or assets legally available for distribution to the holders of Convertible Preferred Stock shall be paid to such holders of Convertible Preferred Stock pro rata based on the dollar amount to which they are otherwise entitled.
After payment of the liquidation preference to the holders of the preferred stock, the remaining assets of the Company are available for distribution to the holders of common stock and preferred stock (based on common shares that would be received upon conversion) on a pro rata basis.
13. Retirement Plan
The Company has a defined contribution savings plan under section 401(k) of the Internal Revenue Code. The plan covers substantially all employees. The Company matches employee contributions made to the plan according to a specified formula. The Company’s matching contributions totaled approximately $0.2 million for both the years ended December 31, 2018 and 2019 and $0.1 million for the six months ended June 30, 2019 and 2020 (unaudited).

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
14. Net Loss Per Share Attributable to Common Stockholders
	Year Ended December 31,		Six Months Ended June 30,
(in thousands, except share and per share data)	2018	2019	2019	2020
			(Unaudited)
Numerator:
Net loss	$(11,566)	$(11,939)	$(6,052)	$(9,738)
Denominator:
Weighted average number of common shares, basic and diluted	629,534	645,994	645,143	648,277
Net loss per common share attributable to common stockholders, basic and diluted	$(18.37)	$(18.48)	$(9.38)	$(15.02)
The Company’s potential dilutive securities have been excluded from the computation of diluted net loss per share as the effect would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders:
	December 31,		June 30,
	2018	2019	2019	2020
			(Unaudited)
Convertible Preferred Stock	2,973,866	3,192,444	2,973,866	3,224,674
Options to purchase common stock	313,260	281,072	268,956	306,601
Common stock warrant	7,656	7,656	7,656	7,656
Preferred stock warrants	29,022	29,022	29,022	29,022
Convertible Promissory Notes	—	—	—	143,319
Total	3,323,804	3,510,194	3,297,500	3,711,272
15. Pro Forma Net Loss Per Share Attributable to Common Stockholders (Unaudited)
The unaudited pro forma basic and diluted net loss per share attributable to common stockholders for the year ended December 31, 2019 and the six months ended June 30, 2020 has been prepared to give effect to the occurrence of the following events in connection with the initial public offering of the Company’s common stock (the “IPO”):
•
the automatic conversion of all shares of Convertible Preferred Stock outstanding as of December 31, 2019 or June 30, 2020 (as applicable) (including the shares of Convertible Preferred Stock issuable upon the assumed net exercise of warrants to purchase Convertible Preferred Stock, as described below) into one share of common stock for every 13.9549 shares of Convertible Preferred Stock held.

•
the issuance of shares of common stock in respect of a liquidation preference payable to the holders of Convertible Preferred Stock in kind immediately prior to the closing of the IPO (as described in Note 12, “Preferred Stock — Conversion”), based on the IPO price of  $17.00 per share;

•
the issuance of shares of common stock upon the assumed net exercise of a warrant to purchase shares of common stock outstanding as of December 31, 2019 or June 30, 2020 (as applicable), which will expire if not exercised prior to the closing of the IPO, assuming the fair market value of the Company’s common stock for purposes of such net exercise is equal to the IPO price of $17.00 per share; and

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
•
the issuance of shares of Convertible Preferred Stock upon the assumed gross exercise, for an aggregate exercise price of approximately $0.4 million, of warrants to purchase shares of Convertible Preferred Stock outstanding as of December 31, 2019 or June 30, 2020 (as applicable), which will expire if not exercised prior to the closing of the IPO.

The Company has calculated unaudited pro forma basic and diluted net loss per share attributable to common stockholders giving effect to the impact of the foregoing events using the if-converted method, as though the conversion of the Convertible Preferred Stock and the assumed net exercise of the warrants to purchase common stock and Convertible Preferred Stock had occurred as of the beginning of the period or the original date of issuance, if later.
This calculation does not give effect to (i) any shares of common stock to be issued in the IPO, (ii) 3,000,000 shares of our Series A convertible preferred stock, (iii) 375,000 shares of our Series A convertible preferred stock to an affiliate of HighCape Partners in exchange for the extinguishment of our obligation to pay an advisory fee, in each case, in September 2020, or (iv) the shares of Convertible Preferred Stock issued upon the conversion of the outstanding principal amount of and accrued and unpaid interest on the 2020 Bridge Notes. See Note 20, “Subsequent Events.” All share and per share amounts set forth below have been adjusted to give retrospective effect to the one-for-13.9549 reverse stock split of the Company's common stock effected on September 29, 2020.
Unaudited pro forma net loss per share is computed as follows:
	Year Ended December 31, 2019	Six Months Ended June 30, 2020
(in thousands, except share and per share amounts)	(unaudited)	(unaudited)
Numerator:
Net loss	$(11,939)	$(9,738)
Add:
Change in fair value of preferred stock warrant liability	(2)	—
Loss used in computing pro forma net loss per share calculation	$(11,941)	$(9,738)
Denominator:
Weighted-average shares used to compute net loss per share attributable to common stockholders, basic and diluted	645,994	648,277
Pro forma adjustment to reflect automatic conversion of Convertible Preferred Stock (including the shares of Convertible Preferred Stock issuable upon the assumed net exercise of Convertible Preferred Stock warrants)	3,013,667	3,253,165
Pro forma adjustment to reflect issuance of common stock in respect of liquidation preference payable to holders of Convertible Preferred Stock	2,644,425	2,670,882
Pro forma adjustment to reflect issuance of common stock upon the assumed net exercise of warrant to purchase common stock	5,205	5,205
Weighted-average shares used in computing pro forma net loss per share	6,309,291	6,577,529
Pro forma net loss per share attributable to common stockholders, basic and diluted	$(1.89)	$(1.48)
16. Distribution Agreements
ViBone Exclusivity Agreement
In August 2018, the Company entered into an agreement with Surgalign Holdings, Inc (formerly RTI Surgical, Inc.) (“Surgalign Holdings”) for the exclusive distribution in the United States of the Company’s

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
ViBone® cellular bone product. Such agreement includes requirements that Surgalign Holdings purchase certain annual minimum quantities for years 2019 through 2021 and also included an upfront payment of $2 million for the exclusivity. Such upfront payment was recorded as deferred revenue and is being amortized into revenue through the 2021 minimum purchase period. During 2018 and 2019, Aziyo recognized approximately $0.2 million and $0.6 million, respectively, of the $2 million as revenue.
For the transition period, beginning with the commencement of the agreement and ending on December 31, 2018, Aziyo performed the billing and collections on behalf of Surgalign Holdings for certain existing ViBone customers. During this period, Aziyo also paid, on behalf of Surgalign Holdings, the related sales commissions to independent sales representatives. When Aziyo bills customers on Surgalign Holdings’ behalf, a liability due to Surgalign Holdings is recorded which is offset by the related commissions paid or to be paid on such sales. As of December 31, 2018, the net amount due to Surgalign Holdings was approximately $0.3 million. Amounts collected from customers by Aziyo on the transition period billings less the related commission amounts paid is included as a net cash inflow from financing activities on the Consolidated Statement of Cash Flows. All revenue on sales under the ViBone exclusivity agreement is recognized at the contractual transfer price from Surgalign Holdings upon shipment of the goods to the customer.
CanGaroo Sales Agent Agreement
In January 2018, Aziyo began selling a private-labeled CanGaroo product to a domestic distribution entity. Due to unforeseen market conflicts, in April 2019, an amended agreement was reached between the parties such that the distributor arrangement would be transitioned to that of a commissioned sales agent. In connection with this sales agent agreement, it was agreed that Aziyo would buy back all private-labeled CanGaroo product that remained in the entity’s inventory upon execution of the new agreement. As such, due to the nature of the event, Aziyo reversed all revenue associated with the units to be bought back and recorded a payable to this entity of approximately $1.2 million as of December 31, 2018, which is included in Accrued Expenses. As all sales of the private-labeled CanGaroo product as well as buyback accounting occurred during year ended December 31, 2018, no revenue associated with units bought back was recognized in the Consolidated Statements of Operations.
Significant Customers
The Company sells certain of its products under large contract manufacturing or distribution arrangements. The following table presents percentage of total revenues derived from the Company’s largest customers:
	Year Ended December 31,
	2018	2019
Percent of revenues derived from:
Osiris Therapeutics, Inc.	21%	12%
Surgalign Holdings	4%	12%
	December 31,
	2018	2019
Percent of accounts receivable derived from:
Osiris Therapeutics, Inc.	17%	14%
Surgalign Holdings	22%	23%
	Six Months Ended June 30,
	2019	2020
	(unaudited)
Percent of revenues derived from:
Osiris Therapeutics, Inc.	10%	1%
Surgalign Holdings	15%	11%

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
	Six Months Ended June 30,
	2019	2020
	(unaudited)
Medtronic Sofamor Danek USA, Inc.	—%	15%
	June 30,
	2019	2020
	(unaudited)
Percent of accounts receivable derived from:
Osiris Therapeutics, Inc.	11%	—%
Surgalign Holdings	24%	13%
Medtronic Sofamor Danek USA, Inc	1%	27%
17. Commitment and Contingencies
Operating Leases
The Company leases two production facilities and one administrative and research facility under non-cancelable operating lease arrangements that expire through July 2023. All leases contain renewal options and escalation clauses based upon increases in the lessors’ operating expenses and other charges.
The Company records rent expense on a straight-line basis over the life of the lease and the difference between the average rent expense and cash payments for rent is recorded as deferred rent and is included in accrued liabilities on the balance sheet. Rent expense for the years ended December 31, 2018 and 2019 and for the six months ended June 30, 2019 and 2020 (unaudited) was approximately $1.0 million, $1.1 million, $0.5 million and $0.6 million, respectively, and is included as a component of either cost of goods sold or general and administrative expenses.
Future minimum lease commitments under non-cancelable operating leases as of December 31, 2019 are as follows (in thousands):
Years ending December 31,
2020	$1,121
2021	1,080
2022	1,056
2023	948
2024	781
Thereafter	594
Total	$5,580
Cook Biotech License and Supply Agreements
Aziyo has entered into a license agreement with Cook Biotech (“Cook”) for an exclusive, worldwide license to the porcine tissue for use in the Company’s Cardiac Patch and CanGaroo products, subject to certain co-exclusive rights retained by Cook. The term of such license is through the date of the last to expire of the licensed Cook patents, which is anticipated to be July 2031. Along with this license agreement, Aziyo entered into a supply agreement whereby Cook would be the exclusive supplier to Aziyo of the licensed porcine tissue. Under certain limited circumstances, Aziyo has the right to manufacture the licensed product and pay Cook a royalty of 3% of sales of the Aziyo-manufactured tissue. The supply agreement expires on the same date as the related license agreement. No royalties were paid to Cook during the years ended December 31, 2018 and 2019. Aziyo has also entered into an amendment to the Cook license agreement (the “Cook Amendment”) in order to add fields of exclusive use. Specifically, the Cook Amendment provides for a worldwide exclusive license to the porcine tissue for use with neuromodulation devices in addition to cardiovascular devices. The Cook Amendment includes license

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
fee payments of  $0.1 million per year in each of the years 2020 through 2026. Such license payments would accelerate if a change in control, as defined, occurs within Aziyo. The Company, in its sole discretion, can terminate the license agreement at any time.
Legal Proceedings
From time to time, the Company may become involved in legal proceedings arising in the ordinary course of business. As of December 31, 2018 and 2019 and as of June 30, 2020 (unaudited), the Company was not a party to, or aware of, any material legal matters or claims.
18. Related Party Transactions
The Company has a management services agreement with an affiliate of HighCape through which strategic, operational and management consulting services are provided to the Company. Fees for such services are $0.25 million per year. During the years ended December 31, 2018 and 2019, the Company recorded expenses totaling $0.25 million for these services. For the six months ended June 30, 2019 and 2020 (unaudited), the Company recorded expenses totaling $0.13 million for these services. As of December 31, 2018 and 2019, approximately $0 and $10,000, respectively, was recorded as an accrued expense related to such management fees. As of June 30, 2020, approximately $0.1 million was recorded as an accrued expense related to such management fees (unaudited).
As consideration for the advisory services provided to Aziyo in connection with the CorMatrix acquisition, an agreement was executed between Aziyo and HighCape whereby upon consummation by Aziyo of a sale transaction, as defined in the Company’s Certificate of Incorporation, or an initial public offering of the Company’s common stock, Aziyo would be required to pay HighCape a fee totaling $0.75 million.
As part of the contribution of assets transacted from Tissue Banks International, now KeraLink International, to Aziyo upon formation of the Company, a provision existed which guaranteed a certain level of working capital, as defined, on the opening balance sheet of Aziyo. Such guarantee was largely settled in 2016; however, an additional $0.4 million was received by the Company related to such settlement in 2018 and recognized in Other (income) expense, net. As of December 31, 2018, all working capital guarantee matters had been finalized.
19. Segment Information
The Company operates as one segment, regenerative medicines. The segment is based on financial information that is utilized by the Company's Chief Operating Decision Maker (“CODM”), who is the Company's Chief Executive Officer, to assess performance and allocate resources.
For the years ended December 31, 2018 and 2019 as well as the six months ended June 30, 2019 and 2020, the Company’s net sales disaggregated by the major sources were as follows (in thousands):
	Years Ended December 31,		Six Months Ended June 30,
Sales by channel	2018	2019	2019	2020
			(unaudited)
Direct	$18,617	$20,445	$8,813	$8,483
Indirect	20,421	22,456	10,896	9,959
Total sales	$39,038	$42,901	$19,709	$18,442

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
The Company’s sales separated between Core Products and Non-Core Products (see Note 1) for the years ended December 31, 2018 and 2019 as well as for the six months ended June 30, 2019 and 2020 were as follows (in thousands):
	Years Ended December 31,		Six Months Ended June 30,
Sales by product	2018	2019	2019	2020
			(unaudited)
Orthopedic/Spinal Repair	$5,345	$11,045	$5,486	$7,307
CanGaroo	6,874	9,338	3,164	3,388
Cardiovascular	10,501	9,777	5,033	3,416
SimpliDerm	—	758	—	1,500
Core Products	$22,720	$30,918	$13,683	$15,611
Contract Manufacturing	$16,318	$11,983	$6,026	$2,831
Non-Core Products	16,318	11,983	6,026	2,831
Total sales	$39,038	$42,901	$19,709	$18,442
The Company’s indirect sales channel are sales completed through its agreements with commercial partners and contract manufacturing agreements with other third parties. The direct sales channel are sales made directly to end customers (i.e. hospitals and other healthcare facilities) through the Company's internal sales organization.
During the years ended December 31, 2018 and 2019 and the six months ended June 30, 2019 and 2020 (unaudited), the Company did not have any international product sales to specific countries where such country-specific sales represented greater than 10% of total product sales, and the Company did not own any long-lived assets outside the United States.
20. Subsequent Events
In March 2020, the World Health Organization declared the novel strain of coronavirus (“COVID-19”) a global pandemic and recommended containment and mitigation measures worldwide. The COVID-19 pandemic has continued to spread and various state and local governments have issued or extended “shelter-in-place” orders which have impacted and restricted various aspects of the Company's business. It is reasonably possible the Company's operations and results could be negatively affected by the impacts of COVID-19. The extent to which COVID-19 may impact the Company's results will depend on future developments, which are highly uncertain and cannot be predicted, including new information concerning the severity of COVID-19 and the actions taken to contain it or treat its impact, among others.
On April 2, 2020, the Company issued convertible, subordinated promissory notes (the “Initial 2020 Bridge Notes”) with a total principal of approximately $0.6 million. The Initial 2020 Bridge Notes have an interest rate of 5%, are repayable upon demand by the holders any time after April 1, 2025 and shall automatically be converted into the Company’s shares of capital stock upon the closing of an issuance of the Company’s shares of capital stock to one or more investors that results in gross cash proceeds to the Company of at least Three Million Dollars ($3 million). The number of securities to be issued in connection with the conversion of these notes shall equal (i) the sum of the outstanding principal amount of, and all accrued but unpaid interest on, these notes divided by (ii) the cash purchase price per security paid by the investors in the financing.
The Company evaluated subsequent events, as defined by FASB ASC 855 Subsequent Events, through April 17, 2020, the date the financial statements were available to be issued, and identified no subsequent events, other than noted above, that require adjustment to, or disclosure of, in these financial statements.
In September 2020, the Company’s Board of Directors and stockholders approved an amendment to the Company’s amended and restated certificate of incorporation to effect a 1-for-13.9549 reverse stock split of the Company’s common stock, which was effected on September 29, 2020. The par value of the

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
common stock was not adjusted as a result of the reverse stock split. Accordingly, all common stock, stock options, and related per share amounts in these audited annual and unaudited interim financial statements have been retroactively adjusted for all periods presented to give effect to the reverse stock split.
In addition, the amendment to the Company’s amended and restated certificate of incorporation modified the rights of the holders of Convertible Preferred Stock with respect to conversion. Pursuant to the amended and restated certificate of incorporation, as amended by the amendment, each share of Convertible Preferred Stock will automatically be converted into shares of common stock upon (i) the date, time or event specified in a written consent of the required holders (as defined in the amended and restated certificate of incorporation) (provided, that the Series A-1 Convertible Preferred Stock shall not be converted pursuant to this clause (i) without the consent of a majority of the holders of the Series A-1 Preferred Stock, unless such date, time or event occurs within an Exchange Act Registration Period (as defined in the Company's amended and restated certificate of incorporation)), (ii) the closing of the sale of shares of common stock to the public at a price of at least $5.00 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the common stock), in an underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, resulting in at least $30 million of gross proceeds to the Company or (iii) the closing of the sale of shares of Class A Common Stock (and/or Class B Common Stock, if applicable) to the public in an underwritten offering pursuant to the Company’s registration statement on Form S-1 (Reg. No. 333-248788) (provided, in the case of each of clauses (ii) and (iii), that the Series A-1 Convertible Preferred Stock shall not be converted unless such closing occurs during an Exchange Act Registration Period).
Subsequent Events (Unaudited)
In connection with the inclusion of these financial statements in the Company’s registration statement on Form S-1, the Company assessed subsequent events for the purpose of disclosure only.
On April 21, 2020 and April 29, 2020, the Company issued additional convertible, subordinated promissory notes (the “Additional 2020 Bridge Notes” and, together with the Initial 2020 Bridge Notes, the “2020 Bridge Notes”) with a total principal of approximately $1.4 million. The Additional 2020 Bridge Notes have an interest rate of 5%, are repayable upon demand by the holders any time after April 1, 2025 and shall automatically be converted into the Company’s shares of capital stock upon the closing of an issuance of the Company’s shares of capital stock to one or more investors that results in gross cash proceeds to the Company of at least Three Million Dollars ($3 million). The number of securities to be issued in connection with the conversion of these notes shall equal (i) the sum of the outstanding principal amount of, and all accrued but unpaid interest on, these notes divided by (ii) the cash purchase price per security paid by the investors in the financing.
On May 7, 2020, Aziyo entered into a promissory note with Silicon Valley Bank that provided for the receipt by the Company of loan proceeds totaling approximately $3.0 million (the “PPP Loan”) pursuant to the Paycheck Protection Program under the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”). The PPP Loan matures on May 7, 2022 and bears interest at a rate of 1.0% per annum. Monthly amortized principal and interest payments are deferred for six months after the date of disbursement. The PPP Loan contains events of default and other provisions customary for a loan of this type. If the PPP Loan amount, or any portion thereof, is forgiven pursuant to the Paycheck Protection Program under the CARES Act, the amount so forgiven shall be applied to principal. The Company is not yet able to determine the amount that might be forgiven, and as such, has recorded the PPP Loan as a liability until Aziyo is released as the primary obligor for all or a portion of the loan. The PPP Loan has been recorded within long-term debt in the accompanying Consolidated Balance Sheets.
On September 11, 2020, the Company completed the sale of 3,000,000 shares of Convertible Preferred Stock for net proceeds of approximately $3.0 million. Additionally, in connection with this sale, the 2020 Bridge Notes and the Additional 2020 Bridge Notes totaling $2.0 million, along with accrued interest, converted into Convertible Preferred Stock, bringing the total shares of Convertible Preferred Stock issued in connection with this overall transaction to approximately 5 million.

Aziyo Biologics, Inc.
Notes to Consolidated Financial Statements
On September 14, 2020, the Company filed an amended and restated certificate of incorporation, which effected a recapitalization of the Company’s then outstanding common stock to Class A common stock and authorized an additional new class of common stock (Class B common stock) and a new series of convertible preferred stock (Series A-1 convertible preferred stock). Also on September 14, 2020, the Company entered into an agreement with Deerfield Private Design Fund III, L.P. (“Deerfield”), pursuant to which the Company issued to Deerfield 18,384,536 shares of Series A-1 convertible preferred stock in exchange for an equal number of shares of Series A convertible preferred stock.
The Company continues to closely monitor the impact of the COVID-19 pandemic on its business. Since the World Health Organization declared COVID-19 a global pandemic in March 2020, the number of procedures performed using the Company’s products has decreased significantly, as governmental authorities in the United States have recommended, and in certain cases required, that elective, specialty and other non-emergency procedures and appointments be suspended or canceled in order to avoid patient exposure to medical environments and the risk of potential infection with COVID-19, and to focus limited resources and personnel capacity on the treatment of COVID-19 patients. As a result, a significant number of procedures using the Company’s products have been postponed or cancelled, which has negatively impacted sales of the Company’s products. These measures and challenges will likely continue for the duration of the pandemic, which is uncertain, and may continue to reduce net sales and negatively impact the Company’s business, financial condition and results of operations while the pandemic continues. Even after the pandemic ultimately subsides, the Company expects there will be a substantial backlog of patients seeking procedures and appointments for a variety of medical conditions. This limited capacity of providers, hospitals and other healthcare facilities could have a significant adverse effect on the Company’s business, financial condition and results of operations following the end of the pandemic.

2,941,176 Shares
AZIYO BIOLOGICS, INC.
Common Stock

PROSPECTUS

Through and including November 1, 2020 (the 25th day after the date of this prospectus), all dealers effecting transactions in the Class A common stock, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
Piper SandlerCowen
Cantor	Truist Securities
October 7, 2020